                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, a Special Meeting of the Shareholders of Harbor Bancorp, Inc. will be held at Harbor's main office, 300 East Market Street, Aberdeen, Washington, on December 9, 1999, at 7:00 p.m., for the purpose of considering and voting upon the following matters:

1. To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated June 9, 1999 and as amended and restated on September 2, 1999, between Harbor and Pacific Financial Corporation, a copy of which is attached as Appendix 1 to the accompanying Joint Proxy Statement/Prospectus. Under the terms of the merger agreement (1) Pacific will be merged into Harbor and Harbor will be the continuing corporation under the name "Pacific Financial Corporation," and (2) each outstanding share of Pacific common stock will be converted into 0.785 shares of common stock of the combined corporation in accordance with the terms of the merger agreement; and

2. WHATEVER OTHER BUSINESS may properly be brought before the meeting or any adjournment thereof.

         Only those shareholders of record at the close of business on November 1, 1999, will be entitled to notice of the meeting and to vote at the meeting.

                                          By Order of the Board of Directors


Aberdeen, Washington                      ROBERT J. WORRELL
November 10, 1999                         President and Chief Executive Officer


         SINCE AN AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS (2/3) OF THE OUTSTANDING SHARES IS REQUIRED TO APPROVE THE MERGER AGREEMENT, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

         NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, a Special Meeting of the Shareholders of Pacific Financial Corporation will be held at Bank of the Pacific's main office, 1007 South Pacific, Long Beach, Washington, on December 9, 1999, at 7:00 p.m., for the purpose of considering and voting upon the following matters:

         1. To consider and vote upon a proposal to approve Amended and Restated Agreement and Plan of Merger, dated June 9, 1999 and as amended and restated on September 2, 1999, between Harbor Bancorp, Inc. and Pacific, a copy of which is attached as Appendix 1 to the accompanying Joint Proxy Statement/Prospectus. Under the terms of the merger agreement (1) Pacific will be merged into Harbor with the combined corporation resulting from the merger to be named "Pacific Financial Corporation," and (2) each outstanding share of Pacific common stock will be converted into 0.785 shares of common stock of the combined corporation in accordance with the terms of the merger agreement; and

         2. WHATEVER OTHER BUSINESS may properly be brought before the meeting or any adjournment thereof.

         Only those shareholders of record at the close of business on November 1, 1999 will be entitled to notice of the meeting and to vote at the meeting.

                                          By Order of the Board of Directors


Long Beach, Washington                    DENNIS A. LONG
November 10, 1999                         President and Chief Executive Officer



         SINCE AN AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS (2/3) OF THE OUTSTANDING SHARES IS REQUIRED TO APPROVE THE MERGER AGREEMENT, WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                              JOINT PROXY STATEMENT
              HARBOR BANCORP, INC. AND PACIFIC FINANCIAL CORPORATION
                                   PROSPECTUS
                              HARBOR BANCORP, INC.
         (TO BE RENAMED "PACIFIC FINANCIAL CORPORATION" AFTER THE MERGER)

TO OUR SHAREHOLDERS:

         The Boards of Directors of Harbor Bancorp, Inc. and Pacific Financial Corporation have agreed that Pacific will merge into Harbor, and Harbor will be the continuing corporation under the name "Pacific Financial Corporation."

         If the merger is approved and completed, Pacific shareholders will receive 0.785 shares of common stock of the combined corporation for each share of Pacific common stock and cash for any fractional shares, based on a price of $130 per share of combined corporation common stock. Each outstanding share of Harbor common stock will remain outstanding as one share of the combined corporation's common stock. The last reported sale price for Harbor common stock was $135.00 per share, and the last reported sale price for Pacific common stock was $85.00 per share. These sale prices are subject to change, even after the merger is approved. The merger generally will be tax-free to shareholders.

         After the merger, Harbor shareholders will own approximately 54% of the common stock of the combined corporation, and Pacific shareholders will own approximately 46%. The common stock of the combined corporation will not be listed on any stock exchange or traded on the over-the-counter market.


         The Board of Directors and management of the combined corporation will be drawn from both Harbor and Pacific. After the merger, our bank subsidiaries initially will continue as separate businesses under their present names: The Bank of Grays Harbor and Bank of the Pacific.

         THE MERGER CANNOT BE COMPLETED UNLESS YOU APPROVE IT. We each will hold a special meeting of shareholders to consider and vote on this merger proposal. Whether or not you plan to attend the meeting, you are requested to complete, date, sign and return your proxy in the return envelope provided. An affirmative vote of at least two-thirds of the outstanding shares of common stock of each of Harbor and Pacific is required to approve the merger.


         YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF THEIR COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER.

                                Sincerely yours,

  HARBOR BANCORP, INC.                     PACIFIC FINANCIAL CORPORATION

  Jay M. Greene,                           Sidney R. Snyder,
  Chairman of the Board                    Chairman of the Board

         This Joint Proxy Statement/Prospectus is first being mailed to our shareholders on or about November 13, 1999.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

         THE SHARES OF COMBINED CORPORATION COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY A BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

The date of this Joint Proxy Statement/Prospectus is November 10, 1999.

                                TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----

SUMMARY....................................................................................................... 1

   The Merger................................................................................................. 1
   Pacific Shareholders Will Receive 0.785 Shares of Common Stock of the
      Combined Corporation for Each Share of Pacific Common Stock They Own.................................... 1
   The Merger Will Be Generally Tax-Free to Shareholders...................................................... 1
   You Can Dissent From the Merger............................................................................ 2
   The Parties to the Merger.................................................................................. 2
   Both Harbor and Pacific Have Scheduled Shareholders Meetings............................................... 3
   We Recommend That You Approve the Merger................................................................... 4
   Why We Are Proposing the Merger............................................................................ 4
   Management After the Merger................................................................................ 4
   Bank Subsidiaries Will Continue Their Separate Operations.................................................. 5
   The Combined Corporation Will Have Amended Articles of Incorporation and Bylaws............................ 5
   There Are Conditions to the Closing of the Merger.......................................................... 6
   We May Not Seek Other Merger or Acquisition Proposals...................................................... 6
   The Merger Agreement Can Be Amended or Terminated.......................................................... 6
   Some of Our Officers and Directors Have Interests in the Merger That Are Different
      From or in Addition to Their Interests as Shareholders.................................................. 7

A WARNING ABOUT FORWARD LOOKING INFORMATION................................................................... 8

STOCK PRICE AND DIVIDEND INFORMATION.......................................................................... 9

   Harbor..................................................................................................... 9
   Pacific.................................................................................................... 9
   Combined Corporation.......................................................................................10

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA....................................................11

   Selected Harbor Historical Financial Data..................................................................11
   Selected Pacific Historical Financial Data.................................................................13
   Unaudited Pro Forma Combined Financial Statements and Selected Financial Data..............................15

EQUIVALENT PER COMMON SHARE DATA..............................................................................19

HARBOR SPECIAL SHAREHOLDERS MEETING...........................................................................20

   Date, Time and Place.......................................................................................20
   Purpose of the Meeting.....................................................................................20
   Shares Outstanding and Entitled to Vote; Record Date.......................................................20
   Vote Required..............................................................................................20
   Voting, Solicitation, and Revocation of Proxies............................................................21

PACIFIC SPECIAL SHAREHOLDERS MEETING..........................................................................23

   Date, Time and Place.......................................................................................23
   Purpose....................................................................................................23
   Shares Outstanding and Entitled to Vote; Record Date.......................................................23
   Vote Required..............................................................................................23
   Voting, Solicitation and Revocation of Proxies.............................................................24

                                       i

BACKGROUND OF AND REASONS FOR THE MERGER......................................................................25

   Background of the Merger...................................................................................25
   Reasons for the Merger.....................................................................................26
   Opinion of Our Financial Advisor...........................................................................28
   Recommendations of the Boards of Directors.................................................................35

The Boards of Directors of Pacific and Harbor unanimously recommend that their shareholders vote FOR the approval of the merger.....................................................35

THE MERGER....................................................................................................36

   General....................................................................................................36
   Basic Terms of the Merger..................................................................................36
   Exchange of Stock Certificates.............................................................................37
   Name Change of the Combined Corporation; New Articles of Incorporation and Bylaws..........................39
   Separate Existence of Bank Subsidiaries to Continue........................................................39
   Conditions to the Merger...................................................................................39
   Regulatory Approvals.......................................................................................40
   Waiver of Conditions; Amendment or Termination of the Merger Agreement.....................................41
   Conduct Pending the Merger.................................................................................43
   No Solicitation............................................................................................45
   Management of the Combined Corporation.....................................................................46
   Employee Benefit Plans.....................................................................................48
   Some of Our Officers and Directors May Have Interests in the Merger that are
         Different from Yours.................................................................................49
   Federal Income Tax Treatment of the Merger.................................................................51
   Anticipated Accounting Treatment of the Merger.............................................................51
   Dissenters' Rights of Appraisal............................................................................52
   Stock Resales by Our Affiliates............................................................................54
   Expenses...................................................................................................54

INFORMATION CONCERNING HARBOR.................................................................................56

   Business...................................................................................................56
   Competition................................................................................................56
   Facilities.................................................................................................57
   Employees..................................................................................................57
   Legal Proceedings..........................................................................................57

INFORMATION CONCERNING PACIFIC................................................................................57

   Business...................................................................................................57
   Competition................................................................................................58
   Facilities.................................................................................................59
   Employees..................................................................................................59
   Legal Proceedings..........................................................................................59

HARBOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS............................................................................59

   Six Months Ended June 30, 1999 and 1998....................................................................59
   Financial Condition and Results of Operations for the Years ended December 31, 1998 and 1997...............60

                                       ii

   Loan Quality, Liquidity, Capital...........................................................................60
   Lending....................................................................................................63
   Summary of Loan Loss Experience............................................................................65
   Asset and Liability Management.............................................................................66
   Investment Activities......................................................................................67
   Deposits...................................................................................................68
   Return on Equity and Assets................................................................................69
   Year 2000 Issues...........................................................................................69

PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
         AND RESULTS OF OPERATIONS............................................................................73

   Six months ended June 30, 1999 and 1998....................................................................73
   Financial Condition and Results of Operations for the Years ended December 31, 1998 and 1997...............73
   Loan Quality, Liquidity, Capital...........................................................................73
   Average Balances and Average Rates Earned and Paid.........................................................74
   Lending....................................................................................................76
   Summary of Loan Loss Experience............................................................................78
   Asset and Liability Management.............................................................................80
   Investment Activities......................................................................................80
   Return on Equity and Assets................................................................................82
   Deposits...................................................................................................82
   Short-Term Borrowings......................................................................................83
   Year 2000 Issues...........................................................................................83

MANAGEMENT OF THE COMBINED CORPORATION........................................................................87

   Directors and Officers.....................................................................................87
   Executive Compensation.....................................................................................89
   Certain Relationships and Related Transactions.............................................................91

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS................................................93

BANK SUPERVISION AND REGULATION...............................................................................95

   The Holding Companies......................................................................................95
   General....................................................................................................95
   Bank Holding Company Regulation............................................................................95
   Transactions with Affiliates...............................................................................96
   Regulation of Management...................................................................................96
   Tie-In Arrangements........................................................................................96
   State Law Restrictions.....................................................................................97
   The Banks..................................................................................................97
   General....................................................................................................97
   Interstate Banking and Branching...........................................................................98
   Deposit Insurance..........................................................................................98
   Dividends..................................................................................................99
   Capital Adequacy...........................................................................................99
   Effects of Government Monetary Policy.....................................................................100
   Changes in Banking Laws and Regulations...................................................................100

DESCRIPTION OF CAPITAL STOCK OF THE COMBINED CORPORATION.....................................................101

   Voting Rights.............................................................................................101

                                       iii


Dividends....................................................................................................101
   Liquidation...............................................................................................101
   Other Characteristics.....................................................................................101

AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS OF THE COMBINED CORPORATION........................102

   General...................................................................................................102
   Amended and Restated Articles of Incorporation............................................................102
   Bylaws....................................................................................................105

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF COMMON STOCK OF HARBOR, PACIFIC AND THE COMBINED CORPORATION......106

   General...................................................................................................106
   Dividend Rights...........................................................................................106
   Voting Rights.............................................................................................107
   Preemptive Rights.........................................................................................107
   Liquidation Rights........................................................................................107
   Assessments...............................................................................................107
   Stock Repurchases.........................................................................................108
   Amendment of Articles and Bylaws..........................................................................108
   Special Meetings; Actions Without a Meeting...............................................................108
   Approval of Certain Transactions..........................................................................108
   Dissenters' Rights........................................................................................109
   Board of Directors........................................................................................109
   Indemnification and Limitation of Liability...............................................................110
   Potential Antitakeover Provisions.........................................................................110

CERTAIN LEGAL MATTERS........................................................................................110

EXPERTS .....................................................................................................110

WHERE YOU CAN FIND MORE INFORMATION..........................................................................111

OTHER MATTERS................................................................................................111

INDEX TO FINANCIAL STATEMENTS................................................................................F-1


APPENDICES

APPENDIX 1.  Agreement and Plan of Merger

APPENDIX 2.  Fairness Opinion of Harbor Financial Advisor

APPENDIX 3.  Fairness Opinion of Pacific Financial Advisor

APPENDIX 4.  Dissenters' Rights of Appraisal

                                     SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION."

THE MERGER

         Our Boards of Directors have each unanimously approved the merger and have each unanimously recommended that their shareholders vote to approve the merger. Under the terms of the merger, Pacific will merge into Harbor, and the name of the combined corporation resulting from the merger will be "Pacific Financial Corporation." See "The Merger - Basic Terms of the Merger." We expect that the merger will be completed during the fourth quarter of 1999, although the timing is subject to the receipt of regulatory approvals and the satisfaction of other conditions.

         WE HAVE ATTACHED THE MERGER AGREEMENT TO THIS DOCUMENT AS APPENDIX
1. PLEASE READ THE MERGER AGREEMENT. IT IS THE DOCUMENT THAT GOVERNS THE
MERGER.

PACIFIC SHAREHOLDERS WILL RECEIVE 0.785 SHARES OF COMMON STOCK OF THE COMBINED CORPORATION FOR EACH SHARE OF PACIFIC COMMON STOCK THEY OWN

         Shares of Pacific common stock will be converted into shares of combined corporation common stock at the rate of 0.785 shares of combined corporation common stock for each share of Pacific common stock, with cash being paid in lieu of issuing fractional shares of combined corporation common stock. For information on how Pacific shareholders will be able to exchange certificates representing shares of Pacific common stock, see "The Merger - Exchange of Stock Certificates." Outstanding shares of Harbor common stock will remain outstanding as shares of combined corporation common stock.

THE MERGER WILL BE GENERALLY TAX-FREE TO SHAREHOLDERS

         The merger generally will be tax-free to you for federal income tax purposes except for:

         - the receipt by Pacific shareholders of cash instead of fractional shares of combined corporation common stock; and

         -   cash received by any dissenting Harbor or Pacific shareholder.

         A summary of the material federal tax consequences of the merger is set forth at "The Merger - Federal Income Tax Treatment of the Merger."

         We have received an opinion from Graham & Dunn PC as to the federal tax consequences of the merger. You should note, however, that this legal opinion is subject to certain limitations, and is not binding upon the Internal Revenue Service. We filed a copy of the tax opinion with the Securities and Exchange Commission as an exhibit to the registration statement relating to this

Joint Proxy Statement/Prospectus. For more information regarding the registration statement, see "Where You Can Find More Information."

WE HAVE RECEIVED OPINIONS THAT THE MERGER IS FAIR TO OUR SHAREHOLDERS

         Alex Sheshunoff & Co., the financial advisor to both Harbor and Pacific in connection with the merger, has delivered opinions to both Harbor and Pacific stating that the exchange ratio is fair from a financial point of view to the Harbor and Pacific shareholders, respectively. A copy of the opinion delivered to Harbor is included in this Joint Proxy Statement/Prospectus as Appendix 2, and a copy of the opinion delivered to Pacific is included as Appendix 3. For a more detailed description of the fairness opinions, see "Background of and Reasons for the Merger - Opinion of Our Financial Advisor."

STOCK PRICE AND DIVIDEND INFORMATION

         Harbor common stock and Pacific common stock are not listed on any stock exchange or traded in the over-the-counter market. We currently do not intend to apply for listing of the combined corporation's stock on any exchange or market. Stock price information in this Joint Proxy Statement/Prospectus is based on stock sales reported to management of Harbor and Pacific. As of October 9, 1999, the last sale price reported for Harbor common stock was $135.00 and the last sale price reported for Pacific common stock was $85.00. The market prices of Harbor common stock and Pacific common stock will fluctuate prior to the merger, including after shareholder approval of the merger, but will not affect the exchange ratio in the merger. For further stock price information, see "Stock Price and Dividend Information" and "Equivalent Per Common Share Data."

         Harbor's Board of Directors declared a dividend of $3.75 per share in December 1998. Pacific's Board of Directors declared a dividend of $4.80 per share in November 1998. We currently intend to declare per share dividends on the combined corporation's common stock in an amount equivalent to Pacific's current per share dividend. You should note that no dividend on the combined corporation common stock has been declared, and that future dividends will be determined by the combined corporation's Board of Directors in light of a number of factors. See "Stock Price and Dividend Information" for a more complete discussion.

YOU CAN DISSENT FROM THE MERGER

         You are entitled to dissent from the merger if you follow certain procedures and if the merger occurs. If you properly dissent, you will have the right to obtain payment of the fair value of your Harbor or Pacific common stock in cash, as provided by Washington law.

         IF YOU FAIL TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED UNDER THE APPLICABLE WASHINGTON LAW, YOU WILL LOSE YOUR RIGHT TO DISSENT. IF YOU WISH TO DISSENT, YOU SHOULD CAREFULLY READ "THE MERGER - DISSENTERS' RIGHTS OF APPRAISAL" AND THE COPY OF THE APPLICABLE WASHINGTON STATUTE, WHICH IS ATTACHED TO THIS DOCUMENT AS APPENDIX 4.

         THE PARTIES TO THE MERGER

         HARBOR. Harbor is a bank holding company whose only subsidiary is The Bank of Grays Harbor. The Bank of Grays Harbor has five full-service offices located in Grays Harbor County. The Bank of Grays Harbor was organized in 1978 and opened for business in 1979 to meet the need for a local community bank with local interests to serve the needs of small- to medium-sized local businesses and professionals. Those services include commercial loans, installment loans, real estate loans, and personal and business deposit products.

         At June 30, 1999, Harbor had assets of $133 million, loans totaling approximately $85 million, deposits of approximately $119 million and shareholders' equity of approximately $13 million. For additional information see "Information Concerning Harbor," "Harbor Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of Harbor included elsewhere in this Joint Proxy Statement/Prospectus.

         PACIFIC. Pacific Financial Corporation is a bank holding company whose only subsidiary is Bank of the Pacific. Bank of the Pacific has five full-service offices located in Pacific and Wahkiakum Counties. Bank of the Pacific was organized and opened for business in 1971 to meet the need for a local community bank with local interests to serve the needs of individuals and small- to medium-sized local businesses. Services include commercial loans, installment loans, real estate loans, and personal and business deposit products.

         At June 30, 1999, Pacific had assets of approximately $105 million, loans totaling approximately $63 million, deposits of approximately $86 million and shareholders' equity of approximately $10 million. For additional information see "Information Concerning Pacific," "Pacific Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements of Pacific included elsewhere in this Joint Proxy Statement/Prospectus.

BOTH HARBOR AND PACIFIC HAVE SCHEDULED SHAREHOLDERS MEETINGS

         Both Harbor and Pacific will have special shareholders meetings, in order to consider and vote on the merger.

         Harbor's Special Meeting of Shareholders will be held on December 9, 1999, at 7:00 p.m., at Harbor's main office, 300 East Market Street, Aberdeen, Washington. Harbor has fixed November 1, 1999 as the record date for determining the Harbor shares entitled to vote at the meeting. Holders of two-thirds of the Harbor common stock must vote in favor of the merger in order for it to be approved by Harbor.

         The directors and executive officers of Harbor, who are entitled to vote approximately [47%] of Harbor's common stock, have agreed to vote their shares in favor of the merger. They agreed to vote in favor of the merger in order to induce Pacific to enter into the merger agreement. These agreements could discourage others from trying to acquire either Harbor or Pacific.

         For additional information, see "Harbor Special Shareholders
Meeting."

         Pacific's Special Meeting of Shareholders will be held on December 9, 1999, at 7:00 p.m., at Bank of the Pacific's main office, 1007 South Pacific, Long Beach, Washington. Pacific has fixed November 1, 1999 as the record date for determining the Pacific shares entitled to vote at the meeting. Holders of two-thirds of the Pacific common stock must vote in favor of the merger in order for it to be approved by Pacific.

         The directors and executive officers of Pacific, who are entitled to vote approximately 30% of Pacific's common stock, have agreed to vote their shares in favor of the merger. They agreed to vote in favor of the merger in order to induce Harbor to enter into the merger agreement. These agreements could discourage others from trying to acquire either Pacific or Harbor.

         For additional information, see "Pacific Special Shareholders
Meeting."

WE RECOMMEND THAT YOU APPROVE THE MERGER

         OUR BOARDS OF DIRECTORS HAVE UNANIMOUSLY RECOMMENDED THAT THEIR SHAREHOLDERS APPROVE THE MERGER.

WHY WE ARE PROPOSING THE MERGER

         We share a belief in community banking, which emphasizes responsiveness to local markets and the delivery of personalized services to customers through local autonomous banks. We believe that the proposed merger will create a more diversified, stronger company with improved service to customers and greater competitiveness in the changing banking environment. For a more complete discussion of the reasons that our Boards of Directors approved the merger, see "Background of and Reasons for the Merger."

MANAGEMENT AFTER THE MERGER

After the merger, the Board of Directors of the combined corporation will consist of five of the current directors of Harbor and four of the current directors of Pacific, as follows:

       Harbor Directors                              Pacific Directors
       ----------------                              -----------------
       Gary C. Forcum                                Duane E. Hagstrom
       Joseph A. Malik                               Robert A. Hall
       Walter L. Westling                            Dennis A. Long
       David L. Woodland                             Sidney R. Snyder
       Robert J. Worrell

         The Officers of the combined corporation will be:

       -  Robert J. Worrell, Chief Executive Officer;
       -  Dennis A. Long, President;
       -  Wayne D. Gale, Vice President;
       -  Patricia C. Nelson, Vice President;
       -  John Van Dijk, Treasurer; and
       -  Janice M. Pearce, Secretary.

See "The Merger - Management of the Combined Corporation."

BANK SUBSIDIARIES WILL CONTINUE THEIR SEPARATE OPERATIONS

         The Bank of Grays Harbor, the sole bank subsidiary of Harbor, and Bank of the Pacific, the sole bank subsidiary of Pacific, will continue to exist and operate separately after the merger. The Boards of Directors of the bank subsidiaries are expected to consist of their current members, except that Mr. Worrell and Mr. Long will both be directors of each of the banks. See "The Merger - The Bank Subsidiaries Will Continue Their Separate Existence."

THE MERGER WILL CHANGE SOME OF YOUR RIGHTS AS A SHAREHOLDER

         When you become a shareholder of the combined corporation, you will have shareholder rights and corporate governance provisions that are different in some respects from those you have now as a shareholder of Harbor or Pacific.

         The combined corporation will have a Board of Directors which is divided into three classes, of which one class will be elected each year. This makes it more difficult for a change in the control of the company to occur. Harbor and Pacific currently elect their full boards of directors annually.

         Pacific shareholders will no longer be entitled to vote cumulatively or to preemptive rights after the merger. Cumulative voting makes it easier for minority shareholders to gain representation on the Board of Directors. Preemptive rights entitle shareholders to purchase a proportionate share of any new stock issued by the corporation. As a shareholder of the combined corporation, you will not be entitled to either cumulative voting or preemptive rights.

         For a detailed description of these and other provisions of the combined corporation Articles and Bylaws, see "Description of Capital Stock of the Combined Corporation," "Amended and Restated Articles of Incorporation and Bylaws of the Combined Corporation" and "Comparison of Certain Rights of Holders of Common Stock of Harbor, Pacific and the Combined Corporation."

         In addition, the Board of Directors of the combined corporation will not be allowed to take certain actions for three years after completion of the merger unless they are approved by 60% or more of the Board. These actions include amendment of the combined corporation's articles of incorporation, certain changes in management and approval of specified transactions. See "The Merger - Management of the Combined Corporation Approval by 60% of the Board Required for Certain Actions."

THERE ARE CONDITIONS TO THE CLOSING OF THE MERGER

         To complete the merger, we must satisfy a number of conditions in addition to approval by our shareholders. These conditions include:

         - we must have received necessary material approvals of the merger by governmental regulatory agencies, including the Board of Governors of the Federal Reserve System;

         - we must have received a favorable tax opinion from Graham & Dunn PC at closing;

         - we must have received letters from Knight Vale & Gregory Inc., P.S. to the effect that the merger qualifies for pooling-of-interests accounting treatment;

         - the representations and warranties we made in the merger agreement must continue to be true; and

         - each of us must perform obligations specified in the merger agreement.

         We have received approval of the merger from the Federal Reserve Board. See "The Merger - Regulatory Approvals."

         The merger agreement allows us to waive some of the conditions listed above. If we waive the requirement for receipt of a tax opinion at closing we will resolicit approval of the merger by our shareholders. For a more complete discussion of the conditions to the completion of the merger, see "The Merger - Conditions to the Merger."

WE MAY NOT SEEK OTHER MERGER OR ACQUISITION PROPOSALS

         Under the merger agreement, we may not seek or encourage any proposals or offers with respect to a merger, acquisition, or a sale of all of our company's assets, except under specified circumstances. If either Harbor or Pacific violates this provision and the resulting transaction occurs before June 30, 2000, that party will be required to pay $1,000,000 to the other party.

         The purpose of these provisions is to deter a third party from preventing the completion of the merger. For a more complete discussion of these provisions, see "The Merger - No Solicitation."

THE MERGER AGREEMENT CAN BE AMENDED OR TERMINATED

         The merger agreement may be amended at any time prior to the closing if both of our Boards of Directors approve the amendment. However, after the merger agreement is approved by our shareholders, we may not change the amount or kind of consideration that shareholders will receive, or change the tax consequences of the merger to shareholders, unless the change is approved by our shareholders.

         The merger agreement may be terminated and the merger abandoned at any time, including after approval by our shareholders, if both of our Boards of Directors agree to do so. Also, in certain circumstances either one of our Board of Directors may terminate the merger agreement, without the other Board's consent. If the merger agreement is terminated due to a breach of the agreement by one of us, the breaching party may be required to pay a $250,000 termination fee to the other party. For a description of the various circumstances under which the merger agreement may be amended or terminated, see "The Merger - Waiver of Conditions; Amendment or Termination of the Merger Agreement."

WE EXPECT "POOLING-OF-INTERESTS" ACCOUNTING TREATMENT

         We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been combined. We will not be required to complete the merger unless we receive a letter from our independent accountants telling us that the merger will qualify as a pooling of interests.

SOME OF OUR OFFICERS AND DIRECTORS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THEIR INTERESTS AS SHAREHOLDERS

         Certain members of Harbor's and Pacific's management have interests in the merger that are different from, or in addition to, their interests as Harbor and Pacific shareholders. These interests exist because of employment agreements that they have entered into which provide for payments to be made to them upon any future change of control of the combined corporation and because of the directors fees that they will receive. We estimate that the new employment agreements will increase the total amount of the payment that officers and employees could receive, if a change of control takes place in the future, by approximately $892,472. We estimate that the total dollar amount of the additional directors fees that would be paid to directors as a result of the merger would be approximately $27,000 per year. For further details, see "The Merger - Some of Our Officers and Directors May Have Interests in the Merger that are Different From Yours."

                  A WARNING ABOUT FORWARD-LOOKING INFORMATION
         We have made forward-looking statements in this document that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of Harbor and Pacific, and on information currently available to them or, in the case of information that appears under the heading "Background of and Reasons for the Merger-Opinion of Our Financial Advisor," information that was available to our financial advisor of the dates of its opinions. Forward-looking statements include the information concerning our possible or assumed future results of operations set forth under "Background of and Reasons for the Merger" and statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.
         We have made statements in this document regarding expected cost savings from the merger, estimated costs of the merger, the anticipated accretive effect of the merger and the combined corporation's anticipated performance in future periods. Any statements in this document about the anticipated benefits of the merger and the combined corporation's anticipated performance in future periods are subject to risks relating to, among other things, the following:
             1. expected cost savings from the merger may not be fully realized or realized within the expected time frame;
             2. competitive pressures among depository and other financial institutions may increase significantly;
             3. costs or difficulties related to the integration of our businesses may be greater than expected;
             4. changes in the interest rate environment may reduce margins;
             5. general economic or business conditions, either nationally or in the state or regions in which we do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;
             6. legislative or regulatory changes may adversely affect the businesses in which we are engaged; and
             7. adverse changes may occur in the securities markets.
         Management of each of Harbor and Pacific believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the combined corporation following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict.

                      STOCK PRICE AND DIVIDEND INFORMATION

HARBOR

         No broker makes a market in Harbor common stock, and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. Harbor common stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to Harbor management. Because only limited information is available, the following data may not accurately reflect the actual market value of Harbor common stock. The following data includes trades between individual investors, as reported to Harbor as its own transfer agent.

                                                                                HARBOR COMMON
                                                      NUMBER OF SHARES           STOCK PRICES
                                                        REPORTED AS        --------------------------
                                                           TRADED             HIGH             LOW
                                                      ----------------     ----------      ----------
     1997
     First quarter.................................             465           $72.00          $72.00
     Second quarter................................             520            75.00           72.00
     Third quarter.................................           1,730            85.00           82.50
     Fourth quarter................................             112            85.00           85.00

     1998
     First quarter.................................           4,422          $115.00          $85.00
     Second quarter................................             663           125.00          100.00
     Third quarter.................................               0            ---             ---
     Fourth quarter................................             300           125.00          120.00

     1999
     First quarter.................................           1,195          $130.00         $120.00
     Second quarter................................           3,581           135.00          130.00
     Third quarter.................................             200           135.00          135.00
     Fourth quarter (through October 31, 1999).....              74           135.00          135.00

         As of October 31, 1999, there were approximately 381 stockholders of record of Harbor common stock.

         Harbor's Board of Directors declared dividends on its common stock in December 1998, 1997 and 1996 in the amounts per share of $3.75, $3.00 and $2.50, respectively. No dividend has been declared to date in 1999. The merger agreement places certain limitations on Harbor's ability to pay dividends in 1999 as described under "The Merger - Conduct Pending the Merger."

PACIFIC

         No broker makes a market in Pacific common stock, and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. Pacific common stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to Pacific management. Because only limited information is available, the following data may not accurately reflect the actual market value of Pacific common stock. The following data includes trades between individual investors, as reported to Pacific as its own transfer agent.

                                                                                   PACIFIC COMMON
                                                          NUMBER OF SHARES          STOCK PRICES
                                                            REPORTED AS       ------------------------
                                                               TRADED           HIGH            LOW
                                                          ----------------    ---------      ---------
     1997
     First quarter.................................               128            65.00          65.00
     Second quarter................................               310            65.00          65.00
     Third quarter.................................                 0              ---            ---
     Fourth quarter................................               476            65.00          65.00

     1998
     First quarter.................................             2,157            65.00          65.00
     Second quarter................................               949            80.00          65.00
     Third quarter.................................               820            80.00          65.00
     Fourth quarter................................              2343            85.00          85.00

     1999
     First quarter.................................               250            80.00          80.00
     Second quarter................................             1,539            85.00          85.00
     Third quarter.................................             2,000            85.00          80.00
     Fourth quarter (through October 31, 1999).....

         As of October 31, 1999, there were approximately 405 stockholders of record of Pacific common stock.

         Pacific's Board of Directors declared dividends on its common stock in November 1998, 1997 and 1996 in the amounts per share of $4.80, $4.60 and $4.30, respectively. No dividend has been declared to date in 1999. The merger agreement places certain limitations on Pacific's ability to pay dividends in 1999 as described under "The Merger - Conduct Pending the Merger."

COMBINED CORPORATION

         We currently intend to declare per share dividends on the combined corporation's common stock in an amount at least equivalent to Pacific's current per share dividend. You should note that no dividends have been declared and that future dividends will be determined by the combined corporation's Board of Directors in light of the growth plans, earnings and financial condition of the combined corporation and its subsidiaries and other factors, including applicable governmental regulations and policies. See "Bank Supervision and Regulation - The Banks - Dividends."

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

SELECTED HARBOR HISTORICAL FINANCIAL DATA

         The table below presents selected financial data of Harbor for the years ended December 31, 1994 through 1998 derived from the audited consolidated financial statements of Harbor. Knight, Vale & Gregory, Inc., P.S., independent auditors, audited Harbor's consolidated financial statements. The selected financial data of Harbor for the six months ended June 30, 1999 and 1998 have been derived from the unaudited consolidated financial statements of Harbor. Harbor believes that these financial statements include all adjustments necessary to present fairly Harbor's results of operations for the periods then ended and the financial position of Harbor as of those dates. The results of operations for the six months ended June 30, 1999 do not necessarily indicate results which may be expected for the remainder of 1999. You should read the selected financial data together with Harbor's consolidated financial statements and related notes included elsewhere in this Joint Proxy Statement/Prospectus and "Harbor Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  SIX MONTHS ENDED
                                      JUNE 30,                              YEAR ENDED DECEMBER 31,
                               -----------------------  ----------------------------------------------------------------
                                  1999        1998         1998          1997         1996         1995          1994
                                  ----        ----         ----          ----         ----         ----          ----
                                                                (DOLLARS IN THOUSANDS)
OPERATIONS DATA
Net interest income             $   3,147   $   3,046   $   6,273     $   5,842    $   5,041    $   4,976     $   4,473
Provision for loan losses               0           0           0            70          100          160           240
Noninterest income                    302         307         644           588          668          662           800
Noninterest expense                 1,938       1,901       3,917         3,503        3,163        3,032         2,939
Provision for income taxes            504         457         927           919          768          777           658
Net income                          1,007         995       2,073         1,938        1,678        1,669         1,436
NET INCOME PER SHARE
Basic                           $    3.90   $    3.86   $    8.03     $    7.57    $    6.58    $    6.60     $    5.88
Diluted                              3.79        3.77        7.84          7.48         6.49         6.33          5.76

Dividends paid                  $     ---   $     ---   $     969     $     774    $     637    $     573     $     438
Dividends paid ratio                   0%          0%         47%           40%          38%          34%           31%

PERFORMANCE RATIOS
Net interest margin                 4.65%       5.19%       5.09%         5.59%        5.26%        5.56%         5.62%
Efficiency ratio                   56.19%      56.70%      56.63%        54.48%       55.40%       53.78%        55.74%
Return on average assets            1.51%       1.72%       1.68%         1.85%        1.75%        1.87%         1.81%
Return on average equity           16.80%      18.32%      17.93%        18.79%       18.47%       21.08%        21.45%

BALANCE SHEET DATA
Total assets                    $ 132,815   $ 125,805   $ 135,285     $ 111,784    $ 105,102    $  94,288     $  81,863
Loans, net                         84,142      83,267      80,408        79,792       76,420       68,203        62,016
Total deposits                    119,324     113,648     121,736        99,789       94,545       84,854        74,081
FHLB advances                           0           0           0             0            0            0             0
Shareholders' equity               12,531      11,603      11,779        10,590        9,401        8,331         6,976
Book value per share                48.50       44.99       45.59         41.07        36.87        32.73         27.88
Equity to assets ratio              9.43%       9.22%       8.71%         9.47%        8.94%        8.84%         8.52%

                                       11

                                  SIX MONTHS ENDED
                                      JUNE 30,                              YEAR ENDED DECEMBER 31,
                               -----------------------  ----------------------------------------------------------------
                                  1999        1998         1998          1997         1996         1995          1994
                                  ----        ----         ----          ----         ----         ----          ----
                                                                (DOLLARS IN THOUSANDS)
ASSET QUALITY RATIOS
Nonperforming loans to loans        0.00%       1.33%       0.00%         0.17%        0.00%        0.22%         0.04%
Allowance for loan losses to
     total loans                    1.36%       1.37%       1.41%         1.40%        1.41%        1.39%         1.34%
Allowance for loan losses to
     nonperforming loans              ---     418.38%         ---       823.91%          ---      640.67%      3376.00%
Nonperforming assets to total
     assets                         0.00%       0.22%       0.00%         0.12%        0.00%        0.16%         0.03%

OTHER DATA
Number of banking offices               5           5           5             4            4            4             4
Number of full time
     equivalent employees              47          48          47            50           42           42            41

SELECTED PACIFIC HISTORICAL FINANCIAL DATA

          The table below presents selected financial data of Pacific for years ended December 31, 1994 through 1998 derived from the consolidated financial statements of Pacific. Knight, Vale & Gregory, Inc. P.S., independent auditors, audited Pacific's consolidated financial statements. The selected financial data of Pacific for the six months ended June 30, 1999 and 1998 were derived from the unaudited consolidated financial statements of Pacific. Pacific believes that these financial statements include all adjustments necessary to present fairly Pacific's results of operations for the periods then ended and the financial position of Pacific as of those dates. The results of operations for the six months ended June 30, 1999 do not necessarily indicate results which may be expected for the remainder of 1999. You should read the selected financial data together with Pacific's consolidated financial statements and related notes included elsewhere in this Joint Proxy Statement/Prospectus and "Pacific Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   SIX MONTHS ENDED
                                       JUNE 30,                                 YEAR ENDED DECEMBER 31,
                               ------------------------   -----------------------------------------------------------------
                                  1999           1998          1998          1997          1996         1995       1994
                                  ----           ----          ----          ----          ----         ----       ----
                                                                 (DOLLARS IN THOUSANDS)
OPERATIONS DATA
Net interest income             $   2,413     $   2,358    $   4,827     $   4,850     $   4,776    $   4,589    $  4,193
Provision for loan losses               0            60          110            72            72           72          72
Noninterest income                    339           326          637           561           404          397         375
Noninterest expense                 1,475         1,365        2,770         2,685         2,412        2,439       2,409
Provision for income taxes            344           320          663           724           725          639         512
Net income                            933           939        1,921         1,930         1,971        1,836       1,575
NET INCOME PER SHARE
Basic                           $    3.18     $    3.21    $    6.57     $    6.60     $    6.74    $    6.28    $   5.39
Diluted                              3.16          3.19         6.54          6.59          6.74         6.28        5.39

Dividends paid                  $     ---     $     ---    $   1,410     $   1,344     $   1,257    $   1,183    $  1,111
Dividends paid ratio                   0%            0%          73%           70%           64%          64%         71%

PERFORMANCE RATIOS
Net interest margin                 5.12%         5.26%        5.26%         5.77%         6.06%        6.23%       6.20%
Efficiency ratio                   53.60%        50.86%       50.70%        49.62%        46.56%       48.92%      52.74%
Return on average assets            1.85%         1.97%        1.95%         2.15%         2.38%        2.37%       2.20%
Return on average equity           19.11%        19.84%       19.33%        20.71%        23.27%       24.08%      22.28%

BALANCE SHEET DATA
Total assets                    $ 105,760     $  97,286    $ 101,079     $  96,767     $  86,400    $   9,518    $ 73,495
Loans, net                         62,096        62,408       65,008        61,988        59,415       51,986      49,622
Total deposits                     86,053        82,798       88,914        78,937        76,152       70,165      64,304
Short-term borrowings               9,050         3,720           86         6,625           172           33       1,150
Shareholders' equity                9,981        10,021        9,706         9,067         8,428        7,757       6,742
Book value per share                33.98         34.29        33.04         31.03         28.84        26.54       23.07
Equity to assets ratio              9.44%        10.30%        9.60%         9.37%         9.75%        9.76%       9.17%


                                       13

                                   SIX MONTHS ENDED
                                       JUNE 30,                                 YEAR ENDED DECEMBER 31,
                               ------------------------   -----------------------------------------------------------------
                                  1999           1998          1998          1997          1996         1995       1994
                                  ----           ----          ----          ----          ----         ----       ----
                                                                 (DOLLARS IN THOUSANDS)
ASSET QUALITY RATIOS
Nonperforming loans to loans        0.05%         0.50%        0.02%         0.45%         0.09%        0.30%       0.00%
Allowance for loan losses to
     total loans                    1.24%         1.07%        1.09%         1.27%         1.22%        1.26%       1.17%
Allowance for loan losses to
     nonperforming loans         2443.75%       214.52%     4780.00%       281.69%      1334.55%      414.38%         N/A
Nonperforming assets to
     total assets                   0.18%         0.32%        0.14%         0.32%         0.06%        0.20%       0.00%

OTHER DATA
Number of banking offices               5             5            5             5             5            5           5
Number of full time
     equivalent employees              37            37           36            35            36           35          35

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS AND SELECTED FINANCIAL DATA

         The following unaudited pro forma combined financial statements give effect to the merger on a pooling-of-interests basis. The unaudited pro forma combined balance sheet assumes that the merger took place on June 30, 1999. The unaudited pro forma combined statements of income assume the merger was completed as of the beginning of the first period presented.

         You should read the unaudited pro forma combined financial statements in conjunction with the historical financial statements and the related notes of Harbor and Pacific included in this Joint Proxy
Statement/Prospectus.

         The unaudited pro forma combined statements are not necessarily indicative of operating results or financial position which would have occurred had the merger become effective prior to the period indicated or that will occur upon completion of the merger.

             HARBOR BANCORP, INC. AND PACIFIC FINANCIAL CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF JUNE 30, 1999

                                                                                                          PRO FORMA
                                                                                          PRO FORMA        COMBINED
                                                       HARBOR            PACIFIC       ADJUSTMENTS(1)    CORPORATION
                                                  --------------     --------------    --------------   --------------
                                                                            (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks                           $       6,292      $       2,588                       $      8,880
Interest-bearing deposits                                   627                ---                                627
Investment securities:
     Held to maturity                                       ---              1,626                              1,626
     Available for sale                                  32,579             34,255                             66,834
        Total investment securities                      32,579             35,881                             68,460

Federal funds sold                                        4,878                ---                              4,878
Loans                                                    85,290             62,878                            148,168
    Allowance for loan losses                             1,148                782                              1,930
    Loans, net                                           84,142             62,096                            146,238
Premises and equipment                                    2,267              1,277                              3,544
Foreclosed real estate                                                         162                                162
Accrued interest receivable                               1,238              1,007                              2,245
Other assets                                                792              2,749                              3,541

   TOTAL ASSETS                                   $     132,815      $     105,760                       $    238,575

LIABILITIES
Deposits
   Noninterest-bearing                            $      19,335      $      12,621                       $     31,956
   Interest-bearing                                      99,989             73,432                            173,421
     Total deposits                                     119,324             86,053                            205,377
Federal funds purchased and other borrowings                ---              9,050                              9,050
Accrued interest payable                                    247                257                                504
Other liabilities                                           713                419                              1,132

   TOTAL LIABILITIES                              $     120,284      $      95,779                       $    216,063

STOCKHOLDERS' EQUITY
   Common stock                                   $         259      $         294    $         (64)     $        489
   Surplus                                                5,518              5,390               64            10,972
   Undivided profits                                      6,878              4,718                             11,596
   Accumulated other comprehensive income                  (124)              (421)                              (545)
Total stockholders' equity                        $      12,531      $       9,981    $                  $     22,512

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $     132,815      $     105,760    $                  $    238,575

---------------
(1) Pro forma adjustment restates the combined corporation's capital accounts to reflect the exchange of each share of Pacific common stock for 0.785 shares of combined corporation common stock.

             HARBOR BANCORP, INC. AND PACIFIC FINANCIAL CORPORATION
                UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME

                                      SIX MONTHS ENDED JUNE 30,               YEAR ENDED DECEMBER 31,
                                      -------------------------        --------------------------------------
                                        1999            1998             1998            1997           1996
                                        ----            ----             ----            ----           ----
                                                               (DOLLARS IN THOUSANDS)
INTEREST INCOME
Loans                              $      6,840    $      7,207    $     14,366     $     14,145    $     12,770
Securities held to maturity                  54              59             121              117             124
Securities available for sale             1,705           1,182           2,588            2,166           2,087
Deposits with banks and federal
  funds sold                                351             365             877              328             411
Total interest income                     8,950           8,813          17,952           16,756          15,392

INTEREST EXPENSE
Deposits                                  3,294           3,238           6,586            6,012           5,556
Other borrowings                             96             171             266               52              19
Total interest expense                    3,390           3,409           6,852            6,064           5,575

NET INTEREST INCOME                       5,560           5,404          11,100           10,692           9,817
Provision for credit losses                ---               60             110              142             172
Net interest income after
   provision for credit losses            5,560           5,344          10,990           10,550           9,645

NONINTEREST INCOME
Service charges and other fees              386             377             685              638             615
Mortgage loan origination fees               32              10              35              ---             ---
Gain (loss) on sale of loans                 (3)             15              17               76              24
Gain on sales of securities
   available for sale                         7             ---               8                1             ---
Other operating income                      219             231             536              434             433
Total noninterest income                    641             633           1,281            1,149           1,072

NONINTEREST EXPENSE
Salaries and employee benefits            1,912           1,837           3,701            3,543           3,265
Occupancy and equipment                     321             318             634              567             535
Other                                     1,180           1,111           2,352            2,078           1,775
Total noninterest expense                 3,413           3,266           6,687            6,188           5,575

Income before income taxes                2,788           2,711           5,584            5,511           5,142
Provision for income taxes                  848             777           1,590            1,643           1,493
NET INCOME                         $      1,940    $      1,934    $      3,994     $      3,868    $      3,649

EARNINGS PER COMMON SHARE
Basic                              $       3.97    $       3.97    $       8.19     $       7.97    $       7.53
Diluted                                    3.90            3.91            8.07             7.91            7.49

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING
Basic                                   488,969         488,466         487,583          485,324         484,298
Diluted                                 497,193         494,485         495,041          488,998         487,944

             HARBOR BANCORP, INC. AND PACIFIC FINANCIAL CORPORATION
              UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA

                                  SIX MONTHS
                                 ENDED JUNE 30,                             YEARS ENDED DECEMBER 31,
                             -----------------------  -----------------------------------------------------------------
                                1999        1998         1998         1997           1996         1995         1994
                                ----        ----         ----         ----           ----         ----         ----
                                                              (DOLLARS IN THOUSANDS)
OPERATIONS DATA
Net interest income          $   5,560   $    5,404   $   11,100   $   10,692    $    9,817     $  9,565     $  8,666
Provision for credit losses        ---           60          110          142           172          232          312
Noninterest income                 641          633        1,281        1,149         1,072        1,059        1,175
Noninterest expense              3,413        3,266        6,687        6,188         5,575        5,471        5,348
Provision for income taxes         848          777        1,590        1,643         1,493        1,416        1,170
Net income                       1,940        1,934        3,994        3,868         3,649        3,505        3,011
Net income per share:
  Basic                           3.97         3.97         8.19         7.97          7.53         7.27         6.36
  Diluted                         3.90         3.91         8.07         7.91          7.49         7.24         6.29

Dividends paid                     ---          ---        2,379        2,118         1,895        1,756        1,549
Dividends paid ratio                0%           0%          60%          55%           52%          50%          51%

PERFORMANCE RATIOS
Net interest margin               5.05%       5.45%        5.37%        5.90%         5.86%        6.13%        6.18%
Efficiency ratio                 55.04%      54.10%       54.01%       52.26%        51.20%       51.50%       54.34%
Return on average assets          1.65%       1.83%        1.80%        1.99%         2.04%        2.10%        1.99%
Return on average equity         17.78%      18.97%       18.57%       19.70%        20.79%       22.55%       21.88%

BALANCE SHEET DATA
Total assets                 $  238,575   $ 223,091   $  236,364   $  208,551    $  191,512     $173,806   $  155,358
Loans, net                      146,238     145,675      145,416      141,780       135,835      120,189      111,638
Total deposits                  205,377     196,446      210,650      178,726        170,69      155,019      138,385
Short-term borrowings             9,050       3,720           86        6,625           172           33        1,150
Shareholders' equity             22,512      21,625       21,485       19,657        17,829       16,088       13,718
Book value per share         $    46.04   $   44.38   $    43.94   $    40.34    $    36.81     $  33.24   $    28.60
Equity to assets ratio            9.44%       9.69%        9.09%        9.43%         9.31%        9.26%        8.83%

ASSET QUALITY RATIOS
Nonperforming loans to
  loans                           0.02%       0.39%        0.01%        0.29%         0.04%        0.25%        0.02%
Allowance for loan losses
  to total loans                  1.30%       1.22%        1.27%        1.35%         1.33%        1.33%        1.27%
Allowance for loan losses
  to nonperforming loans       6031.25%     309.79%    12426.67%      459.00%      3316.36%      523.87%     5728.00%
Nonperforming assets to
  total assets                    0.08%       0.38%        0.06%        0.22%         0.03%        0.18%        0.02%

OTHER DATA
Number of banking offices           10          10           10            9             9            9            9
Number of full-time
  equivalent employees              84          85           83           85            78           77           76

                        EQUIVALENT PER COMMON SHARE DATA

         The following table presents unaudited selected per common share data for Harbor on a historical and pro forma combined basis and for Pacific, on a historical and pro forma equivalent basis, after giving effect to the merger using the pooling-of-interests method of accounting. For a description of the pooling-of-interests method of accounting with respect to the merger, see "The Merger -Accounting Treatment of the Merger." The pro forma combined financial data are not necessarily indicative of actual or future operating results or the financial position that would have occurred had the merger become effective prior to the period indicated or that will occur upon completion of the merger. You should read this data in conjunction with the financial statements and other financial data included elsewhere in this Joint Proxy Statement/Prospectus. See "The Merger - Basic Terms of the Merger."

                                                                                         Pro Forma             Pro Forma
                                                                                          Combined            Equivalent
                                                    Harbor            Pacific          Corporation(2)         Pacific (3)
                                                    ------            -------          --------------         -----------
BOOK VALUE AS OF (1)
   June 30, 1999                                     $48.50            $33.98             $46.04                $36.14

BASIC NET INCOME PER SHARE (4)
   Six months ended June 30, 1999                      3.90              3.18               3.97                  3.12
   Year ended December 31, 1998                        8.03              6.57               8.19                  6.43
   Year ended December 31, 1997                        7.57              6.60               7.97                  6.26

DILUTED NET INCOME PER SHARE (4)
   Six months ended June 30, 1999                      3.79              3.16               3.90                  3.06
   Year ended December 31, 1998                        7.84              6.54               8.07                  6.34
   Year ended December 31, 1997                        7.48              6.59               7.91                  6.21

CASH DIVIDENDS DECLARED (5)
   Six months ended June 30, 1999                       ---               ---                ---                   ---
   Year ended December 31, 1998                        3.75              4.80               4.86                  3.82
   Year ended December 31, 1997                        3.00              4.60               4.35                  3.41

----------------------
(1) Book value per share is calculated by dividing the total historical and pro forma shareholders' equity as of the date indicated by the actual historical and pro forma number of shares outstanding as of the same date.

(2) The pro forma combined share data is computed based on the combined share data and accounts of Harbor and Pacific. Pacific share data has been adjusted to reflect an assumed exchange ratio of 0.785.

(3) The pro forma equivalent share data for Pacific represents the pro forma combined amount described in Note 2 multiplied by an assumed exchange ratio of 0.785.

(4) Net income per share is calculated by dividing total actual historical and pro forma combined net income for the periods presented by the actual historical and pro forma combined weighted average number of shares of common stock outstanding for that period. Basic net income per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if common shares were issued pursuant to the exercise of options under Harbor's and Pacific's stock option plans.

(5) For a discussion of the proposed dividend policy of the combined corporation, see "Stock Price and Dividend Information - Combined Corporation."

                       HARBOR SPECIAL SHAREHOLDERS MEETING

DATE, TIME AND PLACE

         Harbor will hold a special shareholders meeting on December 9, 1999 at 7:00 p.m., local time, at Harbor's main office, 300 East Market Street, Aberdeen, Washington.

PURPOSE OF THE MEETING

         At the Harbor shareholders meeting, Harbor shareholders will:

         (1)  consider and vote upon a proposal to approve the merger;

         (2) act upon any other matters which may properly come before the Harbor shareholders meeting.

         If Harbor's shareholders approve the merger, they will also be approving:

         - Amended Articles of Incorporation and Bylaws of the combined corporation; and

         -    The election of directors of the combined corporation.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

         The Harbor Board has fixed the close of business on November 1, 1999, as the record date for determining the Harbor shareholders who are entitled to notice of and to vote at the shareholders meeting. At the close of business on the record date, there were 258,381 shares of Harbor common stock outstanding held by approximately 376 holders of record.

         Holders of record of Harbor common stock on the record date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "The Merger - Dissenters' Rights of Appraisal" and Appendix 4.

VOTE REQUIRED

         The affirmative vote of TWO-THIRDS (2/3) of all shares of Harbor common stock outstanding on the record date is required to approve the merger. A majority of the outstanding shares of Harbor common stock must be present, either in person or by proxy, in order to constitute a quorum for the shareholders meeting. For this purpose, abstentions and broker nonvotes will be counted in determining the shares present at the meeting. "Broker nonvotes" are proxies from brokers or nominees indicating that they have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter upon which the broker or nominees do not have discretionary power to vote.

         For voting purposes, however, only shares actually voted "for" the merger will be counted as votes approving the merger. As a result, abstentions and broker nonvotes will have the same effect as votes AGAINST approval of the merger.

         On the record date, the directors and executive officers of Harbor and their affiliates owned and were entitled to vote an aggregate of 121,900 shares of Harbor common stock. This represents approximately 47% of the shares entitled to vote at the Harbor shareholders meeting. Each Harbor director has agreed to vote all shares of Harbor common stock held or controlled by him in favor of the merger.

VOTING, SOLICITATION, AND REVOCATION OF PROXIES

         Harbor shareholders may vote either in person or by submitting a properly executed proxy. If the enclosed proxy is properly executed and is received by Harbor in time for the shareholders meeting, it will be voted in accordance with the instructions given, unless it is revoked. If no instructions are given, the proxy will be voted FOR the proposal to approve the merger. FAILURE TO RETURN THE PROXY CARD OR TO VOTE IN PERSON AT THE HARBOR SHAREHOLDERS MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

         If any other matters are properly presented at the Harbor shareholders meeting for consideration, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgement. However, no proxy which is voted against the proposal to approve the merger will be voted in favor of any proposal to adjourn or postpone the meeting. A proxy marked ABSTAIN on the proposal to approve the merger may be voted in favor of a proposal to adjourn or postpone the meeting in the discretion of the persons named in the proxy. As of the date of this document, the Harbor Board knows of no other matters that will be considered at the meeting.

         Any proxy given may be revoked by the person giving it at any time before it is voted by:

         (1) delivering to Janice M. Pearce, Harbor's Secretary, at 300 East Market Street, Aberdeen, Washington 98520-5244 (telephone 360-533-8870), on or before the taking of the vote at the shareholders meeting, either:

                  - a written notice of revocation bearing a later date than the proxy; or

                  - a later dated proxy relating to the same shares of Harbor common stock; or

         (2) attending the shareholders meeting AND voting in person. Attending the Harbor shareholders meeting will not by itself revoke a previously given proxy.

         Harbor is soliciting proxies for the Harbor shareholders meeting, on behalf of the Harbor Board. The expense of soliciting proxies for the Harbor shareholders meeting will be borne by Harbor. Harbor will solicit proxies principally by mail, but the directors, officers, and other employees of Harbor may also solicit proxies personally. Harbor's directors, officers, and employees will receive no compensation for soliciting proxies in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses. Brokers and others who hold Harbor common stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of the stock, and Harbor will reimburse them for their expenses in doing so.

                      PACIFIC SPECIAL SHAREHOLDERS MEETING

DATE, TIME AND PLACE

         Pacific will hold a special shareholders meeting on December 9, 1999 at 7:00 p.m., local time, at Bank of the Pacific's main office, 1007 South Pacific, Long Beach, Washington.

PURPOSE

         At the Pacific shareholders meeting, Pacific's shareholders will:

         (1)   consider and vote upon approval of the merger; and

         (2) act upon any matters which may properly come before the shareholders meeting.

         If Pacific's shareholders approve the merger, they will also be approving:

         - the Amended Articles of Incorporation and Amended Bylaws of the combined corporation; and

         -  the election of directors of the combined corporation.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

         The Pacific Board has fixed the close of business on November 1, 1999, as the record date for determining the Pacific shareholders who are entitled to vote at the shareholders meeting. At the close of business on the record date, there were 293,743 shares of Pacific common stock issued and outstanding held by approximately 405 holders of record.

         Holders of record of Pacific common stock on the record date are entitled to one vote per share, and are also entitled to exercise dissenters' rights if certain procedures are followed. See "The Merger - Dissenters' Rights of Appraisal" and Appendix 4.

VOTE REQUIRED

         The affirmative vote of TWO-THIRDS (2/3) of all shares of Pacific common stock outstanding on the record date is required to approve the merger. A majority of the outstanding shares of Pacific common stock must be present, either in person or by proxy, to constitute a quorum for the shareholders meeting. For this purpose, abstentions and broker nonvotes will be counted in determining the shares present at the meeting. "Broker nonvotes" are proxies from brokers or nominees indicating that they have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter upon which the broker or nominees do not have discretionary power to vote.

         For voting purposes, however, only shares actually voted "for" the merger will be counted as votes approving the merger. As a result, abstentions and broker nonvotes will have the same effect as votes AGAINST approval of the merger.

         On the record date, Pacific's directors and executive officers and their affiliates owned and were entitled to vote 88,572 shares at the shareholders meeting. This represents approximately 30% of the shares entitled to vote at the Pacific shareholders meeting. Each Pacific director has agreed to vote all shares of Pacific common stock held or controlled by him in favor of the merger.

VOTING, SOLICITATION AND REVOCATION OF PROXIES

         Pacific shareholders may vote either in person or by submitting a properly executed proxy. If the enclosed proxy is properly executed and is received by Pacific in time for the shareholders meeting, it will be voted in accordance with the instructions given, unless it is revoked. If no instructions are given, the proxy will be voted FOR the proposal to approve the merger. FAILURE TO RETURN THE PROXY CARD OR TO VOTE IN PERSON AT THE PACIFIC SHAREHOLDERS MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

         If any other matters are properly presented at the Pacific shareholders meeting for consideration, the persons named in the proxy will have discretion to vote on these matters in accordance with their best judgement. However, no proxy which is voted against the proposal to approve the merger will be voted in favor of any proposal to adjourn or postpone the meeting. A proxy marked ABSTAIN on the proposal to approve the merger may be voted in favor of a proposal to adjourn or postpone the meeting in the discretion of the persons named in the proxy. As of the date of this document, the Pacific Board knows of no other matters that will be considered at the meeting.

         Any proxy given may be revoked by the person giving it at any time before it is voted by:

         (1) delivering to Barbara Gramps, Pacific's Secretary, at 1007 South Pacific, Long Beach, Washington 98631 (telephone 360-642-3749), on or before the taking of the vote at the shareholders meeting, either:

                  - a written notice of revocation bearing a later date than the proxy or

                  - a later dated proxy relating to the same shares of Pacific common stock; or

         (2) attending the shareholders meeting AND voting in person. Attending the Pacific shareholders meeting will not by itself revoke a previously given proxy.

         Pacific is soliciting proxies for the Pacific shareholders meeting, on behalf of the Pacific Board. The expense of soliciting proxies for the Pacific shareholders meeting will be borne by Pacific. Pacific will solicit proxies principally by mail, but the directors, officers, and other employees of Pacific may also solicit proxies personally. Pacific's directors, officers, and employees will receive no compensation for soliciting proxies in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses. Brokers and others who hold Pacific common stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of the stock, and Pacific will reimburse them for their expenses in doing so.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

         Harbor and Pacific are each well-established community banks, dating back to 1979 and 1971, respectively. As is common in the banking industry, particularly in recent years, we have discussed from time to time business combinations and other strategic alliances with other community-oriented banks, including each other.

         In early 1998, Harbor and Pacific held informal and preliminary discussions about the potential benefits of a merger of equals between the two companies. Before any definitive terms for such a transaction had been addressed, however, Harbor was approached by Heritage Financial Corporation with an acquisition offer. Harbor's Board of Directors decided, in the light of market conditions at the time, to pursue the merger with Heritage. Consequently, the informal discussions with Pacific ended, and Harbor proceeded to enter into an agreement to merge with Heritage on August 17, 1998.

         The agreement with Heritage gave Harbor the right to terminate the merger if Heritage's stock price declined below a specified level. In December of 1998, after Heritage's stock declined below the specified level, Heritage and Harbor agreed to terminate the agreement on December 17, 1998.

         Discussions between Harbor and Pacific were renewed in early 1999. Realizing that there was a commonality of philosophy and approach between the two companies, the Chief Executive Officers of Harbor and Pacific agreed that they should renew their efforts towards a merger of equals. The Board of Directors of each company concurred, and some of the directors and senior management of the parties held a series of meetings to pursue the matter. From the outset of these meetings, it was agreed that the combination of the two companies would be at an exchange ratio that reflected the relative contribution of Harbor and Pacific to the combined company, with no material acquisition premium paid or received by either party.

         The implications of the potential merger were reviewed in depth with the Boards of Directors of Harbor and Pacific at Board meetings in March 1999, and both Boards unanimously decided to proceed with merger negotiations. Legal and accounting advisors were engaged, and management and certain Board members of each party met several times to discuss specific terms of the proposed transaction, including the exchange ratio and the composition of the management team and board of directors of the combined company. In May, Alex Sheshunoff & Co. was engaged to provide a report to Harbor and Pacific as to the fairness of the proposed transaction. Sheshunoff did not participate in the negotiations between the parties.

         On May 11, 1999 and May 15, 1999 respectively, our Boards of Directors met independently and each approved proceeding with formal negotiations towards a definitive merger agreement. After the due diligence reviews, final negotiations and consultation with legal counsel and financial advisors, on June 9, 1999, each of our Boards of Directors met independently and unanimously approved the merger agreement.

REASONS FOR THE MERGER

         In considering their decision to proceed with the merger, our Boards of Directors each consulted with the management of their companies as well as their legal, accounting and financial advisors. The decision to approve the merger was based upon a number of factors, including the following:

         1. The parties determined that the merger would best advance their strategic plans by combining management philosophies, similar corporate cultures and financial and business strategies. Each of our contributions to the financial performance of the combined company are generally similar. The banks serve contiguous but not overlapping markets, and the businesses and communities served by each bank are similar. The product lines, operating policies and business practices of both banks are compatible.

         2. The parties believe that the merger will create a stronger combined company with greater size, flexibility, breadth of services, efficiency, capital strength and profitability than either company could achieve on a stand-alone basis. The larger capital base of the combined company would provide an increased lending limit with resulting increased opportunities to grow the loan portfolios of each bank. Similarly, the larger size of the combined company should enhance its ability to invest in technology to better meet the needs of customers and operate more efficiently. In addition, the merger would enhance opportunities for growth and acquisitions, as a result of the larger capitalization of the combined corporation and anticipated improved liquidity of its stock. It is also expected that the merger will result in other opportunities for revenue enhancements and synergies for the combined company

         We estimate that the merger will result in the following cost savings for the combined company:

              - $257,000 during the first year after closing;

              - $470,000 during the second year after closing; and

              - $560,000 during the third year after closing.

         3. The parties believe that the merger would strengthen and deepen the management team of the combined entity by:

         (a) integrating the existing management teams at both Harbor and Pacific;

         (b)    providing management succession for planned retirements; and

         (c)    expanding career opportunities for employees.

The intention is for Mr. Long to succeed Mr. Worrell as the Chief Executive Officer of the Combined Company, in addition to his role as President, upon Mr. Worrell's retirement. In addition, Harbor Chief Financial Officer John Van Dijk, to become Chief Financial Officer of the combined company upon completion of the merger in anticipation of the retirement of Pacific's Chief Financial Officer, Patricia Nelson. Ms. Nelson will continue as Cashier of Bank of the Pacific, and will be a Vice President of the combined corporation, until her retirement.

         4. Employee compensation and benefits of each company are similar and equally favorable to the employees. The fact that there are no overlapping business locations minimize the potential for job losses through elimination of duplicative positions.

         5. The Bank of Grays Harbor and Bank of the Pacific would initially be operated as separate subsidiaries. This will allow each bank to keep its name and local Board of Directors in place, thereby maintaining each bank's established identity in the local communities in which the banks conduct business.

         6. Analysis of the pro forma earnings and financial condition of the combined company indicated that the merger would be accretive to earnings after the first year of combined operations. This analysis also indicated an ability of the combined company to sustain a per share dividend payment equivalent to that of Pacific's current per share dividend. Harbor indicated a willingness to maintain an equivalent dividend payment to the extent it is consistent with the planned growth, earnings and financial condition of the combined company, as well as applicable governmental regulatory requirements. See "Stock Price and Dividend Information - Combined Corporation."

         In addition to these factors, each Board of Directors also considered the following:

         1. A review, based in part on a presentation by each company's management, regarding its due diligence review of the other party, including the business, operations, earnings, asset quality, financial condition, and corporate culture of the other party on a historical, prospective and pro forma basis;

         2. The terms of the merger agreement and the other documents executed in connection with the merger, which are generally reciprocal in nature;

         3. The opinion of Alex Sheshunoff & Co., discussed in the following section of this Joint Proxy Statement/Prospectus, that as of June 9, 1999, the exchange ratio was fair, from a financial point of view, to the holders of Harbor and Pacific common stock;

         4. The expectation that the merger would be tax-free for federal income tax purposes to Harbor, Pacific and their shareholders, other than in respect of cash paid for fractional shares and cash paid to dissenting shareholders;

         5. The expectation that the merger would be accounted for under the pooling-of-interests method of accounting and therefore would not give rise to goodwill; and

         6. The current and prospective economic environment facing financial institutions generally and Harbor and Pacific in particular.

         The Harbor Board of Directors and the Pacific Board of Directors each believes, for the reasons set forth above, that the merger would be in the best interests of its company's shareholders. Our Boards of Directors did not assign any specific or relative weight to the foregoing factors in the course of their considerations.

OPINION OF OUR FINANCIAL ADVISOR

         We each retained Sheshunoff to provide us with an opinion of the fairness from a financial viewpoint of the merger exchange ratio. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate, and other purposes. Our Boards of Directors retained Sheshunoff based upon its experience as a financial advisor in mergers and acquisitions of financial institutions and its knowledge of financial institutions. Neither of us retained Sheshunoff to negotiate the proposed transaction and the terms and conditions of the transaction were negotiated directly by and between us. Accordingly, our Boards of Directors determined that it was appropriate, and did not present a conflict, to retain the same financial advisor.

         Based on the results of the various analyses described below, Sheshunoff concluded that the exchange ratio specified in the merger agreement is fair, from a financial point of view, to our shareholders.

         The following is a summary of the material valuation analyses performed by Sheshunoff in connection with its opinions. The following discussion contains financial information concerning Harbor and Pacific as of June 30, 1999.

         MERGER OF EQUALS. For a merger to be considered a merger of equals rather than an acquisition of one party by the other, the two parties must be of relatively equal size, based on assets, revenues, net income, profitability, or some other relevant financial measure. Another primary condition that differentiates a merger of equals from an acquisition is the fact that neither merger partners' shareholders receive a premium for their shares. Whether a premium has been paid in a merger between two companies with publicly-traded stocks that have well established, reliable market prices can be easily assessed based on the stock exchange ratio and relative market prices.
         On the other hand, for closely-held companies or those lacking well established markets for their stock, this assessment is commonly based on the relative impact on the per share measures of book value and earnings for the merger partners, expressed in terms of accretion/dilution. In this context, accretion refers to an increase in the book value or earnings represented by the shares of the new, combined entity over the book value or earnings represented by the shares of the parties to be merged. Dilution is the term used if the book value or earnings on an equivalent share basis is less in the combined entity than in the separate parties to the merger.
         EXCHANGE RATIO ANALYSIS. In a merger of equals between two thinly-traded companies, it is not necessary to explicitly establish an absolute dollar value for either of the two companies. The relevant value to be determined is the relative value of one partner to the other. These values are represented by the exchange ratio. Comparisons between mergers of equals can be made based on the contributions the two partners make to the new aggregate entity and the impact to the book value and earnings per share for each group of shareholders, expressed in terms accretion or dilution.
         A large range between the accretion to one merger partner and the dilution to the other generally shows that there are factors to be considered that are not reflected in the equity balances or in net income, such as an expected material decline in future earnings or balance sheet growth. After a due diligence review of Harbor and Pacific and consultation with their managements, Sheshunoff did not discover any such factors that would materially impact the exchange ratio.


         ANALYSIS OF RELATING CONTRIBUTIONS OF PARTIES. Chart 1 depicts the relative financial contributions of Harbor and Pacific to the merged entity based on various items reported in their respective balance sheets and income statements. Chart 2 presents the resulting impact (accretion and dilution) to each company given the proposed exchange ratios of new shares for current shares. Both charts present financial data as of June 30, 1999.

                                                                       CHART 1
                                                               (dollars in thousands)

                                   ASSETS         CONTRIBUTION        LOANS        CONTRIBUTION   EARNING ASSETS   CONTRIBUTION
                             ------------------  --------------  ----------------  ------------  ---------------   -------------
ProForma                          $238,575                          $146,238                        $220,203
The Bank of Grays Harbor          $132,815           55.7%           $84,142           57.5%        $122,226           55.5%
Bank of the Pacific               $105,760           44.3%           $62,096           42.5%         $97,977           44.5%

                                  DEPOSITS        CONTRIBUTION       EQUITY        CONTRIBUTION   NET INT. INCOME  CONTRIBUTION
                             ------------------  --------------  ----------------  ------------  ---------------   -------------
ProForma                          $205,377                           $22,512                         $10,964
The Bank of Grays Harbor          $119,324           58.1%           $12,531           55.7%          $5,560           50.7%
Bank of the Pacific                $86,053           41.9%            $9,981           44.3%          $5,404           49.3%

                             NONINTEREST INCOME   CONTRIBUTION   NONINTEREST EXP.  CONTRIBUTION      EARNINGS      CONTRIBUTION
                             ------------------  --------------  ----------------  ------------  ---------------   -------------
ProForma                            $1,274                            $6,679                          $3,874
The Bank of Grays Harbor              $641            50.3%           $3,413           51.1%          $1,940           50.1%
Bank of the Pacific                   $633            49.7%           $3,266           48.9%          $1,934           49.9%

         Each of these measures shows that the relative contributions of Harbor and Pacific to the combined entity are very close.
         Chart 2 depicts the range of accretion and dilution in for the shareholders of Harbor and Pacific in the merger using the proposed exchange ratios of 1:1 for Harbor shares and 0.785:1 for Pacific shares.

                                               CHART 2

                                                        (dollars in thousands except per share amounts)
                                                           HARBOR       BANK OF THE
                                                           BANCORP        PACIFIC          COMBINED
                                                        ------------   -------------    --------------
ADJUSTMENTS FOR OPTIONS:
         SHARES OUTSTANDING
            Shares Oustanding                               258,381         293,743
            Shares Issued for Options (Treasury Method)       7,312           2,472
                                                        ------------   -------------
               TOTAL SHARES WITH OPTIONS                    265,693         296,215
                                                        ------------   -------------
                                                        ------------   -------------

         TOTAL EQUITY
            Equity as of June 30, 1999                      $12,531          $9,981           $22,512
            Additional Equity from options                      870             360            $1,230
                                                        ------------   -------------    --------------
               ADJUSTED EQUITY WITH OPTIONS                  13,401          10,341           $23,742
                                                        ------------   -------------    --------------
                                                        ------------   -------------    --------------

         EQUITY PER SHARE
            Equity / Share Before Options                    $48.50          $33.98            $45.18
            Equity / Share After Options                     $50.44          $34.91            $47.65

RESULTING SHARES GIVEN EXCHANGE RATIOS
            Exchange Ratio                                    1.000           0.785
            New Shares Based on Exchange Ratio              265,693         232,529           498,222
            Proforma Percentage Ownership                     53.33%          46.67%

RESULTING EARNINGS PER SHARE
            Earnings                                         $1,007            $933            $1,940
            Earnings / Share After Options                    $3.79           $3.15

ACCRETION / DILUTION, WITH OPTIONS                                                          ABSOLUTE
                                                                                           DIFFERENCE
------------------------------------------------------------------------------------------------------
         Current Book Value Per Share, with Options          $50.44          $34.91
         ProForma Book Value Per Share Post Merger           $47.65          $37.41
         Accretion/(Diludon) to Book Value                    -5.52%           7.15%         12.67%

         Current Earnings Per Share, with Options             $3.79           $3.15
         Proforma Earnings Per Share Post Merger              $3.89           $3.06
         Accretion/(Dilution) to Earnings Per Share            2.74%          -2.95%          5.69%
------------------------------------------------------------------------------------------------------

         For Harbor shareholders, the merger would result in a decrease in book value per share of 5.52% and in an increase in earnings per share of 2.74%. For Pacific shareholders, the merger would result in an increase in book value per share of 7.15%, and in a decrease in earnings per share of 2.95%. The accretion/dilution analysis shows that the impact of the exchange ratio on both Harbor and Pacific shareholders is similar and that the difference is very narrow as compared to similar transactions, particularly with respect to earnings.
         COMPARISION TO SELECTED TRANSACTIONS. After completing its analysis of the exchange ratio based on the relative contributions of the parties, Sheshunoff reviewed comparable transactions to validate its analysis. Sheshunoff performed an analysis of selected pending or recently completed mergers-of-equals of banking organizations in the United States with comparable characteristics to the merger. Generally, the comparable transactions reinforced Sheshunoff's opinion that the exchange ratio was fair.

         Sheshunoff's initial selection of a guideline group yielded 20 transactions covering a period from January 1, 1998 to March 31, 1999. In reviewing this selection Sheshunoff determined that a number of transactions were acquisitions, not mergers of equals. Another group of transactions was clearly not comparable to the subject transaction, generally due to size. And, finally, in many cases the financial data were inadequate for purposes of comparison. Therefore, only two transactions from the original group were presented as being representative of the market. A third selection, the merger between Sharon Bancshares and First NW Bancshares, was announced on March 31, 1999 but had not been reported in the data base when the original selection was made.

         These comparable transactions consisted of three mergers and acquisitions of banks with assets of less than $300 million that were announced or completed between January 1, 1998 and August 26, 1999 for which complete data were available as shown in Chart 3 below:

                                                        CHART 3
                                                                       ANN'D
                                                                        DEAL
                                                         ANNOUNCE       VALUE     EXCHANGE     SHARES      BUYER
       BUYER                           SELLER              DATE          ($M)       RATIO      ISSUED      SHARES
---------------------           ---------------------   ----------    ---------  ---------- -----------  ----------
Sharon Bancshares                First NW Bancshares     03/31/99         NA        15.16       80,691      84,190
Cortland First Finl              Oneida Valley Bcshs     07/13/98       $47.4        1.80    1,625,179   1,969,776
Valley Natl Corp.                First Natl Sylacauga    02/24/98       $13.7       13.00    1,312,935   1,018,748


                                                                  SELLER FINANCIAL INFORMATION
                                -----------------------------------------------------------------------------------------
                                    TOTAL                     TANG        LTM        TG EQ       YTD       YTD     NPAS/
                                   ASSETS       EQUITY       EQUITY     INCOME      ASSETS      ROAA      ROAE    ASSETS
SELLER                   ST        ($000)       ($000)       ($000)     ($000)        (%)        (%)       (%)      (%)
---------------------   ----    -----------   ----------   ----------  --------   ---------  ---------  -------  --------
First NW Bancshares      TN       $255,734     $18,410      $17,412     $2,276       6.84       0.91     13.18     0.53
Oneida Valley Bcshs      NY        227,819      25,061       25,061      2,406      11.00       0.95      8.27     0.21
First Natl Sylacauga     AL        134,923      15,355       13,851      1,516      10.38       1.21      9.83     0.74

                                                                  BUYER FINANCIAL INFORMATION
                                -----------------------------------------------------------------------------------------
                                    TOTAL                     TANG        LTM        TG EQ       YTD       YTD     NPAS/
                                   ASSETS       EQUITY       EQUITY     INCOME      ASSETS      ROAA      ROAE    ASSETS
                                   ($000)       ($000)       ($000)     ($000)        (%)        (%)       (%)      (%)
                                -----------   ----------   ----------  --------   ---------  ---------  -------  --------
Sharon Bancshares        TN       $261,733     $21,117      $19,805     $1,901       7.60       0.82      9.37     0.11
Cortland First Finl      NY        224,584      25,299       25,299      2,527      11.26       1.02      9.07     0.33
Valley Natl Corp.        AL         75,512       7,779        7,779        802      10.30       1.12     10.05     0.15

         Through the comparison of the merger to the comparable transactions it became obvious that, for the merger of Harbor and Pacific, the range between the book/income accretion to one entity versus the book/income dilution to the other entity was relatively narrow and that the proposed exchange ratio was fair to each party.

         Chart 4 depicts the range of accretion and dilution in the selected transactions.

                                                       CHART 4
                                   (dollars in thousands, except per share amounts)
                                                                                                       POST    PRE
                                              LTM                                 SHARES     PERCENT  MERGER  MERGER
                            EQUITY     %     INCOME     %      ASSETS      %    OUTSTANDING OWNERSHIP  EPS     EPS
                          ---------  ------  -------  ------  --------   ------ ----------- --------- ------ -------
Sharon/First NW
  Proforma                  39,527   100.0%   4,177   100.0%   517,467   100.0%    164,881    100.0%
  Sharon                    21,117    53.4%   1,901    45.5%   261,733    50.6%     84,190     51.1%  $25.33  $22.58
  First NW                  18,410    46.6%   2,276    54.5%   255,734    49.4%     80,691     48.9%  $25.33  $28.21

Cortland/Oneida Valley
  Proforma                  50,360   100.0%   4,933   100.0%   452,403   100.0%  3,594,955    100.0%
  Cortland                  25,299    50.2%   2,527    51.2%   224,584    49.6%  1,969,776     54.8%   $1.37   $1.28
  Oneida Valley             25,061    49.8%   2,406    48.8%   227,819    50.4%  1,625,179     45.2%   $1.37   $1.48

Valley Nat'l/FNB Sylacauga
  Proforma                  23,134   100.0%   2,318   100.0%   210,435   100.0%  2,331,683    100.0%
  Valley National            7,779    33.6%     802    34.6%    75,512    35.9%  1,018,748     43.7%   $0.99   $0.79
  First Nat'l Sylacauga     15,355    66.4%   1,516    65.4%   134,923    64.1%  1,312,935     56.3%   $0.99   $1.15

                                        POST     PRE
                            ACC/(DIL)  MERGER   MERGER   ACC/(DIL)
                             EARNINGS   BOOK     BOOK      BOOK
                            ---------- -------  -------   ---------
Sharon/First NW
  Proforma
  Sharon                       12.2%   $239.73  $250.83   -4.4%
  First NW                    -10.2%   $239.73  $228.15    5.1%

Cortland/Oneida Valley
  Proforma
  Cortland                      7.0%    $14.01   $12.84    9.1%
  Oneida Valley                -7.3%    $14.01   $15.42   -9.2%

Valley Nat'l/FNB Sylacauga
  Proforma
  Valley National              26.3%     $9.92    $7.64   29.9%
  First Nat'l Sylacauga       -13.9%     $9.92   $11.70  -15.2%

                                                       ABSOLUTE DIFFERENCE
                                                  -----------------------------
                                                   22.4                   9.5
                                                   14.3                   18.3
                                                   40.2                   45.1
                                                  -----------------------------

         As illustrated in Chart 4, the comparable transactions showed much wider ranges of accretion to dilution than the proposed merger between Harbor and Pacific. If the results for the merger of Harbor and Pacific had fallen outside range for the comparative transactions, the fairness of the exchange ratio would have been questioned.

         CONCLUSIONS. Based on the foregoing analysis, Sheshunoff concluded that the narrow range of accretion to dilution in the proposed merger between Harbor and Pacific supported an opinion that the exchange ratio was fair, from a financial point of view, to shareholders. Sheshunoff's conclusion was based on the following results of its comparison of the selected transactions to the results for the merger between Harbor and Pacific:

         1. The absolute difference between the accretion and dilution to book value within a transaction ranged from 9.5% to 45.1% compared with the absolute difference of the accretion and dilution implied in the subject merger of 12.67% based on the June 30, 1999 book values for Harbor and Pacific assuming the outstanding stock options of both companies are fully exercised;

         2. The absolute difference between the accretion and dilution to earnings within a transaction ranged from 14.3% to 40.2% compared with the absolute difference of the accretion and dilution implied in the subject merger of 5.69% based on the six months earnings to June 30, 1999 for Harbor and Pacific assuming the outstanding stock options of both companies are fully exercised;

         3. Accretion to book value ranged from 5.1% to 29.9% compared to accretion to Pacific book value implied in the subject merger of 7.15%. Dilution to book value ranged from 4.4% to 15.2% compared to dilution to Harbor book value implied in the subject merger of 5.52%. The analysis assumes the outstanding stock options of both companies are fully exercised; and

         4. Accretion to earnings ranged from 7.0% to 26.3% compared to the accretion to Harbor earnings implied in the subject merger of 2.74%. Dilution to earnings ranged from 7.3% to 13.9% compared to dilution to Pacific earnings implied in the subject merger of 2.95%. The analysis assumes the outstanding stock options of both companies are fully exercised.


         PROJECTIONS OF COMBINED OPERATIONS. In the course of completing the analysis described above, Sheshunoff prepared projections for the first four years of operations of the combined corporation. Although the projections were not used in analyzing the exchange ratio, they were provided to the Boards of Directors of Harbor and Pacific as an illustrative overview of the proposed combined corporation. As discussed below, these projections are based on assumptions, many of which are out of the control of Harbor and Pacific, and actual results may differ from those presented. A summary of Sheshunoff's projections is set forth in the following table.

                                                            YEAR ENDED DECEMBER 31,
                                           -----------------------------------------------------------
                                           2000              2001              2002               2003
                                           ----              ----              ----               ----
                                                              (dollars in thousands)
Projected Average Total Assets            $270,884          $293,731          $319,093           $346,754
Projected Average Total Loans, net         172,416           187,642           204,127            222,118
Projected Average Total Deposits           244,043           264,601           287,145            311,701
Projected Net Income                         4,995             5,522             6,068              6,475

         In preparing its projections, Sheshunoff reviewed historical financial statements of Harbor and Pacific for the past four years, and made the following assumptions:
    - an average growth rate of 8% for the total assets of the combined company, based on Harbor's historical average growth rate of 9% and Pacific's historical average growth rate of 7% over the past four years; and
    -  estimated cost savings of $480,000 resulting from the merger; and
    - that recent trends in interest rates earned and paid by both companies as well as recent trends in loan loss provisions, non-interest income, and non-interest expenses will continue. The resulting projected net income varies from year to year as a result in the timing and magnitude of changes in these components and growth in the related assets and liabilities reflected in the balance sheets.
         The projections assume that there will be no substantial shift in future economic, financial market, competitive and regulatory conditions, all of which are difficult or impossible to predict and largely beyond the control of the parties. These projections and the underlying assumptions are forward-looking statements that are inherently uncertain. For a discussion of some of the factors which may impact these forward-looking statements, see "A Warning About Forward-Looking Information."

         FAIRNESS OPINIONS. On June 9, 1999, Sheshunoff rendered its written opinions that, as of that date, the exchange ratio was fair, from a financial point of view, to our shareholders. Sheshunoff rendered updated fairness opinions as of September 7, 1999.

         The full text of the fairness opinions are attached as Appendices 2 and 3 to this Joint Proxy Statement/Prospectus. The fairness opinions set forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken. You are urged to read Sheshunoff's fairness opinions carefully and in their entirety. The fairness opinions are addressed to our Boards of Directors, and do not constitute a recommendation to any of our stockholders as to how a stockholder should vote at the Harbor or Pacific special meetings.

         In connection with the fairness opinions, Sheshunoff:

         1.   reviewed the merger agreement;

         ** 1 2.   reviewed certain publicly available financial statements
and regulatory information concerning Harbor and Pacific;

         ** 2 3.   reviewed certain internal financial statements and other
financial and operating data of Harbor and Pacific provided to Sheshunoff by the managements of Harbor and Pacific;

         ** 3 4.   discussed the past and current operations, financial
condition, and future prospects of Harbor and Pacific with their executive managements;

         ** 4 5.   compared the relative contributions of assets,
liabilities, income, and expenses to the combined corporation by Harbor and Pacific in the merger to those of certain other banks in the United States which recently engaged in a merger-of-equals transaction;

         ** 5 6.   analyzed the pro-forma results the combined corporation
could produce through the year 2003 based on assumptions provided by management of Harbor and Pacific; and

         7. performed other analyses and reviews as Sheshunoff deemed appropriate.

         ** 6 In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of the information. Sheshunoff assumed that internal confidential financial projections provided by Harbor and Pacific were reasonably prepared, reflecting the best currently available estimates and judgments of the future financial performance of the combined corporation, and did not independently verify the validity of their assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of Harbor or Pacific, nor was Sheshunoff furnished with any appraisals. Sheshunoff did not examine any individual loan files of Harbor or Pacific. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan losses and has assumed that these allowances are, in the aggregate, adequate to cover the losses.

         ** 7 The fairness opinions are necessarily based on economic, market and other conditions in effect on and the information made available to Sheshunoff as of August 26, 1999.

         ** 8 In rendering the fairness opinions, Sheshunoff performed a variety of financial analyses. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, the fairness opinions are not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the exchange ratio is to some extent subjective, based on the experience and judgment of Sheshunoff, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized above, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of Harbor or Pacific.

         ** 9 In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond our control. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses, nor are they appraisals. In addition, Sheshunoff's analyses should not be viewed as determinative of the opinions of our Boards of Directors or management with respect to the exchange ratio or the value of Harbor or Pacific.

         The fairness opinions are directed only to the question of whether the exchange ratio is fair from a financial perspective and do not constitute recommendations to any Harbor or Pacific stockholder to vote in favor of the merger. No limitations were imposed on Sheshunoff regarding the scope of its investigation or otherwise by Harbor or Pacific.

         INDEMNIFICATION. Under an engagement letter dated May 11, 1999, between Harbor and Pacific and Sheshunoff, we agreed to pay Sheshunoff a total fee of $35,000, plus expenses, split equally between the companies. We also agreed to indemnify Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter and the amendment, except for liabilities resulting from the negligence, violation of law or regulation, or bad faith of Sheshunoff or any matter for which Sheshunoff may have strict liability.

RECOMMENDATIONS OF OUR BOARDS OF DIRECTORS

         THE BOARDS OF DIRECTORS OF PACIFIC AND HARBOR UNANIMOUSLY RECOMMEND THAT THEIR SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER.

                                   THE MERGER

         THIS DESCRIPTION HIGHLIGHTS MATERIAL INFORMATION ABOUT THE MERGER AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU ARE URGED TO READ THE MERGER AGREEMENT ATTACHED HERETO AS APPENDIX 1 IN ITS ENTIRETY.

GENERAL

         The merger agreement provides that, once specified conditions have been met, Pacific will be merged into Harbor. Upon completion of the merger, the separate corporate existence of Pacific will cease, and Harbor will be the continuing corporation under the name "Pacific Financial Corporation." Consequently, the shareholders of Pacific will become shareholders of the combined corporation, and the shareholders of Harbor will, by virtue of their ownership of Harbor common stock, remain shareholders of the combined corporation.

BASIC TERMS OF THE MERGER

         PACIFIC SHAREHOLDERS WILL RECEIVE 0.785 SHARES OF COMBINED CORPORATION COMMON STOCK PER SHARE OF PACIFIC COMMON STOCK. Upon the completion of the merger, each outstanding share of Pacific common stock will be converted into 0.785 shares of combined corporation common stock. For a description of your rights as holders of combined corporation common stock, see "Description of Capital Stock of the Combined Corporation" and "Comparison of Certain Rights of Holders of Common Stock of Harbor, Pacific and the Combined Corporation."

         COMMON STOCK HELD BY HARBOR SHAREHOLDERS WILL REMAIN OUTSTANDING AS SHARES OF COMMON STOCK OF THE COMBINED CORPORATION. Upon the completion of the merger, each outstanding share of Harbor common stock will continue as one share of combined corporation common stock. For a description of your rights as holders of combined corporation common stock, see "Description of Capital Stock of the combined corporation" and "Comparison of Certain Rights of Holders of Common Stock of Harbor, Pacific and the Combined Corporation."

         WE WILL NOT ISSUE FRACTIONAL SHARES OF COMBINED CORPORATION COMMON STOCK. We will not issue fractional shares of combined corporation common stock in the merger. Instead, each Pacific shareholder who otherwise would have been entitled to a fraction of a share of combined corporation common stock will be paid the cash value of the fraction, based on a price of $130 per share of combined corporation common stock.

         COMPLETION OF THE MERGER. The merger will become completed when Harbor files an appropriate certificate with, and the filing is accepted by, the Secretary of State of the State of Washington. When the merger is completed, Harbor will be the surviving corporation under the name of "Pacific Financial Corporation" and the separate existence of Pacific will cease.

         If the merger agreement is not terminated in accordance with its terms, we will complete the merger as promptly as practical after the date upon which all the conditions to the merger are satisfied or duly waived or at a time and date as Pacific and Harbor may agree. For a description of the circumstances under which we may terminate the merger agreement, see " - Waiver of Conditions; Amendment or Termination of the Merger Agreement."

         We currently anticipate that the merger will be completed during the fourth quarter of 1999, but, in any event, prior to March 31, 2000. See
"- Regulatory Approvals."

EXCHANGE OF STOCK CERTIFICATES

         WE WILL PROVIDE YOU WITH INSTRUCTIONS FOR EXCHANGING YOUR PACIFIC STOCK CERTIFICATES. We have selected Bank of the Pacific as exchange agent to effect the exchange of certificates representing shares of Pacific common stock in connection with the merger. Promptly after the merger is completed, the exchange agent will mail to each holder of record of Pacific common stock a notice advising the holder of the effectiveness of the merger, accompanied by a certificate transmittal form. The certificate transmittal form will contain instructions for delivering to the exchange agent certificates representing Pacific common stock. When you deliver your Pacific stock certificates and a properly completed certificate transmittal form to the exchange agent, you will be entitled to receive in exchange a certificate or certificates representing the appropriate number of shares of combined corporation common stock and cash for any fractional share of combined corporation common stock.

         Pacific recently completed a holding company reorganization, in which Bank of the Pacific became a subsidiary of Pacific Financial Corporation, and holders of Bank of the Pacific common stock became holders of Pacific Financial Corporation common stock. To date, new stock certificates in the name of Pacific Financial Corporation have not been issued, and shares of Pacific Financial Corporation common stock continue to be represented by the Bank of the Pacific stock certificates.

         Some of Pacific's shareholders have submitted their Bank of the Pacific stock certificates to be exchanged for Pacific Financial Corporation stock certificates. These Bank of the Pacific stock certificates will be held by Bank of the Pacific pending completion of the merger. The certificate transmittal form will provide instructions for holders whose shares are already being held by Bank of the Pacific. The certificate transmittal form will need to be signed and returned to the exchange agent by each holder of the shares, even though the shares have already been delivered in connection with the holding company reorganization.

         Under the merger agreement, the appointment of the exchange agent will remain in effect until six months after the effective time of the merger. At the end of the six-month period, any certificates and cash remaining in the possession of the exchange agent, together with any dividends or earnings, will be returned to the combined corporation. The parties anticipate that as a matter of convenience, the appointment of the exchange agent may be continued beyond the six-month period.

         RIGHTS OF HOLDERS OF PACIFIC STOCK CERTIFICATES PRIOR TO SURRENDER. Until you deliver your Pacific stock certificates, we will not pay to you any dividends and other distributions declared or payable to holders of record of combined corporation common stock after completion of the merger. Your other rights as a shareholder of the combined corporation will continue. Once you deliver your Pacific stock certificates to the exchange agent, you will receive certificates for the shares of combined corporation common stock into which the shareholder's shares of Pacific common stock were converted, cash in lieu of fractional shares, and the dividends or other distributions that have theretofore become payable with respect to those shares of combined corporation common stock.

         YOU MAY, BUT ARE NOT REQUIRED TO, EXCHANGE YOUR HARBOR STOCK CERTIFICATES. All outstanding shares of Harbor common stock shall remain issued and outstanding as shares of combined corporation common stock after the merger. Your Harbor stock certificates will, after the completion of the merger and with no action on your part, represent shares of the combined corporation. At your election, you may surrender your Harbor stock certificates to the exchange agent, during the six months following the merger, or thereafter to the combined corporation, in exchange for new certificates representing the same number of shares of combined corporation common stock. If you do not exchange your old certificates of Harbor common stock for new certificates representing shares of combined corporation common stock, it will not in any way affect the rights of the holder of the shares, including the right to vote and to receive dividends. No action is required of any holder of Harbor common stock.

         LOST CERTIFICATES. If any certificates representing Pacific common stock or Harbor common stock have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen, or destroyed and, if required by the combined corporation, the posting by that person of a bond in a reasonable amount as the combined corporation shall require as indemnity against any claim that may be made against it with respect to the certificate, the combined corporation shall in exchange for the lost, stolen, or destroyed certificate, issue or cause to be paid the shares and amounts which would be deliverable in respect thereof under the merger agreement.

NAME CHANGE OF THE COMBINED CORPORATION; NEW ARTICLES OF INCORPORATION AND
BYLAWS

         At the effective time of the merger, Harbor, as the surviving corporation in the merger, will change its name to "Pacific Financial Corporation." As of the effective time of the merger, the Articles of Incorporation and Bylaws of the surviving corporation will be amended and restated as set forth in Exhibits 1 and 2 to the merger agreement, which is attached at Appendix 1 to this Joint Proxy Statement/Prospectus. For a description of the amended and restated Articles and Bylaws, see "Amended and Restated Articles of Incorporation and Bylaws of the combined corporation." Approval of the merger will constitute approval of the combined corporation's Articles and Bylaws.

THE BANK SUBSIDIARIES WILL CONTINUE THEIR SEPARATE EXISTENCE

         We expect that, when the merger is completed, The Bank of Grays Harbor and Bank of the Pacific will continue to exist and operate as separate subsidiaries of the combined corporation. We also anticipate that the membership of the Board of Directors of each of the banks will continue to be identical to the membership immediately prior to the closing of the merger, except that Robert J. Worrell and Dennis A. Long will both be directors of each of the banks.

CONDITIONS TO THE MERGER

         The obligations of Pacific and Harbor to complete the merger are subject to the satisfaction of certain conditions, including, but not limited to, the following significant conditions, some of which may be waived:

              (a) The merger must be approved by the shareholders of Pacific and Harbor;

              (b) We must receive all material approvals of governmental agencies;

              (c) We must obtain all consents or approvals of all persons required for or in connection with the completion of the merger;

              (d) Absence of any administrative or legal proceeding by any federal or state court or agency which enjoins or prohibits completion of the merger;

              (e) The Registration Statement must be declared effective by the Securities and Exchange Commission, and must not be subject to a stop order or other proceedings which would suspend its effectiveness;

              (f) We must receive all permits and other authorizations under the state securities laws and other authorizations necessary to complete the merger and the issuance of the shares of the combined corporation common stock;

              (g) We must receive letters dated as of the effective time of the merger, from Knight Vale & Gregory Inc., P.S., independent auditors, to the effect that the merger will qualify for pooling-of-interests accounting treatment;

              (h) performance in all material respects of the agreements and covenants required to be performed by the other party;

              (i) the truth and correctness in all material respects of the representations and warranties of the other party contained in the merger agreement, except as expressly contemplated by the merger agreement;

              (j) We must receive a written opinion of Graham & Dunn PC dated as of the closing date to the effect that (1) the merger will be a tax-free "reorganization" under the Internal Revenue Code for Harbor and Pacific, and (2) except for cash received in lieu of fractional shares or paid to dissenting shareholders, the merger will be tax-free to Harbor and Pacific shareholders; and

              (k) Receipt by both Harbor and Pacific of a written fairness opinion from Sheshunoff.

REGULATORY APPROVALS

         We cannot complete the merger until we have received all necessary regulatory approvals. The merger is subject to approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act. Section 3 of the Bank Holding Company Act requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing proposed institutions on the convenience and needs of the communities to be served.

         The Federal Reserve Board has indicated that it will not approve a significant acquisition unless the resulting institution has adequate capitalization, taking into account, among other things, asset quality. The Bank Holding Company Act prohibits the Federal Reserve Board from approving the merger if:

         - it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize the business of banking in any part of the United States or

         - its effect in any section of the country may substantially lessen competition or tend to create a monopoly or would be in restraint of trade in any other manner,

unless the Federal Reserve Board finds that any anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction and meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act, as amended, the Federal Reserve Board must take into account the records of performance of the bank subsidiaries of Pacific and Harbor in meeting the credit needs of each community, including low- and moderate-income neighborhoods, served by the bank subsidiaries.

         Under the Bank Holding Company Act, the merger may not be completed until the 30th day following the date of Federal Reserve Board approval, during which time the Department of Justice may challenge the merger on antitrust grounds. However, in the case of our merger, the 30-day period was reduced to 15 days at the discretion of the U.S. Department of Justice. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board's approval, unless a court specifically orders otherwise. We believe that antitrust concerns should not interfere with the completion of the merger. Our application seeking the approval of the Federal Reserve Board was approved on September 15, 1999.

WAIVER OF CONDITIONS; AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT


         WAIVER. The merger agreement provides that either Pacific or Harbor may waive in writing any condition precedent to that party's obligation under the merger agreement, in whole or in part, to the extent permitted by applicable law. If we waive the requirement for receipt of a tax opinion at closing we will resolicit approval of the merger by our shareholders.

         AMENDMENT. The merger agreement may be amended, at any time prior to closing, by written agreement signed on behalf of both parties. If we make any amendment to the merger agreement after you have approved the merger and it would adversely affect the consideration you would receive, we would seek shareholder approval of the amendment.

         TERMINATION. The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time of the merger as follows:

         (a) By vote of a majority of the Board of Directors of each of Pacific and Harbor for any reason;

         (b) By a vote of the majority of the Board of Directors of either Pacific or Harbor if:

               (1)  the merger has not been completed by March 31, 2000,

               (2) we fail to receive any approval or authorization of any governmental agency required as a condition of closing under the merger agreement, or

               (3) the shareholders of either Pacific or Harbor fail to approve the merger;

         (c) By a vote of the majority of the Board of Directors of either Pacific or Harbor if:

               (1) there is a material breach by the other party of any that party's representations, warranties, covenants, or agreements contained in the merger agreement which would result in or fail to satisfy any of the conditions or the obligations of Pacific or Harbor, as the case may be, to complete the merger as outlined in paragraphs (h) and (i) under "- Conditions to the Merger," which breach cannot be cured or has not been cured 30 days after notice to the breaching party of the breach; or

               (2) the Board of Directors of the other party has withdrawn or modified in a manner adverse to the terminating party its approval or recommendation of the merger agreement; or

               (3) the Board of Directors of the other party has engaged in certain negotiations described in the proviso to the first sentence under "- No Solicitation" below; or

         (d) By a vote of the majority of the Board of Directors of either Pacific or Harbor before the approval of the merger agreement by the shareholders of the other party if the Board of Directors of the other party fails to recommend to its shareholders the approval of the plan of merger contained in the merger agreement, or has withdrawn or modified their recommendation in a manner permitted by the merger agreement, if

               (1) that party fails to receive a fairness opinion from its financial advisor, or

               (2) the Board of Directors determines, after consultation with outside counsel, that to do otherwise would be a breach of their fiduciary duties.

         TERMINATION FEE. Either party may be required to pay a termination fee of $250,000 if:

         - that party did not use all reasonable efforts to complete the merger in accordance with the terms of the merger agreement;

         - that party terminates the merger agreement for any reason other than as set forth in paragraph (c) above; or

         - the other party terminates the merger agreement under paragraph (c) above.

         If this termination fee becomes payable, it will be payable on the demand of the party to whom the termination fee is payable, and must be paid within three business days of the date of the demand.

The merger agreement also requires payment of a fee under certain circumstances if the merger agreement is not approved and one of us is acquired by a third party. See "- No Solicitation" below.

CONDUCT PENDING THE MERGER

         GENERAL. The merger agreement contains certain restrictions, which are reciprocal, on the conduct of the businesses of Pacific and Harbor pending the completion of the merger. In particular, unless the prior written consent of the other party is obtained, or as permitted by the merger agreement, schedules attached to the merger agreement, or as noted in disclosure letters delivered to each of Pacific and Harbor to the other under the merger agreement. The merger agreement requires both Pacific and Harbor, and their subsidiaries, to:

         -   conduct their businesses in the ordinary and usual course;

         - preserve intact their business organizations and assets and maintain their rights and franchises and existing relations with customers, suppliers, employees, and business associates; and

         The merger agreement prohibits both Harbor and Pacific, and their subsidiaries, from taking any action which would materially adversely affect their ability to:

         - obtain any necessary approvals of governmental authorities required for the transactions contemplated by the merger agreement or

         -   perform their obligations under the merger agreement.

         The merger agreement also prohibits both Pacific and Harbor, and their subsidiaries, from engaging in certain activities prior to the effective time of the merger without the prior written consent of the other party, which consent may not be unreasonably withheld. Specifically, without that consent, except as provided by the merger agreement, neither Pacific or Harbor, nor their subsidiaries, may:

                  (a) Sell or pledge, or agree to sell or pledge, or permit any lien to exist on any stock owned by it of any of its material subsidiaries;

                  (b)    Amend its articles of incorporation or bylaws;

                  (c) Split, combine, or reclassify any outstanding capital stock;

                  (d) Except as permitted by the merger agreement, declare, set aside, or pay any dividend payable in cash, stock, or other property with respect to any of its capital stock. Any dividend paid by Pacific must not exceed by more than three percent the cash dividend per share paid to Pacific's shareholders in the prior year, and Pacific shareholders may not receive a dividend from both Pacific and the combined corporation in the same year;

                  (e) Repurchase, redeem, or otherwise acquire or permit any subsidiary to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock other than capital stock repurchased under any existing plans as disclosed in the schedules to the merger agreement;

                  (f) Issue, sell, pledge, dispose of, or encumber, or authorize or propose the issuance, sale, pledge, disposition, or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments, or rights of any kind to acquire, any shares of its capital stock of any class, other than under the Pacific and Harbor stock plans;

                  (g) Transfer, lease, license, guarantee, sell, mortgage, pledge, or dispose of any other material property or assets or encumber any property or assets other than to a direct or indirect wholly owned subsidiary of it other than in the ordinary and usual course of business;

                  (h) Cancel, release, assign, or modify any material amount of indebtedness of any other individual, corporation, or other entity other than in the ordinary and usual course of business;

                  (i) Authorize capital expenditures other than in the ordinary and usual course of business;

                  (j) Except for internal reorganizations involving existing subsidiaries, make any material acquisition of, or investment in, assets or stock of any other person not in the ordinary and usual course of business, or make application for permission to take any of the material steps to open a new branch or office except as listed on the schedules attached to the merger agreement;

                  (k) Other than in the ordinary course of business consistent with past practice, incur or permit any of its subsidiaries to incur any indebtedness for borrowed money or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any person or make any loan or advance;

                  (l) Except as required by agreements or arrangements disclosed in the schedules to the merger agreement,

                  (1) grant any increase in compensation or benefits to its employees or to its officers, except for normal increases consistent with past practices or as required by law;

                  (2)  pay any bonus, except as consistent with past practice;

                  (3) grant any severance or termination pay to any director, officer, or other of its employees, except as consistent with past practices;

                  (4) enter into or amend any employment or severance agreement with any director, officer, or other of its employees;

                  (5) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors; or

                  (6) effect any change in retirement benefits for any class of its employees or officers unless required by law or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided;

                  (m) Except as may be required to satisfy contractual obligations existing as of the date of the merger agreement and the requirements of applicable law, establish, adopt, enter into, or make any new, or amend any existing, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance, or other plan, agreement, trust fund, policy, or arrangement for the benefit of any directors, officers, or employees; or

                  (n) Implement or adopt any change in its accounting principles, practices or methods other than as may be required by generally accepted accounting principles consistently applied or other than may be required for tax purposes or to take advantage of any beneficial tax or accounting methods.

NO SOLICITATION

         The merger agreement provides that neither Pacific, Harbor, nor any of their subsidiaries, may initiate, solicit, or encourage, directly or indirectly, any inquiries for the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation, or similar transaction involving, or any purchase of all or any substantial part of, the assets or any equity securities of it or any of its subsidiaries other than:

         -   nonperforming assets,

         - securities of a subsidiary formed for the sole purpose of holding for sale the assets,

         -   securities to be issued in connection with our stock plans, or

         -   as disclosed in any disclosure letter.

         Neither Pacific nor Harbor may engage in any negotiations concerning, provide any confidential information or data to, or have any discussions with, any persons relating to an acquisition proposal; PROVIDED, HOWEVER, that each of Pacific and Harbor may provide information and may participate in these discussions and negotiations if its Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide the information or participate in the negotiations and discussions would cause the members of the Board of Directors to breach their fiduciary duties established under Washington law. Each party will notify the other party immediately if any of these inquiries or proposals are received by it, any information is requested from it, or any negotiations or discussions are sought to be initiated or continued with it.

         If a proposal or offer described above occurs on or before the Harbor shareholders meeting, the Harbor shareholders fail to approve the merger, and a third party acquires control of Harbor or The Bank of Grays Harbor prior to June 30, 2000, Harbor will be required to pay $1,000,000 to Pacific unless Pacific was in material default of its obligations under the merger agreement. Conversely, if a proposal or offer described above occurs on or before the Pacific shareholders meeting, the Pacific shareholders fail to approve the merger, and a third party acquires control of Pacific or Bank of the Pacific prior to June 30, 2000, Pacific will be required to pay $1,000,000 to Harbor unless Harbor was in material default of its obligations under the merger agreement.

MANAGEMENT OF THE COMBINED CORPORATION

         THE BOARD OF DIRECTORS OF THE COMBINED CORPORATION. The Board of Directors of the combined corporation, as of the effective time of the merger, will be divided into three classes, of three directors each, with the initial terms of office of classes A, B and C expiring at the first, second, and third annual meetings of shareholders of the combined corporation, respectively. The merger agreement provides that the following individuals will be designated to be directors of the combined corporation from and after the effective time of the merger:

                    NAME                          PRESENT BOARD AFFILIATION
                    ----                          -------------------------
             CLASS A DIRECTORS

             Robert J. Worrell                            Harbor
             Dennis A. Long                               Pacific
             Joseph A. Malik                              Harbor

             CLASS B DIRECTORS

             Gary C. Forcum                               Harbor
             Robert A. Hall                               Pacific
             Sidney R. Snyder                             Pacific

             CLASS C DIRECTORS

             Duane E. Hagstrom                            Pacific
             Walter L. Westling                           Harbor
             David L. Woodland                            Harbor

         For additional information about the foregoing persons, including their present occupations and business experience for the past five years, see "Management of the Combined Corporation."

         Under Washington law, approval of the merger agreement by the shareholders of Pacific and Harbor constitutes approval of the above directors of the combined corporation. If prior to the effective time of the merger, any of the foregoing persons become unavailable to serve or if, following the effective time of the merger and before the second annual meeting of the combined corporation, a vacancy shall occur, then the remaining members of the Board of Directors of the combined corporation shall fill the vacancy in accordance with the combined corporation Bylaws and the provisions of Washington law, and based on nominations by affirmative votes of a majority of the remaining Pacific-related directors if the vacancy relates to a Pacific-related director, or by Harbor-related directors if the vacancy relates to a Harbor-related director.

         COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMBINED CORPORATION. The Board of Directors of the combined corporation will have an executive committee composed of Messrs. Long, Worrell, Snyder and Malik. Mr. Malik will be the Chairman of the Board. If he is unable or unwilling to serve, the Chairman will be selected by a majority of the Harbor related directors. Mr. Snyder will be the Vice-Chairman of the Board. If he is unable or unwilling to serve; the Vice-Chairman will be selected by a majority of the Pacific related directors. Prior to the effective time of the merger, the executive committee may meet from time to time to formulate on an advisory basis policies and procedures for various transitional matters and matters relating to director and senior officer compensation and benefits for the combined corporation.

         CERTAIN OFFICERS OF THE COMBINED CORPORATION. At the effective time of the merger, the officers of the combined corporation will be as follows:

         -   Robert J. Worrell, Chief Executive Officer;

         -   Dennis A. Long, President;

         -   Wayne D. Gale, Vice President;

         -   Patricia C. Nelson, Vice President;

         -   John Van Dijk, Treasurer; and

         -   Janice M. Pearce, Secretary.

         During the terms of their employment agreements, the officers shall have the powers, and perform the duties, set forth in each of their employment agreements and in the Bylaws of the combined corporation. For information regarding employment agreements for each of the executive officers named above, which will be effective at the effective time of the merger, see "The Merger - Some of Our Officers and Directors May Have Interests in the Merger that are Different from Yours."

         APPROVAL BY 60% OF THE BOARD REQUIRED FOR CERTAIN ACTIONS. Prior to the third anniversary of the effective time of the merger, certain actions will require the approval of at least 60% of the members of the Board of Directors. For any annual or special meeting held prior to the first anniversary of the effective time of the merger, any slate of nominees for the election of directors at the combined corporation's annual shareholders meeting must be approved by 60% of the directors. However, this voting requirement will not apply as long as the Board uses its best efforts to nominate Messrs. Worrell, Long and Malik.

         In addition, during the first three years following the closing of the merger, any of the following actions must be approved by 60% of the directors of the combined corporation:

         - any proposed amendment to the combined corporation's Articles of Incorporation or Bylaws;

         - any amendment to or the termination of Mr. Worrell's or Mr. Long's employment agreement; and

         - removal from office of any of the officers listed above under "- Certain Officers of the Combined Corporation."

         - a determination of what level, if any, of dividends will be paid by the combined corporation to its shareholders;

         -   a decision to merge the combined corporation's subsidiary banks;

         - a decision to change the number or composition of the Boards' of Directors of the combined corporation's subsidiary banks; and

         - any action on an item that must be approved by the combined corporation's shareholders under the provisions of the Washington Business Corporation Act.

EMPLOYEE BENEFIT PLANS

         As of June 30, 1999, there were 6,000 unexercised options outstanding under Pacific's stock option plan to purchase shares of Pacific common stock at a price of $60.00 per share. As of that date, options to purchase 1,500 shares were exercisable.

         After the merger, the combined corporation will assume each option outstanding immediately prior to the effective time of the merger, whether or not then exercisable, under Pacific's stock option plan. Each option will become an option of the combined corporation and remain outstanding in accordance with the terms of Pacific stock option plan and any related stock option agreement, except that:

         - each option may be exercised only for combined corporation common stock,

         - each option will become an option to purchase the number of Shares of combined corporation common stock equal to 0.785 multiplied by the number of shares of Pacific common stock subject to the option immediately prior to the effective time of the merger, with the product rounded down to the next whole share, and

         - the exercise price per share of combined corporation common stock at which the option is exercisable will be an amount, rounded up to the next whole cent, computed by dividing the exercise price per share of Pacific common stock at which the option is exercisable immediately prior to the effective time of the merger by 0.785.

         Each of Harbor's outstanding employee stock options will remain outstanding, unaffected by the merger.

SOME OF OUR OFFICERS AND DIRECTORS MAY HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM YOURS

         Some of our Management and our Boards of Directors have interests in the merger in addition to any interests they have as shareholders of Pacific or Harbor. We estimate that the total dollar amount of these interests is approximately $919,472. Our Boards of Directors were aware of these factors and considered them in approving the merger.

         SOME OF OUR DIRECTORS AND EXECUTIVE OFFICERS WILL BE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED CORPORATION. The merger agreement also provides that five of the current directors of Harbor and four of the current directors of Pacific will be directors of the combined corporation. The combined corporation's bylaws will provide that no director may be removed from office without cause except by a vote of a majority of the shares then entitled to vote. See "Comparison of Certain Rights of Holders of Common Stock of Harbor, Pacific and the Combined Corporation." Unlike directors of Harbor and Pacific, directors of the combined corporation will receive directors fees of $250 per regular monthly meeting, and $100 per special meeting. The total annual benefit to directors of the combined corporation, assuming they attend all regular meetings and no special meetings are called, would be $3,000 per director or $27,000 in the aggregate.

         We intend that the membership of the Board of Directors of each of our subsidiary banks will continue to be identical to their membership immediately before the merger, except that Robert J. Worrell and Dennis A. Long both will be directors of each of the subsidiary banks. Mr. Worrell and Mr. Long will not receive additional compensation as a result of this arrangement.

         The merger agreement names certain officers of Harbor and Pacific as officers of the combined corporation. See "- Management of the Combined Corporation" above.

         WE HAVE ENTERED INTO EMPLOYMENT AGREEMENTS

WITH SOME OF OUR EXECUTIVE OFFICERS AND OTHER EMPLOYEES. As a condition to the merger, Pacific entered into an employment agreement with Dennis A. Long and Harbor entered into an employment agreement with John Van Dijk. The employment agreements for Messrs. Long and Van Dijk each have a term of three years and will take effect at the effective time of the merger.

         The employment agreement dated May 20, 1998 currently in effect for Robert J. Worrell will remain in effect until its expiration on May 31, 2001. Mr. Worrell's employment agreement has been amended to provide that: Mr. Worrell will serve as Chief Executive Officer of the combined corporation. In addition, the combined corporation may, at its option, extend Mr. Worrell's agreement for one year.

         Prior to closing of the merger:

         - Harbor will enter into employment agreements with Wayne Gale and Janice Pearce;

         -   Pacific will enter into an employment agreement with Patricia
             Nelson;

         - The Bank of Grays Harbor will enter into employment agreements with Ty Palmer, Mike Sweeney, Randy Ross and Lynn Paylor; and

         - Bank of the Pacific will enter into employment agreements with Wendy Strange, Dian Barker, Ronald Nelson, Mavis Shucka, George Butkus and Susan Madsen.

         All of these employment agreements will take effect upon the closing of the merger and will be in a form mutually agreed to by Harbor and Pacific. The salaries of the officers and employees will be the same as their current salaries. The new employment agreements provide that, under specified conditions, payments will be made to them upon any future change in the control of the combined corporation. We estimate that the new employment agreements will increase the payments that officers and employees could receive, if a change of control takes place in the future, by approximately $892,472.

         The employment agreements for Messrs. Palmer and Gale will have two year terms; the remaining employment agreements will all have terms of one year. Except for Ms. Nelson, the employment agreements provide that, if the employee is terminated without cause or resigns with good reason or in connection with a change in control of the combined corporation, the employee will receive a payment equal to the employee's annual base salary at the time of termination. Ms. Nelson's agreement provides that her termination payment will be based upon her total salary, and further provides that she will also receive the termination payment if she resigns in connection with a change in control. Finally, all of the employment agreements provide that the employee may not compete with the combined corporation or the subsidiary banks for a period of two years after the termination of his or her employment.

         OUR OFFICERS AND DIRECTORS WILL BE INDEMNIFIED BY THE COMBINED CORPORATION AFTER THE MERGER. The merger agreement provides that the combined corporation will indemnify the directors and officers of Pacific, Harbor, and their subsidiaries against costs or liabilities to the same extent that they would have been indemnified under Washington law and the applicable articles of incorporation or bylaws as in effect on the date of the merger agreement. In addition, for six years after the completion of the merger, the combined corporation shall indemnify these persons against costs and liabilities in connection with any claim relating to the merger to the fullest extent permitted by applicable law.

FEDERAL INCOME TAX TREATMENT OF THE MERGER

         We have received an opinion from Graham & Dunn PC that the merger will constitute a tax-free reorganization for federal income tax purposes. This opinion will not bind the Internal Revenue Service or preclude the Internal Revenue Service from adopting a contrary position. The opinion is based upon facts and assumptions and representations and assurances made by Harbor and Pacific.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT APPLY TO PARTICULAR CATEGORIES OF HOLDERS OF HARBOR COMMON STOCK AND PACIFIC COMMON STOCK SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS, SUCH AS FOREIGN HOLDERS, AND HOLDERS WHOSE STOCK MAY HAVE BEEN ACQUIRED AS COMPENSATION. IN ADDITION, THERE MAY BE RELEVANT STATE, LOCAL OR OTHER TAX CONSEQUENCES, NONE OF WHICH ARE DESCRIBED BELOW. YOU ARE URGED TO CONSULT YOUR TAX ADVISORS TO DETERMINE THE SPECIFIC PERSONAL TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS.

         The Graham & Dunn PC opinion states that:

                1. The merger of Pacific into Harbor will constitute a tax-free reorganization.

                2. No gain or loss will be recognized by Harbor or Pacific as a result of the merger.

                3. The tax basis and holding period for the Pacific assets that are received by Harbor in the merger will be the same as the tax basis and holding period of the assets held immediately before the exchange by Pacific.

                4. No gain or loss will be recognized by holders of Pacific common stock upon the receipt of combined corporation common stock in exchange for Pacific common stock in the merger.

                5. The tax basis of the combined corporation common stock received in the merger by Pacific shareholders will be the same as the tax basis of the shares of Pacific common stock surrendered in the exchange, reduced by any basis allocable to a fractional share interest in combined corporation common stock for which cash is received. The holding period for the shares of combined corporation common stock received in the merger will include the holding period of Pacific shares exchanged, provided that Pacific shares were held as capital assets at the time of the merger.

                6. Gain or loss will be recognized by Pacific shareholders who receive cash in lieu of fractional shares of combined corporation common stock. The amount of the gain or loss will be the difference between the cash received and the basis of the fractional share interest surrendered in the exchange. The gain or loss will be capital gain or loss provided that the shares of Pacific common stock surrendered were capital assets at the time of surrender, and will be long-term capital gain or loss if the shares of Pacific have been held for more than one year.

ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER

         It is anticipated that the merger will be accounted for as a pooling-of-interests for accounting and financial reporting purposes. Under this method of accounting, recorded assets and liabilities of Harbor and Pacific are carried forward at their previously recorded amounts; income of the combined corporation will include income of Harbor and Pacific for the entire year in which .the merger occurs; and the reported income of the separate corporations for prior periods will be combined. No recognition of goodwill arising from the merger is required of any party to the merger. Under the merger agreement, it is a condition to our obligations to complete the merger that we shall have received a letter from Knight Vale & Gregory Inc., P.S. that the merger will qualify for pooling-of-interests treatment.

         The unaudited pro forma combined financial information contained in this Joint Proxy Statement/Prospectus has been prepared using the pooling-of-interests accounting method to account for the merger. See "Unaudited Pro Forma Combined Condensed Financial Statements and Selected Financial Data," including the related notes.

DISSENTERS' RIGHTS OF APPRAISAL

         In accordance with Washington law (RCW 23B.13), our shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their shares of Harbor or Pacific common stock, as the case may be.

         Harbor and Pacific shareholders electing to exercise dissenters' rights must comply with the provisions of the Washington appraisal laws in order to perfect their rights. The following is intended as a brief summary of the material provisions of the procedures required to be followed by a Harbor or Pacific shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights. This summary, however, is not a COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE WASHINGTON APPRAISAL LAWS, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX 4 HERETO.

         A shareholder who wishes to assert dissenters' rights must:

         - deliver to Harbor or Pacific, as applicable, before the special meeting written notice of the shareholder's intent to demand payment for the shareholder's shares if the merger is effected, AND

         -   not vote the shares in favor of the merger.

         A shareholder wishing to deliver a notice asserting dissenters' rights should hand deliver or mail the notice to at the following addresses:

To Pacific:                         Pacific Financial Corporation
                                    1007 South Pacific
                                    P.O. Box 738
                                    Long Beach, Washington  98631
                                    Attention:  Barbara Gramps

To Harbor:                          Harbor Bancorp, Inc.
                                    300 East Market Street
                                    P.O. Box 1826
                                    Aberdeen, Washington  98520-5244

                                    Attention: Janice M. Pearce

         A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all of the shares the shareholder owns or over which the shareholder has the power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Harbor or Pacific in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Pacific or Harbor the record shareholder's written consent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which the shareholder has power to direct the vote.

         A SHAREHOLDER WHO DOES NOT DELIVER TO HARBOR OR PACIFIC PRIOR TO THE SPECIAL SHAREHOLDERS MEETING A WRITTEN NOTICE OF THE SHAREHOLDER'S INTENT TO DEMAND PAYMENT FOR THE "FAIR VALUE" OF THE SHARES WILL LOSE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS. IN ADDITION, ANY SHAREHOLDER ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST EITHER VOTE AGAINST THE MERGER OR ABSTAIN FROM VOTING.

         If the merger is effected, the combined corporation will, within 10 days after the effective date of the merger, deliver a written notice to all Harbor and Pacific shareholders who properly perfected their dissenters' rights. The notice will, among other things:

         - state where the payment demand must be sent and where and when certificates for Pacific and Harbor shares must be deposited;

         -   supply a form for demanding payment; and

         - set a date by which the combined corporation must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

         A shareholder wishing to exercise dissenters' rights must at that time file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause that person to lose their dissenters' rights.

         Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, Harbor will pay each dissenter with properly perfected dissenters' rights the combined corporation's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own shares of Harbor or Pacific common stock prior to the public announcement of the merger, the combined corporation is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation in anticipation of the merger. The rate of interest is generally required to be the rate at which the combined corporation can borrow money from other banks.

         A dissenter dissatisfied with our estimate of the fair value may notify us of the dissenter's estimate of the fair value. If we do not accept the dissenter's estimate and the parties do not otherwise settle on a fair value, then we must within 60 days petition a court to determine the fair value.

         In view of the complexity of the Washington statutes governing dissenters' rights of appraisal, shareholders of Pacific and Harbor who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

STOCK RESALES BY OUR AFFILIATES

         The combined corporation common stock to be issued in the merger will be transferable free of restrictions under the Securities Act, except for shares received by persons, including our directors and executive officers, who may be deemed to be "affiliates" of Pacific and Harbor, as that term is used in (1) paragraphs (c) and (d) of Rule 145 under the Securities Act and/or (2) Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission. Affiliates may not sell their shares of the combined corporation common stock acquired in the merger, except

         - under an effective registration statement under the Securities Act covering those shares;

         -   in compliance with Rule 145; or

         - in the opinion of counsel reasonably satisfactory to the combined corporation, under other applicable exemptions from the registration requirements of the Securities Act.

         Securities and Exchange Commission guidelines further indicate that the pooling-of-interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if the affiliates do not dispose of any of the shares of the acquiring or acquired company they owned prior to the completion of a merger or shares of the acquiring corporation they receive in connection with the merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined entity have been published. Pacific and Harbor have obtained customary agreements with all directors, officers, and affiliates of Pacific and Harbor, under which those persons represent that they will not dispose of their shares of the combined corporation received in the merger or the shares of capital stock of Pacific or Harbor held by them prior to the merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder, and in a manner that would not adversely affect the ability of the combined corporation to treat the merger as a pooling-of-interests for financial reporting purposes. This Joint Proxy Statement/Prospectus does not cover any resales of the combined corporation common stock received by affiliates of Pacific or Harbor.

EXPENSES

         The merger agreement provides, in general, that Pacific and Harbor will each pay its own expenses in connection with the merger agreement and the transactions contemplated thereby, including fees and expenses of its own financial and other consultants, investment bankers, accountants, and counsel. However, Pacific and Harbor will divide equally the following expenses:

         - all fees and disbursements, including those of counsel and accountants, but excluding those of financial advisers, incurred in connection with the preparation of the Registration Statement and other required government applications, and

         - all listing, filing, and registration fees paid by or incurred on behalf of the combined corporation, including fees paid to the Securities and Exchange Commission and other government agencies.

                          INFORMATION CONCERNING HARBOR

BUSINESS

         Harbor is a bank holding company whose main and only subsidiary is The Bank of Grays Harbor. The Bank of Grays Harbor has five full-service offices located in Grays Harbor County. The Bank of Grays Harbor was organized in 1978 and opened for business in 1979 to meet the need for a local community bank with local interests to serve the small- to medium-sized local businesses and professionals. Those services include commercial loans, installment loans, real estate loans, and personal and business deposit products.

         On June 30, 1999, Harbor had assets of $133 million, loans totaling approximately $85 million, and deposits of approximately $119 million.

COMPETITION

         Competition in the banking industry is significant and has intensified with interest rate deregulation. Furthermore, competition from outside the traditional banking system from investment banking firms, insurance companies and related industries offering bank-like products has increased the competition for deposits and loans.

         The banking industry in The Bank of Grays Harbor's primary market area is characterized by well established thrifts which are headquartered in the area along with branches of large banks and small community banks with headquarters located outside the primary market area.

         The Bank of Grays Harbor's traditional competition for deposits comes from commercial banks, thrift associations, credit unions, and money market funds, many of which have more locations or offer higher rates of interest than Harbor. Competition for funds also comes from issuers of corporate and governmental securities, insurance companies, mutual funds, and other financial intermediaries. The Bank of Grays Harbor competes for deposits by offering a variety of deposit accounts at rates generally competitive with similar financial institutions in the area. The Bank of Grays Harbor's principal competitive advantage with respect to the other financial institutions in the area is its status as a local community bank, offering products and services tailored to the needs of the community.

         In competing for deposits, Harbor is subject to certain limitations not applicable to non-bank competitors. Legislation enacted in the 1980's authorized banks to offer deposit instruments with rates competitive with money market funds, but subject to restrictions not applicable to those funds. Legislation has also made non-bank financial institutions more effective competitors. Thrift associations and credit unions are now permitted to offer checking accounts and to make commercial loans with certain limitations.

         Harbor's competition for loans comes primarily from the same financial institutions with which it competes for deposits. Harbor competes for loan originations primarily through the level of interest rates and loan fees charged, the variety of commercial and mortgage loan products offered, and the efficiency and quality of services provided to borrowers. Factors that affect loan competition include the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand.

         At present, there are five commercial banks, four thrifts, and four credit unions operating in Harbor's market area that offer some of the services offered by Harbor, and that may be in direct competition for the customers Harbor seeks to attract. Because of the extensive experience of Harbor's management in its market area and the business contacts of its management and the directors, management believes that Harbor has been able to compete effectively for business.

FACILITIES

         The main office of Harbor is located at 300 East Market Street, Aberdeen, Washington. Branch offices are located at:

         -   405 8th Street Hoquiam, Washington;

         -   145 Chance a la Mer NW, Ocean Shores, Washington;

         -   4471 State Route 109, Pacific Beach, Washington; and

         -   150 S. Main, Montesano, Washington.

All of the branch facilities are owned by Harbor, except that the land on which the Montesano branch is sited is leased.

         The Bank of Grays Harbor and IDC Parking Company are parties to a lease dated July 8, 1997, under which the bank leases, with an option to purchase, the property on which its Montesano branch office is located. Under the terms of the lease, IDC Parking Company may exercise an option to receive 3,300 shares of Harbor stock if the bank exercises its option to purchase the Montesano branch property.

EMPLOYEES

         As of June 30, 1999, Harbor had 47 full-time equivalent employees. The employees are not represented by a union organization or other collective bargaining group, and management considers its relations with the employees to be very good.

LEGAL PROCEEDINGS

         Harbor is from time to time a party to various legal proceedings arising in the ordinary course of its business. Management believes that there are no threatened or pending proceedings against Harbor which, if determined adversely, would have a material effect on its business or financial position.

                         INFORMATION CONCERNING PACIFIC

BUSINESS

         Pacific Financial Corporation is a bank holding company whose main and only subsidiary is Bank of the Pacific. Bank of the Pacific has five full service offices located in Pacific and Wahkiakum Counties. Bank of the Pacific was organized and opened for business in 1971 to meet the need for a local community bank with local interests to serve the needs of individuals and small- to medium-sized local businesses. Services include commercial loans, installment loans, real estate loans, and personal and business deposit products.

         At June 30, 1999, Pacific had assets of approximately $105 million, loans totaling approximately $63 million, deposits of approximately $86 million and shareholders' equity of approximately $10 million.

COMPETITION

         Competition in the banking industry is significant and has intensified with interest rate deregulation. Competition now comes from outside the traditional banking system including investment banking firms, insurance companies and related industries offering bank like products competing for deposits and loans.

         The banking industry in Pacific's primary market area is characterized by well-established branches or subsidiary banks of large banks with headquarters outside the primary market area, as well as local financial institutions. At present there are three commercial banks, one thrift and one credit union operating in Pacific's market area that offer some of the services that are offered by Pacific and that may be in direct competition for the customers of Pacific.

         Pacific's traditional competition for deposits comes from commercial banks, savings banks, credit unions and money market funds, many of which have more locations or offer higher rates of interest than Pacific. Competition for funds also comes from issuers of corporate and governmental securities, insurance companies, mutual funds, as well as other financial intermediaries. The Bank competes for deposits by offering a variety of deposit accounts at rates generally competitive with similar financial institutions in the area. The Bank's principal competitive advantage with respect to the other financial institutions in the area is its status as a local community bank, offering products and services tailored to the needs of the community.

         In competing for deposits, Bank of the Pacific is subject to certain limitations not applicable to non-bank competitors. Legislation enacted in the 1980's authorized banks to offer deposit instruments with rates competitive with money market funds, but subject to withdrawal restrictions not applicable to others. Legislation has also made non-bank financial institutions more effective competitors. Thrift associations and credit unions are now permitted to offer checking accounts and to make commercial loans with certain limitations.

         Bank of the Pacific's competition for loans comes primarily from the same financial institutions with which it competes for deposits. Because of recent low interest rates, competition has been strong for good quality customers. Pacific management has focused on building strong customer loyalty and as a result, few customers have moved their relationships to competitors.

         The branches of the large financial institutions in Pacific's market area have a competitive advantage over Pacific in that they have high public visibility and are able to maintain advertising and marketing activity on a much larger scale than Pacific can maintain economically. Because single borrower lending limits imposed by law are dependent on the capital of the institution, the branches of larger institutions with substantial capital bases are also at an advantage with respect to applications for loans that are in excess of Pacific's legal lending limits.

         Although we cannot guarantee that it will continue to do so, Pacific has been able to compete effectively for business in its market area because of the extensive experience of management of Pacific and the business contacts of management and the directors.

FACILITIES

         The main office of Pacific Financial is located at 1007 South Pacific Highway, Long Beach, Washington. Branch offices are located at:

         -  1802 Bay Avenue, Ocean Park, Washington;

         -  Second and Spruce, Ilwaco, Washington;

         -  309 Knappton Road, Naselle, Washington; and

         -  56 Main Street, Cathlamet, Washington.

All of the branch facilities are owned by Pacific.

EMPLOYEES

         As of June 30, 1999, Pacific had 37 full-time equivalent employees. They are not employees represented by a union organization or other collective bargaining group, and management considers its relations with the employees to be excellent.

LEGAL PROCEEDINGS

         Pacific is from time to time a party to various legal proceedings arising in the ordinary course of its business. Management believes that there are no threatened or pending proceedings against Pacific which, if determined adversely, would have a material effect on its business or financial position.

                 HARBOR MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         GENERAL. Harbor operates five full-service offices in Grays Harbor County. Harbor's primary source of revenue is derived from providing loans to customers, who are predominately small and middle-market businesses.

SIX MONTHS ENDED JUNE 30, 1999 AND 1998

         OVERVIEW. Total assets of $132.8 million as of June 30, 1999 represent a 5.6% increase compared to total assets of $125.8 million as of June 30, 1998. This growth is due to continued strong growth of core deposits.

         NET INCOME. For the six months ended June 30, 1999 and 1998, Harbor's net income was $1,007,000 and $995,000 respectively. Net income for the six months ended June 30, 1999 increased $12,000 or 1.2% over the same period in 1998. The increase in earnings is due to increased net interest income achieved primarily from investment income. Diluted earnings per share for the periods ended June 30, 1999 and 1998 were $3.79 and $3.77, respectively.

         NON-INTEREST EXPENSES. Non-interest expenses for the six months ended June 30, 1999 increased $37,000 or 1.9% from the same period in 1998. The increase in expenses is due primarily to costs associated with the Bank's asset growth. Also contributing to the increase was increased compensation and employee benefit expenses, professional services costs, and costs associated with business development.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

         OVERVIEW. Total assets of $135.3 million at December 31, 1998 represents a 21% increase over assets of $111.8 million at December 31, 1997. This growth is attributed to the strong growth of core deposits.

         NET INCOME. For the years ended December 31, 1998 and 1997, net income was $2,073,000 and $1,938,000 respectively, an increase of $135,000 or 7.0%, from 1997 to 1998. Total revenue, which is defined as net interest income plus non-interest income, increased to $6,917,000 in 1998 from $6,430,000 million in 1997, an increase of 7.6%. The growth in revenue resulted from increased loans and deposits and the resulting increase in net interest income. Net interest margins remained well above peer group performance based on the FDIC Uniform Bank Performance Report; management believes that is due to effective management of the pricing of loan and deposit products. Diluted earnings per share for the two years ended December 31, 1998 and 1997 were $7.84 and $7.48, respectively.

         NON-INTEREST EXPENSES. Non-interest expenses for the year ended December 31, 1998 increased $414,000, or 11.8% over the year ending 1997. The 1998 increase is attributed to the 21.0% growth in assets achieved in 1998 and to increased occupancy and equipment costs associated with the addition of the Montesano Branch which opened in October 1997, along with increased compensation and benefit expenses.

LOAN QUALITY, LIQUIDITY, CAPITAL

         PROVISION FOR CREDIT LOSSES. The allowance for credit losses represents management's current estimate of amounts required to absorb losses on existing loans. The allowance of $1,148,000 at June 30, 1999 is an increase of $1,000 or 0.1% from the December 31, 1998 allowance of $1,147,000. The allowance represents 1.4% of total loans at June 30, 1999. The $1,147,000 allowance at December 31, 1998 is an increase of $10,000 or 0.9% from the 1997 allowance of $1,137,000. The allowance represents 1.4% of loans at December 31, 1998 and December 31, 1997.

         Determination of the appropriate allowance level is based on, among other things, an analysis of various factors including historical loss experience based on volumes and types of loans, volumes and trends in delinquencies and non-accrual loans, trends in portfolio volume, results of internal and independent external credit reviews, and anticipated economic conditions in the Bank's market area. The Bank determines the adequacy of its loan loss reserves through a formula taking into consideration non-performing loans, special mention credits and substandard loans. Bank management reviews all loans classified as substandard, doubtful, loss or special mention on a quarterly basis, and sets reserve levels commensurate with management's assessment of the risk to loss and loans classification. Based on this analysis, management considers the allowance for possible loan losses to be adequate for the periods indicated.

         LIQUIDITY AND SOURCES OF FUNDS. The Bank's primary sources of funds are customer deposits, loan repayments, maturities of investment securities, net income, advances from the Federal Home Loan Bank of Seattle, and short term Federal Funds purchased from correspondent banks. Scheduled loan repayments are relatively stable sources of funds while deposit inflows and unscheduled loan prepayments are not. Deposit inflows and unscheduled loan prepayments are influenced by general interest rate levels, interest rates on other investments, competition, economic conditions and other factors.

         Total deposits at June 30, 1999, December 31, 1998 and December 31, 1997 were $119.3 million, $121.7 million and $99.8 million respectively. Deposit growth from December 31, 1997 to June 30, 1999 was 19.5%. The Bank does not accept brokered deposits. A concerted effort has been made to attract deposits in the market area the Bank serves through competitive pricing and delivery of quality products.

         Management anticipates that the Bank will continue to rely on customer deposits, loan repayments, maturities of investment securities, net income, Federal Home Loan Bank of Seattle borrowings, and short term Federal Funds purchased from correspondent banks to provide liquidity. Although deposit balances have shown historical growth, these balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition and other factors. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds. Borrowings may also be used on a long-term basis to support expanded lending activities and to match maturities or repricing intervals on assets. The sources of these funds would most likely be borrowings from the Federal Home Loan Bank of Seattle.

         CAPITAL. The primary capital-to-asset leverage ratio for the Company was 9.48% at June 30, 1999, as compared to 8.84% at December 31, 1998, and 9.47% at December 31, 1997. In 1989, the federal banking regulators adopted risk based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the credit risk of the asset. Risk-adjusted total capital-to-asset ratios were 13.94% at June 30, 1999, and 13.48% and 14.54% at December 31, 1998 and
1997 respectively. As of June 30, 1999, the Bank was considered "well capitalized" per FDIC risk based guidelines.

AVERAGE BALANCES AND AVERAGE RATES EARNED AND PAID

         For most financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and the average cost of interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Changes in net interest income are influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

         The following table gives you information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income and net interest margin.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                      1998                                  1997
                                                      ----                                  ----
                                                    INTEREST                              INTEREST
                                        AVERAGE      INCOME        AVERAGE     AVERAGE     INCOME       AVERAGE
                                      BALANCE (1)  (EXPENSE)(2)      RATE      BALANCE    (EXPENSE)       RATE
                                      -----------  ------------    -------   ----------  ----------     ---------
ASSETS                                  (DOLLARS IN THOUSANDS)
         Earning assets:
              Loans                      $ 81,648   $   8,190(3)     10.03%   $  79,404    $  8,057         10.15%
              Investment
                securities:
                 Taxable                   17,661       1,023         5.79       10,433         701          6.72
                 Tax-exempt                 3,776         256(3)      6.78        2,539         192(3)       7.56
              Total investment
                securities                 21,437       1,279         5.97       12,972         893          6.88
              Federal funds sold
                and deposits in banks      12,016         713         5.93        4,696         248          5.28
         TOTAL EARNING ASSETS/INTEREST
            INCOME                        115,101      10,182         8.85%      97,072       9,198          9.48%

         Cash and due from banks            5,412                                 5,089
         Bank premises and equipment
            (net)                           2,466                                 2,342
         Other assets                       1,490                                 1,237
         Allowance for credit losses       (1,139)                               (1,141)
         TOTAL ASSETS                    $123,330                             $ 104,599

LIABILITIES AND SHAREHOLDERS' EQUITY
         Interest bearing liabilities:
              Deposits:
                 Savings and interest-
                    bearing demand       $ 66,903      (2,206)         3.30%  $  54,262      (1,914)         3.53%
                    Time                   28,092      (1,555)         5.54%     24,467      (1,366)         5.58
              TOTAL DEPOSITS               94,995      (3,761)         3.96%     78,729      (3,280)         4.17
              Other borrowings                ---         ---                        97          (6)         6.19
         Total interest-bearing
           liabilities/
            interest expense               94,995      (3,761)         3.96%     78,826      (3,286)         4.17

         Demand deposits                   16,053                                14,892
         Other liabilities                    718                                   568
         Shareholders' equity              11,564                                10,313
         Total liabilities and
            shareholders' equity         $123,330                             $ 104,599

         NET INTEREST INCOME                        $   6,421                              $  5,912

NET INTEREST INCOME AS A
PERCENTAGE OF AVERAGE EARNING ASSETS
              Interest income                                          8.85%                                 9.48%
              Interest expense                                         3.27%                                 3.39%
              NET INTEREST INCOME                                      5.58%                                 6.09%

---------------
(1) For purposes of these computations, non-accrual loans are included in the average loan balance outstanding.

(2) Loan fees of $337,000 and $327,000 are included in interest income in 1998 and 1997, respectively.

(3) Tax equivalent basis.

         The following table shows the changes in consolidated net interest income attributable to changes in volume and to changes in interest rates. Changes attributable to the combined effect of volume and interest rate have been allocated proportionately to the changes due to volume and the changes due to interest rate.

                                             1998 COMPARED TO 1997                               1997 COMPARED TO 1996
                                           INCREASE (DECREASE) DUE TO                         INCREASE (DECREASE) DUE TO
                                           --------------------------                         --------------------------
                                          VOLUME      RATE         NET                     VOLUME        RATE        NET
                                        ---------   --------     --------                ----------     -------   ----------
                                                                    (DOLLARS IN THOUSANDS)
INTEREST EARNED ON
Loans                                    $  226     $  (93)       $  133                  $ 1,077        $  39     $ 1,116
Investment securities:
  Taxable                                   430       (108)          322                     (46)            3        (43)
  Tax-exempt                                 86        (22)           64                      (8)          (3)        (11)
    Total investment securities             516       (130)          386                     (54)            -        (54)
Federal funds sold and deposits
  in banks                                  430          35          465                     (67)            2        (65)

    Total interest income                 1,172       (188)          984                      956           41         997

INTEREST PAID ON
Savings and interest bearing demand
  deposits                                  423       (131)          292                      134            3         137
Time deposits                               201        (12)          189                      110         (48)          62
    Total deposits                          624       (143)          481                      244         (45)         199
Other borrowings                            (6)                      (6)                      (2)                      (2)

    Total interest expense                  618       (143)          475                      242         (45)         197

    Net interest income                  $  554     $  (45)       $  509                   $  714        $  86      $  800

LENDING

         GENERAL. The Bank's policy is to originate loans primarily in its local market. The Bank's loan underwriting policies focus on assessment of each borrower's ability to service and repay the debt, and the availability of collateral that can be used to secure the loan. Depending on the nature of the borrower and the purpose and amount of the loan, the Bank's loans may be secured by a variety of collateral, including business assets, real estate, and personal assets. Many business loans may also be dependent upon the personal guarantees of the owners of the business. The Bank's loans are generally classified by the ability of the borrower to repay and the principal asset pledged as collateral to secure the loan.

         The Bank's commercial loans consist primarily of secured revolving operating lines of credit and business term loans. Commercial real estate loans include loans for various purposes where the primary collateral is commercial real estate. Real estate construction loans include loans made in connection with custom and "spec" (build to sell) construction of residential and commercial buildings and loans made to borrowers who build residential and commercial buildings for resale. The majority of loans within the Bank's portfolio have terms of five years or less or have adjustable interest rates. These rates are principally tied to the prime rate, an internal base rate, or a treasury based index.

         Consumer installment loans and other loans, while representing a small percentage of total outstanding loans, include home equity loans, auto loans, boat loans, Visa credit cards, and personal lines of credit.

         TYPES OF LOANS. The composition of loans at June 30, 1999 and December 31, 1998 and 1997 was as follows:

                                                                         DECEMBER 31
                                           JUNE 30,                      -----------
                                             1999                  1998                   1997
                                             ----                  ----                   ----
                                                           (DOLLARS IN THOUSANDS)
Commercial                                  $41,352              $37,296                $34,117
Real Estate Construction                        566                1,303                    964
Real Estate Mortgage                         41,295               40,833                 43,666
Installment                                   1,328                1,339                  1,435
Credit Cards and overdrafts                     749                  784                    747
         Total                              $85,290              $81,555                $80,929

         LOAN MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES. The following table shows the maturity analysis of commercial and real estate construction loans outstanding as of December 31, 1998. Also provided are the amounts of all loans due after one year classified according to the sensitivity to changes in interest rates:

                                                              DUE AFTER
                                               DUE IN ONE    ONE THROUGH     DUE AFTER
                                              YEAR OR LESS   FIVE YEARS      FIVE YEARS           TOTAL
                                              ------------   ------------   -----------          -------
                                                                (DOLLARS IN THOUSANDS)
Commercial                                      $ 36,544      $   752        $     ---          $ 37,296
Real estate construction                           1,303          ---              ---             1,303
         Total                                    37,847          752              ---            38,599

TOTAL LOANS MATURING AFTER ONE YEAR WITH
Predetermined interest rates (fixed)            $    ---      $  9,736       $  11,534          $ 21,270
Floating or adjustable rates (variable)              ---         4,305             ---             4,305
         Total                                       ---        14,041          11,534            25,575

RISK ELEMENTS

         Non-accrual and past due loans were as follows at June 30, 1999 and December 31, 1998 and 1997:

                                                                                      DECEMBER 31,
                                                        JUNE 30,          ---------------------------------
                                                          1999                1998                1997
                                                          ----                ----                ----
                                                                    (DOLLARS IN THOUSANDS)
Non-accrual Loans                                        $ ---                $ ---              $ 138
Accruing loans past due 90 days or more                    188                  ---                ---
Restructured Loans                                         ---                  ---                ---

         Interest income on non-accrual loans that would have been recorded in the year ended December 31, 1998, had those loans performed in accordance with their initial terms, was $30,000. Interest income on those loans that was included in income in 1998 was $10,000.

         Loans are generally placed on non-accrual status when, in management's opinion, the borrower may be unable to meet payments as they become due, or when they are past due 90 days as to either principal or interest.

         At December 31, 1998, there were no commitments to lend additional funds to borrowers whose loans were classified as non-accrual. Harbor is not aware of any loans continuing to accrue interest at December 31, 1998 that represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of these borrowers to comply with loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE

         Transactions in the allowance for credit losses for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 are as follows:

                                                  SIX MONTHS              YEAR ENDED DECEMBER 31,
                                                    ENDED                 -----------------------
                                                JUNE 30, 1999            1998                    1997
                                                -------------            ----                    ----
                                                                    (DOLLARS IN THOUSANDS)
Balance at beginning of period                    $    1,147           $  1,137               $  1,090
Charge-offs:
  Commercial                                                                  9                      5
  Credit card                                             13                 18                     20
  Installment                                                                                        6
      Total charge offs                                   13                 27                     31

Recoveries:
  Commercial                                                                 34                      6
  Credit card                                              5                  3                      2
  Installment                                              9
     Total recoveries                                     14                 37                      8

Net charge offs (recoveries)                              (1)               (10)                    23
Provision charged to operations                            0                  0                     70
Balance at end of period                          $    1,148           $  1,147               $  1,137
Ratio of net charge-offs (recoveries) to
  average loans outstanding during period               0.00%             -0.01%                  0.03%
Average loans outstanding during period           $   82,019           $ 81,648               $ 79,404

         The provision for credit losses charged to operating income and the determination of the appropriate allowance level is based on, among other things, on-going, quarterly analyses of various factors including historical loss experience based on volumes and types of loans, volumes and trends in delinquencies and non-accrual loans, trends in portfolio volume, results of internal and independent external credit reviews, and anticipated economic conditions in the Bank's market area. Harbor determines the adequacy of its loan loss reserves through a formula applying risk factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of those loans or commitments. Changes in the risk grade of both performing and nonperforming loans affect the amount of the allowance. Specific provisions are made where management has identified significant conditions or circumstances related to a credit that management believes indicate the possibility that a loss may be incurred in excess of the amount determined by application of the amount determined by application of the formula allowance. Based on this analysis, management considers the allowance for credit losses to be adequate for the periods indicated. Harbor's allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure."

ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES.

         Based on certain characteristics of the portfolio, potential losses can be anticipated for major loan categories. In the following table, the allowance for credit losses has been allocated among major loan categories based primarily on their historical net charge off experience, along with consideration of factors such as quality, volume, anticipated economic conditions, and other business considerations.

                                                                    DECEMBER 31,
                                                                    ------------
                                                    1998                                    1997
                                                    ----                                    ----
                                                            % OF TOTAL                             % OF TOTAL
                                        ALLOWANCE           ALLOWANCE           ALLOWANCE          ALLOWANCE
                                        ---------           ----------          ---------          ----------
                                                               (DOLLARS IN THOUSANDS)
Commercial loans                          $  516               45.00%             $  478              42.00%
Real estate loans                            596               52.00%                625              55.00%
Consumer loans                                35                3.00%                 34               3.00%
                                          ------                                  ------
                                          $1,147              100.00%             $1,137             100.00%

         Historical net charge-offs are not necessarily accurate predictors of future losses, since net charge-offs vary from period to period due to economic conditions and other factors that cannot be accurately measured. Thus, an evaluation based on historical loss experience of individual loan categories will prove valuable in the future, but will only be one of many factors considered by management in evaluating the adequacy of the overall allowance and in determining the amount of the provision for credit losses.

ASSET AND LIABILITY MANAGEMENT

         The Bank's results of operations depend substantially on net interest income. Interest income and interest expense are affected by general economic conditions, competition in the market place, market interest rates and repricing and maturity characteristics of the Bank's assets and liabilities. Exposure to interest rate risk is primarily a function of differences between the maturity and repricing schedules of assets (principally loans and investment securities) and liabilities (principally deposits). Assets and liabilities are described as interest sensitive for a given period of time when they mature or can reprice within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities is referred to as the interest sensitivity "GAP" for any given period.

         Certain shortcomings are inherent in the interest sensitivity GAP method of analysis presented in the following table. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The following table shows the dollar amount of interest sensitive assets and interest sensitive liabilities at June 30, 1999 and difference between them for the maturity or repricing periods indicated.

                                              DUE IN            DUE AFTER
                                             ONE YEAR       ONE THROUGH FIVE        DUE AFTER
                                             OR LESS              YEARS            FIVE YEARS            TOTAL
                                            ----------     -----------------      ------------         ---------
                                                                   (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS
Loans                                        $60,915             $9,699             $14,676             $85,290
Investment securities                         10,160             18,267               4,152              32,579
Fed Funds and interest
     bearing balances with banks               5,505                                                      5,505
Total interest earning assets                $76,580            $27,966             $18,828            $123,374
INTEREST BEARING LIABILITIES
Interest bearing demand
     deposits                                 $8,178            $11,683              $3,505             $23,366
Savings deposits                              47,338                ---                 ---              47,338
Time deposits                                 26,505              2,780                 ---              29,285
Total interest bearing
     liabilities                             $82,021            $14,463              $3,505             $99,989
Net interest rate
     sensitivity GAP                         $(5,541)           $13,503             $15,323             $23,385

INVESTMENT ACTIVITIES

         As of June 30, 1999, The Bank of Grays Harbor classified all of its investment securities as "available for sale." Unrealized gains and losses on investment securities classified as available for sale are excluded from earnings and reported, net of federal income taxes, as a separate component of stockholders' equity titled "Accumulated Other Comprehensive Income."

         The Bank's investment policy is approved by its Board. It has been the policy of the Bank to maintain relatively high levels of liquidity to meet loan funding and deposit outflow and other liquidity needs.

         ANALYSIS OF INVESTMENT SECURITIES. Debt and equity securities have been classified as available for sale according to management's intent. The carrying amount of securities and the approximate fair values at the dates shown were as follows:

                                                              GROSS            GROSS               ESTIMATED
                                           AMORTIZED       UNREALIZED       UNREALIZED               FAIR
                                              COST            GAINS           LOSSES                 VALUE
                                              ----            -----           ------                 -----
                                                                      (DOLLARS IN THOUSANDS)
JUNE 30, 1999
U.S. Treasury securities                $      1,004                        $        1           $   1,003
U.S. Government agencies                      16,496                                92              16,404
Obligations of states and political
  subdivisions                                 3,957               13                                3,970
Corporate bonds                                8,748                               112               8,636
Federal Home Loan Bank stock                   2,566                                                 2,566
                                        $     32,771        $      13       $      205           $  32,579

DECEMBER 31, 1998
U.S. Treasury securities                $        985        $      11                            $     996
U.S. Government agencies                      16,274               41                2              16,313
Obligations of states and political
  subdivisions                                 3,599              148                                3,747
Corporate bonds                                7,242                8               11               7,239
Federal Home Loan Bank stock                   2,474               --               --               2,474
                                        $     30,574        $     208       $       13           $  30,769

DECEMBER 31, 1997
U.S. Treasury securities                $      2,493        $      11                            $   2,504
U.S. Government agencies                       4,627               11                1               4,637
Obligations of states and political
  subdivisions                                 3,170               59                2               3,227
Corporate bonds                                  300                2               --                 302
Federal Home Loan Bank stock                   2,292               --               --               2,292
                                        $     12,882        $      83       $        3           $  12,962

         MATURITY DISTRIBUTION OF INVESTMENT SECURITIES. The scheduled maturities of debt securities at December 31, 1998 were as follows:

                                                                     DUE AFTER        DUE AFTER
                                                   DUE IN ONE       ONE THROUGH      FIVE THROUGH
                                                  YEAR OR LESS      FIVE YEARS        TEN YEARS          TOTAL
                                                  ------------      -----------      ------------      ----------
                                                                       (DOLLARS IN THOUSANDS)

U.S. Treasury securities                            $   489          $    507         $   ---          $   996
  WEIGHTED AVERAGE YIELD                              5.35%             6.41%             ---%            5.89%
U.S. Government agencies                             11,692             3,014            1,607          16,313
  WEIGHTED AVERAGE YIELD                              5.28%             5.72%            7.27%           5.55%
Obligations of states and
  political subdivisions                                288             1,313            2,146           3,747
  WEIGHTED AVERAGE YIELD                              5.67%             5.19%            5.05%           5.14%
Corporate bonds                                       4,968             1,964              307           7,239
  WEIGHTED AVERAGE YIELD                              5.30%             5.40%            6.29%           5.37%

DEPOSITS

         Following is a summary of the average amount of and average rate paid on the following deposit categories for the periods indicated:

                                                                       YEARS ENDED DECEMBER 31,
                                                                       ------------------------
                                                                1998                                  1997
                                                                ----                                  ----
                                                     AMOUNT                 RATE                AMOUNT          RATE
                                                     ------                 ----                ------          ----
                                                                        (DOLLARS IN THOUSANDS)
Demand deposits                                     $ 16,053                0.00%             $ 14,892          0.00%
Interest-bearing demand deposits                      26,231                2.15%               21,336          2.37%
Savings deposits                                      40,672                4.03%               32,926          4.28%
Time deposits                                         28,092                5.54%               24,467          5.58%
         Total                                      $111,048                                  $ 93,621

         Certificates of deposit at December 31, 1998 are scheduled to mature as follows:

                                                           UNDER              OVER
                                                         $100,000           $100,000                  TOTAL
                                                         ---------          ---------                 -----
3 months or less                                          $  4,198          $  6,605                $ 10,803
Over 3 through 6 months                                      4,436             2,478                   6,914
Over 6 through 12 months                                     7,061             4,309                  11,370
Over 12 months                                               2,337               688                   3,025
         Total                                            $ 18,032          $ 14,080                $ 32,112

RETURN ON EQUITY AND ASSETS

         The following table shows consolidated operating and capital ratios for the periods indicated:

                                                     SIX MONTHS ENDED                      YEARS ENDED
                                                         JUNE 30,                         DECEMBER 31,
                                              -------------------------------   ------------------------------------
                                                   1999           1998                1998              1997
                                                   ----           ----                ----              ----
Return on average assets                            1.51%          1.72%              1.68%              1.85%
Return on average equity                           16.80%         18.32%             17.93%             18.79%
Dividend payout ratio                               0.00%          0.00%             46.74%             39.94%
Equity to average assets                            8.98%          9.45%              9.38%              9.86%

YEAR 2000 ISSUES

         The year 2000 ("Year 2000") issue is the result of the inability of computers to distinguish "00" as 2000. Computer programs that were written with only two-digit year may not function accurately or at all when the date changes from 1999 to 2000. Year 2000 issues will potentially affect anything that contains an embedded microchip.

         The Bank operates an in-house computer system utilizing the "Liberty Banking System" software provided by Jack Henry and Associates to perform its most mission critical data processing functions relating to its loans, deposits, general ledger and shareholder information applications. Jack Henry and Associates has completed the renovation and validation phases of its Year 2000 plan, and has received Year 2000 certification for the Liberty Banking System from the Information Technology Association of America (ITAA). The Bank physically tested all applications of the Liberty Banking System at its disaster recovery site in November 1998. The test results all proved successful and were reviewed and audited by McGladrey & Pullen, an independent audit and consulting firm.

         The Bank also performs item processing services for its customers utilizing "VisualImpact" software provided by Unisys Corporation. The VisualImpact software has been tested and certified Year 2000 compliant by the vendor. The Bank successfully tested the software onsite in August.

         PROJECT MANAGEMENT. The Bank initiated a Year 2000 Project early in 1997 to address year 2000 issues. The Bank's Year 2000 Project Plan has been set up following the Federal Financial Institutions Examination Council recommended five-phase format: Awareness; Assessment; Renovation; Validation; Implementation. In addition to the recommended five phases, the Bank's plan has been expanded to include Contingency Plans and year-end plans.

         AWARENESS

         AWARENESS PHASE STATUS. The awareness phase of the Bank's Year 2000 Plan continues to be the most active phase. The continuing need to communicate the potential Year 2000 impact will last through the end of 1999. The Bank will continue to communicate the status of its Year 2000 efforts and the steps it is taking to insure the safety and accuracy of customer funds and records.

         ASSESSMENT

         As of March 1, 1999, all of the Bank's loans of $100,000 or more have been Year 2000-risk assessed. The review was designed to identify borrowers that may experience potential disruptions as a result of a failure of their systems, external systems or suppliers that in turn could impact cash flow and affect their financial strength. There were no loans that were rated as Year 2000 high-risk. All loans are being monitored on a quarterly basis by the lenders per the Bank's policy.

         The Bank has added to its loan criteria the requirement to evaluate the applicant's Year 2000 compliance rating as another consideration in determining the final decision on the loan application. A high Year 2000 risk rating may not disqualify the applicant in and of itself. If the applicant has a Year 2000 project plan, the plan is on schedule and the risk factors have been addressed to the satisfaction of the Bank, the Year 2000 risk may not disqualify the application.

         The Bank's investment portfolio has been reviewed for maturity dates. The money derived from the maturing of some bonds may become part of the total cash plan for the bank. A contingency plan for cash has been developed and addresses the level of cash the Bank will retain over the Century Date Change weekend.

         ASSESSMENT PHASE STATUS. The initial assessment of loans, investments and large funds providers as well as the Bank's information systems and environmental systems have been completed with positive results. The main activity for the balance of the year will be monitoring the existing accounts and reviewing the new ones.

         RENOVATION

         The Bank of Grays Harbor's automatic teller machines (ATM) and Bank By Phone (VRU) Systems were successfully tested to be Year 2000 compliant.

         RENOVATION PHASE STATUS. All new programs will be subjected to the full range of Year 2000 testing prior to final acceptance and installation in our production environment. Only new programs critical to the Bank's systems will be installed prior to 2000.

         VALIDATION

         As listed above, testing of the Bank's mission critical core mainframe computer software was completed in November 1998. Following extensive and exhaustive review of the output data by the Bank's technical staff, internal audit and the users of the systems, the data was determined to be accurate in all aspects. All non-critical software has been tested and determined to be accurate in all respects.

         VALIDATION PHASE STATUS. Year 2000 validation efforts have been completed with positive results. Testing will continue in a maintenance mode.

         IMPLEMENTATION

         IMPLEMENTATION PHASE STATUS. The implementation phase of the Bank's Year 2000 project is considered to be in an ongoing maintenance mode. The Bank currently does not plan to install any new systems prior to the year 2000.

         NON-TECHNICAL ISSUES

         The Year 2000 also gives rise to non-technical issues that have the potential to create problems. The Bank's environmental systems have been reviewed and determined to be Year 2000 ready. Only limited changes were required with minimal expense incurred. The Bank's mission critical equipment such as vault doors and security systems have been evaluated and are considered to be Year 2000 ready.

         The Bank has evaluated its major third party vendors and its borrowers. Management has determined that the majority of services provided by vendors are either Year 2000 compliant, not date sensitive or are not mission critical.

         CONTINGENCY AND YEAR END PLANS

         Contingency and year-end plans have been completed for all areas of the Bank. Both plans are considered to be "living documents" and will be refined and updated to reflect changes and conditions that evolve or develop as time passes. The Bank has conducted, and continues to conduct, bank-wide walkthrough tests.

         Based on results of the tests to date, the walkthrough tests successfully addressed the objectives of the exercise from several directions. The plans themselves were well thought out and complete and the process the Bank designed for handling the issues worked as expected. An independent audit was performed on the test results.

         The Bank has concluded, based on its review of information available to it, that it cannot now accurately assess the most reasonably likely worst case scenario in which the Bank could find itself as a result of Year 2000 issues. Indeed, the scope of the Year 2000 situation is the subject of worldwide speculation, and there is no clear picture of the most reasonably likely worst case scenario from any source. Management believes that the "living document" approach described above, and the regular attention to evolving Year 2000 issues and challenges that is necessary for this approach, is the optimal way to approach the possible worst case scenarios at this point in time. As noted above, the Bank has in place contingency and year-end plans, which outline the steps to be taken to minimize the effect on customers and losses to the bank if unforeseen circumstances beyond the Bank's control adversely affect its ability to provide financial services to customers.

         AUDIT

         Knight, Vale & Gregory Inc., P.S., a public accounting firm, has completed a review of the Bank's Year 2000 project and provided the Bank with a report of its findings. The report indicated that Harbor's plan addressed the Year 2000 issue as expected and was following the FFIEC guidelines. Overall, the Bank is on schedule with its Year 2000 planning activities and does not have any significant problems related to its Year 2000 compliance efforts.

         SUMMARY

         The Bank continues to meet its Year 2000 plan milestones and move toward its goal of becoming Year 2000 compliant. The Bank remains firm in its commitment to provide the needed resources to address the Year 2000 issues and continue to serve its customers into the next century.

         ESTIMATED COSTS TO ADDRESS YEAR 2000 ISSUES

         The total financial effect that the Year 2000 issues may have on the Bank cannot be predicted with any certainty at this time. The single largest Year 2000 expenses involves the identification and upgrading of hardware. Management expects the costs related to Year 2000 issues to amount to approximately $200,000. The direct costs attributable to Year 2000 efforts through July 1999 was approximately $25,000. Based upon the information currently available to it, the Bank does not believe that the costs related to Year 2000 issues will be material to the Bank's financial condition or results of operations.

         RISKS RELATED TO YEAR 2000 ISSUES

         The Year 2000 poses certain risks to the Bank and its operations. Like the operations of many other companies, the Bank's operations can be adversely affected by the Year 2000-triggered failures of other companies upon whom it depends for the functioning of its automated systems and other services. Accordingly, the Bank's operations could be materially affected if the operations of mission-critical third party service providers are adversely affected. The Bank has identified all of its mission-critical vendors and set up a process to carry out ongoing monitoring of their Year 2000 compliance efforts.

                 PACIFIC MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         GENERAL. Pacific Financial Corporation operates five full-service offices in Pacific and Wahkiakum Counties. Pacific's primary source of revenue is derived from providing loans to customers, who are predominantly small and middle-market businesses.

SIX MONTHS ENDED JUNE 30, 1999 AND 1998

         OVERVIEW. Pacific's total assets of $105.8 million as of June 30, 1999 represent a 4.6% increase compared to total assets of $101.0 million as of June 30, 1998.

         NET INCOME. For the six months ended June 30, 1999 and 1998, Pacific's net income was $933,000 and $939,000 respectively. Net income for the six months ended June 30, 1999 decreased $6,000 or 0.6% over the same period in 1998. The decrease in earnings is due to increased noninterest expenses offsetting increases in net interest income and non-interest income. Diluted earnings per share for the periods ended June 30, 1999 and 1998 were $3.16 and $3.19, respectively.

         NON-INTEREST EXPENSES. Non-interest expenses for the six months ended June 30, 1999 increased $110,000, or 8%, from the same period in 1998. The increase is primarily attributed to increased compensation costs and formation costs incurred by Pacific.

FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

         OVERVIEW. Total assets were $101.1 million at December 31, 1998, representing a 4.4% increase over assets of $96.8 million at December 31, 1997. This growth is attributed to the growth of core deposits of the company.

         NET INCOME. For the years ended December 31, 1998 and 1997, net income was $1,921,000 and $1,930,000, respectively, a decrease of $9,000, or 0.5%, from 1997 to 1998. Total revenue (net interest income plus non-interest income) increased to $5,464,000 in 1998 from 5,411,000 in 1997, an increase of 1%. The growth in revenue resulted from increased non-interest income centered in loan origination fees and service charges on accounts. Net interest margins remained well above peer group performance based on the FDIC Uniform Bank Performance Report. Management believes that is due to effective management of the pricing of loan and deposit products. Diluted earnings per share for the two years ended December 31, 1998 and 1997 were $6.54 and $6.59, respectively.

         NON-INTEREST EXPENSES. Non-interest expenses for the year ended December 31, 1998 increased $85,000 or 3.2% over the year ending 1997. The increase is largely due to nonrecurring loan collection costs along with increased data processing expenses, offset partially by a decrease in compensation costs.

LOAN QUALITY, LIQUIDITY, CAPITAL

         PROVISION FOR CREDIT LOSSES. The allowance for credit losses represents management's current estimate of amounts required to absorb losses on existing loans. The allowance of $782,000 at June 30, 1999 is an increase of $65,000, or 9.1%, from the December 31, 1998 allowance of $717,000. The allowance represents 1.2% of total loans at June 30, 1999. The $717,000 allowance at December 31, 1998 was a decrease of $83,000 or 10.4% from the December 31, 1997 allowance of $800,000. The allowance represents 1.1% of loans at December 31, 1998, and 1.3% at December 31, 1997. Approximately $10.0 million of Pacific's loan portfolio is 100% guaranteed by the U.S.

government. Excluding those guaranteed loans, at December 31, 1998 the allowance represents 1.3% of loans.

         LIQUIDITY AND SOURCES OF FUNDS. The Bank's primary sources of funds are customer deposits, loan repayments, maturity's of investment securities, net income, advances from the Federal Home Loan Bank of Seattle, and short term Federal Funds purchased from correspondent banks. Scheduled loan repayments are relatively stable sources of funds, while deposit inflows and unscheduled loan prepayments are not. Deposit inflows and unscheduled loan prepayments are influenced by general interest rate levels, interest rates on other investments, competition, economic conditions and other factors.

         Total deposits at June 30, 1999, December 31, 1998 and December 31, 1997 were $86.1 million, $88.9 million and $78.9 million, respectively. Deposit growth from December 31, 1997 to June 30, 1999 was 9.1%. The Bank does not accept brokered deposits. A concerted effort has been made to attract deposits in the market area the Bank serves through competitive pricing and delivery of quality products.

         Management anticipates that the Bank will continue to rely on customer deposits, loan repayments, maturity of investment securities, net income, Federal Home Loan Bank of Seattle borrowings, and short term Federal Funds purchased from correspondent banks to provide liquidity. Although deposit balances have shown historical growth, these balances may be influenced by changes in the banking industry, interest rates available on other investments, general economic conditions, competition and other factors. Borrowings may be used on a short-term basis to compensate for reductions in other sources of funds. Borrowings may also be used on a long-term basis to support expanded lending activities and to match maturities or repricing intervals on assets. The sources of these funds would most likely be borrowings from the Federal Home Loan Bank of Seattle.

         The primary capital-to-asset leverage ratio for the Company was 9.96% at June 30, 1999, as compared to 9.37% at December 31, 1998, and 9.58% at December 31, 1997. The federal banking regulators have adopted risk based capital guidelines under which one of four risk weights is applied to balance sheet assets, each with different capital requirements based on the credit risk of the asset. Total risk-adjusted capital-to-asset ratios were 17.99% at June 30, 1999, and 14.0% and 16.04% at December 31, 1998 and 1997,
respectively. As of June 30, 1999, the Bank was considered "well capitalized" per FDIC risk based guidelines.

AVERAGE BALANCES AND AVERAGE RATES EARNED AND PAID

         For most financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and the average cost of interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Changes in net interest income are influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

         The following table gives you information with regard to average balances of assets and liabilities, as well as the total dollar amounts of interest income from interest-earning assets and interest expense on interest-bearing liabilities, resultant yields or costs, net interest income, and net interest margin.

                                                                  YEAR ENDED DECEMBER 31,
                                                                  -----------------------
                                                      1998                                      1997
                                                      ----                                      ----
                                                   INTEREST                                 INTEREST
                                      AVERAGE       INCOME         AVERAGE      AVERAGE      INCOME          AVERAGE
                                    BALANCE (1)   (EXPENSE)(2)      RATE     BALANCE (1)   (EXPENSE)(2)        RATE
                                    -----------   ------------     -------   -----------   ------------      --------
                                                             (DOLLARS IN THOUSANDS)
ASSETS
       Interest Earning assets:
            Loans                     $ 63,845      $ 6,237          9.77%     $ 59,316     $  6,098           10.28%
            Investment securities:
                  Taxable               14,325          933          6.51        12,938          861            6.65
                  Tax-exempt            10,819          885(3)       8.18        10,435          892(3)         8.55
            Total investment
               securities               25,144        1,818          7.23        23,373        1,753            7.50
            Federal funds sold and
               deposits in banks         2,744          164          5.98         1,330           80            6.02
       TOTAL EARNING
         ASSETS/INTEREST INCOME         91,733        8,219          8.96%       84,019        7,931            9.44%
       Cash and due from banks           1,099                                    1,036
       Bank premises and equipment
          (net)                          1,320                                    1,282
       Other assets                      5,065                                    4,202
       Allowance for credit losses        (724)                                    (768)
       TOTAL ASSETS                   $ 98,493                                 $ 89,771

LIABILITIES AND SHAREHOLDERS'
   EQUITY
       Interest bearing
         liabilities:
            Deposits:
                  Savings and
                  interest-bearing
                  demand              $ 36,260       (1,001)         2.76%     $ 35,249       (1,049)           2.98%
                  Time                  33,565       (1,824)         5.43        30,859       (1,683)           5.45
            TOTAL DEPOSITS              69,825       (2,825)         4.05        66,108       (2,732)           4.13
            Other borrowings             4,505         (266)         5.90           653          (46)           7.04
       Total interest-bearing
          liabilities/interest
          expense                       74,330       (3,091)         4.16%       66,761       (2,778)           4.16
       Demand deposits                  13,201                                   12,968
       Other liabilities                 1,022                                      724
       Shareholders' equity              9,940                                    9,318
       Total liabilities and
          shareholders' equity        $ 98,493                                 $ 89,771

       NET INTEREST INCOME                         $  5,128                                 $  5,153

NET INTEREST INCOME AS A
PERCENTAGE OF AVERAGE EARNING
ASSETS
              Interest income                                        8.96%                                      9.44%
              Interest expense                                       3.37%                                      3.31
              NET INTEREST INCOME                                    5.59%                                      6.13%

----------------------

(1) For purposes of these computations, non-accrual loans are included in the average loan balance outstanding.

(2) Loan fees of $225,000 and $390,000 are included in interest income in 1998 and 1997.

(3)  Tax equivalent basis

         The following table shows the changes in consolidated net interest income attributable to changes in volume and to changes in interest rates. Changes attributable to the combined effect of volume and interest rate have been allocated proportionately to the changes due to volume and the changes due to interest rate.

                                          1998 COMPARED TO 1997                 1997 COMPARED TO 1996
                                       INCREASE (DECREASE) DUE TO            INCREASE (DECREASE) DUE TO
                                       --------------------------            --------------------------
                                     VOLUME        RATE         NET        VOLUME         RATE         NET
                                     ------        ----         ---        ------         ----         ---
                                                              (DOLLARS IN THOUSANDS)
INTEREST EARNED ON
Loans                                 $ 451       $(312)       $ 139        $ 345        $ (82)       $ 263
Investment securities:
  Taxable                                90         (18)          72          163           (7)         156
  Tax-exempt                             32         (39)          (7)         (18)         (53)         (35)
    Total investment securities         122         (57)          65          145          (42)         103
Federal funds sold and deposits
  in banks                               85          (1)          84          (27)           9          (18)

    Total interest income               658        (370)         288          463         (115)         348


INTEREST PAID ON
Savings and interest bearing
  demand deposits                        30         (78)         (48)          32            7           39
Time deposits                           147          (6)         141          218           --          218
     Total deposits                     177         (84)          93          250            7          257

Other borrowings                        228         220
                                                                  (8)          30            5           35

     Total interest expense             405         (92)         313          280           12          292

     Net interest income              $ 253       $(278)       $ (25)       $ 183        $(127)       $  56

LENDING

         GENERAL. The Bank's policy is to originate loans primarily in its local market. The Bank's loan underwriting policies focus on assessment of each borrower's ability to service and repay the debt, and the availability of collateral that can be used to secure the loan. Depending on the nature of the borrower and the purpose and amount of the loan, the Bank's loans may be secured by a variety of collateral, including business assets, real estate and personal assets. Many business loans may also be dependent upon the personal guarantees of the owners of the business. The Bank's loans are generally classified by the ability of the borrower to repay and the principal asset pledged as collateral to secure the loan.

         Real estate mortgage loans comprise the largest segment of Pacific's loan portfolio. The Bank's residential real estate mortgage loans consist primarily of loans with terms of 15 to 20 years, with an average loan to value ratio of approximately 75%. Recently, the Bank began offering 30 year residential real estate loans. The Bank's residential real estate loans are made at fixed and variable rates.

Commercial real estate loans include loans for various purposes where the primary collateral is commercial real estate, and generally have a loan to value ratio of 65% or less and terms of 15 to 20 years. These loans are generally made at variable rates tied to the prime rate.

         The Bank's commercial loans consist primarily of secured revolving operating lines of credit and business term loans generally with terms of five years or less and adjustable interest rates tied to the prime rate. Real estate construction loans represent a small percentage of outstanding loans and include loans made in connection with custom and "spec" (build to sell) construction of residential and commercial buildings and loans made to borrowers who build residential and commercial buildings for resale. Approximately 15% of the Bank's portfolio is comprised of loans 100% guaranteed by the Small Business Administration of the U.S. Department of Agriculture.

         Consumer installment loans and other loans represent a small percentage of total outstanding loans and include home equity loans, auto loans, boat loans and personal lines of credit.

         TYPES OF LOANS. The composition of loans at June 30, 1999 and December 31, 1998 and 1997 was as follows:

                                                               DECEMBER 31,
                                         JUNE 30,       --------------------------
                                           1999            1998           1997
                                           ----            ----           ----
                                                (DOLLARS IN THOUSANDS)
Commercial and agricultural              $ 10,590         $ 11,159       $10,968
Real estate construction                    1,957            3,626         3,294
Real estate mortgage                       48,283           49,175        46,965
Installment                                 2,048            1,765         1,841
     Total                               $ 62,878         $ 65,725       $62,798

         LOAN MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES. The following table shows the maturity analysis of commercial and real estate construction loans outstanding as of December 31, 1998. Also provided are the amounts of all loans due after one year classified according to the sensitivity to changes in interest rates.

                                                                        DUE AFTER
                                                      DUE IN ONE       ONE THROUGH        DUE AFTER
                                                     YEAR OR LESS      FIVE YEARS         FIVE YEARS           TOTAL
                                                    --------------    -------------      ------------        -----------
                                                                        (DOLLARS IN THOUSANDS)
Commercial                                            $   7,811         $   1,344          $   1,435          $  10,590
Real estate construction                                  1,015               362                580              1,957
     Total                                            $   8,826         $   1,706          $   2,015          $  12,547

Total loans maturing after one year with:
Predetermined interest rates (fixed)                                    $   4,265          $  30,614          $  34,879
Floating or adjustable rates (variable)                                     2,770                 28              2,798
     Total                                                              $   7,035          $  30,642          $  37,677

         RISK ELEMENTS. Non-accrual and past-due loans were as follows at June 30, 1999 and December 31, 1998 and 1997.

                                                                                        DECEMBER 31,
                                                                 JUNE 30,         ------------------------
                                                                   1999             1998            1997
                                                                   ----             ----            ----
                                                                        (DOLLARS IN THOUSANDS)
Non-accrual loans                                                  $  32            $  15          $ 284
Accruing loans past due 90 days
  or more                                                            272                4            184
Restructured Loans                                                   ---              ---            ---

         Interest income on non-accrual loans that would have been recorded in the year ended December 31, 1998 had those loans performed in accordance with their initial terms was $38,000. No interest income on those loans was included in income in 1998.

         Loans are generally placed on non-accrual status when, in management's opinion, the borrower may be unable to meet payments as they become due, or when they are past due 90 days as to either principal or interest.

         At December 31, 1998, there were no commitments to lend additional funds to borrowers whose loans were classified as non-accrual. Pacific is not aware of any loans continuing to accrue interest at December 31, 1998 that represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of these borrowers to comply with loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE

         Transactions in the allowance for credit losses for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997 are as follows:

                                                                SIX MONTHS       YEAR ENDED DECEMBER 31,
                                                              ENDED JUNE 30,    -------------------------
                                                                   1999            1998            1997
                                                                   ----            ----            ----
                                                                       (DOLLARS IN THOUSANDS)
Balance at beginning of period                                    $  717          $  800          $  734
Charge-offs:
  Commercial                                                           3             ---             ---
  Real estate                                                        ---             194             ---
  Credit card                                                        ---             ---             ---
  Installment                                                        ---             ---              10
     Total charge offs                                                 3             194              10

Recoveries:
  Commercial                                                         ---             ---               1
  Real estate                                                         67             ---             ---
  Credit card                                                        ---             ---             ---
  Installment                                                        ---               1               3
     Total recoveries                                                 67               1               4

Net charge offs (recoveries)                                        (64)             193               6
Provision charged to operations                                      ---             110              72
Balance at end of period                                          $  781          $  717          $  800

                                       78

Ratio of net charge-offs (recoveries) to average loans           (0.10%)           0.30%           0.01%
outstanding during period

Average loans outstanding during period                          $63,386        $ 63,845        $ 59,316

         The provision for credit losses charged to operating income and the determination of the appropriate allowance level is based on, among other things, on-going, quarterly analyses of various factors including historical loss experience, adverse situations that may affect borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions in its market area, the results of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and trends in delinquencies and non-accrual loans. Pacific determines the adequacy of its loan loss reserves through a formula applying risk factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of those loans or commitments. Changes in the risk grade of both performing and nonperforming loans affect the amount of the allowance. Specific provisions are made where management has identified significant conditions or circumstances related to a credit that management believes indicate the possibility that a loss may be incurred in excess of the amount determined by application of the amount determined by application of the formula allowance. Based on this analysis, management considers the allowance for credit losses to be adequate for the periods indicated. Pacific's allowance incorporates the results of measuring impaired loans as provided in Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure."

         ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES. Based on certain characteristics of the portfolio, potential losses can be anticipated for major loan categories. In the following table, the allowance for credit losses has been allocated among major loan categories based primarily on their historical net charge off experience, along with consideration of factors such as quality, volume, anticipated economic conditions, and other business considerations.

                                                       DECEMBER 31,
                                                       ------------
                                         1998                                1997
                           --------------------------------      ------------------------------
                                                % OF TOTAL                          % OF TOTAL
                             ALLOWANCE          ALLOWANCE          ALLOWANCE        ALLOWANCE
                           ------------        ------------      ------------      ------------
                                                 (DOLLARS IN THOUSANDS)
Commercial loans                  $194                27%              $320              40%
Real estate loans                  495                69%              $464              58%
Consumer loans                      28                 4%                16               2%
     Total                        $717               100%              $800             100%

         Historical net charge-offs are not necessarily accurate predictors of future losses, since net charge-offs vary from period to period due to economic conditions and other factors that cannot be accurately measured. Thus, an evaluation based on historical loss experience of individual loan categories will prove valuable in the future, but will only be one of many factors considered by management in evaluating the adequacy of the overall allowance and in determining the amount of the provision for credit losses.

ASSET AND LIABILITY MANAGEMENT

         The Bank's results of operations depend substantially on net interest income. Interest income and interest expense is affected by general economic conditions, competition in the market place, market interest rates and repricing and maturity characteristics of the Bank's assets and liabilities. Exposure to interest rate risk is primarily a function of differences between the maturity and repricing schedules of assets, principally loans and investment securities, and liabilities, principally deposits. Assets and liabilities are described as interest sensitive for a given period of time when they mature or can reprice within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities is referred to as the interest sensitivity "GAP" for any given period.

         Certain shortcomings are inherent in the interest sensitivity GAP method of analysis presented in the following table. For example, although certain assets and liabilities may have similar repricing characteristics, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The following table shows the dollar amount of interest sensitive assets and interest sensitive liabilities at June 30, 1999 and difference between them for the maturity or repricing periods indicated.

                                                         DUE IN       DUE AFTER
                                                        ONE YEAR     ONE THROUGH         DUE AFTER
                                                         OR LESS      FIVE YEARS        FIVE YEARS       TOTAL
                                                         -------      ----------        ----------       -----
                                                                       (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
Loans                                                    $25,208         $7,037           $30,633        $62,878
Investment Securities                                      2,291         12,482            21,108         35,881
Fed Funds & interest bearing balances with banks             ---            ---               ---            ---
Total interest earning assets                            $27,499        $19,519           $51,741        $98,759

INTEREST BEARING LIABILITIES:
Interest earning  demand deposits                         $7,720            ---               ---         $7,720
Savings deposits                                          30,266            567               ---         30,833
Time deposits                                             26,444          8,435               ---         34,879
Total interest bearing liabilities                       $64,430         $9,002              $---        $73,432

         Net interest rate sensitivity GAP              $(36,931)       $10,517           $51,741        $25,327

INVESTMENT ACTIVITIES

         As of June 30, 1999, Pacific classified all of its investment securities as "available for sale" with the exception of certain local municipal obligations which are classified as investments held to maturity. Unrealized gains and losses on investment securities classified as available-for-sale are excluded from earnings and reported, net of federal income taxes, as a separate component of stockholders' equity titled "Accumulated Other Comprehensive Income." Investment securities that are held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income over the period to maturity.

         The Bank's investment policy is approved by its Board. It has been the policy of the Bank to maintain relatively high levels of liquidity to meet loan funding and deposit outflow and other liquidity needs.

         ANALYSIS OF INVESTMENT SECURITIES. Debt and equity securities have been classified as available for sale and held to maturity according to management's intent. The carrying amount of securities and the approximate fair values at the dates shown were as follows:

                                                                  GROSS             GROSS            ESTIMATED
                                               AMORTIZED       UNREALIZED        UNREALIZED             FAIR
                                                 COST             GAINS            LOSSES              VALUE
                                                 ----             -----            ------              -----
                                                                   (DOLLARS IN THOUSANDS)
JUNE 30, 1999
AVAILABLE FOR SALE
U.S. Government and agency securities          $  19,424         $   ---           $  (482)           $ 18,942
State and municipal securities                     9,074              65               ---               9,139
Corporate bonds                                    5,935             ---              (220)              5,715
Federal Home Loan Bank stock                         459             ---               ---                 459
    Total available for sale                      34,892              65              (702)             34,255
HELD TO MATURITY
State and municipal securities                     1,626             ---               ---               1,626
         Total investment securities           $  36,518         $    65           $  (702)           $ 35,881

DECEMBER 31, 1998
AVAILABLE FOR SALE
U.S. Government and agency securities          $   9,663         $    30           $   (11)           $  9,682
State and municipal securities                     7,820             347               ---               8,167
Corporate bonds                                    4,087              26               (33)              4,080
Federal Home Loan Bank stock                         427             ---               ---                 427
    Total available for sale                      21,997             403               (44)             22,356
HELD TO MATURITY
State and municipal securities                     1,725             ---               ---               1,725
    total investment securities                $  23,722         $   403           $   (44)           $ 24,081

DECEMBER 31, 1997
AVAILABLE FOR SALE:
U.S. Government and agency securities          $  12,670         $    45           $   (14)           $ 12,701
State and municipal securities                     9,230             251               ---               9,481
Corporate bonds                                    1,828              20               ---               1,848
Federal Home Loan Bank stock                         280             ---               ---                 280
    Total available for sale                      24,008             316               (14)             24,310
HELD TO MATURITY
State and municipal securities                     1,795             ---               ---               1,795
    total investment securities                $  25,803         $   316           $   (14)           $ 26,105

          MATURITY DISTRIBUTION OF INVESTMENT SECURITIES. The scheduled maturities of debt securities at December 31, 1998 are as follows:

                                                            DUE AFTER       DUE AFTER
                                           DUE IN ONE      ONE THROUGH    FIVE THROUGH     DUE AFTER
                                          YEAR OR LESS     FIVE YEARS       TEN YEARS      TEN YEARS        TOTAL
                                          ------------     -----------    ------------     ---------        -----
                                                                   (DOLLARS IN THOUSANDS)
AVAILABLE FOR SALE
U.S. Government and agency securities       $    252        $   4,548        $   4,877      $     5       $  9,682
  Weighted average yield                        6.54%            6.28%            6.12%        8.50%
State and municipal securities                 1,230            3,026            3,809          102          8,167
  Weighted average yield                        8.32%            7.98%            7.60%        6.85%
Corporate bonds                                  201            3,126              753          ---          4,080
  Weighted average yield                        5.99%            6.33%            6.17%         ---
    Total available for sale                   1,683           10,700            9,439          107         21,929
HELD TO MATURITY
State and municipal securities                   ---              181              792          752          1,725
  Weighted average yield                         ---             6.26%            6.55%        6.69%
    Total investment securities             $  1,683        $  10,881        $  10,231      $   859       $ 23,654

          Note: Yields on tax exempt obligations have been computed on a tax equivalent basis.

RETURN ON EQUITY AND ASSETS

         The following table shows consolidated operating and capital ratios for the periods indicated:

                                                    SIX MONTHS ENDED                   YEARS ENDED
                                                        JUNE 30,                       DECEMBER 31,
                                               ----------------------------    ----------------------------
                                                   1999            1998             1998           1997
                                                   ----            ----             ----           ----
Return on average assets                           1.85%           1.97%            1.95%           2.15%
Return on average equity                          19.11%          19.84%           19.33%          20.71%
Dividend payout ratio                              0.00%           0.00%           73.40%          69.64%
Equity to average assets                           9.68%           9.94%           10.09%          10.38%

DEPOSITS

         Following is a summary of the average amount of and average rate paid on the following deposit categories for the periods indicated:

                                                                     YEARS ENDED DECEMBER 31,
                                                                     ------------------------
                                                              1998                                1997
                                                              ----                                ----
                                                      AMOUNT              RATE            AMOUNT           RATE
                                                      ------              ----            ------           ----
                                                                    (DOLLARS IN THOUSANDS)
Demand deposits                                      $ 13,201             0.00%          $12,968           0.00%
Interest-bearing demand deposits                       12,264             2.98%            6,567           3.22%
Savings deposits                                       23,996             2.20%           28,682           2.41%
Time deposits                                          33,565             5.43%           30,859           5.45%

Total                                                $ 83,026                            $79,076

         Certificates of deposit at December 31, 1998 are scheduled to mature as follows:

                                                             UNDER              OVER
                                                           $100,000           $100,000               TOTAL
                                                           ---------          ---------              -----
                                                                      (DOLLARS IN THOUSANDS)
3 months or less                                            $ 10,066          $  3,165              $13,231
Over 3 through 6 month                                         6,551             1,095                7,646
Over 6 through 12 months                                       7,938             1,141                9,079
Over 12 months                                                 3,714             1,317                5,031

                                                            $ 28,269          $  6,718              $34,987

SHORT-TERM BORROWINGS

         Following is information regarding Pacific's short-term borrowings for the years ended December 31, 1998 and 1997.

                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                            1998                   1997
                                                                            ----                   ----
                                                                                (DOLLARS IN THOUSANDS)
Amount outstanding at end of period                                        $    86              $   6,625
Weighted average interest rate thereon                                       5.15%                  5.65%
Maximum amount outstanding at any month end during period                    2,550                  6,625
Average amounts outstanding during period                                    4,505                    653
Weighted average interest rate during period                                 5.90%                  7.04%

YEAR 2000 ISSUES

         The Year 2000 issue is the result of the inability of computers to distinguish "00" as 2000. Computer programs that were written with only two-digit year may not function accurately or at all when the date changes from 1999 to 2000. Year 2000 issues will potentially affect anything that contains an embedded microchip.

         Bank of the Pacific has completed all phases of testing for Year 2000 readiness and determined that all mission critical systems are Year 2000 compliant. We have specifically tested our loans, deposits, and general ledger, all processed transactions and accruals accurately. In addition we have tested our ACH processing and our FED Line with no exceptions. Laser Pro, which is used to produce loan documents, was also tested for compliance, and no problems were encountered. We have also tested our telephone-banking module and found it compliant.

         All critical hardware, specifically, the A-7 mainframe including the operating software, the NDP500 which is used to prove and capture our items and our S600 proof machines have been tested and determined to be Year 2000 ready.

         The Bank operates an in-house system utilizing the "Information Technology" software, which is run on Unisys hardware. Information Technology was independently tested by the FFIEC and was determined to be in compliance. Unisys provided financial institutions with a list of all compliant and non-compliant hardware. Although assured of compliance we nevertheless tested all critical Unisys equipment and found it to be ready.

         The Bank has prepared a business resumption plan, which has been accepted by the FDIC with very positive comments. The liquidity plan and the communication plan are in place and will be reviewed at least monthly and adjusted as necessary through the first quarter of 2000.

         A generator has been purchased to operate the critical hardware should we have a power outage. The Bank has had a switch installed that will move from electrical to generator power in the computer room should it be needed. The generator has been tested, and it successfully operated all mission-critical computer equipment.

         PROJECT MANAGEMENT. The Bank initiated a Year 2000 Project late in 1997 to address Year 2000 issues. The Bank's Year 2000 Project Plan has been set up following the Federal Financial Institutions Examination Council recommended five-phase format: Awareness; Assessment; Renovation; Validation; and Implementation. In addition to the recommended five phases, the Bank's plan has been expanded to include contingency plans and year-end plans.

         AWARENESS

         AWARENESS PHASE STATUS. The awareness phase of the Bank's Year 2000 Plan continues to be the most active phase. The continuing need to communicate the potential Year 2000 impact will last through the end of 1999. The Bank will continue to communicate the status of its Year 2000 efforts and the steps it is taking to insure the safety and accuracy of customer funds and records.

         ASSESSMENT

         The Bank's loan portfolio has been Year 2000 risk assessed, with a focus on the Bank's largest loans and loans to companies that are computer reliant. The review was designed to identify borrowers that may experience potential disruptions as a result of a failure of their systems, external systems or suppliers that in turn could impact cash flow and affect their financial strength. These relationships are being monitored on a quarterly basis per the Bank's policy and the Bank has addressed customers with potential Year 2000 issues to test and identify any Year 2000 problems.

         The Bank has added to its loan criteria the requirement to evaluate the applicant's Year 2000 compliance rating as another consideration in determining the final decision on the loan application. A high Year 2000 risk rating may not disqualify the applicant in itself. If the applicant has a Year 2000 project plan, the plan is on schedule and the risk factors have been addressed to the satisfaction of the Bank, the Year 2000 risk may not disqualify the application.

         The Bank's investment portfolio has been reviewed for maturity dates. The money derived from the maturing of some bonds may become part of the total cash plan for the bank. A contingency plan for cash has been developed and addresses the level of cash the Bank will retain over the century date change weekend.

         ASSESSMENT PHASE STATUS. The initial assessment of loans, investments and large funds providers as well as the Bank's information systems and environmental systems have been completed with positive results. The main activity for the balance of the year will be monitoring the existing accounts and reviewing the new ones.

         RENOVATION

         RENOVATION PHASE STATUS. The renovation phase of the Bank's project has been completed for Year 2000 purposes. No renovations were found necessary for mission-critical systems. All new programs will be subjected to the full range of Year 2000 testing prior to final acceptance and installation in our production environment.

         VALIDATION

         Testing of the Bank's mission critical core mainframe computer software was completed in March 1999. Following extensive review of the output data by the Bank's staff, the data was determined to be accurate. All non-critical software has been tested and determined to be accurate.

         VALIDATION PHASE STATUS. Year 2000 validation efforts have been completed with positive results. Testing will continue in a maintenance mode.

         IMPLEMENTATION

         IMPLEMENTATION PHASE STATUS. The Bank's Telebanc System, which is not mission-critical, was upgraded to be Year 2000 compliant and any new systems installed in the Bank will be validated as Year 2000 compliant prior to their implementation. The Bank's report retrieval system will be upgraded in the fourth quarter of 1999.

         NON-TECHNICAL ISSUES

         The Year 2000 also gives rise to non-technical issues that have the potential to create problems. The Bank's environmental systems have been reviewed and determined to be Year 2000 ready. Only limited changes were required with minimal expense incurred. The Bank's mission critical equipment such as vault doors and security systems have been evaluated and are considered to by Year 2000 ready.

         The Bank has evaluated its major third party vendors and its borrowers. Management has determined that the majority of services provided by vendors are either Year 2000 compliant, not date sensitive or are not mission critical.

         The Bank has not tested, and has no current plans to independently test, the Year 2000 compliance of its mission critical vendors generally.

         CONTINGENCY AND YEAR END PLANS

         Contingency and year-end plans have been completed for all areas of the Bank. Both plans will be refined and updated to reflect changes and conditions that evolve or develop as time passes. A bank-wide walkthrough test of the plans will be conducted in October 1999.

         The tests will address all aspects of the plans and adjustments to the plans will be made, as necessary. Management believes the plans are well thought out and complete.

         The Bank has concluded, based on its review of information available to it, that it cannot now accurately assess the most reasonably likely worst case scenario in which the Bank could find itself as a result of Year 2000 issues. Indeed, the scope of the Year 2000 situation is the subject of worldwide speculation, and there is no clear picture of the most reasonably likely worst case scenario, from any source. Management believes that regular attention to evolving Year 2000 issues and challenges is the optimal way to approach the possible worst case scenarios at this point in time. As noted above, the Bank has in place contingency and year-end plans, which outline the steps to be taken to minimize the effect on customers and losses to the bank if that unforeseen circumstances beyond the Bank's control adversely affect its ability to provide financial services to customers.

         AUDIT

         Fred Mobeus, an independent auditor focusing on Year 2000 issues, has completed a review of the Bank's Year 2000 project and provided the Bank with a report of his findings. The report indicated that Pacific's plan addressed the Year 2000 issue as expected and was following the FFIEC guidelines. Overall, the Bank is on schedule with its Year 2000 planning activities and does not have any significant problems related to its Year 2000 compliance efforts.

         SUMMARY

         The Bank continues to meet its Year 2000 plan milestones and move toward its goal of becoming Year 2000 compliant. The Bank remains firm in its commitment to provide the needed resources to address the Year 2000 issues and continue to serve its customers into the next century.

         ESTIMATED COSTS TO ADDRESS YEAR 2000 ISSUES

         The total financial effect that the Year 2000 issues may have on the Bank cannot be predicted with any certainty at this time. The single largest Year 2000 expenses involves the identification and upgrading of hardware. The budget for Year 2000 expenses is $54,000. Because the majority of our hardware is compliant, very little replacement costs have been incurred. Based upon the information currently available to it, the Bank does not believe that the costs related to Year 2000 issues will be material to the Bank's financial condition or results of operations.

         RISKS RELATED TO YEAR 2000 ISSUES

         The Year 2000 poses certain risks to the Bank and its operations. Like the operations of many other companies, the Bank's operations can be adversely affected by the Year 2000 triggered failures of other companies upon whom it depends for the functioning of its automated systems and other services. Accordingly, the Bank's operations could be materially affected if the operations of mission-critical third party service providers are adversely affected. The Bank has identified all of its mission-critical vendors and set up a process to carry out ongoing monitoring of their Year 2000 compliance efforts.

                     MANAGEMENT OF THE COMBINED CORPORATION

DIRECTORS AND OFFICERS

         The following table presents certain information with respect to the directors and executive officers of the combined corporation, including their age, positions to be held with the combined corporation, and current affiliations.


                 NAME                  AGE                      POSITION                   PRESENT AFFILIATION
                 ----                  ---                      --------                   -------------------
     Robert J. Worrell                  60       Director and Chief Executive Officer             Harbor
     Dennis A. Long                     50       Director and President                          Pacific
     Wayne D. Gale                      43       Vice President                                   Harbor
     Patricia C. Nelson                 54       Vice President                                  Pacific
     John Van Dijk                      52       Treasurer                                        Harbor
     Janice M. Pearce                   35       Secretary                                        Harbor
     Gary C. Forcum                     54       Director                                         Harbor
     Duane E. Hagstrom                  62       Director                                        Pacific
     Robert A. Hall                     70       Director                                        Pacific
     Joseph A. Malik                    62       Director                                         Harbor
     Sidney R. Snyder                   73       Director                                        Pacific
     Walter L. Westling                 65       Director                                         Harbor
     David L. Woodland                  69       Director                                         Harbor


During the past five years, the business experience of each person who is to be a director or executive officer of the combined corporation is as follows:

         ROBERT J. WORRELL has been a director and the President and Chief Executive Officer of The Bank of Grays Harbor since 1982. He has served as the President and Chief Executive Officer and a director of Harbor Bancorp, Inc. since 1997.

         DENNIS A. LONG has been a director of Pacific since May 1997. He became President and Chief Executive Officer of Pacific at that time, upon the retirement of Mr. Hagstrom. Mr. Long previously served as President of the Southern Puget Sound District of Key Bank, N.A., Tacoma, Washington from July 1996 to April 1997. From April 1995 to July 1996 Mr. Long served as Retail Project Lender for KeyCorp, the parent company of Key Bank, N.A. He served as Executive Vice President and Retail Banking Manager of Key Bank of Washington, Seattle, Washington, from September 1993 to April 1995.

         WAYNE D. GALE was named Executive Vice President and Chief Operating Officer of The Bank of Grays Harbor in December 1995, and has been employed with the Bank in various capacities since 1990. He has served as Vice President of Harbor Bancorp, Inc. since 1997.

         PATRICIA C. NELSON, has been a director of Pacific since 1987, having served in various capacities with Pacific since she joined the company in 1974. She currently serves as Executive Vice President and Chief Financial Officer of Pacific.

         JOHN VAN DIJK has served as Senior Vice President and Chief Financial Officer of The Bank of Grays Harbor since May 1996 and Treasurer of Harbor Bancorp, Inc. since 1997. Previously,

         Mr. Van Dijk was employed in the Thrift industry for 18 years. He served as Senior Vice President, Chief Financial Officer of Olympia Federal Savings, Olympia, WA from May 1991 to May 1996. From November 1988 to May 1991 he served as Vice President, Controller for Sterling Financial Group, Spokane, WA. Mr. Van Dijk served as Senior Vice President, Chief Operating Officer of Central Evergreen Savings Bank, Chehalis, WA from March 1978 to November 1988.

         JANICE M. PEARCE is the Assistant Vice President and Corporate Secretary of The Bank of Grays Harbor and has worked for the Bank since 1986. She was appointed Corporate Secretary of Harbor Bancorp, Inc. in 1997.

         GARY C. FORCUM has been a director of The Bank of Grays Harbor since 1998 and a director of Harbor Bancorp, Inc. since 1998. He was the President of Pettit Oil Company, a fuel service company, until he retired in January 1999. Mr. Forcum continues to serve as a director of Pettit Oil Company.

         DUANE E. HAGSTROM has been a director of Pacific since 1985. He was named Chief Executive Officer of Pacific in 1985 and President of Pacific in 1986, in which capacities he served until his retirement in August 1997. Prior to joining Pacific, he spent 30 years at Rainier National Bank and its predecessor, where he served in various capacities, including management positions, having last served as Vice President and Manager of their Centralia branch.

         ROBERT A. HALL has been a director of Pacific since 1979. Mr. Hall, who is retired, has been a private investor and owner of three convalescent homes in Washington. He currently serves as the Vice Chairman of Pacific.

         JOSEPH A. MALIK has been a director of Harbor Bancorp, Inc. since 1997, and has been a director of The Bank of Grays Harbor since 1979. He served as the President of Grays Harbor Community College from 1972 until June 1989, and as the Executive Director of the Commission on Colleges until his retirement in 1997.

         SIDNEY R. SNYDER has been Chairman of the Board and principal shareholder of Pacific since 1971. Mr. Snyder was one of the organizers of Bank of the Pacific. He has been the owner of Sid's Food Market in Seaview, Washington since 1953. Mr. Snyder has been a member of the Washington State Senate since 1990, currently serving as Senate Majority Leader. He is also a director of Columbia Banking System, Inc. and Columbia State Bank, Tacoma, Washington.

         WALTER L. WESTLING has been a director of The Bank of Grays Harbor since 1979 and a director of Harbor Bancorp, Inc. since 1997. He is the President of Schaben & Westling, a trucking company.

         DAVID L. WOODLAND has been a director of The Bank of Grays Harbor since 1979 and a director of Harbor Bancorp, Inc. since 1997. He was the President of Earl C. Woodland, Inc., Real Estate & Insurance from 1957 until 1991, when he retired.

         There are no arrangements or understandings among any of the directors, officers or any other persons under which any of the above directors or officers have been selected as directors or officers except for the merger agreement. See "The Merger - Management of the Combined Corporation."

EXECUTIVE COMPENSATION

HARBOR

         The following table gives compensation information concerning those executive officers of Harbor who will serve as executive officers of the combined corporation and who received aggregate cash compensation in excess of $100,000 during the last fiscal year. The table covers compensation paid or accrued during the fiscal years ended December 31, 1998, 1997 and 1996.

                                                    SUMMARY COMPENSATION TABLE
                             -----------------------------------------------------------------------------
                                         ANNUAL COMPENSATION(1)               ALL OTHER COMPENSATION
     -----------------------------------------------------------------------------------------------------
                                                                              SAVINGS
                                                                                AND
     NAME AND PRINCIPAL                                                      RETIREMENT
     POSITION                    YEAR      SALARY ($)      BONUS ($)          PLAN ($)        OTHER($)(2)
     -----------------------------------------------------------------------------------------------------
     Robert J. Worrell           1998      $115,000         $81,469            $7,940            $7,200
     President & Chief           1997      $110,000         $77,364            $7,279            $7,200
     Executive Officer           1996      $105,000         $70,058            $7,400            $7,200

     Wayne D. Gale               1998       $87,000         $40,734            $7,626               ---
     Executive Vice              1997       $84,000         $38,682            $7,248               ---
     President and Chief         1996       $80,000         $33,029            $7,125               ---
     Operating Officer

     John Van Dijk               1998       $85,000         $31,512            $6,941               ---
     Senior Vice President       1997       $82,000         $19,749            $3,141               ---
     and Chief Financial         1996       $52,788
     Officer

--------------------------------------
(1) None of the Harbor Named Executives received perquisites or other personal benefits, in any of the years shown, in an aggregate amount equal to or exceeding the lesser of (1) $50,000 or (2) 10% of the executive's total annual salary and bonus for each year.

(2) Amounts shown reflect fees paid to Mr. Worrell as a director of The Bank of Grays Harbor.

         OPTION GRANTS IN 1998. Under Harbor's Option Plan, from time to time, options to acquire shares of common stock have been granted to some of the Harbor Named Executives. No options were granted to any of the Harbor Named Executives during 1998.

         OPTION EXERCISES AND YEAR-END OPTION VALUES. This table includes the number of shares covered by both exercisable and non-exercisable stock options held by each of the Harbor Named Executives as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any existing stock options and the year-end price of the common stock.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                                                                            NO. OF SHARES           VALUE OF
                                                                             UNDERLYING           UNEXERCISED
                                                                             UNEXERCISED          IN-THE-MONEY
                                                                          OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                                                              YEAR-END              YEAR-END
                                  SHARES ACQUIRED          VALUE            EXERCISABLE/          EXERCISABLE/
             NAME                   ON EXERCISE         REALIZED ($)      UNEXERCISABLE (#)    UNEXERCISABLE ($)
-------------------------------------------------------------------------------------------------------------------
Robert J. Worrell                       ---                 ---                0/4,000            $0/$240,000

Wayne D. Gale                           ---                 ---                0/3,000            $0/$180,000

John Van Dijk                           ---                 ---                0/3,500            $0/$192,500

-------------------------------------------------------------------------------------------------------------------

         In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $120.00, the last sale price of Harbor's common stock in 1998.

         DIRECTOR COMPENSATION. Directors of Harbor do not receive any fees for their services as directors; however, directors of The Bank of Grays Harbor do receive compensation. Directors of The Bank of Grays Harbor are entitled to receive $600 per meeting of the Board of Directors. A director who misses more than one meeting will be paid for the first meeting missed, but not for subsequent absences. Directors are also paid $50 per Board committee meeting.

PACIFIC

         The following table gives the aggregate compensation paid or accrued by Pacific for the fiscal years ended December 31, 1998, 1997 and 1996 to each person serving as an executive officer of Pacific whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 (the "Pacific Named Executives").

                      -------------------------------------------------------------------------------------------------
                                                                                       ALL OTHER COMPENSATION
                           ANNUAL COMPENSATION(1)             LONG TERM
                                                         COMPENSATION AWARDS
                      -------------------------------------------------------------------------------------------------
                                                                                      SAVINGS
                                                              SECURITIES                AND
NAME AND PRINCIPAL                                           UNDERLYING             RETIREMENT
POSITION               YEAR   SALARY ($)  BONUS ($)(2)         OPTIONS             PLAN ($) (3)        OTHER($)(4)
-----------------------------------------------------------------------------------------------------------------------
Dennis A. Long          1998  $97,200     $105,795                        ---               $2,293              $9,121
President & Chief       1997  $60,393     $55,696                       7,500                 $945              $5,200
Executive Officer(5)

Patricia C. Nelson      1998  $73,860     $57,605                         ---               $5,890              $9,646
Executive Vice          1997  $68,820     $60,495                         ---              $13,041              $9,503
President and Chief     1996  $64,920     $55,580                         ---               $1,910              $6,000
Operating Officer

--------------------------------------
(1) None of the Pacific Named Executives received perquisites or other personal benefits, in any of the years shown, in an aggregate amount equal to or exceeding the lesser of (1) $50,000 or (2) 10% of the executive's total annual salary and bonus for each year.

(2)  Includes amount accrued during 1998 but paid in January 1999.

(3) Amounts disclosed in this column include matching contributions under Pacific's 401(k) and profit sharing plans.

(4) Includes the expense related to Pacific's Director Emeritus Plan described below as well as paid and deferred director fees for Mr. Long and Ms. Nelson.

(5) Mr. Long became President and Chief Executive Officer of Pacific in April 1997.

         OPTION GRANTS IN 1998. Under Pacific's Option Plan, from time to time, options to acquire shares of Pacific common stock have been granted to come of the Pacific Named Executives. No options were granted to any of the Pacific Named Executives during 1998.

         OPTION EXERCISES AND YEAR -END OPTION VALUES. The following table summarizes option exercises by and the value of unexercised options granted to Pacific Named Executives:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------------
                                                                            NO. OF SHARES           VALUE OF
                                                                             UNDERLYING           UNEXERCISED
                                                                             UNEXERCISED          IN-THE-MONEY
                                                                          OPTIONS AT FISCAL    OPTIONS AT FISCAL
                                                                              YEAR-END              YEAR-END
                                  SHARES ACQUIRED          VALUE            EXERCISABLE/          EXERCISABLE/
             NAME                   ON EXERCISE         REALIZED ($)      UNEXERCISABLE (#)    UNEXERCISABLE ($)
-------------------------------------------------------------------------------------------------------------------
Dennis A. Long                         1,500              $30,000            1,500/4,000       $120,000/$340,000

         In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $80.00, the last sale price of Pacific's common stock in 1998.

         DIRECTOR COMPENSATION. Directors of Pacific do not receive any fees for their services as directors; however, directors of Bank of the Pacific do receive compensation. Directors of Bank of the Pacific are entitled to receive $650 per month, provided that if a director misses three of the monthly Board meetings, that director will not be paid for subsequent monthly meetings that he misses. Directors who are not officers are also paid $25 per Board committee meeting and special Board meeting.

         Pacific has two deferred compensation plans for directors, a Director Emeritus Plan and a Director Deferred Compensation Plan. The Director Emeritus Plan provides retirement income benefits for all current directors. Benefits will be paid to each director for ten years after his retirement from the Board and are accrued over a period beginning on that director's appointment as a director (or the original adoption of the plan, whichever is later) to his director's anticipated retirement date. The Director Deferred Compensation Plan is optional. Participating directors have the payment of their directors fees deferred until their retirement from the Board. The deferred fees plus interest are accrued until the director's retirement. Pacific has purchased life insurance policies on certain directors participating in these plans which may be used to fund payments to those directors under these plans.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         HARBOR. During fiscal year 1998, certain directors and executive officers of Harbor and The Bank of Grays Harbor, and their associates, were customers of The Bank of Grays Harbor, and it is anticipated that these individuals will continue to be customers of The Bank of Grays Harbor in the future. All transactions between Harbor, The Bank of Grays Harbor, and their executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

         PACIFIC. During fiscal year 1998, certain directors and executive officers of Pacific and Bank of the Pacific, and their associates, were customers of Bank of the Pacific, and it is anticipated that these individuals will continue to be customers of Bank of the Pacific in the future. All transactions between Pacific, Bank of the Pacific, and their executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         HARBOR. The following table provides information regarding beneficial ownership of Harbor common stock at August 31, 1999 by (1) each director and executive officer of Harbor, (2) all directors and executive officers as a group, and (3) each person known by Harbor to be the beneficial owner of more than 5% of the outstanding shares of Harbor common stock, respectively.

                                               SHARES BENEFICIALLY         PERCENT OF SHARES
              NAME AND ADDRESS(1)                   OWNED (2)               OUTSTANDING (2)
              -------------------                   ---------               ---------------
Lynn W. Daneker                                     6,936 (3)                   2.68%

Daniel T. Earley                                    1,440 (3)                   *

Gary C. Forcum                                      6,667                       2.58%

Jay M. Greene                                       8,914 (3)                   3.45%

Ervin A. Johnson                                    7,194 (3)                   2.78%

Vernon L. Lindskog                                 11,559 (3)                   4.47%

Joseph A. Malik                                     5,188                       2.01%

Wayne W. Rognlin                                   19,462 (3)(4)                7.53%

Jack R. Thompson                                    5,605 (3)(5)                2.17%

Wallace C. Waugh                                   15,299 (3)                   5.92%

Walter L. Westling                                 12,358 (3)                   4.78%

David L. Woodland                                   5,400                       2.09%

Robert J. Worrell                                  18,098 (3) (6)               6.90%

Wayne D. Gale                                       5,300 (7)                   2.03%

Janice M. Pearce                                      320 (8)                   *

All directors and executive officers
   as a group (15 persons)                        129,150 (9)                  48.62%

---------------------------
*        Less than 1%.

(1) Unless otherwise noted, the address for all of the named persons is 300 East Market Street, Aberdeen, Washington 98520.

(2) Unless otherwise indicated, represents shares over which each individual exercises sole voting or investment power. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding and to be beneficially owned by the person holding the options for the purposes of calculating the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 59 shares held by BGH Partnership, in which Lynn W. Daneker, Daniel T. Earley, Jay M. Greene, Ervin A. Johnson, Vernon L. Lindskog, Wayne W. Rognlin, Jack R. Thompson, Wallace C. Waugh, Walter L. Westling and Robert J. Worrell are partners. Each of the listed partners disclaims beneficial ownership of the shares owned by BGH Partnership.

(4) Includes 18,687 shares held by Rognlin Limited Partnership, of which Wayne Rognlin is the General Partner.

(5) Includes 662 shares held by Thompson's, Inc., of which Jack Thompson is the President.

(6) Includes 4,000 shares subject to options which are currently exercisable.

(7) Includes 3,000 shares subject to options which are currently exercisable.

(8)      Includes 250 shares subject to options which are currently exercisable.

(9) Includes 7,250 shares subject to options which are currently exercisable, as described in footnotes 6 through 8 above.

         PACIFIC. The following table provides information regarding beneficial ownership of Pacific common stock at August 31, 1999 (1) each director and executive officer of Pacific, (2) all directors and executive officers as a group, and (3) each person known by Pacific to be the beneficial owner of more than 5% of the outstanding shares of Pacific common stock, respectively.

                                                      SHARES BENEFICIALLY                   PERCENT OF CLASS
            NAME AND ADDRESS(1)                   OWNED BEFORE THE MERGER (2)             BEFORE THE MERGER(2)
            -------------------                   ---------------------------             --------------------
K. David Aase                                                915                               *

Frank O. Glenn, III                                          440                               *

Duane E. Hagstrom                                         15,500                               5.28%

Robert A. Hall                                             6,490                               2.21%

Dennis A. Long                                             4,100 (3)                           1.39%

William T. (Tracy) Moore, Jr.                             12,300                               4.19%

Patricia C. Nelson                                         9,879                               3.36%

Sidney R. Snyder                                          31,606                              10.76%

Gustave A. Wiegardt, Jr.                                   2,080                               *

Kenneth Wirkkala                                           4,262                               1.45%

All directors and executive officers
     as a group (10 persons)                              87,572 (3)                          30.32%

Templin Foundation                                        15,657                               5.33%


-----------------------------
*        Less than 1%

(1) Unless otherwise noted, the address for all of the named persons is 1007 South Pacific, Long Beach, Washington 98631.

(2) Unless otherwise indicated, represents shares over which each individual exercises sole voting or investment power. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of the table are deemed to be outstanding and to be beneficially owned by the person holding the options for the purposes of calculating the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 1,500 shares subject to options which are currently exercisable.

                         BANK SUPERVISION AND REGULATION

         The following generally refers to certain significant statutes and regulations affecting the banking industry. These references are only intended to provide brief summaries and, therefore, are not complete and are qualified by the statutes and regulations referenced. Changes in applicable laws or regulations may have a material effect on the business and prospects of the Harbor, Pacific or the Combined Corporation. The operations of the Harbor, Pacific or the combined corporation may also be affected by changes in the policies of banking and other government regulators. We cannot accurately predict the nature or extent of the effects on the business and earnings of Harbor, Pacific or the combined corporation that fiscal or monetary policies, or new federal or state laws, may have in the future.

         The discussion in this section regarding regulatory considerations affecting the combined corporation and its subsidiaries is also generally applicable, prior to the effective time of the merger, to Harbor and Pacific and, where appropriate, their subsidiaries.

                              THE HOLDING COMPANIES

GENERAL

         As a bank holding company, the combined corporation will be subject to the Bank Holding Company Act, which places them under the supervision of the Board of Governors of the Federal Reserve. The combined corporation must file annual reports with the Federal Reserve and must provide it with any additional information it may require. In addition, the Federal Reserve will periodically examine the combined corporation and its subsidiaries, including the subsidiary banks.

BANK HOLDING COMPANY REGULATION

         In general, the Bank Holding Company Act limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Bank holding companies must obtain the Federal Reserve Board's approval before they:

         - acquire direct or indirect ownership or control of any voting shares of any bank that results in total ownership or control, directly or indirectly, of more than 5% of the voting shares of the bank;

         -        merge or consolidate with another bank holding company; or

         - acquire substantially all of the assets of any additional banks. Subject to certain state laws, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of both in-state and out-of-state banks.

         CONTROL OF NONBANKS. With certain exceptions, the Bank Holding Company Act prohibits bank holding companies from acquiring direct or indirect ownership or control of voting shares in any company that is not a bank or a bank holding company unless the Federal Reserve Board determines that the activities of the company are incidental or closely related to the business of banking. If a bank holding company is well-capitalized and meets certain criteria specified by the Federal Reserve Board, it may engage de novo in certain permissible nonbanking activities without prior Federal Reserve Board approval.

         CONTROL TRANSACTIONS. The Change in Bank Control Act requires a person, or group of persons acting in concert, acquiring "control" of a bank holding company to provide the Federal Reserve Board with 60 days' prior written notice of the proposed acquisition. Following receipt of this notice, the Federal Reserve Board has 60 days within which to issue a notice disapproving the proposed acquisition, but the Federal Reserve Board may extend this time period for up to another 30 days. An acquisition may be completed before expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the transaction. In addition, any "company" must obtain the Federal Reserve Board's approval before acquiring 25% or more of the outstanding shares of, or otherwise obtaining control over, the combined corporation. If the "company" is a bank holding company, it must obtain the Federal Reserve Board's approval before acquiring over 5% of the outstanding shares of the combined corporation.

TRANSACTIONS WITH AFFILIATES

         The combined corporation and the subsidiary banks will be deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Accordingly, they must comply with Sections 23A and 23B of the Federal Reserve Act. Generally, Sections 23A and 23B:

         - limit the extent to which a financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of that institution's capital and surplus and an aggregate limit on all these transactions with all affiliates to an amount equal to 20% of capital and surplus, and

         - require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate.

The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar types of transactions.

REGULATION OF MANAGEMENT

         Federal law:

         - lists the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency;

         - places restraints on lending by an institution to its executive officers, directors, principal stockholders, and their related interests; and

         - prohibits management personnel from serving as a director or in other management positions with another financial institution which has assets exceeding a specified amount or which has an office within a specified geographic area.

TIE-IN ARRANGEMENTS

         The combined corporation and the subsidiary banks cannot engage in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither of the combined corporation nor the subsidiary banks may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor.

         The Federal Reserve Board has adopted significant amendments to its anti-tying rules that:

         - removed Federal Reserve Board-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries;

         - allow banks greater flexibility to package products with their affiliates; and

         - establish a safe harbor from the tying restrictions for certain foreign transactions.

These amendments were designed to enhance competition in banking and nonbanking products and to allow banks and their affiliates to provide more efficient, lower cost service to their customers. However, the impact of the amendments on the combined corporation and the subsidiary banks is unclear at this time.

STATE LAW RESTRICTIONS

         As a Washington business corporation, the combined corporation may be subject to certain limitations and restrictions as provided under applicable Washington corporate law. In addition, Washington banking law restricts and governs certain activities of the subsidiary banks.

                                    THE BANKS

GENERAL

         The subsidiary banks, as non-Federal Reserve member FDIC-insured institutions, are subject to regulation and examination by the FDIC. The federal laws that apply to the subsidiary banks regulate, among other things, the scope of their businesses, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing the banks generally have been promulgated to protect depositors and not to protect stockholders of the bank or its holding company.

         COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their jurisdiction, the FDIC evaluates the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

         INSIDER CREDIT TRANSACTIONS. Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders, or any related interests of those persons. Extensions of credit (1) must be made on substantially the same terms, including interest rates and collateral, and follow credit underwriting procedures that are not less stringent than those prevailing at the time for comparable transactions with persons not covered above and who are not employees; and (2) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to those persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent, or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

         FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT. Under the Federal Deposit Insurance Corporation Improvement Act, each federal banking agency has prescribed, by regulation, noncapital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems, and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, any other operational and managerial standards that the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. Harbor and Pacific believe that The Bank of Grays Harbor and Bank of the Pacific, respectively, meet all these standards, and therefore, do not believe that these regulatory standards will materially affect the combined corporation's business operations.

INTERSTATE BANKING AND BRANCHING

         The Riegle-Neal Interstate Banking and Branching Efficiency Act permits nationwide interstate banking and branching under certain circumstances. This legislation generally authorizes interstate branching and relaxes federal law restrictions on interstate banking. Currently, bank holding companies may purchase banks in any state, and states may not prohibit these purchases. Additionally, banks are permitted to merge with banks in other states as long as the home state of neither merging bank has "opted out." The act requires regulators to consult with community organizations before permitting an interstate institution to close a branch in a low-income area.

         Under recent FDIC regulations, banks are prohibited from using their interstate branches primarily for deposit production. The FDIC has accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

         With regard to interstate bank mergers, Washington has "opted in" to the Riegle-Neal Interstate Banking and Branching Efficiency Act and allows in-state banks to merge with out-of-state banks subject to certain aging requirements. Washington law generally authorizes the acquisition of an in-state bank by an out-of-state bank through merger with a Washington financial institution that has been in existence for at least 5 years prior to the acquisition. With regard to interstate bank branching, out-of-state banks that do not already operate a branch in Washington may not establish de novo branches in Washington or establish and operate a branch by acquiring a branch in Washington.

DEPOSIT INSURANCE

         The deposits of the subsidiary banks are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund administered by the FDIC. All insured banks are required to pay semi-annual deposit insurance premium assessments to the FDIC.

         The Federal Deposit Insurance Corporation Improvement Act included provisions to reform the Federal Deposit Insurance System, including the implementation of risk-based deposit insurance premiums. The Federal Deposit Insurance Corporation Improvement Act also permits the FDIC to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources, or for any other purpose the FDIC deems necessary. The FDIC has implemented a risk-based insurance premium system under which banks are assessed insurance premiums based on how much risk they present to the Bank Insurance Fund. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or a higher degree of supervisory concern.

DIVIDENDS

         The principal source of the combined corporation's cash revenues will be dividends received from the subsidiary banks. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. Other than the laws and regulations noted above, which apply to all banks and bank holding companies, neither the combined corporation nor either Bank is currently subject to regulatory restrictions on its dividends.

CAPITAL ADEQUACY

         Federal bank regulatory agencies use capital adequacy guidelines in the examination and regulation of bank holding companies and banks. If capital falls below minimum guideline levels, the holding company or bank may be denied approval to acquire or establish additional banks or nonbank businesses or to open new facilities.

         The FDIC and Federal Reserve use risk-based capital guidelines for banks and bank holding companies. These are designed to make the capital requirements more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier I capital. Tier I capital for bank holding companies includes common shareholders' equity, certain qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less intangibles except as described above.

         The Federal Reserve also employs a leverage ratio, which is Tier I capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to constrain the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the Federal Reserve expects an additional cushion of at least 1% to 2%.

         The Federal Deposit Insurance Corporation Improvement Act created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier I risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be "undercapitalized" depending on the category to which they are assigned are subject to certain mandatory supervisory corrective actions. We do not believe that these regulations have any material effect on their operations.

EFFECTS OF GOVERNMENT MONETARY POLICY

         The earnings and growth of the combined corporation will be affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, but its open market operations in U.S. government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits, influence the growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact on the combined corporation and the subsidiary banks cannot be predicted with certainty.

CHANGES IN BANKING LAWS AND REGULATIONS

         The laws and regulations that affect banks and bank holding companies are currently undergoing significant changes. In 1998 and again this year, legislation was proposed in the U.S. Congress which contained proposals to alter the structure, regulation, and competitive relationships of the nation's financial institutions. Although the legislation was not passed in the 1998 general session of Congress, similar legislation is pending in both houses of Congress. If enacted into law, this legislation (or similar legislation which may be proposed in the coming years) could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including activities in the insurance and securities fields), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills may reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, alter the extent to which banks could engage in securities activities, and change the structure and jurisdiction of various financial institution regulatory agencies. Whether or in what form such legislation may be adopted, or the extent to which the business of the combined corporation and the subsidiary banks might be affected thereby, cannot be predicted with certainty.

            DESCRIPTION OF CAPITAL STOCK OF THE COMBINED CORPORATION

         The combined corporation is authorized to issue 5,000,000 shares of common stock, par value $1.00 per share. The common stock of the combined corporation will not be listed for trading on any stock exchange or quoted on any automated quotation system. Each share of common stock of the combined corporation will have the same relative rights and will be identical in all respects with every other share of common stock of the combined corporation. The following summary describes the material aspects of the common stock of the combined corporation, but does not purport to be a complete description of the applicable provisions of the combined corporation's Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference to these documents. See "Where You Can Find More Information."

VOTING RIGHTS

         The holders of common stock of the combined corporation will possess exclusive voting rights in the combined corporation. Each holder of common stock of the combined corporation will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock of the combined corporation. Holders of shares of common stock of the combined corporation are not entitled to cumulate votes for the election of directors.

DIVIDENDS

         The holders of common stock of the combined corporation are entitled to the dividends that the Board of Directors may declare from time to time out of funds legally available therefor. Dividends from the combined corporation will depend upon the receipt by the combined corporation of dividends from the subsidiary banks because the combined corporation has no source of income other than dividends from its subsidiary banks. Accordingly, the dividend restrictions imposed on the combined corporation's subsidiary banks by statute or regulation may effectively limit the amount of dividends the combined corporation can pay. See "Supervision and Regulation - The Banks - Dividends."

LIQUIDATION

         If there is a liquidation, dissolution or winding up of the combined corporation, the holders of shares of combined corporation common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities of the combined corporation.

OTHER CHARACTERISTICS

         Holders of common stock of the combined corporation will not have any preemptive, conversion or other subscription rights with respect to any additional shares of combined corporation common stock which may be issued. Therefore, the Board of Directors may authorize the issuance and sale of shares of capital stock of the combined corporation without first offering them to existing stockholders of the combined corporation. The common stock of the combined corporation is not subject to any redemption or sinking fund provisions. The outstanding shares of common stock of the combined corporation will be fully paid and non-assessable.

         The Articles of Incorporation and Bylaws of the combined corporation will contain provisions that may have the effect of discouraging persons from acquiring large blocks of common stock of the combined corporation or delaying or preventing a change in control of the combined corporation. These provisions include the classification of the Board of Directors into three classes with the term of only one class expiring each year and requirements for the approval of certain business combinations. See "Comparison of Certain Rights of Holders of Common Stock of Harbor, Pacific and the Combined Corporation."

            AMENDED AND RESTATED ARTICLES OF INCORPORATION AND BYLAWS
                           OF THE COMBINED CORPORATION

GENERAL

         Under Washington law, adoption by our shareholders of the merger Agreement containing the combined corporation Amended and Restated Articles of Incorporation and the combined corporation Bylaws as annexes to the merger agreement constitutes the adoption of the combined corporation Amended and Restated Articles and combined corporation Bylaws as the articles of incorporation and bylaws of the combined corporation as the surviving corporation in the merger. For a period of three years following the effective time of the merger, amendment of the combined corporation Articles and Bylaws will require approval by at least 60% of the combined corporation's Board of Directors.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

         The following summary is intended to highlight certain important provisions of the combined corporation Amended and Restated Articles of Incorporation. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained in the combined corporation Articles, a copy of which is included as Annex 1 to the merger agreement attached as Appendix 1 hereto.

         NUMBER OF SHARES OF AUTHORIZED CAPITAL STOCK. The combined corporation Articles authorize 5,000,000 shares of combined corporation common stock.

         Of the 5,000,000 authorized shares of combined corporation common stock, approximately 258,381 shares are currently issued as Harbor common stock, approximately 230,588 shares will be issued in connection with the merger in respect of the Pacific common stock, approximately 3,300 shares will be reserved for issuance in connection with the lease option purchase of the Montsano branch site and 14,000 shares will be reserved for issuance of outstanding options under the Harbor's stock option plan, and approximately 4,710 shares will be reserved for issuance for outstanding options under the Pacific stock option plan, which will be assumed by the combined corporation in the merger. See "The Merger - Employee Benefit Plans." No other shares of combined corporation common stock will be issued in connection with the merger. Therefore, upon completion of the merger, the combined corporation will have approximately 4,489,021 shares of combined corporation common stock available for issuance from time to time as may be necessary in connection with future financings, additional employee or director stock options, acquisitions of other companies, stock dividends, stock splits, other distributions, or other corporate purposes.

         We believe that it is advisable to have these additional authorized but unissued shares in order to enable the combined corporation, as the need may arise, to take prompt advantage of market conditions and the availability of favorable business opportunities without the delay and expense incident to holding a special meeting of the combined corporation shareholders. The issuance of the additional shares that would be authorized under the combined corporation Articles in future acquisitions or other transactions may dilute the present equity ownership position of current holders of Harbor common stock and Pacific common stock, could have a dilutive effect on the book value and earnings per share of combined corporation common stock, and could affect the relative voting rights of combined corporation shareholders. Further, additional shares could be issued by the combined corporation in a private placement to a holder that would, among other things, vote against a business combination. The issuance shares to a holder that would vote against a business combination could dilute the ownership of a person attempting to gain control of the combined corporation. Accordingly, a possible effect of adoption of the combined corporation Articles may be to deter potential acquirors from attempts to take control of the combined corporation.

         TERMS OF COMBINED CORPORATION COMMON STOCK. The terms of the combined corporation common stock are discussed under the heading
"Description of Common Stock of the Combined Corporation."

         VOTING. The combined corporation Articles do not provide for cumulative voting, and consequently, no holders of shares of any class of combined corporation stock will be entitled to cumulate their voting power.

         RIGHT TO CALL SPECIAL MEETING OF SHAREHOLDERS. The Secretary of the combined corporation will be required to call a special meeting of shareholders upon written demand of a person or persons holding more than 25% of the voting power of all shareholders.

         DIRECTORS. The combined corporation Articles provide that the Board of Directors of the combined corporation will be divided into three classes having as equal a number of directors as possible. The terms of the three classes are staggered so that at any time the term of one class will expire at the next annual meeting of shareholders thereafter occurring, the term of the second class will expire at the second annual meeting of shareholders thereafter occurring, and the term of the third class will expire at the third annual meeting of shareholders thereafter occurring. At each annual meeting of shareholders of the combined corporation, the successors to the directors of the class whose term will expire in that year will be elected to hold office for a term expiring at the annual meeting of shareholders occurring in the third year after the date of their election.

         The effect of the combined corporation having a classified Board of Directors is that only approximately one-third of the Board members of the combined corporation will be elected each year and, as a result, two annual meetings will be required for the combined corporation shareholders to change the majority of the members constituting the Board of Directors. The combined corporation Articles provide that the Board of Directors may change the number of directors to a total number of no fewer than five directors and no more than 20 directors. The Board of Directors of the combined corporation may fill vacancies on the Board caused by resignation, death, or otherwise.

         DIRECTOR LIABILITY AND INDEMNIFICATION. The combined corporation Articles provide that directors of the combined corporation shall not be liable to the combined corporation or its shareholders for monetary damages for conduct as directors except to the extent that the Washington Business Corporation Act prohibits elimination or limitation of director liability. The Washington Business Corporation Act provides that a Washington corporation's articles of incorporation may not eliminate or limit the liability of a director for any breach of the director's duty of loyalty to the corporation or its shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, any unlawful distribution under the Washington Business Corporation Act, or any transaction from which the director derived an improper personal benefit.

         The combined corporation Articles also provide that the combined corporation must indemnify each of its directors to the fullest extent permitted under the Washington Business Corporation Act against all liabilities incurred by the director because the director is or was a director of the combined corporation, or is or was serving at the request of the combined corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

         The Washington Business Corporation Act permits a corporation to indemnify an individual made a party to a proceeding because the individual is or was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if the conduct of the individual was in good faith, the individual reasonably believed that the individual's conduct was in the best interests of the corporation, or at least not opposed to its best interests, and in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. A corporation may not indemnify an individual under the Washington Business Corporation Act in connection with a proceeding by or in the right of the corporation in which the individual was adjudged liable to the corporation, or in connection with any other proceedings charging improper personal benefit to the individual in which the individual was adjudged liable on the basis that personal benefit was improperly received by the individual. The Washington Business Corporation Act contains other restrictions and procedures with respect to indemnification of directors, officers, employees, and agents of Washington corporations.

         The combined corporation Articles permit the combined corporation to provide further indemnification rights to its directors, officers, employees, and agents as permitted by law. The combined corporation has provided additional indemnification rights to its directors, officers, employees, and agents in the combined corporation Bylaws. See "- Bylaws."

         See "Comparison of Certain Rights of Holders of Common Stock of Harbor, Pacific, and the Combined Corporation - Potential Antitakeover Provisions."

BYLAWS

         The following summary is intended to highlight selected provisions of the combined corporation Bylaws. This summary is not intended to be complete and is qualified in its entirety by reference to the combined corporation Bylaws, a copy of which is included as Annex 2 to the merger agreement attached as Appendix I hereto.

         SPECIAL MEETINGS OF SHAREHOLDERS. The combined corporation Bylaws provide that a special meeting of shareholders of the combined corporation may be called by the President, the Board of Directors, or as otherwise provided by the combined corporation Articles. See " - Amended and Restated Articles of Incorporation - Right to Call Special Meeting of Shareholders" above.

         DIRECTOR NOMINATIONS. The combined corporation Articles provide that nominations for elections to the combined corporation Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the combined corporation entitled to vote for directors. Nominations other than those made by the Board of Directors may be made only if advance written notice of intent to make the nomination is received by the Chairman of the combined corporation not less than 14 or more than 60 days prior to the date of the meeting. However, if less than 21 days notice of the meeting is given to shareholders, nominations must be mailed or delivered not later than the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. The Bylaws do provide that, prior to the first anniversary of the effective time of the merger, vacancies on the Board of Directors will be filled as set forth in the merger agreement.

         VOTE REQUIRED FOR DIRECTOR ACTION. The combined corporation Bylaws provide that a majority of the entire authorized Board of Directors constitutes a quorum for the transaction of business, and that the affirmative vote of a majority of directors present at any meeting at which a quorum is present will be the act of the Board unless a greater requirement is imposed by law, the combined corporation Articles, or the combined corporation Bylaws. In addition, until the third anniversary of the effective time of the merger, certain actions will require approval by at least 60% of the Board of Directors. See "The Merger - Management of the Combined Corporation - Approval by 60% of the Board Required for Certain Actions."

         BOARD OF DIRECTOR COMMITTEES. The combined corporation Bylaws provide that the Board of Directors, by resolution adopted by a majority of the full Board of Directors, will designate from among its members an Executive Committee and an Audit Committee, and may designate other Board committees. Each committee must consist of two or more persons. The committees are governed by the same rules regarding meetings, notices, and voting requirements that apply to the Board of Directors. The committees have the authority of the Board of Directors as may be specified in the resolution of the Board of Directors designating the committee, subject to limitations specified in the combined corporation Bylaws and other limitations imposed by Washington law.

         REMOVAL OF DIRECTORS. The combined corporation Bylaws provide that combined corporation directors may be removed from office, with or without cause, by a vote of the holders of a majority of the shares of combined corporation common stock then entitled to vote at an election of directors.

         INDEMNIFICATION. The combined corporation Bylaws permit the combined corporation to provide indemnification consistent with its Articles and applicable law.

         AMENDMENT OF COMBINED CORPORATION BYLAWS. The combined corporation Bylaws provide that the Board of Directors may amend or repeal the combined corporation Bylaws at any regular or special meeting of the Board of Directors, as long as notice of the proposed change is contained in the notice of meeting; provided, however, that the Board of Directors may not change the bylaws in any way which would alter the qualifications, classification, term of office or compensation of directors. During the first three years following the effective time of the merger, however, any proposed amendment to the combined corporation's Bylaws must be approved by 60% of the directors of the combined corporation. The shareholders may amend or repeal the combined corporation Bylaws even though the combined corporation Bylaws may also be amended and repealed by the combined corporation Board of Directors.

           COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF COMMON STOCK OF
                  HARBOR, PACIFIC AND THE COMBINED CORPORATION

GENERAL

         Harbor is incorporated under the laws of the State of Washington and, accordingly, the rights of Harbor's stockholders are governed by Harbor's Articles of Incorporation and Bylaws and the Washington Business Corporation Act. Pacific, likewise, is incorporated under the laws of the State of Washington and, accordingly, the rights of Pacific's stockholders are governed by Pacific's Articles of Incorporation, Bylaws and the Washington Business Corporation Act.

         Upon completion of the merger, stockholders of Pacific will become stockholders of the combined corporation, and their rights will be governed by the combined corporation's Articles of Incorporation and Bylaws and the Washington Business Corporation Act. The following is a summary of material differences between the Articles of Incorporation and Bylaws of Harbor, Pacific and the combined corporation. This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders and is qualified in its entirety by reference to the governing laws and the Articles and Bylaws of each entity.

DIVIDEND RIGHTS

         HARBOR. Under Washington law, dividends may be paid only if, after giving effect to the dividend, Harbor will be able to pay its debts as they become due in the ordinary course of business and Harbor's total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Harbor were to be dissolved at the time of the dividend, to satisfy the preferential rights of persons whose right to payment is superior to those receiving the dividend.

         PACIFIC. Pacific's ability to pay dividends, and the limits imposed by Washington law, are the same as those applicable to Harbor.

         COMBINED CORPORATION. The combined corporation's ability to pay dividends, and the limits imposed by Washington law, are the same as those applicable to Harbor.

VOTING RIGHTS

         HARBOR. Harbor's Articles of Incorporation eliminate cumulative voting. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of the shareholder's shares of common stock multiplied by the number of directors to be elected, and to distribute the votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority shareholders to obtain representation on the Harbor Board of Directors. All voting rights are vested in the holders of Harbor common stock, with each share being entitled to one vote.

         PACIFIC. All voting rights are vested in the holders of Pacific common stock with each share being entitled to one vote. Pacific's shareholders have cumulative voting rights.

         COMBINED CORPORATION. All voting rights will be vested in the holders of combined corporation common stock, with each share being entitled to one vote. The combined corporation's Articles of Incorporation will eliminate cumulative voting rights.

PREEMPTIVE RIGHTS

         HARBOR. Harbor's shareholders do not have preemptive rights to subscribe to any additional securities that may be issued.

         PACIFIC. The holders of Pacific common stock have preemptive rights that give them the right of first refusal to acquire shares offered by Pacific to acquire pro rata unissued shares of capital stock if the Board of Directors decides to issue additional shares to subscribe to any additional securities that Pacific may issue.

         COMBINED CORPORATION. The combined corporation's shareholders will not have preemptive rights to subscribe to any additional securities that may be issued.

LIQUIDATION RIGHTS

         HARBOR. If Harbor is liquidated, the holders of Harbor common stock are entitled to share, on a pro rata basis, Harbor's remaining assets after payment of or provision for all debts and other liabilities of Harbor.

         PACIFIC. Similarly, if Pacific is liquidated, holders of Pacific common stock are entitled to share, on a pro rata basis, Pacific's remaining assets after payment of or provision for all debts and other liabilities of Pacific.

         COMBINED CORPORATION. If the combined corporation is liquidated, holders of combined corporation common stock will similarly be entitled to share, on a pro rata basis, the combined corporation's assets after payment of or provision for all debts and other liabilities of the combined corporation.

ASSESSMENTS

         All outstanding shares of Harbor common stock and of Pacific common stock are fully paid and nonassessable. When duly authorized and issued in accordance with the terms of the merger agreement, all outstanding shares of combined corporation common stock will be fully paid and nonassessable.

STOCK REPURCHASES

         Under Washington law, a corporation may acquire shares of its own stock. Therefore, each of the combined corporation, Harbor and Pacific may repurchase shares of their own capital stock.

AMENDMENT OF ARTICLES AND BYLAWS

         HARBOR. Harbor's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Harbor common stock. The Bylaws of Harbor may be amended by a majority vote of the Board of Directors or by the holders of at least a majority of the outstanding shares of Harbor.

         PACIFIC. Pacific's Articles of Incorporation may be amended only upon the affirmative vote of the holders of two-thirds (2/3) of Pacific's outstanding voting stock. The Pacific Board may make certain amendments, as listed in the Washington Business Corporation Act, to the Articles of Incorporation without shareholder approval. Pacific's Articles provide that shareholders may vest authority to make bylaws in Pacific's Board of Directors subject to the power of the shareholders to change and repeal the bylaws.

         COMBINED CORPORATION. The combined corporation's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of combined corporation common stock. The combined corporation's bylaws may be amended by a majority vote of the Board of Directors or by holders of at least a majority of the outstanding shares of combined corporation common stock; PROVIDED, HOWEVER, that until the third anniversary of the effective time of the merger, any amendment will require the approval by 60% of the combined corporation's directors.

SPECIAL MEETINGS; ACTIONS WITHOUT A MEETING

         HARBOR. The Bylaws of Harbor provide that special meetings of stockholders may be called by the president, the Board of Directors or by holders of not less than a majority of the voting stock of the corporation. This restriction on the calling of special stockholders' meetings may deter hostile takeovers of Harbor by making it more difficult for a person or entity to obtain immediate control of Harbor between one annual meeting and the next.

         PACIFIC. The Bylaws of Pacific provide that special meetings of stockholders may be called by the president, the Board of Directors or by holders of not less than a majority of the voting stock of the corporation. This restriction on the calling of special stockholders' meetings may deter hostile takeovers of Pacific by making it more difficult for a person or entity to obtain immediate control of Pacific between one annual meeting and the next.

         COMBINED CORPORATION. The Bylaws of the combined corporation will contain provisions identical to those described above for Harbor and Pacific.

APPROVAL OF CERTAIN TRANSACTIONS

         HARBOR. Under the Washington Business Corporation Act, unless the articles of incorporation provide for a lesser vote (but not less than a majority), approval by at least two-thirds (2/3) of the outstanding shares entitled to vote or by two-thirds (2/3) of each voting group is required for mergers, sales of all or substantially all assets, and dissolutions. Separate voting by voting groups is required (1) on a plan of share exchange, and (2) on a plan of merger, if the plan contains provisions that would require separate voting if contained in an amendment to articles of incorporation. Harbor's Articles of Incorporation do not reduce the shareholder vote otherwise required under the Washington Business Corporation Act for mergers, asset sales, and dissolutions to less than two-thirds (2/3) of the outstanding shares entitled to vote or of each voting group.

         PACIFIC. Pacific's Articles of Incorporation do not reduce the shareholder vote otherwise required under the Washington Business Corporation Act (as described above) for mergers, asset sales, and dissolutions to less than two-thirds (2/3) of the outstanding shares entitled to vote or of each voting group.

         COMBINED CORPORATION. The combined corporation's Articles of Incorporation do not reduce the shareholder vote otherwise required under the Washington Business Corporation Act for mergers, asset sales, and dissolutions to less than two-thirds (2/3) of the outstanding shares entitled to vote or of each voting group. The merger agreement also provides that, until the third anniversary of the effective date of the merger, certain actions will require the approval of at least 60% of the combined corporation's Board of Directors. See "The Merger - Management of the Combined Corporation - Approval by 60% of the Board Required for Certain Actions."

DISSENTERS' RIGHTS

         HARBOR. Under the Washington Business Corporation Act, shareholders of Harbor will generally have dissenter's appraisal rights in connection with
(1) a plan of merger to which Harbor is a party; (2) a plan of share exchange to which Harbor is a party as the corporation whose shares will be acquired;
(3) certain sales or exchanges of all, or substantially all, of Harbor's property other than in the regular course of business; and (4) amendments to Harbor's Articles of Incorporation effecting a material reverse stock split. However, shareholders generally will not have dissenters' rights if shareholder approval is not required by the Washington Business Corporation Act for the corporate action. Therefore Harbor's shareholders are entitled to exercise dissenters' rights in connection with the proposed merger.

         PACIFIC. Similarly, Pacific's shareholders are entitled to exercise dissenters' rights in connection with the proposed merger.

         COMBINED CORPORATION. Holders of combined corporation will have dissenter's rights in connection with future transactions as described above.

BOARD OF DIRECTORS

         HARBOR. Harbor's articles provide that the Board shall consist of not fewer than 9 nor more than 20 individuals. The exact number will be determined by resolution of the Board of Directors. Currently, the Harbor Board has thirteen (13) directors. The directors are elected by ballot by the stockholders to serve until the next annual meeting. A Harbor director may not be removed without cause before his or her term expires, unless two-thirds of the shareholders entitled to vote on the matter vote in favor of removal.

         PACIFIC. Pacific's Bylaws provide that each member of its Board serves for a one-year term (or until the next annual shareholders' meeting and until the director's successor is elected and qualified). Pacific's Board must consist of at least five (5) but no more than fifteen (15) directors; the Pacific Board sets the exact number by resolution. Currently, the Pacific Board has ten (10) directors. Pacific shareholders, by an affirmative majority vote, may remove any director from office with or without cause before his or her term expires.

         COMBINED CORPORATION. The combined corporation's Board of Directors will be divided into three classes of three, of which one class will be up for re-election each year.

INDEMNIFICATION AND LIMITATION OF LIABILITY

         To the fullest extent permissible by the Washington Business Corporation Act, as it may be amended from time to time, a director of Harbor, Pacific or the combined corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director.

POTENTIAL ANTITAKEOVER PROVISIONS

         HARBOR. The Harbor Articles of Incorporation do not include a classified Board of Directors or a super-majority vote requirement for certain transactions. However, the Bylaws contain restrictions on the calling of special meetings of shareholders and the Articles do not lessen the vote required on certain transactions, as permitted by the Washington Business Corporation Act. See " - Special Meetings; Actions Without a Meeting" and " - Approval of Certain Transactions."

         PACIFIC. The Pacific Articles of Incorporation do not include a classified Board of Directors or a super-majority vote requirement for certain transactions. However, the Bylaws contain restrictions on the calling of special meetings of shareholders and the Articles do not lessen the vote required on certain transactions, as permitted by the Washington Business Corporation Act. See " - Special Meetings; Actions Without a Meeting" and " - Approval of Certain Transactions."

         COMBINED CORPORATION. In addition to the anti-takeover provisions described above, the combined corporation will also have a classified Board of Directors with only one class expiring each year.

                              CERTAIN LEGAL MATTERS

         The validity of the combined corporation common stock to be issued in the merger is being passed upon for Harbor by Graham & Dunn PC, Seattle, Washington. Graham & Dunn PC will also deliver an opinion concerning certain federal income tax consequences of the merger.

                                     EXPERTS

         The consolidated statements of financial condition of Harbor as of December 31, 1998 and December 31, 1997 and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998 have been audited by Knight Vale & Gregory, Inc., P.S., independent auditors, as set forth in their report with respect thereto appearing elsewhere in this Joint Proxy Statement/Prospectus, and are included herein in reliance upon the report given upon the authority of that firm as experts in accounting and auditing.

         The audited consolidated financial statements of Pacific as of December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, included in this Joint Proxy Statement/Prospectus, have been audited by Knight Vale & Gregory, Inc., P.S., independent auditors, as indicated in their report with respect thereto appearing elsewhere in this Joint Proxy Statement/Prospectus, and are included herein in reliance upon the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         Harbor has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, to register with the Securities and Exchange Commission the combined corporation common stock to be issued to Pacific stockholders in the merger. This Joint Proxy Statement/Prospectus is part of that Registration Statement and constitutes a prospectus of Harbor in addition to being a proxy statement of Harbor for the Harbor Special Meeting of Shareholders and of Pacific for the Pacific Special Meeting of Shareholders. As allowed by Securities and Exchange Commission rules, this Joint Proxy Statement/Prospectus does not contain all of the information that you can find in the Registration Statement or the exhibits to the Registration Statement.

         In addition, the combined corporation will be required to file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy the Registration Statement and its exhibits as well as any reports, statements, or other information that the combined corporation files, at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can request copies of the filed documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, Room 1024, Washington, D.C. 20549. Harbor's Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission Internet site (http://www.sec.gov).

                                  OTHER MATTERS

         HARBOR SPECIAL MEETING OF SHAREHOLDERS. The Harbor Board of Directors is not aware of any business to come before the Harbor special shareholders meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the Harbor special shareholders meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

         PACIFIC SPECIAL MEETING OF SHAREHOLDERS. The Pacific Board of Directors is not aware of any business to come before the Pacific special shareholders meeting other than those matters described above in this proxy statement/prospectus. However, if any other matters should properly come before the Pacific special shareholders meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
HARBOR FINANCIAL STATEMENTS

Report of Independent Auditors..................................................................................F-2

Consolidated Balance Sheets as of June 30, 1999 and December 31, 1998...........................................F-3

Consolidated Statements of Income for the Six Months Ended June 30, 1999 and 1998
and the Years Ended December 31, 1998 and 1997..................................................................F-4

Consolidated Statements of Shareholders' Equity for the Six Months Ended June 30, 1999
and 1998 and the Years Ended December 31, 1998 and 1997.........................................................F-5

Consolidated Statements of Cash Flow for the Six Months Ended June 30, 1999 and 1998
and the Years Ended December 31, 1998 and 1997..................................................................F-7

Notes to Consolidated Financial Statements......................................................................F-8

PACIFIC FINANCIAL STATEMENTS

Report of Independent Auditors.................................................................................F-27

Consolidated Balance Sheets as of June 30, 1999 and December 31, 1998..........................................F-28

Consolidated Statements of Income for the Six Months Ended June 30, 1999 and 1998
and the Years Ended December 31, 1998 and 1997.................................................................F-29

Consolidated Statements of Shareholders' Equity for the Six Months Ended June 30, 1999
and 1998 and the Years Ended December 31, 1998 and 1997........................................................F-30

Consolidated Statements of Cash Flow for the Six Months Ended June 30, 1999 and 1998
and the Years Ended December 31, 1998 and 1997.................................................................F-31

Notes to Consolidated Financial Statements.....................................................................F-33

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
HARBOR BANCORP, INC.
Aberdeen, Washington


We have audited the accompanying consolidated balance sheet of HARBOR BANCORP, INC. AND SUBSIDIARY as of December 31, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HARBOR BANCORP, INC. AND SUBSIDIARY as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.


KNIGHT, VALE & GREGORY INC., P.S.

February 4, 1999
Tacoma, Washington

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(Dollars in Thousands)

Harbor Bancorp, Inc. and Subsidiary
June 30, 1999 and December 31, 1998

                                                                  JUNE 30,           DECEMBER 31,
                                                                  1999               1998
                                                                  (Unaudited)

ASSETS
   Cash and due from banks                                        $  6,292           $  6,345
   Interest bearing deposits in banks                                  627              4,889
   Federal funds sold                                                4,878              9,145
   Securities available for sale                                    32,579             30,769

   Loans                                                            85,290             81,555
   Allowance for credit losses                                       1,148              1,147
   LOANS - NET                                                      84,142             80,408

   Premises and equipment                                            2,267              2,337
   Accrued interest receivable                                       1,238              1,020
   Other assets                                                        792                372

   TOTAL ASSETS                                                   $132,815           $135,285


LIABILITIES AND SHAREHOLDERS' EQUITY
   Deposits:
     Demand                                                       $ 19,335           $ 19,415
     Savings and interest-bearing demand                            70,704             70,209
     Time                                                           29,285             32,112
   TOTAL DEPOSITS                                                  119,324            121,736

   Accrued interest payable                                            247                213
   Other liabilities                                                   713              1,557

   TOTAL LIABILITIES                                               120,284            123,506

COMMITMENTS AND CONTINGENT LIABILITIES                                  --                 --

SHAREHOLDERS' EQUITY
   Common stock (par value $1); authorized 1,000,000 shares;
     258,381 shares issued                                             259                259
   Surplus                                                           5,518              5,518
   Retained earnings                                                 6,878              5,871
   Accumulated other comprehensive income                             (124)               131
   TOTAL SHAREHOLDERS' EQUITY                                       12,531             11,779

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                     $132,815           $135,285

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)

Harbor Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1999 and 1998, and
Years Ended December 31, 1998 and 1997

                                                       SIX MONTHS ENDED JUNE 30,     YEARS ENDED DECEMBER 31,
                                                       1999           1998           1998             1997
                                                       (Unaudited)    (Unaudited)
INTEREST INCOME
   Loans                                               $3,912         $4,103         $ 8,129         $8,047
   Federal funds sold and deposits in banks               337            297             713            248
   Securities available for sale:
     Taxable                                              752            414           1,023            705
     Tax exempt                                            94             74             169            128
   TOTAL INTEREST INCOME                                5,095          4,888          10,034          9,128

INTEREST EXPENSE
   Deposits                                             1,948          1,842           3,761          3,280
   Other borrowings                                        --             --              --              6
   TOTAL INTEREST EXPENSE                               1,948          1,842           3,761          3,286

   NET INTEREST INCOME                                  3,147          3,046           6,273          5,842

PROVISION FOR CREDIT LOSSES                                --             --              --             70

   NET INTEREST INCOME AFTER
   PROVISION FOR CREDIT LOSSES                          3,147          3,046           6,273          5,772

NON-INTEREST INCOME
   Service charges on deposit accounts                    216            208             355            343
   Gain on sale of loans                                   --             --              --             40
   Other operating income                                  86             99             289            205
   TOTAL NON-INTEREST INCOME                              302            307             644            588

NON-INTEREST EXPENSE
   Salaries                                               885            860           1,803          1,642
   Employee benefits                                      209            200             368            313
   Occupancy                                              121            122             245            218
   Equipment                                              182            190             388            343
   Other                                                  541            529           1,113            987
   TOTAL NON-INTEREST EXPENSE                           1,938          1,901           3,917          3,503

   INCOME BEFORE INCOME TAXES                           1,511          1,452           3,000          2,857

INCOME TAXES                                              504            457             927            919

   NET INCOME                                          $1,007         $  995         $ 2,073         $1,938

EARNINGS PER SHARE
   Basic                                                $3.90          $3.86           $8.03          $7.57
   Diluted                                               3.79           3.77            7.84           7.48

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------
(Dollars in Thousands)

Harbor Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1999 and
Years Ended December 31, 1998 and 1997

                                                                                  ACCUMULATED
                                                                                  OTHER
                                               COMMON                RETAINED     COMPREHENSIVE
                                               STOCK     SURPLUS     EARNINGS     INCOME           TOTAL
Balance, January 1, 1997                       $255      $5,446      $3,603       $ 97             $ 9,401

Comprehensive income:
   Net income                                    --          --       1,938         --               1,938
   Other comprehensive income,
     net of tax:
       Unrealized gain on securities             --          --          --        (42)                (42)
   COMPREHENSIVE INCOME                                                                              1,896

Options and stock bonuses exercised               3          64          --         --                  67
Dividends on common stock
   ($3.00 per share)                             --          --        (774)        --                (774)

   BALANCE, DECEMBER 31, 1997                   258       5,510       4,767         55              10,590

Comprehensive income:
   Net income                                    --          --       2,073         --               2,073
   Other comprehensive income,
     net of tax:
       Unrealized loss on securities             --          --          --         76                  76
   COMPREHENSIVE INCOME                                                                              2,149

Options and stock bonuses exercised               1           8          --         --                   9
Dividends on common stock
   ($3.75 per share)                             --          --        (969)        --                (969)

   BALANCE, DECEMBER 31, 1998                   259       5,518       5,871        131              11,779

Comprehensive income:
   Net income (unaudited)                        --          --       1,007         --               1,007
   Other comprehensive income,
     net of tax:
       Unrealized loss on securities
         (unaudited)                             --          --          --       (255)               (255)
   COMPREHENSIVE INCOME (UNAUDITED)                                                                    752

   BALANCE, JUNE 30, 1999 (UNAUDITED)          $259      $5,518      $6,878      ($124)            $12,531

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
(Dollars in Thousands)

Harbor Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1999 and 1998, and
Years Ended December 31, 1998 and 1997

                                                             SIX MONTHS ENDED JUNE 30,     YEARS ENDED DECEMBER 31,
                                                             1999          1998            1998          1997
                                                             (Unaudited)   (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                $ 1,007      $   995          $ 2,073       $1,938
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Depreciation and amortization                             167          160              320          304
       Provision for credit losses                                --           --               --           70
       Deferred income tax                                        --           --               57            2
       Stock dividends received                                  (93)         (89)            (181)        (168)
       Gain on sale of loans                                      --           --               --          (40)
       Increase in interest receivable                          (218)         (79)            (246)          (7)
       Increase in interest payable                               34           52               46           19
       Other - net                                              (282)        (335)            (332)         (24)
   NET CASH PROVIDED BY OPERATING ACTIVITIES                     615          704            1,737        2,094

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in interest bearing
     deposits in banks                                         4,262        1,457             (264)         169
   Net (increase) decrease in Federal funds sold               4,267       (3,330)          (4,450)      (2,420)
   Purchase of securities available for sale                 (21,541)     (11,857)         (31,450)      (3,643)
   Proceeds from maturities of securities
     available for sale                                       19,533        5,689           14,272        3,335
   Proceeds from sales of securities available for sale           --           --               --          947
   Proceeds from sales of loans                                   --           --               --        1,567
   Net increase in loans                                      (3,734)      (3,475)            (616)      (4,970)
   Purchases of premises and equipment                           (74)         (90)            (121)        (451)
   NET CASH PROVIDED BY (USED IN)
   INVESTING ACTIVITIES                                        2,713      (11,606)         (22,629)      (5,466)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in demand, savings and
     interest-bearing demand deposits                            415       11,698           15,439        2,127
   Net increase (decrease) in time deposits                   (2,827)       2,161            6,508        3,117
   Net proceeds from exercise of stock
     options and bonuses                                          --           --                9           67
   Cash dividends paid                                          (969)        (774)            (774)        (638)
   NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES                                       (3,381)      13,085           21,182        4,673

   NET CHANGE IN CASH AND DUE FROM BANKS                         (53)       2,183              290        1,301

CASH AND DUE FROM BANKS
   Beginning of period                                         6,345        6,055            6,055        4,754

   END OF PERIOD                                             $ 6,292      $ 8,238          $ 6,345       $6,055

(CONTINUED)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
(CONCLUDED) (Dollars in Thousands)

Harbor Bancorp, Inc. and Subsidiary
Six Months Ended June 30, 1999 and 1998, and
Years Ended December 31, 1998 and 1997

                                                             SIX MONTHS ENDED JUNE 30,     YEARS ENDED DECEMBER 31,
                                                             1999          1998            1998          1997
                                                             (Unaudited)   (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Cash payments for:
     Interest                                                $1,914        $1,790          $3,715        $3,267
     Income taxes                                               515           420             935           856

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
   Fair value adjustment of securities
     available for sale, net                                  ($255)          $36             $76          ($42)






SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Harbor Bancorp, Inc. and Subsidiary


ALL AMOUNTS SHOWN IN THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE PERIODS ENDED JUNE 30, 1999 AND 1998 ARE UNAUDITED.


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Harbor Bancorp, Inc. (the Company) and its wholly owned subsidiary, The Bank of Grays Harbor (the Bank). All significant intercompany transactions and balances have been eliminated.

NATURE OF OPERATIONS

The Company is a holding company which operates primarily through its subsidiary, the Bank. The Bank operates five branches in Aberdeen and nearby communities in Grays Harbor County. The Bank's primary source of revenue is providing loans to customers, who are predominantly small- and middle-market businesses and middle-income individuals.

CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Certain prior year amounts have been reclassified to conform to the 1998 presentation. All dollar amounts, except per share information, are stated in thousands.

SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of debt securities which may be sold to implement the Company's asset/liability management strategies, and in response to changes in interest rates and similar factors, and certain equity securities. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Amortization of premiums and accretion of discounts are recognized in interest income over the period to maturity.


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


Harbor Bancorp, Inc. and Subsidiary


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS

Loans are stated at the amount of unpaid principal, reduced by an allowance for credit losses. Interest on loans is accrued daily based on the principal amount outstanding.
Generally the accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when they are past due 90 days as to either principal or interest. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. If management determines that the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance. Loans 90 days and more past due continuing to accrue interest must be well secured and in the process of collection.
ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions, the results of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and other risks inherent in the portfolio. This evaluation requires the use of current estimates, which may vary from the ultimate collectibility experienced in the future. The estimates used are reviewed periodically, and, as adjustments become necessary, they are charged to operations in the period in which they become known.

When management determines it is possible that a borrower will be unable to repay all amounts due according to the terms of the loan agreement, including scheduled interest payments, the loan is considered impaired. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, when the primary source of repayment is provided by real estate collateral, at the fair value of the collateral less estimated selling costs. The amount of impairment and any subsequent charges are recorded through the provision for credit losses as an adjustment to the allowance for credit losses.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation, which is computed on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is less. Gains or losses on dispositions are reflected in earnings.


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at the fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to other real estate owned is charged to the allowance for credit losses. Properties are evaluated regularly to ensure that the recorded amounts are supported by their current fair values, and that valuation allowances to reduce the carrying amounts to fair value less estimated costs to dispose are recorded as necessary. Additions to or reductions from valuation allowances are recorded in income.

INCOME TAXES

Deferred tax assets and liabilities result from differences between the financial statement carrying amounts and the tax bases of assets and liabilities, and are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. The deferred tax provision represents the difference between the net deferred tax asset/liability at the beginning and end of the year. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Bank provides for income taxes on a separate company basis and remits to the Company amounts currently due.

STOCK-BASED COMPENSATION

The Company accounts for stock-based awards to employees using the intrinsic value method, in accordance with APB No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements. However, the required pro forma disclosures have been provided in accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating the fair values of financial instruments disclosed in these financial statements:

     CASH AND SHORT-TERM INSTRUMENTS
     The carrying amounts of cash and short-term instruments approximate their fair value.

     SECURITIES AVAILABLE FOR SALE
     Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUES OF FINANCIAL INSTRUMENTS (CONCLUDED)

     LOANS
     For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     DEPOSIT LIABILITIES
     The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificate of deposit are estimated using a discounted cash flow calculation based on interest rates currently being offered on similar certificates.

CASH AND CASH EQUIVALENTS

The Company considers all amounts due from depository institutions to be cash equivalents.

The Company maintains balances in depository institution accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

EARNINGS PER SHARE

Basic earnings per share exclude dilution and are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Company's stock option plans.

COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No. 130), which was effective for years beginning after December 15, 1997. SFAS No. 130 requires that an entity report and display comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. With regard to the Company, comprehensive income includes net income as reported in the statement of income, and changes in the fair value of its securities available for sale, reported as a component of shareholders' equity. There was no effect on previously reported net income as a result of this reporting change.

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. This statement is effective for all fiscal years beginning after June 15, 1999. The Bank had no derivatives as of December 31, 1998, nor does the Bank engage in any hedging activities. The Bank does not anticipate that the adoption of SFAS No. 133 will have a material effect on its financial position or results of operations.


NOTE 2 - RESTRICTED ASSETS

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances on deposit with the Federal Reserve Bank. The average amounts of such balances for the six months ended June 30, 1999 and for the year ended December 31, 1998 were approximately $826 and $902, respectively.

NOTE 3 - DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values are as follows:


                                                                          GROSS         GROSS
                                                          AMORTIZED       UNREALIZED    UNREALIZED    FAIR
                                                          COST            GAINS         LOSSES        VALUES
SECURITIES AVAILABLE FOR SALE

JUNE 30, 1999
    U.S. Treasury securities                              $ 1,004         $--           $  1          $ 1,003
    U.S. Government agencies                               16,496          --             92           16,404
    Obligations of states and political subdivisions        3,957          13             --            3,970
    Corporate bonds                                         8,748          --            112            8,636
    Federal Home Loan Bank stock                            2,566          --             --            2,566

                                                          $32,771         $13           $205          $32,579

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 3 - DEBT AND EQUITY SECURITIES (CONCLUDED)


                                                                          GROSS         GROSS
                                                          AMORTIZED       UNREALIZED    UNREALIZED    FAIR
                                                          COST            GAINS         LOSSES        VALUES
SECURITIES AVAILABLE FOR SALE

DECEMBER 31, 1998
    U.S. Treasury securities                              $   985         $ 11          $--           $   996
    U.S. Government agencies                               16,274           41            2            16,313
    Obligations of states and political subdivisions        3,599          148           --             3,747
    Corporate bonds                                         7,242            8           11             7,239
    Federal Home Loan Bank stock                            2,474           --           --             2,474

                                                          $30,574         $208          $13           $30,769

The scheduled maturities of debt securities available for sale at June 30, 1999 and December 31, 1998 are as follows:


                                             JUNE 30,                    DECEMBER 31,
                                             1999                        1998

                                             AMORTIZED     FAIR          AMORTIZED      FAIR
                                             COST          VALUE         COST           VALUE
Due in one year or less                      $ 8,763       $ 8,738       $17,431        $17,437
Due after one year through five years         17,290        17,140         6,729          6,798
Due from five to ten years                     4,152         4,135         3,940          4,060

                                             $30,205       $30,013       $28,100        $28,295

Securities carried at approximately $7,110 and $10,168 at June 30, 1999 and December 1998, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary


NOTE 4 - LOANS

Loans at June 30, 1999 and December 31, 1998 consist of the following:


                                     JUNE 30,        DECEMBER 31,
                                     1999            1998
Commercial and agricultural          $41,352         $37,296
Real estate:
     Construction                        566           1,303
     1-4 family residential            8,247           7,320
     Multi-family residential            604             628
     Commercial                       32,417          32,751
     Farmland                             27             134
Consumer                               2,077           2,123

     TOTAL LOANS                     $85,290         $81,555

Changes in the allowance for credit losses for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998 and 1997 are as follows:


                                      SIX MONTHS ENDED JUNE 30,     YEARS ENDED DECEMBER 31,
                                      1999           1998           1998           1997

Balance at beginning of period        $1,147         $1,137         $1,137         $1,090
Provision for credit losses               --             --             --             70

Charge-offs                              (13)            (4)           (27)           (31)
Recoveries                                14              5             37              8
     NET (CHARGE-OFFS) RECOVERIES          1              1             10            (23)

     BALANCE AT END OF PERIOD         $1,148         $1,138         $1,147         $1,137

There were no impaired loans at June 30, 1999 or December 31, 1998. The average recorded investment in impaired loans during and the year ended December 31, 1998 was $199. There was no interest income recognized on impaired loans in 1999 or 1998.

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 4 - LOANS (CONCLUDED)

At June 30, 1999 and December 31, 1998, there were no commitments to lend additional funds to borrowers whose loans have been modified. At June 30, 1999, loans 90 days and over still accruing interest totaled $188. There were no loans 90 days and over past due and still accruing interest at December 31, 1998.

As of December 31, 1998, government guaranteed loans with a carrying value of $1,725 were pledged as collateral to secure public deposits and borrowings with the Federal Reserve Bank.

Certain related parties of the Bank, principally Bank directors and their associates, were loan customers of the Bank in the ordinary course of business during 1998 and 1997. Total loans outstanding at December 31, 1998 and 1997 to key officers and directors were $1,802 and $2,086, respectively. During 1998, new loans of $2,595 were made, and repayments totaled $2,879.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at June 30, 1999 and December 31, 1998 are:

                                                   JUNE 30,     DECEMBER 31,
                                                   1999         1998
Land                                              $   476        $   476
Premises                                            2,257          2,217
Equipment, furniture and fixtures                   1,976          1,945
Leasehold improvements                                 18             18
  TOTAL COST                                        4,727          4,656
Accumulated depreciation and amortization           2,460          2,319

                                                  $ 2,267        $ 2,337


The Company has a three-year lease for the property on which the Montesano Branch is located. The monthly payments required by the lease beginning in July 1997 are $1. The lease agreement contains an option to purchase the property at any time prior to the expiration of the lease for $250 in cash or, at the lessor's option, 3,300 shares of the Company's stock. Rental expense under this lease was $6 for the six months ended June 30, 1999 and 1998, and $12 and $6 for the years ended December 31, 1998 and 1997, respectively, which is included in occupancy expenses.

Remaining minimum rental commitments under this lease are as follows for future years ending December 31:

     1999                                                        $12
     2000                                                          6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 6 - DEPOSITS

The aggregate amount of certificates of deposit with balances in excess of one hundred thousand dollars was approximately $11,538 and $14,080 at June 30, 1999 and December 31, 1998, respectively.

At June 30, 1999 and December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

                                                   JUNE 30,     DECEMBER 31,
                                                   1999         1998
     1999                                         $15,121        $29,087
     2000                                          13,379          2,479
     2001                                             785            546

                                                  $29,285        $32,112

NOTE 7 - INCOME TAXES

Income taxes are comprised of the following for the six months ended June 30, 1999 and 1998, and for years ended December 31, 1998 and 1997:

                                       SIX MONTHS ENDED JUNE 30,     YEAR ENDED DECEMBER 31,
                                       1999            1998          1998          1997
Current                                $504            $457           $870          $840
Deferred                                 --              --             57            79

  TOTAL INCOME TAXES                   $504            $457           $927          $919

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at June 30, 1999 and December 31, 1998 are:

                                                                JUNE 30,     DECEMBER 31,
                                                                1999         1998
DEFERRED TAX ASSETS
  Allowance for credit losses                                   $353            $353
  Unrealized loss on securities available for sale                68              --
  TOTAL DEFERRED TAX ASSETS                                      421             353

DEFERRED TAX LIABILITIES
  Depreciation                                                    68              68
  Unrealized gain on securities available for sale                --              64
  Deferred revenue                                               344             344
  TOTAL DEFERRED TAX LIABILITIES                                 412             476

  NET DEFERRED TAX ASSETS (LIABILITIES)                         $  9           ($123)


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 7 - INCOME TAXES (CONCLUDED)

The following is a reconciliation between the statutory and effective federal income tax rate for the six months ended June 30, 1999 and 1998 years ended December 31, 1998 and 1997:

                                         SIX MONTHS ENDED JUNE 30,

                                         1999         PERCENT         1998        PERCENT
                                                      OF PRE-TAX                  PRE-TAX
                                         AMOUNT       INCOME          AMOUNT      INCOME
Income tax at statutory rate             $   514        34.0%         $ 494         34.0%
Adjustments resulting from:
  Tax-exempt income                          (32)       (2.1)           (25)        (1.7)
  Other                                       22         1.5            (12)         (.8)

  TOTAL INCOME TAXES                     $   504        33.4%         $ 457         31.5%

                                         YEARS ENDED DECEMBER 31,

                                         1998         PERCENT         1997        PERCENT
                                                      OF PRE-TAX                  PRE-TAX
                                         AMOUNT       INCOME          AMOUNT      INCOME
Income tax at statutory rate             $ 1,020        34.0%         $ 971         34.0%
Adjustments resulting from:
  Tax-exempt income                          (76)       (2.5)           (45)        (1.6)
  Other                                      (17)        (.6)            (7)         (.2)

  TOTAL INCOME TAXES                     $   927        30.9%         $ 919         32.2%

NOTE 8 - EMPLOYEE BENEFITS

PROFIT SHARING PLAN

The Company has established a 401(k) profit sharing plan for those employees who meet the eligibility requirements set forth in the plan. Eligible employees may contribute up to 15% of their compensation. Matching contributions by the Bank are at the discretion of the Board of Directors. Company contributions totaled $75 and $66 for the years ended December 31, 1998 and 1997, respectively. No contributions were made for the six months ended June 30, 1999 or 1998.

DIRECTOR AND EMPLOYEE DEFERRED COMPENSATION PLANS

The Company has director and employee deferred compensation plans. Under the terms of the plans, a director or employee may participate in the plan upon approval by the Board. The participant may elect to defer a portion of his or her earnings (directors' fees or salary) as designated at the beginning of each plan year. Payments begin upon retirement, termination, death or permanent disability, sale of the Company, the ten-year anniversary of the participant's participation date, or at the discretion of the Company. There are currently two participants in the plans, and total deferrals plus earnings are $438 and $132 at June 30, 1999 and December 31, 1998, respectively.

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 8 - EMPLOYEE BENEFITS (CONCLUDED)

INCENTIVE COMPENSATION PLAN

The Company has a plan which provides incentive compensation to key employees if the Company meets certain performance criteria established by the Board of Directors. The cost of this plan was $105, $105, $290 and $246 for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998 and 1997, respectively.

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments at June 30, 1999 and December 31, 1998 is as follows:

                                                   JUNE 30,     DECEMBER 31,
                                                   1999         1998
Commitments to extend credit                      $ 17,920        $12,999
Standby letters of credit                            1,408          1,403

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 62% of loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Bank deems necessary.

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 9 - COMMITMENTS AND CONTINGENT LIABILITIES (CONCLUDED)

Certain executive officers have entered into employment contracts with the Bank which provide for contingent payments subject to future events.

The Bank has agreements with commercial banks for lines of credit totaling $5,400, none of which was used at December 31, 1998, and a credit line with the Federal Home Loan Bank totaling 10% of assets, none of which was also used at December 31, 1998.

Because of the nature of its activities, the Company is subject to various pending and threatened legal actions which arise in the ordinary course of business. In the opinion of management, liabilities arising from these claims, if any, will not have a material effect on the financial position of the Company.

NOTE 10 - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

Most of the Bank's business activity is with customers and governmental entities located in the State of Washington, including investments in state and municipal securities. As of December 31, 1998, the Bank's loans to companies in the forest products and hotel/motel industries totaled $11,639 and $9,986, respectively (net of government loan guarantees). Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of practice, generally does not extend credit to any single borrower or group of borrowers in excess of $2 million.


NOTE 11 - STOCK OPTION PLANS

At December 31, 1998, the Company has three stock-based option plans, which are described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for the plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards granted subsequent to December 31, 1995 under these plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to these pro forma amounts:

                                       SIX MONTHS ENDED JUNE 30,     YEARS ENDED DECEMBER 31,
                                       1999                          1998          1997
Net income:
  As reported                          $ 1,007                        $ 2,073      $ 1,938
  Pro forma                                                             2,068        1,929

Earnings per share:
  Basic:
    As reported                        $  3.90                        $  8.03      $  7.57
    Pro forma                             3.89                           8.01         7.54
  Diluted:
    As reported                           3.79                        $  7.84      $  7.48
    Pro forma                             3.77                           7.83         7.46

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 11 - STOCK OPTION PLANS (CONCLUDED)

The Company's three incentive stock option plans provide for granting incentive stock options, as defined under current tax laws, to key personnel. Under the first plan, options are exercisable 90 days from the date of grant. These options terminate if not exercised within ten years from the date of grant. If after six years from the date of grant fewer than 20% of the options have been exercised, they will expire at a rate of 20% annually. Under the second plan, the options are exercisable one year from the date of grant, at a rate of 10% annually. Options terminate if not exercised when they become available. Under the third plan, options become exercisable four years from the grant date. These options terminate if not exercised between the sixth and the tenth years. Upon reaching the sixth year from the date of grant, if less than 20% of the options have been exercised, at least 20% of the options must be exercised within 90 days, and 20% of the options must be exercised every anniversary thereafter. Under the plans, the Company may grant up to 25,000 shares of its common stock to certain key employees.

The fair value of each option granted in 1997 was estimated on the date of grant, based on the Black-Scholes option-pricing model and using the following weighted-average assumptions: dividend yield of 3.82%; risk-free interest rates of 5%; and expected lives of ten years. The weighted average fair value of options granted during 1997 was $5.29. There were no new options granted during 1998.

A summary of the status of the Company's stock option plans for the six months ended June 30, 1999 and for the year ended December 31, 1998, and changes during the years ending on those dates, is presented below:

                                       SIX MONTHS ENDED JUNE 30,     YEAR ENDED DECEMBER 31,

                                       1999            WEIGHTED      1998           WEIGHTED
                                                       AVERAGE                      AVERAGE
                                                       EXERCISE                     EXERCISE
                                       SHARES          PRICE         SHARES         PRICE
Outstanding at beginning of period     14,000          $ 62.11        14,500        $ 60.48
Exercised                                  --               --          (500)         15.00

  OUTSTANDING AT END OF PERIOD         14,000            62.11        14,000          62.11

Exercisable at end of period            9,500                             --

The following information summarizes information about stock options outstanding at June 30, 1999 and December 31, 1998:

JUNE 30,                                               DECEMBER 31,
1999                                WEIGHTED           1998                                 WEIGHTED
                                    AVERAGE                                                 AVERAGE
                                    REMAINING                                               REMAINING
EXERCISE         NUMBER             CONTRACTUAL        EXERCISE           NUMBER            CONTRACTUAL
PRICE            OUTSTANDING        LIFE (YEARS)       PRICE              OUTSTANDING       LIFE (YEARS)
$ 60               9,500              5                $ 60                 9,500             6
  65               3,500              5                  65                 3,500             6
  72               1,000              7                  72                 1,000             8

                  14,000                                                   14,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 12 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

As of December 31, 1998, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company and the Bank's actual capital amounts and ratios are also presented in the table. Management believes, as of December 31, 1998, that the Bank meets all capital requirements to which it is subject.

                                                                                             TO BE WELL CAPITALIZED
                                                                                             UNDER PROMPT
                                                                     CAPITAL ADEQUACY        CORRECTIVE ACTION
                                               ACTUAL                PURPOSES                PROVISIONS
                                               AMOUNT      RATIO     AMOUNT      RATIO       AMOUNT      RATIO
JUNE 30, 1999
  TIER 1 CAPITAL (TO AVERAGE ASSETS):
    Consolidated                              $ 12,654      9.48%    $ 5,341      4.00%          N/A       N/A
    The Bank of Grays Harbor                    12,590      9.43       5,340      4.00       $ 6,675      5.00%
  TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
    Consolidated                                12,654     12.78       3,960      4.00           N/A       N/A
    The Bank of Grays Harbor                    12,590     12.72       3,959      4.00         5,939      6.00
  TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
    Consolidated                                13,802     13.94       7,921      8.00           N/A       N/A
    The Bank of Grays Harbor                    13,728     13.88       7,918      8.00         9,898     10.00

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 12 - REGULATORY MATTERS (CONCLUDED)

                                                                                             TO BE WELL CAPITALIZED
                                                                                             UNDER PROMPT
                                                                     CAPITAL ADEQUACY        CORRECTIVE ACTION
                                               ACTUAL                PURPOSES                PROVISIONS
                                               AMOUNT      RATIO     AMOUNT      RATIO       AMOUNT      RATIO
DECEMBER 31, 1998
  TIER 1 CAPITAL (TO AVERAGE ASSETS):
    Consolidated                              $ 11,648      8.84%    $ 5,272      4.00%          N/A       N/A
    The Bank of Grays Harbor                    11,569      8.78       5,271      4.00       $ 6,589      5.00%
  TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
    Consolidated                                11,648     12.27       3,796      4.00           N/A       N/A
    The Bank of Grays Harbor                    11,569     12.17       3,795      4.00         5,693      6.00
  TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
    Consolidated                                12,795     13.48       7,592      8.00           N/A       N/A
    The Bank of Grays Harbor                    12,716     13.40       7,590      8.00         9,488     10.00

RESTRICTIONS ON RETAINED EARNINGS

The Bank is restricted from paying dividends to the Company in an amount that would violate the most restrictive capital requirement shown above. At December 31, 1998, there were no regulatory dividend restrictions on the Bank's retained earnings.

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments at June 30, 1999 and December 31, 1998 were as follows:

                                      JUNE 30,                       DECEMBER 31,
                                      1999                           1998
                                      CARRYING        FAIR           CARRYING      FAIR
                                      AMOUNT          VALUE          AMOUNT        VALUE
FINANCIAL ASSETS
  Cash and due from banks,
   interest-bearing deposits with
   banks, and federal funds sold       $ 11,797        $ 11,797       $ 20,379      $ 20,379
  Securities available for sale          32,579          32,579         30,769        30,769
  Loans receivable                       84,142          83,937         80,408        81,531

FINANCIAL LIABILITIES
  Deposits                             $119,324        $119,404       $121,736      $122,862

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 14 - EARNINGS PER SHARE DISCLOSURES

Following is information regarding the calculation of basic and diluted earnings per share for the years indicated.

                                           NET INCOME     SHARES           PER SHARE
                                           (NUMERATOR)    (DENOMINATOR)    AMOUNT
SIX MONTHS ENDED JUNE 30, 1999
     Basic earnings per share:
          Net income                       $1,007         258,381          $3.90
     Effect of dilutive securities:
          Options                              --           7,046           (.11)
     Diluted earnings per share:
          NET INCOME                       $1,007         265,427          $3.79

SIX MONTHS ENDED JUNE 30, 1998
     Basic earnings per share:
          Net income                         $995         257,869          $3.86
     Effect of dilutive securities:
          Options                              --           5,737           (.09)
     Diluted earnings per share:
          NET INCOME                         $995         263,606          $3.77

YEAR ENDED DECEMBER 31, 1998
     Basic earnings per share:
          Net income                       $2,073         258,007          $8.03
     Effect of dilutive securities:
          Options                              --           6,281           (.19)
     Diluted earnings per share:
          NET INCOME                       $2,073         264,288          $7.84

YEAR ENDED DECEMBER 31, 1997
     Basic earnings per share:
          Net income                       $1,938         255,917          $7.57
     Effect of dilutive securities:
          Options                              --           3,328           (.09)
     Diluted earnings per share:
          NET INCOME                       $1,938         259,245          $7.48

The number of shares shown for "options" is the number of incremental shares that would result from the exercise of options and use of the proceeds to repurchase shares at the average market price during the year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 15 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

CONDENSED BALANCE SHEETS -- JUNE 30, 1999 AND DECEMBER 31, 1998

                                                    JUNE 30,        DECEMBER 31,
                                                    1999            1998
ASSETS
     Cash                                           $    45         $ 1,021
     Investment in the Bank                          12,467          11,677
     Other assets                                        19              50

     TOTAL ASSETS                                   $12,531         $12,748

LIABILITIES AND SHAREHOLDERS' EQUITY
     Dividends payable                              $    --         $   969
     Shareholders' equity                            12,531          11,779

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $12,531         $12,748

CONDENSED STATEMENTS OF INCOME - SIX MONTHS ENDED JUNE 30, 1999 AND 1998, AND YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                          SIX MONTHS ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                                                          1999        1998                 1998        1997
Dividend Income from the Bank                             $   --      $   --               $1,040      $  815

Expenses                                                     (38)         (6)                 (81)         (7)

Equity in Undistributed Income of Subsidiary               1,045       1,001                1,114       1,130

     NET INCOME                                           $1,007      $  995               $2,073      $1,938


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 15 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (CONCLUDED)

CONDENSED STATEMENTS OF CASH FLOWS - SIX MONTHS ENDED JUNE 30, 1999 AND 1998, AND YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                          SIX MONTHS ENDED JUNE 30,        YEARS ENDED DECEMBER 31,
                                                          1999        1998                 1998        1997
OPERATING ACTIVITIES
     Net income                                           $1,007      $  995               $2,073      $1,938
     Adjustments to reconcile net income to
       net cash provided:
         Equity in undistributed income of subsidiary     (1,045)     (1,001)              (1,114)     (1,130)
       Other - net                                            31         (15)                   4         (52)
     NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES      (7)        (21)                 963         756

FINANCING ACTIVITIES
     Net proceeds from exercise of stock options
       and bonuses                                            --           2                    9          67
     Dividends paid                                         (969)       (774)                (774)         --
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES    (969)       (772)                (765)         67

     NET INCREASE (DECREASE) IN CASH                        (976)       (793)                 198         823

CASH
     Beginning of period                                   1,021         823                  823          --

     END OF PERIOD                                        $   45      $   30               $1,021      $  823

NOTE 16 - TERMINATION OF DEFINITIVE AGREEMENT

On August 17, 1998, the Company entered into a definitive merger agreement with Heritage Financial Corporation (Heritage) whereby Heritage would acquire all of the outstanding common stock of the Company. Under the agreement, Heritage would exchange sufficient shares of its common stock at an exchange ratio (based on Heritage's average stock price prior to the consummation of the transaction) that provided a value of $155 per share for each outstanding share and option to acquire the Company's common stock. The transaction price was to remain fixed at an exchange ratio of 11.273 shares of Heritage stock for each share of the Company's stock as long as Heritage's average stock price remained between $12.25 and $13.75 per share. If the price averaged below $12.25 and above $11.25, the exchange ratio was fixed at 12,653 shares. If the average price of Heritage's stock fell below $11.25, the Company had the right to terminate the transaction provided that Heritage did not add additional shares to bring the transaction back to the $11.25 level.

The Board of Directors of the Company, together with their financial advisors, met on December 15, 1998 to discuss the price of the Heritage stock and the merits of continuing with the merger. At the date of the meeting the market price for Heritage's stock was at the $10 level, significantly below the $11.25 floor, and based on the stock price of similar thrifts that had recently gone public, it appeared unlikely that the average price for 45 business days before closing would get back to the $11.25 level. Heritage's Board of Directors declined to issue any additional shares to bring the transaction back to the $11.25 price. On December 15, the Board of Directors of the Company unanimously voted for this and other reasons to terminate the definitive agreement with Heritage. Heritage's Board of Directors concurred, and the definitive agreement was officially terminated on December 17, 1998.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Harbor Bancorp, Inc. and Subsidiary

NOTE 17 - YEAR 2000 ISSUES

As the year 2000 approaches, business issues are emerging regarding how existing computer software programs and operating systems can accommodate the date value. Many software systems are designed to recognize only a two-digit date field, and may read the year 2000 as the year 1900. Thus computations of interest and other similar calculations may be based on wrong dates, or the systems may not be able to process information at all.

The Bank primarily utilizes software maintained by a third-party vendor for processing the mission-critical data that might be affected by this problem. The software provider is in the process of testing, updating, and modifying its software to ensure year 2000 compliance. The first phase of testing that software was successfully completed before December 31, 1998. Internally, the Bank has implemented a year 2000 compliance program, which is aggressively reviewing year 2000 issues that may be faced by its outside vendors and customers, and that affect its internal computer systems. In the event that significant suppliers or customers do not successfully and timely achieve year 2000 compliance, the Bank's business could be adversely affected. However, management believes that the Bank's own internal systems, networks and resources would allow the Bank to effectively operate and service its customers. To the extent necessary, the Bank will engage alternative vendors and suppliers to facilitate normal operations after January 1, 2000. The costs incurred to date on year 2000 compliance issues have not been material. While it is impossible to estimate the potential impact on the Bank's business after January 1, 2000, management estimates that the costs the Bank will incur prior to that date in its activities necessary to ensure year 2000 compliance will not have a significant effect on its financial position or results of operations.

                        INDEPENDENT AUDITORS' REPORT


To the Board of Directors
PACIFIC FINANCIAL CORPORATION
Long Beach, Washington

We have audited the accompanying consolidated balance sheet of PACIFIC FINANCIAL CORPORATION AND SUBSIDIARY as of December 31, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PACIFIC FINANCIAL CORPORATION AND SUBSIDIARY as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.


KNIGHT, VALE & GREGORY INC., P.S.

January 26, 1999
Tacoma, Washington

CONSOLIDATED BALANCE SHEETS
-------------------------------------------------------------------------------
(Dollars in Thousands)

PACIFIC FINANCIAL CORPORATION AND SUBSIDIARY
June 30, 1999 and December 31, 1998

                                                                     JUNE 30,             DECEMBER 31,
                                                                     1999                 1998
                                                                     (Unaudited)
ASSETS
   Cash and due from banks                                           $  2,588             $  2,289
   Interest bearing deposits in banks                                      --                1,500
   Federal funds sold                                                      --                3,450
   Securities available for sale                                       34,255               22,356
   Securities held to maturity                                          1,626                1,725

   Loans                                                               62,878               65,725
   Allowance for credit losses                                            782                  717
   NET LOANS                                                           62,096               65,008

   Premises and equipment                                               1,277                1,331
   Foreclosed real estate                                                 162                  131
   Accrued interest receivable                                          1,007                  844
   Cash surrender value of life insurance                               2,278                2,226
   Other assets                                                           471                  219

   TOTAL ASSETS                                                      $105,760             $101,079


LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
   Deposits:
     Demand                                                          $ 12,621             $ 12,573
     Savings and interest-bearing demand                               38,553               41,354
     Time                                                              34,879               34,987
   TOTAL DEPOSITS                                                      86,053               88,914

   Accrued interest payable                                               257                  270
   Federal funds purchased and other borrowings                         9,050                   86
   Other liabilities                                                      419                2,103

   TOTAL LIABILITIES                                                   95,779               91,373

SHAREHOLDERS' EQUITY
   Common stock (par value $1.00); 300,000 shares authorized;
     293,743 shares issued and outstanding                                294                  294
   Surplus                                                              5,390                5,390
   Retained earnings                                                    4,718                3,785
   Accumulated other comprehensive income                                (421)                 237
   TOTAL SHAREHOLDERS' EQUITY                                           9,981                9,706

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $105,760             $101,079


SEE NOTES TO FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------
(Dollars in Thousands, Except Per Share Amounts)

Pacific Financial Corporation and Subsidiary
Six Months Ended June 30, 1999 and 1998, and
Years Ended December 31, 1998 and 1997

                                                     SIX MONTHS ENDED JUNE 30,   YEARS ENDED DECEMBER 31,
                                                     1999          1998          1998          1997
                                                     (Unaudited)   (Unaudited)
INTEREST INCOME
   Loans                                             $2,928        $3,104        $6,237        $6,098
   Federal funds sold and deposits in banks              14            68           164            80
   Securities available for sale                        859           694         1,396         1,333
   Securities held to maturity                           54            59           121           117
   TOTAL INTEREST INCOME                              3,855         3,925         7,918         7,628

INTEREST EXPENSE
   Deposits                                           1,346         1,396         2,825         2,732
   Federal funds purchased and
     other borrowings                                    96           171           266            46
   TOTAL INTEREST EXPENSE                             1,442         1,567         3,091         2,778

   NET INTEREST INCOME                                2,413         2,358         4,827         4,850

PROVISION FOR CREDIT LOSSES                              --            60           110            72

   NET INTEREST INCOME AFTER
   PROVISION FOR CREDIT LOSSES                        2,413         2,298         4,717         4,778

NON-INTEREST INCOME
   Service charges on deposit accounts                  170           169           330           295
   Mortgage loan origination fees                        32            10            35            --
   Gain on sales of securities available for sale         7            --             8             1
   Gain (loss) on sale of loans                          (3)           15            17            36
   Loss on sale of foreclosed real estate                --            (5)          (21)           --
   Other operating income                               133           137           268           229
   TOTAL NON-INTEREST INCOME                            339           326           637           561

NON-INTEREST EXPENSE
   Salaries                                             531           511         1,347         1,335
   Employee benefits                                    287           266           183           253
   Occupancy                                             65            72           134           127
   Furniture and equipment                              135           124           255           222
   Other                                                457           392           851           748
   TOTAL NON-INTEREST EXPENSE                         1,475         1,365         2,770         2,685

   INCOME BEFORE INCOME TAXES                         1,277         1,259         2,584         2,654

INCOME TAXES                                            344           320           663           724

   NET INCOME                                         $ 933         $ 939        $1,921        $1,930

EARNINGS PER SHARE DATA
   Basic earnings per share                           $3.18         $3.21         $6.57         $6.60
   Diluted earnings per share                          3.16          3.19          6.54          6.59

SEE NOTES TO FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
-------------------------------------------------------------------------------
(Dollars in Thousands)

Pacific Financial Corporation and Subsidiary
Six Months Ended June 30, 1999 and
Years Ended December 31, 1998 and 1997

                                                                                  ACCUMULATED
                                                                                  OTHER
                                               COMMON                RETAINED     COMPREHENSIVE
                                               STOCK     SURPLUS     EARNINGS     INCOME           TOTAL
BALANCE, DECEMBER 31, 1996                     $292      $5,302      $2,688       $146             $8,428

Comprehensive income:
   Net income                                    --          --       1,930         --              1,930
   Other comprehensive income,
     net of tax:
       Unrealized gain on securities             --          --          --         53                 53
   COMPREHENSIVE INCOME                                                                             1,983

Cash dividends declared ($4.60 per share)        --          --      (1,344)        --             (1,344)

   BALANCE, DECEMBER 31, 1997                   292       5,302       3,274        199              9,067

Comprehensive income:
   Net income                                    --          --       1,921         --              1,921
   Other comprehensive income,
     net of tax:
       Unrealized gain on securities             --          --          --         38                 38
   COMPREHENSIVE INCOME                                                                             1,959

Stock options exercised                           2          88          --         --                 90

Cash dividends declared ($4.80 per share)        --          --      (1,410)        --             (1,410)

   BALANCE, DECEMBER 31, 1998                   294       5,390       3,785        237              9,706

Comprehensive income:
   Net income                                    --          --         933         --                933
   Other comprehensive income,
     net of tax (unaudited):
       Unrealized loss on securities
         (unaudited)                             --          --          --       (658)              (658)
   COMPREHENSIVE INCOME (UNAUDITED)                                                                   275

   BALANCE, JUNE 30, 1999 (UNAUDITED)          $294      $5,390      $4,718      ($421)            $9,981


SEE NOTES TO FINANCIAL STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
(Dollars in Thousands)

Pacific Financial Corporation and Subsidiary
Six Months Ended June 30, 1999 and 1998, and
Years Ended December 31, 1998 and 1997

                                                         SIX MONTHS ENDED JUNE 30,    YEARS ENDED DECEMBER 31,
                                                         1999         1998            1998          1997
                                                         (Unaudited)  (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                            $   933        $  939        $  1,921      $  1,930
   Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depreciation and amortization                      105            99             198           166
          Net amortization of investments                     10             5              14            14
          Provision for credit losses                         --            60             110            72
          Deferred Federal income tax benefit                 --            --             (40)           --
          Stock dividends received                           (33)          (15)            (30)          (27)
          (Gain) loss on sale of foreclosed
             real estate                                      --            (5)             21            --
          (Gain) loss on sale of loans                         3           (15)            (17)          (36)
          (Increase) decrease in interest receivable        (163)          (16)             22          (102)
          Increase (decrease) in interest payable            (13)           31              27            12
          Other - net                                       (241)         (549)           (119)          193
   NET CASH PROVIDED BY OPERATING ACTIVITIES                 601           534           2,107         2,222

CASH FLOWS FROM INVESTING ACTIVITIES
   Net (increase) decrease in Federal funds sold           3,450            --          (3,450)           --
   (Increase) decrease in interest bearing
      deposits in banks                                    1,500        (1,900)            500        (1,150)
   Purchases of securities held to maturity                 (198)         (270)           (295)         (215)
   Purchases of securities available for sale            (19,461)         (117)        (10,524)      (11,408)
   Proceeds from maturities of securities
      held to maturity and available for sale              6,886         3,705          12,916         7,269
   Proceeds from sale of loans                                --         1,125           2,657            --
   (Increase) decrease in loans made to
      customers, net of principal collections              2,880        (1,848)         (6,029)       (2,623)
   Acquisition of premises and equipment                     (52)          (69)            (93)         (255)
   Proceeds from sales of foreclosed real estate              --            34             151            --
   Purchase of life insurance                                 --            --              --        (1,850)
   NET CASH PROVIDED BY (USED IN)
   INVESTING ACTIVITIES                                   (4,995)          660          (4,167)      (10,232)


CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in demand, savings
      and interest-bearing demand deposits                (2,753)          887           6,681           977
   Net increase (decrease) in time deposits                 (108)        2,974           3,296         1,808
   Net increase (decrease) in other borrowings             8,964        (2,905)         (6,539)        6,453
   Stock options exercised                                    --            --              90            --
   Cash dividends paid                                    (1,410)       (1,344)         (1,344)       (1,256)
   NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES                                    4,693          (388)          2,184         7,982

   NET INCREASE (DECREASE) IN
   CASH AND DUE FROM BANKS                                   299           806             124           (28)

CASH AND DUE FROM BANKS
   Beginning of period                                     2,289         2,165           2,165         2,193

   END OF PERIOD                                        $  2,588       $ 2,971         $ 2,289       $ 2,165

(CONTINUED)

CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------
(CONCLUDED) (Dollars in Thousands)

Pacific Financial Corporation and Subsidiary
Six Months Ended June 30, 1999 and 1998, and
Years Ended December 31, 1998 and 1997

                                                         SIX MONTHS ENDED JUNE 30,    YEARS ENDED DECEMBER 31,
                                                         1999         1998            1998          1997
                                                         (Unaudited)  (Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
   Interest paid                                        $  1,455       $ 1,536         $ 3,064       $ 2,766
   Income taxes paid                                         418           365             705           665

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
 ACTIVITIES
   Fair value adjustment of securities
      available for sale                                   ($658)      $    16         $    38       $    53
   Foreclosed real estate acquired in
      settlement of loans                                     --           274             274            --





SEE NOTES TO FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

All amounts shown in the Notes to Consolidated Financial Statements as of and for the periods ended June 30, 1999 and 1998 are unaudited.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Pacific Financial Corporation (the Company) and its wholly owned subsidiary, Bank of the Pacific (the Bank). All significant intercompany transactions and balances have been eliminated.

On March 24, 1999, the Company acquired all of the outstanding common stock of the Bank by exchanging one share of its common stock for each one share of the Bank's common stock. The exchange was accounted for as a pooling of interests. The only effect of this transaction on prior year financial statements previously reported by the Bank was to conform common stock and surplus to amounts reported by the Company. There was no effect on total shareholders' equity.

NATURE OF OPERATIONS

The Company is a bank holding company which operates primarily through its subsidiary, the Bank. The Bank operates five branches in Pacific and Wahkiakum Counties. The Bank's primary source of revenue is providing loans to customers, who are predominantly small and middle-market businesses and middle-income individuals.

CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Certain prior year amounts have been reclassified to conform to the 1998 presentation. All dollar amounts, except per share information, are stated in thousands.

CASH AND CASH EQUIVALENTS

The Company considers all amounts included in the balance sheets caption "Cash and due from banks" to be cash equivalents.

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES AVAILABLE FOR SALE

Securities available for sale consist of debt securities, which may be sold to implement the Company's asset/liability management strategies, and in response to changes in interest rates, prepayment rates and similar factors, and certain equity securities. Securities available for sale are reported at fair value. Unrealized gains and losses, net of the related deferred tax effect, are reported as a net amount in a separate component of shareholders' equity. Realized gains and losses on securities available for sale, determined using the specific identification method, are included in earnings. Premiums are amortized over the period to maturity or call date, whichever is earlier, and discounts are accreted over the period to maturity.

Declines in the fair value of individual securities held to maturity and available for sale below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Such write-downs are included in earnings as realized losses.

SECURITIES HELD TO MATURITY

Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums over the period to maturity or call date, whichever is earlier, and accretion of discounts over the period to maturity.

LOANS

Loans are stated at the amount of unpaid principal, reduced by an allowance for credit losses. Interest on loans is accrued daily based on the principal amount outstanding.
Generally, the accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due, or when they are past due 90 days or more as to either principal or interest. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. Interest income is subsequently recognized only to the extent cash payments are received. If management determines that the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal balance. Loans 90 days and more past due continuing to accrue interest must be well secured and in the process of collection.
ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions, the results of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and other risks inherent in the portfolio. This evaluation requires the use of current estimates, which may vary from the ultimate collectibility experienced in the future. The estimates used are reviewed periodically, and, as adjustments become necessary, they are charged to operations in the period in which they become known.

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR CREDIT LOSSES (CONCLUDED)

When management determines it is possible that a borrower will be unable to repay all amounts due according to the terms of the loan agreement, including scheduled interest payments, the loan is considered impaired. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, when the primary source of repayment is provided by real estate collateral, at the fair value of the collateral less estimated selling costs. The amount of impairment and any subsequent charges are recorded through the provision for credit losses as an adjustment to the allowance for credit losses.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation, which is computed on the straight-line method over the estimated useful lives of the assets. Gains or losses on dispositions are reflected in earnings.

INCOME TAXES

Deferred income taxes and liabilities result from differences between the financial statement carrying amounts and the tax bases of assets and liabilities, and are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. The deferred tax provision represents the difference between the net deferred tax asset/liability at the beginning and end of the year. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

The Bank provides for income taxes on a separate company basis and remits to the Company amounts currently due.

FORECLOSED REAL ESTATE

Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for credit losses. Properties are evaluated regularly to ensure that the recorded amounts are supported by their current fair values, and that valuation allowances to reduce the carrying amounts to fair value less estimated costs to dispose are recorded as necessary. Additions to or reductions from valuation allowances are recorded in income.

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating the fair values of financial instruments disclosed in these financial statements:

     CASH AND SHORT-TERM INSTRUMENTS
     The carrying amounts of cash and short-term instruments approximate their fair value.

     SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY
     Fair values for securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

     LOANS
     For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     DEPOSIT LIABILITIES
     The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate, fixed term money market accounts and certificates of deposit are estimated using a discounted cash flow calculation based on interest rates currently being offered on similar certificates.

     SHORT-TERM BORROWINGS
     The carrying amounts of federal funds purchased and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

STOCK-BASED COMPENSATION

The Company accounts for stock-based awards to employees using the intrinsic value method, in accordance with APB No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements. However, any required pro forma disclosures have been provided in accordance with SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONCLUDED)

EARNINGS PER SHARE

Basic earnings per share exclude dilution and are computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Company's stock option plans.

COMPREHENSIVE INCOME

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME (SFAS No. 130), which was effective for years beginning after December 15, 1997. SFAS No. 130 requires that an entity report and display comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. With regard to the Company, comprehensive income includes net income as reported in the statement of income, and changes in the fair value of its securities available for sale, reported as accumulated other comprehensive income, a component of shareholders' equity. There was no effect on previously reported net income as a result of this reporting change.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issues SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in its balance sheet and measure those instruments at fair value. Under this statement, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. Those methods must be consistent with the entity's approach to managing risk. This statement is effective for all fiscal years beginning after June 15, 2000.
The Company had no derivatives as of December 31 1998, nor does the Company engage in any hedging activities. The Company does not anticipate that the adoption of SFAS No. 133 will have a material effect on its financial position or results of operations.

NOTE 2 -- RESTRICTED ASSETS

Federal Reserve Board regulations require that the Bank maintains certain minimum reserves in the form of cash on hand or balances on deposit with the Federal Reserve Bank equal to a percentage of its reservable deposits. The average amounts of such balances for the six months ended June 30, 1999 and for the year ended December 31, 1998 were approximately $786 and $423, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 3 -- DEBT AND EQUITY SECURITIES

Debt and equity securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values at June 30, 1999 and December 31, 1998 were as follows:

                                                            GROSS         GROSS
                                                AMORTIZED   UNREALIZED    UNREALIZED   FAIR
                                                COST        GAINS         LOSSES       VALUES
SECURITIES AVAILABLE FOR SALE

JUNE 30, 1999
     U.S. Government and agency securities      $19,424     $ --          ($482)       $18,942
     State and municipal securities               9,074       65             --          9,139
     Corporate bonds                              5,935       --           (220)         5,715
     Federal Home Loan Bank stock                   459       --             --            459

                                                $34,892     $ 65          ($702)       $34,255

DECEMBER 31, 1998
     U.S. Government and agency securities      $ 9,663     $ 30           ($11)       $ 9,682
     State and municipal securities               7,820      347             --          8,167
     Corporate bonds                              4,087       36            (33)         4,080
     Federal Home Loan Bank stock                   427       --             --            427

                                                $21,997     $403           ($44)       $22,356

SECURITIES HELD TO MATURITY

JUNE 30, 1999
     State and municipal securities              $1,626     $ --            $--         $1,626

DECEMBER 31, 1998
     State and municipal securities              $1,725     $ --            $--         $1,725

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 3 -- DEBT AND EQUITY SECURITIES (CONCLUDED)

The scheduled maturities of debt securities held to maturity and available for sale at June 30, 1999 and December 31, 1998 were as follows:

                                           HELD TO MATURITY             AVAILABLE FOR SALE

                                           AMORTIZED       FAIR         AMORTIZED       FAIR
                                           COST            VALUE        COST            VALUE
JUNE 30, 1999
     Due in one year or less               $   45          $   45       $ 2,247         $ 2,246
     Due from one year to five years           74              74        12,560          12,408
     Due from five to ten years               769             769        19,225          18,741
     Due after ten years                      738             738           401             401

     TOTAL                                 $1,626          $1,626       $34,433         $33,796

DECEMBER 31, 1998
     Due in one year or less               $   --          $   --       $ 1,661         $ 1,683
     Due from one year to five years          181             181        10,580          10,700
     Due from five to ten years               792             792         9,224           9,439
     Due after ten years                      752             752           105             107

     TOTAL                                 $1,725          $1,725       $21,570         $21,929

Securities, carried at approximately $932 and $978 at June 30, 1999 and December 31, 1998, were pledged to secure public deposits and for other purposes required or permitted by law. In addition, the Bank has pledged various securities to collateralize borrowings, as disclosed in Note 8.

NOTE 4 -- LOANS

Loans at June 30, 1999 and December 31, 1998 consisted of the following:

                                                                     JUNE 30,     DECEMBER 31,
                                                                     1999         1998
Commercial and agricultural                                          $10,590      $11,159
Real estate:
     Construction                                                      1,957        3,626
     1-4 family residential                                           19,990       21,972
     Commercial                                                       26,472       25,208
     Agricultural                                                      1,821        1,995
Consumer                                                               2,048        1,765

     TOTAL LOANS                                                     $62,878      $65,725

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 4 -- LOANS (CONCLUDED)

Changes in the allowance for credit losses for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998 and 1997 are as follows:

                                           SIX MONTHS ENDED JUNE 30,    YEARS ENDED DECEMBER 31,
                                           1999         1998            1998         1997
Balance at beginning of period             $717         $800            $800         $734
Provision for credit losses                  --           60             110           72

Charge-offs                                  (3)        (195)           (194)         (10)
Recoveries                                   67            1               1            4
     NET (CHARGE-OFFS) RECOVERIES            64         (194)           (193)          (6)

     BALANCE AT END OF PERIOD              $781         $666            $717         $800

The recorded investment in impaired loans was $32 and $15 at June 30, 1999 and December 31, 1998, respectively. No allocation of the allowance for credit losses was considered necessary for these impaired loans. The average recorded investment in impaired loans during the six months ended June 30, 1999 and the year ended December 31, 1998 was $5 and $353, respectively. No interest income was recognized on these loans in 1999 or 1998.

At June 30, 1999 and December 31, 1998, there were no commitments to lend additional funds to borrowers whose loans have been modified. Loans 90 days and over past due still accruing interest were $272 and $4 at June 30, 1999 and December 31, 1998, respectively.

Certain related parties of the Company, principally directors and their associates, were loan customers of the Bank in the ordinary course of business during 1998 and 1997. Total loans outstanding at December 31, 1998 and 1997 to key officers and directors were $721 and $836, respectively. During 1998, loan advances totaled $410, and loan repayments totaled $525 on these loans.

NOTE 5 -- PREMISES AND EQUIPMENT

The components of premises and equipment at June 30, 1999 and December 31, 1998 are as follows:

                                                                     JUNE 30,     DECEMBER 31,
                                                                     1999         1998
Land                                                                 $  236       $  236
Buildings                                                             1,385        1,382
Equipment, furniture and fixtures                                     1,461        1,432
     TOTAL COST                                                       3,082        3,050
Less accumulated depreciation and amortization                        1,805        1,719

     TOTAL PREMISES AND EQUIPMENT                                    $1,277       $1,331

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 6 -- DEPOSITS

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of one hundred thousand dollars, was approximately $7,952 and $6,718 at June 30, 1999 and December 31, 1998, respectively.

At June 30, 1999 and December 31, 1998, the scheduled maturities of certificates of deposit are as follows:

                                                                     JUNE 30,     DECEMBER 31,
                                                                     1999         1998
1999                                                                 $13,330      $29,956
2000                                                                  16,839        2,843
2001                                                                   2,815          574
2002                                                                     601          320
2003 and thereafter                                                    1,294        1,294

                                                                     $34,879      $34,987

NOTE 7 -- FEDERAL FUNDS PURCHASED

Federal funds purchased generally mature within one to four days from the transaction date. Information concerning federal funds purchased is summarized as follows for the six months ended June 30, 1999 and for the year ended December 31, 1998:

                                                                     1999         1998
Average balance during the period                                    $1,626         $698
Average interest rate during the period                                5.40%        5.99%
Maximum month-end balance during the period                          $1,025       $2,550
Balance outstanding at period-end                                    $1,025          $--

NOTE 8 -- OTHER

At June 30, 1999 and December 31, 1998, the Bank had direct investments deposited by the U.S. Treasury of $225 and $86, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 9 -- EMPLOYEE BENEFIT PLANS

QUALIFIED NON-CONTRIBUTORY DEFINED BENEFIT PLAN

The Company maintains a non-contributory defined benefit plan covering substantially all employees. The Bank makes annual contributions to the plan equal to the amount accrued for pension expenses, which are invested in a group annuity contract with a life insurance company. Contributions of $13, $2, $2, and $49 were made for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998 and 1997, respectively.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

The Company has a non-qualified deferred compensation plan to cover selected employees. The Bank makes annual contributions to the plan; such contributions totaled $10, $9, $18, and $33 for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998 and 1997, respectively. Covered employees may also contribute to the plan.

DEFERRED DIRECTOR COMPENSATION PLANS

In 1997, the Board adopted two deferred compensation plans for directors. One, the Director Emeritus Plan, provides retirement income benefits for all current directors. Benefits will be paid to directors for ten years after their retirement from the Board, and are accrued over the period to each director's anticipated retirement date. The second plan, the Director Deferred Compensation Plan, covers only those directors who have chosen to participate in the plan. The participating directors have elected to defer the payment of current directors fees until their retirement from the Board, which amounts, including an interest factor, are accrued until the director's retirement. The Company has purchased life insurance policies on certain directors participating in both plans which may be used to fund payments to them under these plans. Cash surrender values on these purchases were $2,278 and $2,225 at June 30, 1999 and December 31, 1998, respectively. The net cost (income) related to these plans, including the cost of the related life insurance, was ($2), $1, $15, and $34 for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998 and 1997, respectively.

401(k) DEFERRED COMPENSATION PLAN

Under the Company's 401(k) deferred contribution plan, all qualified employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. Company contributions are made at the discretion of its Board of Directors. Contributions totaled $15 and $34 in the years ended December 31, 1998 and 1997, respectively.

INCENTIVE COMPENSATION PLAN

The Company has a plan which provides incentive compensation to key employees if the Bank meets certain performance criteria established by the Board of Directors. The cost of this plan was $162, $162, $309, and $318 for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998 and 1997, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary


NOTE 10 - INCOME TAXES

Income taxes are comprised of the following for the six months ended June 30, 1999 and 1998, and for years ended December 31, 1998 and 1997:

                           SIX MONTHS ENDED JUNE 30,   YEARS ENDED DECEMBER 31,
                           1999             1998       1998             1997
Current                    $344             $320       $703             $724
Deferred benefit             --               --        (40)              --

    TOTAL INCOME TAXES     $344             $320       $663             $724

The following is a reconciliation between the statutory and the effective federal income tax rates for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998 and 1997:

                                                SIX MONTHS ENDED JUNE 30,

                                                1999           PERCENT       1998        PERCENT
                                                               OF PRE-TAX                OF PRE-TAX
                                                AMOUNT         INCOME        AMOUNT      INCOME
Income tax at statutory rates                   $434           34.0%         $ 428        34.0%

Decrease resulting from:
    Tax-exempt income                            (91)          (7.1)          (101)       (8.0)
    Net earnings on life insurance policies      (18)          (1.4)           (15)       (1.2)
    Other                                         19            1.4              8          .6

    TOTAL INCOME TAX EXPENSE                    $344           26.9%         $ 320        25.4%

                                                YEARS ENDED DECEMBER 31,

                                                1998           PERCENT       1997        PERCENT
                                                               OF PRE-TAX                OF PRE-TAX
                                                AMOUNT         INCOME        AMOUNT      INCOME
Income tax at statutory rates                   $ 877           34.0%        $ 902        34.0%

Decrease resulting from:
    Tax-exempt income                            (175)          (6.8)         (178)       (6.7)
    Net earnings on life insurance policies       (28)          (1.1)          (14)        (.5)
    Other                                         (11)           (.4)           14          .5

    TOTAL INCOME TAX EXPENSE                    $ 663           25.7%        $ 724        27.3%

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary


NOTE 10 - INCOME TAXES (CONCLUDED)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at June 30, 1999 and December 31, 1998 are:

                                                         JUNE 30,      DECEMBER 31,
                                                         1999          1998
DEFERRED TAX ASSETS
    Allowance for credit losses                          $184           $184
    Deferred compensation                                 117            117
    Unrealized loss on securities available for sale      216             --
    Other                                                   1              1
    TOTAL DEFERRED TAX ASSETS                             518            302

DEFERRED TAX LIABILITIES
    Accumulated depreciation                               43             43
    Deferred income                                       242            242
    Federal Home Loan Bank stock dividends                 35             35
    Unrealized gain on securities available for sale       --            122
    TOTAL DEFERRED TAX LIABILITIES                        320            442

    NET DEFERRED TAX ASSETS (LIABILITIES)                $198          ($140)


NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Company's commitments at June 30, 1999 and December 31, 1998 is as follows:

                                                         JUNE 30,      DECEMBER 31,
                                                         1999          1998
Commitments to extend credit                             $4,284        $2,968
Credit card arrangements                                     68           152
Standby letters of credit                                   103            61

                                                         $4,455        $3,181

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary


NOTE 11 - COMMITMENTS AND CONTINGENCIES (CONCLUDED)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 96% of loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, crops, inventory, property and equipment, residential real estate, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Bank deems necessary.

The Bank has agreements with commercial banks for lines of credit totaling $3,500, none of which was used at December 31, 1998, and a credit line with the Federal Home Loan Bank totaling 20% of assets, none of which was used at December 31, 1998.


NOTE 12 - SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

The Bank has credit risk exposure, including off-balance-sheet credit risk exposure, related to loans as disclosed in Notes 4 and 11. The ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in economic and market conditions in the region. The Bank generally requires collateral on all real estate exposures, and typically maintains loan-to-value ratios of no greater than 75%.

Investments in state and municipal securities involve governmental entities primarily within the State of Washington. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank, as a matter of practice, generally does not extend credit to any single borrower or group of related borrowers in excess of one million five hundred thousand dollars.


NOTE 13 - STOCK OPTIONS

At June 30, 1999 and December 31, 1998, the Company has a stock-based option plan, which is described below. The Bank applies APB Opinion No. 25 and related interpretations in accounting for this plan. Accordingly, no compensation cost has been recognized for this plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards granted in 1997 under this plan, consistent with the method of SFAS No. 123, there would have been no change to the Company's reported net income and earnings per share.

(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary


NOTE 13 - STOCK OPTIONS (CONCLUDED)

Under the Company's incentive stock option plan, the Company may grant options for up to 10% of the outstanding shares (29,224) of its common stock to certain key employees. The exercise price of each option approximates the fair market value of the Company's stock on the date of grant, and an option's maximum term is ten years. Options vest 20% per year from the date of grant.

The fair value of each option grant is estimated on the date of grant, based on the Black-Scholes option-pricing model and using the following weighted-average assumptions: dividend yield of 7.67%; risk-free interest rates of 5.75%; and expected lives of ten years. The fair value of options granted during 1997 was zero.

A summary of the status of the Company's stock option plan for the six months ended June 30, 1999 and for the years ended December 31, 1998 and 1997, and changes during the years ending on those dates, is presented below:

                                     SIX MONTHS ENDED JUNE 30,   YEARS ENDED DECEMBER 31,

                                     1999         WEIGHTED       1998       WEIGHTED     1997      WEIGHTED
                                                  AVERAGE                   AVERAGE                AVERAGE
                                                  EXERCISE                  EXERCISE               EXERCISE
                                     SHARES       PRICE          SHARES     PRICE        SHARES    PRICE
Outstanding at beginning of period   6,000        $60            7,500      $60             --     $--
Granted                                 --         --               --       --          7,500      60
Exercised                               --         --           (1,500)      60             --      --

    OUTSTANDING AT END OF PERIOD     6,000         60            6,000       60          7,500      60

Exercisable at end of period         1,500                          --                      --


NOTE 14 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital classification is also subject to qualitative judgements by the regulators about components, risk weightings and other factors.


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 14 - REGULATORY MATTERS (CONCLUDED)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

As of December 31, 1998, the most recent notification from the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Company's and the Bank's actual capital amounts and ratios are also presented in the table.


                                                                                                  TO BE WELL CAPITALIZED
                                                                                                  UNDER PROMPT
                                                                           CAPITAL ADEQUACY       CORRECTIVE ACTION
                                                  ACTUAL                   PURPOSES               PROVISIONS
                                                  AMOUNT       RATIO       AMOUNT     RATIO       AMOUNT                 RATIO

JUNE 30, 1999
  TIER 1 CAPITAL (TO AVERAGE ASSETS):
    Consolidated                                  $10,402       9.96%      $4,176      4.00%          N/A                   N/A
    Bank of the Pacific                            10,309       9.87        4,176      4.00        $5,220                  5.00%
  TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
    Consolidated                                   10,402      16.74        2,486      4.00           N/A                   N/A
    Bank of the Pacific                            10,309      16.59        2,486      4.00         3,729                  6.00
  TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
    Consolidated                                   11,179      17.99        4,971      8.00           N/A                   N/A
    Bank of the Pacific                            11,086      17.84        4,971      8.00         6,214                 10.00

DECEMBER 31, 1998
  Tier 1 capital
    (to average assets)                           $ 9,469       9.37%      $4,041      4.00%       $5,051                  5.00%
  Tier 1 capital
    (to risk-weighted assets)                       9,469      13.11        2,890      4.00         4,335                  6.00
  Total capital
    (to risk-weighted assets)                      10,186      14.10        5,780      8.00         7,224                 10.00


Management believes, as of December 31, 1998, that the Bank meets all capital requirements to which it is subject.

RESTRICTIONS ON RETAINED EARNINGS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1998, there were no regulatory restrictions on the payment of dividends to the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments at June 30, 1999 and December 31, 1998 were as follows:


                                        JUNE 30, 1999                         DECEMBER 31, 1998
                                        CARRYING            FAIR              CARRYING            FAIR
                                        AMOUNT              VALUE             AMOUNT              VALUE
FINANCIAL ASSETS
  Cash and due from banks,
    interest bearing deposits with
    banks, and federal funds sold       $ 2,588              $ 2,588           $ 7,239            $ 7,239
  Securities available for sale          34,225               34,225            22,356             22,356
  Securities held to maturity             1,626                1,626             1,725              1,725
  Loans receivable                       62,096               60,745            65,008             63,955

FINANCIAL LIABILITIES
  Deposits                              $86,053              $85,993           $88,914            $89,047
  Short-term borrowings                   9,050                9,050                86                 86

NOTE 16 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

CONDENSED BALANCE SHEET - JUNE 30, 1999


ASSETS
  Cash                                                            $   14
  Investment in the Bank                                           9,888
  Due from the Bank                                                   50
  Federal income tax receivable                                       29

  TOTAL ASSETS                                                    $9,981

LIABILITIES AND SHAREHOLDERS' EQUITY
  Shareholders' equity                                            $9,981


(CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 16 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY (CONCLUDED)


CONDENSED STATEMENT OF INCOME - SIX MONTHS ENDED JUNE 30, 1999

Dividend Income from the Bank                                     $150

Expenses                                                            86

  INCOME BEFORE INCOME TAXES AND EQUITY
  IN UNDISTRIBUTED INCOME OF SUBSIDIARY                             64

Income Tax Benefit                                                  29

  INCOME BEFORE UNDISTRIBUTED INCOME OF SUBSIDIARY                  93

Equity in Undistributed Income of Subsidiary                       840

  NET INCOME                                                      $933

CONDENSED STATEMENT OF CASH FLOWS - SIX MONTHS ENDED JUNE 30, 1999

OPERATING ACTIVITIES
  Net income                                                      $933
  Adjustments to reconcile net income to net cash provided:
    Equity in undistributed income of subsidiary                  (840)
    Other - net                                                    (79)
  NET CASH PROVIDED BY OPERATING ACTIVITIES                         14

CASH
  Beginning of period                                               --

  End of period                                                  $  14


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 17 - EARNINGS PER SHARE DISCLOSURES

Following is information regarding the calculation of basic and diluted earnings per share for the years indicated.


                                     NET INCOME         SHARES            PER SHARE
                                     (NUMERATOR)        (DENOMINATOR)     AMOUNT
SIX MONTHS ENDED JUNE 30, 1999
  Basic earnings per share:
    Net income                       $  933              293,743           $3.18
  Effect of dilutive securities:
    Options                              --                1,500            (.02)
  Diluted earnings per share:
  NET INCOME                         $  933              295,243           $3.16

SIX MONTHS ENDED JUNE 30, 1998
  Basic earnings per share:
    Net income                       $  939              292,238           $3.21
  Effect of dilutive securities:
    Options                              --                1,875            (.02)
  Diluted earnings per share:
  NET INCOME                         $  939              294,113           $3.19

YEAR ENDED DECEMBER 31, 1998
  Basic earnings per share:
    Net income                       $1,921              292,453           $6.57
  Effect of dilutive securities:
    Options                              --                1,500            (.03)
  Diluted earnings per share:
    NET INCOME                       $1,921              293,953           $6.54

YEAR ENDED DECEMBER 31, 1997
  Basic earnings per share:
    Net income                       $1,930              292,238           $6.60
  Effect of dilutive securities:
    Options                              --                  441            (.01)
  Diluted earnings per share:
    NET INCOME                       $1,930              292,679           $6.59


The number of shares shown for "options" is the number of incremental shares that would result from exercise of options and use of the proceeds to repurchase shares at the average market price during the year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------------------------------------------

Pacific Financial Corporation and Subsidiary

NOTE 18 - YEAR 2000 ISSUES

As the year 2000 approaches, business issues are emerging regarding how existing computer software programs and operating systems can accommodate the date value. Many software systems are designed to recognize only a two-digit date field, and may read the year 2000 as the year 1900. Thus computations of interest and other similar calculations may be based on wrong dates, or the systems may not be able to process information at all.

The Bank primarily utilizes software developed and maintained by a third-party vendor for processing the mission critical data might be affected by this problem. The vendor is in the process of testing, updating, and modifying its software to ensure year 2000 compliance. The first phase of testing was successfully completed before December 31, 1998. Internally, the Bank has implemented a year 2000 compliance program, which is aggressively reviewing year 2000 issues that may be faced by its other outside vendors and customers, and that affect its internal computer systems. In the event that significant suppliers or customers do not successfully and timely achieve year 2000 compliance, the Bank's business could be adversely affected. However, management believes that the Bank's own internal systems, networks and resources would allow the Bank to effectively operate and service its customers. To the extent necessary, the Bank will engage alternative vendors and suppliers to facilitate normal operations after January 1, 2000. The costs incurred to date on year 2000 compliance issues have not been material. While it is impossible to estimate the potential impact on the Bank's business after January 1, 2000, management estimates that the costs the Bank will incur prior to that date in its activities necessary to ensure year 2000 compliance will not have a significant effect on its financial position or results of operations.

                                   APPENDIX 1

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                                                EXECUTION COPY


------------------------------------------------------------------------------
------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                     DATED AS OF THE 9TH DAY OF JUNE, 1999

               (AND AMENDED AND RESTATED AS OF SEPTEMBER 2, 1999)

                                    BETWEEN

                              HARBOR BANCORP, INC.

                                      AND

                         PACIFIC FINANCIAL CORPORATION

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                     PAGE
ARTICLE I - The Merger; Effective Time; Closing........................................3

1.1      The Merger....................................................................3
1.2      Effective Time................................................................3
1.3      Closing.......................................................................3

ARTICLE II - Governing Documents of the Combined Corporation and the Banks.............4

2.1      Articles of Incorporation of the Combined Corporation.........................4
2.2      Bylaws of the Combined Corporation............................................4
2.3      Charter and Bylaws of The Bank of Grays Harbor and Bank of the Pacific........4

ARTICLE III - Directors and Officers of the Combined Corporation.......................4

3.1      Directors of the Combined Corporation.........................................4
3.2      Vote Upon Major Decisions.....................................................7
3.3      Certain Officers of the Combined Corporation..................................7
3.4      Other Officers of the Combined Corporation....................................8
3.5      Directors of the Banks........................................................8
3.6      Survival of Article III.......................................................8

ARTICLE IV - Conversion or Cancellation of Shares......................................8

4.1      Conversion or Cancellation of Shares..........................................8
4.2      Exchange of Old Certificates for New Certificates.............................9
4.3      Payment to Dissenting Stockholders...........................................11

ARTICLE V - Representations and Warranties............................................11

5.1      Representations and Warranties of Harbor and Pacific.........................11
5.2      Recitals True................................................................11
5.3      Exceptions to Representations and Warranties.................................23

ARTICLE VI - Covenants................................................................23

6.1      Conduct of Business Pending the Effective Time...............................23
6.2      Dividends....................................................................25
6.3      Acquisition Proposals........................................................27
6.4      Stockholder Approvals; Election of Directors.................................28
6.5      Filings; Other Actions.......................................................28
6.6      Information Supplied.........................................................29
6.7      Accountants' Letters, Tax and Fairness Opinions..............................30
6.8      Access.......................................................................30
6.9      Notification of Certain Matters..............................................31
6.10     Publicity....................................................................31
6.11     Options, Warrants and Benefit Plans..........................................31

                                      1-i

6.12     Expenses.....................................................................32
6.13     Indemnification; Directors' and Officers' Insurance..........................32
6.14     Anti-takeover Provisions.....................................................33
6.15     Affiliate Agreements.........................................................33
6.16     Efforts to Consummate........................................................34
6.17     Reports......................................................................34
6.18     Accounting and Tax Treatment.................................................34

ARTICLE VII - Conditions..............................................................34

7.1      Conditions to Each Party's Obligation to Effect the Merger...................34
7.2      Conditions to Obligation of Pacific..........................................36
7.3      Conditions to Obligation of Harbor...........................................37

ARTICLE VIII - Termination............................................................37

8.1      Termination by Mutual Consent................................................37
8.2      Termination by Either Harbor or Pacific......................................37
8.3      Termination by Pacific.......................................................38
8.4      Termination by Harbor........................................................38
8.5      Effect of Termination and Abandonment........................................38
8.6      Termination Fee..............................................................39

ARTICLE IX - Miscellaneous............................................................39

9.1      Survival.....................................................................39
9.2      Modification or Amendment....................................................39
9.3      Waiver of Conditions.........................................................40
9.4      Counterparts.................................................................40
9.5      Governing Law................................................................40
9.6      Notices......................................................................40
9.7      Entire Agreement and Non-Assignability.......................................41
9.8      Captions.....................................................................41
9.9      Severability.................................................................41
9.10     No Third Party Beneficiaries.................................................41

                                      1-ii

                              ANNEXES AND SCHEDULES

ANNEXES
Exhibit 1 -       Articles of Incorporation of the Combined Corporation
                  (Section 2.1)

Exhibit 2 -       Bylaws of the Combined Corporation (Section 2.2)

Exhibit 3 -       Affiliate Agreement (Section 6.15)

Exhibit 4 -       Director Agreement (Recital E)

Exhibit 5 -       Shareholder Noncompetition Agreement (Recital E)


SCHEDULES
Schedule 1  -     Subsidiaries (Section 5.1(c))

Schedule 2  -     Stock Option and Other Stock Plans (Section 5.1(d))

Schedule 3  -     Consents of Third Parties (Section 5.1(f)(ii))

Schedule 4  -     Asset Classification (Section 5.1(h))

Schedule 5  -     Properties (Section 5.1(j))

Schedule 6  -     Branches and Offices of the Banks (Section 5.1(j))

Schedule 7  -     Compliance with Laws (Section 5.1(k))

Schedule 8  -     Litigation (Section 5.1(l))

Schedule 9  -     Insurance Policies (Section 5.1(n))

Schedule 10 -     Compensation Plans (Section 5.1(p))

Schedule 11 -     Environmental Issues (Section 5.1(q))

Schedule 12 -     Investments (Section 5.1 (v))

Schedule 13 -     Employment Agreements (Section 7.1(i))

                                      1-iii

                               INDEX OF DEFINED TERMS

TERM                                  LOCATION OF DEFINITION
Acquisition Proposal................  Section 6.3

Affiliates..........................  Section 6 and 15

Agreement...........................  Caption

Anti-takeover Provisions............  Section 6.14

Articles of Incorporation...........  Section 2.1

Articles of Merger..................  Section 1.2(a)

Asset Classification................  Section 5.1(h)

Banks...............................  Section 2.3

Bylaws..............................  Section 2.2

Closing.............................  Section 1.3

Closing Date........................  Section 1.3

Combined Corporation................  Recital B

Compensation Plans..................  Section 5.1(p)(ii)

Confidentiality Agreements..........  Section 6.8

Contracts...........................  Section 5.1(F)(II)

Corporation Plans...................  Section 5.1(p)(i)

Costs...............................  Section 6.13(a)

Disclosure Letter...................  Section 5.1

Dissenting Shares...................  Section 4.3

Effective Time......................  Section 1.2(a)

Employees...........................  Section 5.1(p)(i)

Employment Agreement................  Section 3.2(e)

Environmental Law...................  Section 5.1(q)

ERISA...............................  Section 5.1(p)(i)

Exception Shares....................  Section 4.1(a)

Exchange Act........................  Section 5.1(f)(i)

Exchange Agent......................  Section 4.2(a)

Exchange Ratio......................  Section 4.1(a)

Executive Committee.................  Section 3.1(c)


                                      1-iv

TERM                                  LOCATION OF DEFINITION
FDIA................................  Section 5.1(c)

FDIC................................  Section 5.1(c)

Financial Statements................  Section 5.1(g)(iv)

Former Pacific Employees............  Section 6.11(d)

GAAP................................  Section 6.1(h)

Governmental Entity.................  Section 5.1(f)(i)

Harbor..............................  Caption

Harbor Common Stock.................  Section 5.1(d)(i)

Harbor Exchange Ratio...............  Section 4.1(a)

Harbor Meeting......................  Section 6.4

Harbor Option.......................  Section 6.11(a)

Harbor Stock Plans..................  Section 5.1(d)(i)

Harbor-Related Director.............  Section 3.1(a)

Hazardous Substances................  Section 5.1(q)

Indemnified Parties.................  Section 6.13(a)

Internal Revenue Code...............  Recital G

Joint Proxy Statement...............  Section 6.5(a)

Liens...............................  Section 5.1(d)(i)

Major Decision......................  Section 3.2

Material Adverse Effect.............  Section 5.2(b)

Merger..............................  Recital B

NASD................................  Section 4.2(c)

New Certificate.....................  Section 4.1(b)

New Common Stock....................  Section 4.1(a)

Old Certificate.....................  Section 4.1(b)

Old Shares..........................  Section 4.1(b)

Pacific.............................  Caption

Pacific Common Stock................  Section 5.1(d)(iii)

Pacific Meeting.....................  Section 6.4

Pacific Stock Plans.................  Section 5.1(d)(ii)

Pacific-Related Director............  Section 3.1(a)


                                      1-v

TERM                                  LOCATION OF DEFINITION
Pension Plan........................  Section 5.1(p)(iii)

Person..............................  Section 6.1(c)

RCW.................................  Section 1.2(b)

Registration Statement..............  Section 6.5(a)

Regulatory Approvals................  Recital C

Reports.............................  Section 5.1(g)(ii)

Representatives.....................  Section 6.8

SEC.................................  Section 5.1(g)(i)

Securities Act......................  Section 5.1(f)(i)

Subject Property....................  Section 5.1(q)

Subsidiary..........................  Section 9.8(a)

Tax.................................  Section 5.1(m)(i)

Washington Director.................  Recital C


                                      1-vi

         This Amended and Restated Agreement and Plan of Merger (the "Agreement"), dated as of June 9, 1999 (and amended and restated as of September 2, 1999), is between HARBOR BANCORP, INC. ("Harbor") and PACIFIC FINANCIAL CORPORATION ("Pacific").

                                    PREAMBLE

         The management and boards of directors of Harbor and Pacific, respectively, believe that the merger of equals between Harbor and Pacific, on the terms and conditions set forth in this Agreement, is in the best interests of Harbor's and Pacific's stockholders, employees, customers, and creditors, and the communities in which they do business.

                                    RECITALS

     A. THE PARTIES. Harbor and Pacific are corporations duly organized and validly existing under Washington law and are registered bank holding companies under the Bank Holding Company Act of 1956, as amended ("BHCA"). Harbor's principal office is located in Aberdeen, Washington. Harbor owns all of the outstanding common stock of The Bank of Grays Harbor. Pacific's principal office is located in Long Beach, Washington. Pacific owns all of the outstanding common stock of the Bank of the Pacific.

     B. THE MERGER. At the Effective Time, (i) Pacific will be merged with and into Harbor (the "Merger") so that Harbor will be the surviving corporation under the name Pacific Financial Corporation (the "Combined Corporation"), and (ii) except as provided in Sections 4.2(c) and 4.3 of this Agreement, the outstanding shares of the capital stock of Pacific will be converted into shares of the capital stock of the Combined Corporation and the outstanding shares of capital stock of Harbor will remain outstanding as shares of the Combined Corporation.

     C. APPROVALS. The Merger is subject to the approvals of the shareholders of Harbor and the shareholders of Pacific, the approvals (the "Regulatory Approvals") of the Board of Governors of the Federal Reserve System ("FRB"), the Director of the Washington Department of Financial Institutions (the "Washington Director"), as well as any other regulators with jurisdiction over the Merger, and the satisfaction of certain other conditions described in this Agreement.

     D. EMPLOYMENT AGREEMENTS.

        1. As a condition of the parties' execution of this Agreement, (i) Pacific has entered into an employment agreement with Dennis Long, which agreement has a term of three years and will take effect at the Effective Time; and (ii) Harbor has entered into an employment agreement with John Van Dijk, which agreement has a term of three years and will take effect at the Effective Time.

        2. It is the parties' intention that the employment agreement dated May 20, 1998 currently in effect for Robert Worrell will remain in full force and

                                      1-1
               effect following the Effective Date until its expiration on May 31, 2001. Mr. Worrell's employment agreement has been amended to provide that (1) Mr. Worrell will serve as the chief executive officer of the Combined Corporation; and (2) at the option of the parties, Mr. Worrell's agreement may be extended for one year.

        3. Prior to the Closing Date, (i) Harbor will enter into employment agreements with Wayne Gale and Janice Pearce; (ii) Pacific will enter into an employment agreement with Patricia Nelson; (iii) The Bank of Grays Harbor will enter into employment agreements with Ty Palmer, Mike Sweeney, Randy Ross and Lynn Paylor; and
               (iv) the Bank of the Pacific will enter into employment agreements with Wendy Strange, Dian Barker, Ronald Nelson, Mavis Shucka, George Butkus and Susan Madsen. All such employment agreements will take effect at the Effective Time and will be in a form mutually agreed to by the parties to this Agreement.

     E. DIRECTOR AGREEMENTS. In association with the parties' execution of this Agreement, the directors and officers of Harbor and Pacific have entered into agreements, substantially in the form attached to this Agreement as
EXHIBIT 4, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Harbor or Pacific common stock, as the case may be, in favor of the actions contemplated by this Agreement. In addition, all such directors-officers will have entered into non-competition agreements, substantially in the form attached to this Agreement as EXHIBIT 5.

     F. FAIRNESS OPINION. Harbor and Pacific have each received from Alex Sheshunoff & Co. ("Sheshunoff") and delivered to each other opinions to the effect that the financial terms of the Merger are financially fair to Harbor's and Pacific's stockholders. As a condition to Closing of the Merger, Sheshunoff will update these fairness opinions immediately before the parties mail the Joint Prospectus/Proxy Statement to their stockholders.

     G. INTENTION OF THE PARTIES--ACCOUNTING AND TAX TREATMENT. The parties intend the Merger to qualify, for accounting purposes, as a "pooling of interests." The parties intend the Merger to qualify, for federal income tax purposes, as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended ("IRC").

                                      1-2

                                   AGREEMENT

Harbor and Pacific agree as follows:

                                   ARTICLE I
                      THE MERGER; EFFECTIVE TIME; CLOSING

     1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Harbor and Pacific will consummate the Merger, in which Pacific will be merged with and into Harbor under the name Pacific Financial Corporation, and the separate corporate existence of Pacific will cease. The Combined Corporation will continue to be governed by the laws of the State of Washington.

     1.2 EFFECTIVE TIME.

          (a) Subject to the terms and conditions of this Agreement, the parties to this Agreement will cause articles of merger to be filed with the Secretary of State of the State of Washington (the "Articles of Merger"). The Merger will become effective at such time as the Articles of Merger have been filed with the Secretary of State of the State of Washington, or at such other time as may be specified in the Articles of Merger in accordance with applicable law. The date and time when the Merger will become effective is referred to in this Agreement as the "Effective Time."

          (b) Harbor and Pacific each will use reasonable efforts to cause the Effective Time to occur at or prior to the close of business on the first business day after the date on which satisfaction or waiver of the last of the conditions specified in Sections 7.1(a) and (b) of this Agreement has occurred. Notwithstanding anything to the contrary in this Section 1.2, Harbor and Pacific may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may mutually agree, consistent with the provisions of the Revised Code of Washington ("RCW").

     1.3 CLOSING. The closing of the Merger (the "Closing") will take place at Knight, Vale & Gregory, Inc., P.S., 1145 Broadway Plaza, Suite 900, Tacoma, WA 98402 or such other place as Harbor and Pacific will agree, at 10:00 a.m. on the date when the Effective Time is to occur. The date upon which the Closing will occur is herein referred to as the "Closing Date".

                                   ARTICLE II
                           GOVERNING DOCUMENTS OF THE
                       COMBINED CORPORATION AND THE BANKS

     2.1 ARTICLES OF INCORPORATION OF THE COMBINED CORPORATION. At the Effective Time, the articles of incorporation of Harbor, as then in effect, will by virtue of the Merger, be amended and restated to read as set forth in
EXHIBIT 1; such articles of incorporation, as so amended and restated, will be the articles of incorporation of the Combined Corporation (the "Articles of Incorporation"), until duly amended in accordance with their terms and the RCW. For a period

                                      1-3
of three years following the Effective Date, such Articles will not be amended (or recommended to the shareholders for amendment) without the approval of sixty percent (60%) of the directors of the Combined Corporation.

     2.2 BYLAWS OF THE COMBINED CORPORATION. At the Effective Time, the bylaws of Harbor, as then in effect, will be amended and restated to read as set forth in Exhibit 2, and such bylaws, as so amended, will be the bylaws of the Combined Corporation (the "Bylaws"), until duly amended in accordance with their terms, the Articles of Incorporation and the RCW. For a period of three years following the Effective Date, such Bylaws will not be amended without the approval of sixty percent (60%) of the directors of the Combined Corporation.

     2.3 CHARTER AND BYLAWS OF THE BANK OF GRAYS HARBOR AND BANK OF THE PACIFIC. Prior to the Effective Time, Harbor and Pacific will consult as to what amendments (including provisions relating to director and officer indemnification and exculpation, and duties of officers), if any, should be made in the Articles of Incorporation or Bylaws of The Bank of Grays Harbor and Bank of the Pacific (collectively, the "Banks"), in order to ensure that they are consistent with those of the Combined Corporation and will cause such amendments as Harbor and Pacific will mutually agree upon to become effective on or before the Effective Time.

                                  ARTICLE III
               DIRECTORS AND OFFICERS OF THE COMBINED CORPORATION

     3.1 DIRECTORS OF THE COMBINED CORPORATION.

          (a) It is the intention of Harbor and Pacific, and their respective Boards of Directors, that, until the third annual meeting of the shareholders following the Closing Date, the Board of Directors of the Combined Corporation will consist of nine directors and will consist of five (5) persons serving as directors of Harbor (each, a "Harbor Related Director") and four (4) persons serving as directors of Pacific (each, a "Pacific Related Director"), in each case as of immediately prior to the Effective Time.

          (b) The Board of Directors of the Combined Corporation, as of the Effective Time, will be divided into three classes, three of three directors each, with the initial terms of office of the first, second, and third classes expiring at the first, second, and third annual meetings of shareholders of the Combined Corporation, respectively. At the Effective Time, subject to the provisions of paragraph (c) below, the Board of Directors of the Combined Corporation will consist of the persons indicated below, who will serve for the terms specified and until their successors will have been elected and qualified:

          1. Class A directors (term expiring at the first annual meeting of shareholders of the Combined Corporation following the Effective
               Time):

               Messrs. Worrell, Long and Malik.

          2. Class B directors (term expiring at the second annual meeting of shareholders of the Combined Corporation following the Effective
               Time):

                                      1-4

               Messrs. Snyder, Forcum and Hall.

          3. Class C directors (term expiring at the third annual meeting of shareholders of the Combined Corporation following the Effective
               Time):

               Messrs. Woodland, Westling and Hagstrom.

          (c) If, prior to the Effective Time, any of the persons named above will become unavailable to serve or if, following the Effective Time but prior to the third annual meeting of the Combined Corporation following the Effective Time, any of such persons will have retired, resigned, been removed, or otherwise ceased to be a director or become unavailable as a director, then:

               (i) If such event occurs prior to the first shareholder meeting to vote upon this Agreement, then such person will be replaced by a person designated by a majority of the other Harbor Related Directors (if the vacancy relates to a Harbor Related Director) or of the other Pacific-Related Directors (if the vacancy relates to a Pacific Related Director), and such substitute person will be named in the joint proxy statement/prospectus (as discussed in Section 6.5(a) of this Agreement) as a prospective director.

               (ii) If such event occurs after the first shareholder meeting to vote upon this Agreement, then as promptly as practicable following the Effective Time, the remaining members of the Board of Directors of the Combined Corporation will fill the vacancy in accordance with the bylaws of the Combined Corporation and the provisions of applicable law; provided, however, that any person selected to fill the vacancy will have been nominated by affirmative votes of a majority of the remaining Harbor Related Directors (if the vacancy relates to a Harbor Related Director) or Pacific Related Directors (if the vacancy relates to a Pacific Related Director).

          (d) At any annual or special shareholder meeting held prior to the first anniversary of the Effective Time, the Board of Directors will use their best efforts to re-nominate Messrs. Worrell, Long and Malik and no nominees for director will be proposed on behalf of the Board of Directors (or any committee thereof) or management unless (i) the nominees (if elected), together with the directors then in office, are the persons identified in paragraph (b) above or (ii) the slate of nominees has been approved by sixty percent (60%) or more of the members of the Board of Directors. At any annual or special shareholder meeting held after the first anniversary and prior to the third anniversary of the Effective Time, no nominees for director will be proposed on behalf of the Board of Directors (or any committee thereof) or management unless the slate of nominees has been approved by sixty percent (60%) or more of the members of the Board of Directors.

          (e) The Board of Directors of the Combined Corporation will have an Executive Committee (the "Executive Committee") (in addition to such other committees

                                      1-5
     as the Board will establish in accordance with Section 2.16 of the Bylaws of the Combined Corporation) as follows: Messrs. Dennis Long, Robert Worrell, Sidney Snyder and Joe Malik. Mr. Malik will be the Chairman of the Board unless he is unable or unwilling to serve; in such event, the Chairman will be selected by a majority of the Harbor Related Directors. Mr. Snyder will be the Vice-Chairman of the Board, unless he is unable or unwilling to serve; in such event, the Vice-Chairman will be selected by a majority of the Pacific Related Directors. Prior to the Effective Time, the Executive Committee may meet from time to time to formulate on an advisory basis policies and procedures for various transitional matters. The Executive Committee will propose a form of employment agreement for those employees who are listed on SCHEDULE 13 to this Agreement. Each such form of agreement will be conditioned upon and will only become effective upon the Effective Time of the Merger, and will provide that any previous form of employment and/or severance agreement to which the employee is a party will be canceled concurrently with the effectiveness of the new agreement. Each of the respective employers will, subject to the fiduciary duties of its board of directors, offer to enter into the employment agreement with the affected employees prior to the filing with the SEC of the Registration Statement on Form S-4 pursuant to Section 6.5(a).

          (f) The provisions of paragraph (c) will apply to the Committee members designated in paragraphs (e) and (f).

     3.2 VOTE UPON MAJOR DECISIONS. Prior to the third anniversary of the Effective Date, no Board action on a Major Decision will be valid unless action on such Major Decision has been approved by sixty percent (60%) or more of the members of the Board of Directors. For the purposes of this Agreement, "Major Decision" means the following: (a) a determination of what level, if any, of dividends will be paid by the Continuing Corporation to its shareholders; (b) a decision to merge the Combined Corporation's subsidiary banks; (c) a decision to change the number or composition of the boards' of directors of the Continuing Corporation's subsidiary banks; and (d) any action on an item that must be approved by the Continuing Corporation's shareholders pursuant to the provisions of the RCW.

     3.3 CERTAIN OFFICERS OF THE COMBINED CORPORATION.

          (a) At the Effective Time, the officers of the Combined Corporation will be as follows, subject to the removal in accordance with the bylaws of the Combined Corporation and the provisions of Section 3.6.

               (i) Mr. Worrell will be Chief Executive Officer of the Combined Corporation.

               (ii) Mr. Long will be President of the Combined Corporation.

               (iii) Mr. Van Dijk will be Treasurer of the Combined Corporation.

               (iv) Ms. Nelson will be Vice President of the Combined
          Corporation.

               (v) Mr. Gale will be Vice President of the Combined Corporation.

                                      1-6

               (vi) Ms. Pearce will be Secretary of the Combined Corporation.

          (b) If the Board of Directors of the Combined Corporation will have a Nominating Committee, then neither Mr. Worrell nor Mr. Long will be a member.

          (c) During the terms of their respective Employment Agreements, Messrs. Worrell and Long will have the respective powers, and perform the respective duties set forth in each of their respective Employment Agreements and in the Bylaws. Subject to the foregoing, Messrs. Worrell and Long will determine between themselves those areas of which each will have primary responsibility, it being understood that both of them will be involved in and be responsible for all major policy decisions and both of them will have general oversight over the business and affairs of the Combined Corporation. Subject to the foregoing, Mr. Long, in his capacity as President, will oversee on a full-time basis the day-to-day operations of the Combined Corporation. Mr. Long will report to Mr. Worrell, the CEO. Any matters upon which the CEO and President are unable to agree may be referred to the Executive Committee.

          Any modification or amendment of either of such Employment Agreements at any time during their respective terms from and after the Effective Time will require, in addition to the consent of the affected executive, the affirmative vote of sixty percent (60%) of the Board of Directors of the Combined Corporation.

     3.4 OTHER OFFICERS OF THE COMBINED CORPORATION. Any employment decisions made to replace any officer listed on SCHEDULE 13 who is no longer employed by the Continuing Corporation or its subsidiary banks will require the affirmative vote of sixty percent (60%) of the Board of Directors of the Combined Corporation.

     3.5 DIRECTORS OF THE BANKS. At the Effective Time, it is the intention of the parties that the membership of the Board of Directors of each of the Banks, to the extent lawful, will continue to be identical to such membership immediately prior to the Effective Time, except that Messrs. Worrell and Long will both be directors of each of the Banks.

     3.6 SURVIVAL OF ARTICLE III. The provisions of this Article III will survive the Effective Time and, subject to repeal or amendment by a vote of not less than 60 percent of the directors of the Combined Corporation, remain in effect until the third anniversary of the Effective Time (unless an earlier termination date is specified), at which time they will terminate. The provisions of this Section 3.6 will not affect the rights of the parties to any employment or salary continuation agreements entered into pursuant to
Section 3.1(e), it being understood that the rights of the parties to such agreements will be governed by the terms of the respective agreements.

                                   ARTICLE IV
                      CONVERSION OR CANCELLATION OF SHARES

     4.1 CONVERSION OR CANCELLATION OF SHARES. At the Effective Time, by virtue of the Merger, and without any action on the part of any stockholder:


                                      1-7

          (a) Subject to Sections 4.2(b) and (d), each share of Pacific Common Stock issued and outstanding immediately prior to the Effective Time, other than the Exception Shares, will be converted at the Effective Time into .785 (the "Exchange Ratio") newly issued, fully paid and nonassessable shares of Common Stock, $1.00 par value ("New Common Stock") of the Combined Corporation. Exception Shares means Pacific Common Stock owned, other than in a bona fide fiduciary capacity, by Harbor or a subsidiary of Harbor. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the shares of Harbor Common Stock or Pacific Common Stock issued and outstanding will, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of Harbor or Pacific, as the case may be, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then as appropriate the proportionate adjustment will be made to the Exchange Ratio.

          (b) All shares of Pacific Common Stock issued and outstanding immediately prior to the Effective Time and referred to in Section 4.1(a) (the "Old Shares") will cease to be outstanding, will be cancelled and retired and will cease to exist, and each holder of a certificate (an "Old Certificate") formerly representing the Old Shares will thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with
     Section 4.2, a certificate representing the shares of New Common Stock (a "New Certificate") and any payment to which such holder is entitled pursuant to this Article IV.

          (c) With regard to the Phase II environmental assessment on one of Pacific's properties, if the estimated cost of environmental cleanup and related expenses is greater than $200,000, the Exchange Ratio will be reduced by .00010 for every $3,500 of expenses on a tax-affected basis estimated to clean up the site (i.e. if the tax-affected costs for clean-up are $203,500 the Exchange Ratio will be .7849 instead of .785 as stated in this Agreement).

     4.2 EXCHANGE OF OLD CERTIFICATES FOR NEW CERTIFICATES.

          (a) APPOINTMENT OF EXCHANGE AGENT. From and after the Effective Time until the end of the six-month period following the Effective Time, the Combined Corporation will make available or cause to be made available to an exchange agent (which may be one of the Banks) appointed prior to the Effective Time by Harbor and Pacific jointly on behalf of the Combined Corporation (the "Exchange Agent") New Certificates and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates or Old Pacific Certificates pursuant to this Article IV. At the end of such six-month period, any such New Certificates and cash remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) will be returned to the Combined Corporation. Any former holders of Old Shares who have not exchanged their Old Certificates for New Certificates and cash pursuant to this Article IV will thereafter be entitled to look exclusively to the Combined Corporation and only as general creditors thereof for the shares of New Common Stock and any cash to which they become entitled

                                      1-8
     upon exchange of their Old Certificates pursuant to this Article IV. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to any former holder of Old Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (b) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Combined Corporation will cause the Exchange Agent to mail or deliver to each person who was, at the Effective Time, a holder of record of Old Shares (other than Exception Shares) a form (mutually agreed upon by Harbor and Pacific) of a letter of transmittal containing instructions for use in effecting the surrender of Old Certificates in exchange for New Certificates and any payments pursuant to this Article IV. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with its instructions, the holder of such Old Certificate will be entitled to receive in exchange therefor a New Certificate representing the shares of New Common Stock, and a check in the amount, if any, to which such holder is entitled pursuant to this Article IV, and the Old Certificate so surrendered will be cancelled. No interest will be paid or will accrue on any amount payable upon surrender of Old Certificates. If any New Certificate or cash payment is to be issued or made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange will pay any transfer or other taxes required by reason of the issuance of such New Certificate or the making of such cash payment in a name other than that of the registered holder of the Old Certificate surrendered, or will establish to the satisfaction of the Combined Corporation that any such taxes have been paid or are not applicable. An Affiliate (as defined in Section 6.15) of Harbor or Pacific will not be entitled to receive any New Certificate or payment pursuant to this Article IV until such Affiliate will have duly executed and delivered an appropriate agreement described in Section 6.15.

          (c) FRACTIONAL SHARES. Notwithstanding Section 4.1 or any other provision of this Section 4.2, no fractional shares of New Common Stock will be issued in exchange for shares of Pacific Common Stock and any holder of Pacific Common Stock entitled to receive a fractional share of New Common Stock but for this Section 4.2(c) will be entitled to receive instead a cash payment in lieu thereof, without interest, in an amount equal to the product of $130 and the fraction of a share to which such holder would otherwise have been entitled.

          (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Notwithstanding any other provisions of this Agreement, no dividends or other distributions with a record date after the Effective Time will be paid to any person holding an Old Certificate until such Old Certificate has been surrendered for exchange as provided in this Agreement. Subject to the effect of applicable laws, following surrender of any such Old Certificate, there will be paid to the holder of the New Certificate issued in exchange, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the shares of New Common Stock represented thereby.

                                      1-9

          (e) TRANSFERS. At or after the Effective Time, there will be no transfers on the stock transfer books of the Combined Corporation of the Old Shares.

          (f) HARBOR STOCK CERTIFICATES. All shares of Harbor Common Stock issued and outstanding at the Effective Time will remain issued and outstanding notwithstanding any provision of this Agreement, and the certificates representing such shares ("Old Harbor Certificates") will after the Effective Time, with no action on the part of any holder of such shares, represent shares of the Combined Corporation. Old Harbor Certificates may be surrendered to the Transfer Agent during the period specified in Section 4.2(a) or thereafter to the Combined Corporation, in exchange for New Certificates representing the number of shares represented by the surrendered Old Harbor Certificates. Failure to exchange Old Harbor Certificates for New Certificates will not affect in any way the rights of the holder of such shares of Harbor Common Stock, including the right to vote and to receive dividends.

          (g) LOST, STOLEN, AND DESTROYED CERTIFICATES. The Exchange Agent will be authorized to issue a certificate representing Combined Corporation in exchange for an old Certificate that has been lost, stolen or destroyed, if the holder provides the Exchange Agent with: (1) satisfactory evidence that the holder owns Pacific Common Stock and that the certificate representing this ownership is lost, stolen, or destroyed, (2) any appropriate affidavit the Exchange Agent may require, and (3) any indemnification assurances that the Exchange Agent may require.

     4.3 PAYMENT TO DISSENTING STOCKHOLDERS. For purposes of this Agreement, "Dissenting Shares" means those shares of Harbor and Pacific Common Stock as to which stockholders have properly taken all steps necessary to perfect their dissenters' rights under RCW Sections 23B.13.010 through 23B.13.310. Each outstanding Dissenting Share of Harbor and Pacific Common Stock will be converted at Closing into the rights provided under those sections of the RCW.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     5.1 REPRESENTATIONS AND WARRANTIES OF HARBOR AND PACIFIC. Subject to
Section 5.2 and except as set forth in any Schedule to this Agreement or in a letter heretofore delivered to the other party ("Disclosure Letter") setting forth exceptions to certain of its representations and warranties, Harbor hereby represents and warrants to Pacific, and Pacific hereby represents and warrants to Harbor, that:

          (a) RECITALS TRUE. The statements of fact set forth in Recital A of this Agreement with respect to it are true.

          (b) CORPORATE ORGANIZATION AND QUALIFICATION. It is a corporation duly organized and validly existing under the laws of the State of Washington, and its activities do not require it to be qualified in any foreign jurisdiction. It has the requisite corporate power and authority to own or lease its properties and assets and to carry on its

                                      1-10
     businesses as they are now being conducted. It has made available to the other party to this Agreement a complete and correct copy of its articles of incorporation and bylaws, each as amended to date and currently in full force and effect.

          (c) SUBSIDIARIES. SCHEDULE 1 to this Agreement lists all of its subsidiaries as of the date of this Agreement and the percent of its stock-ownership thereof. Each of its subsidiaries that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act ("FDIA"), and applicable regulations thereunder, having its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"), subject to applicable FDIC coverage limitations. Each of its subsidiaries is either a commercial bank or a corporation chartered by the State of Washington, and is duly organized, and validly existing, under the laws of the State of Washington, and is duly qualified to do business and in good standing in each jurisdiction where the property owned, leased or operated, or the business conducted, by such subsidiary requires such qualification. Each of its subsidiaries has the requisite corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

          (d) CAPITAL STOCK.

               (i) In the case of the representations and warranties made by
          Harbor: The authorized capital stock of Harbor consists of one million (1,000,000) shares common stock, par value $1.00 per share ("Harbor Common Stock"), of which as of the date of this Agreement 258,381 shares are issued and outstanding. As of the date of this Agreement, there were outstanding under the stock option and other plans identified in SCHEDULE 2 to this Agreement (the "Harbor Stock Plans"), options or rights to acquire not more than an aggregate of 14,000 shares of Harbor Common Stock (subject to adjustment on the terms set forth in the Harbor Stock Plans). As of the date of this Agreement, Harbor has no shares of Harbor Common Stock reserved for issuance, other than 25,000 shares reserved for issuance under the Harbor Stock Plans and as identified in SCHEDULE 2 to this Agreement. All the outstanding shares of Harbor Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All the outstanding shares of capital stock of each of Harbor's subsidiaries owned by Harbor or a subsidiary of Harbor have been duly authorized and validly issued and are fully paid and are owned by Harbor or a subsidiary of Harbor free and clear of all liens, pledges, security interests, claims, proxies, preemptive or subscriptive rights or other encumbrances or restrictions of any kind (collectively, "Liens"). Except as set forth in this Agreement and except for Harbor Common Stock issued after the date hereof pursuant to the terms of the Harbor Stock Plans, there are no shares of capital stock of Harbor authorized, issued or outstanding and there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Harbor or any of its subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Harbor or any of its subsidiaries (including,

                                      1-11
          without limitation, those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof).

               (ii) In the case of the representations and warranties made by
          Pacific: The authorized capital stock of Pacific consists of three hundred thousand (300,000) shares of common stock with $1.00 par value (the "Pacific Common Stock"), of which as of the date of this Agreement 293,743 shares are issued and outstanding. As of the date of this Agreement, there were outstanding under the stock option and other plans listed in SCHEDULE 2 to this Agreement (the "Pacific Stock Plans"), options or rights to acquire not more than an aggregate of 6,000 shares of Pacific Common Stock (subject to adjustment on the terms set forth in the Pacific Stock Plans). As of the date of this Agreement, Pacific has no shares of Pacific Common Stock reserved for issuance, other than 6,000 shares reserved for issuance under the Pacific Stock Plans. All the outstanding shares of Pacific Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. All the outstanding shares of capital stock of each of Pacific's subsidiaries owned by Pacific or a subsidiary of Pacific have been duly authorized and validly issued and are fully paid and are owned by Pacific or a subsidiary of Pacific free and clear of all Liens. Except as set forth in this Agreement or in the Pacific Stock Plans, there are no shares of capital stock of Pacific authorized, issued or outstanding, and there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of Pacific or any of its subsidiaries of any character relating to the issued or unissued capital stock or other equity securities of Pacific or any of its subsidiaries (including, without limitation, those relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer thereof).

          (e) CORPORATE AUTHORITY. It has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the approval by its shareholders, of the plan of merger contained in this Agreement insofar as required by RCW Section 23B.11.030, to consummate the transactions contemplated hereby. This Agreement is a valid and legally binding agreement of it enforceable in accordance with its terms.

          (f) GOVERNMENTAL FILINGS; NO VIOLATIONS.

               (i) Other than the Regulatory Approvals, and other than as required under the Securities Exchange Act of 1934, as amended (including the rules and regulations thereunder, the "Exchange Act"), the Securities Act of 1933, as amended (including the rules and regulations thereunder, the "Securities Act"), state securities and "Blue Sky" laws and the rules of the NASD, no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign ("Governmental Entity"), in connection with the

                                      1-12
          execution, delivery or performance of this Agreement by it and the consummation by it of the transactions contemplated hereby and thereby.

               (ii) The execution, delivery and performance of this Agreement does not and will not, and the consummation by it of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of it or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, or any change in the rights or obligations of any party under any of the Contracts. SCHEDULE 3 to this Agreement contains a list of all consents of third parties required under any Contracts to be obtained by it or its subsidiaries prior to consummation of the Merger.

          (g) REPORTS AND FINANCIAL STATEMENTS.

               (i) With respect to periods since January 1, 1996, each of it and its subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (A) the FRB, (B) the FDIC, (C) the Washington Director, or (D) any other applicable federal or state banking, insurance, securities, or other regulatory authorities, and, as of their respective dates (and, in the case of reports or statements filed prior to the date hereof, without giving effect to any amendments or modifications filed after the date of this Agreement), each such report or statement, including the financial statements and exhibits thereto, complied (or will comply, in the case of reports or statements filed after the date of this Agreement) as to form in all respects with all applicable statutes, rules and regulations.

               (ii) It has delivered to the other party, a copy of each registration statement, offering circular, annual report, proxy statement or information statement filed, used or circulated by it with respect to periods since January 1, 1996 through the date of this Agreement and will promptly deliver each such registration statement, offering circular, report, definitive proxy statement or information statement filed, used or circulated after the date hereof (collectively, its "Reports"), each in the form (including exhibits and any amendments thereto) in the form used or circulated, including without limitation with respect to Pacific, Pacific's shareholder offering circular for its holding company reorganization dated February 26, 1999.

               (iii) As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement), each of the

                                      1-13

          Reports, including the financial statements, exhibits and schedules thereto, filed, used or circulated prior to the date hereof complied (and each of the Reports filed after the date of this Agreement, will comply) in all respects with the applicable laws and did not (or in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               (iv) Each of its balance sheets included in or incorporated by reference into its Reports, including the related notes and schedules, fairly presents (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated financial position of it and its subsidiaries as of the date of such balance sheet and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into its Reports, including any related notes and schedules, fairly presents (or, in the case of Reports prepared after the date of this Agreement, will fairly present) the consolidated results of operations, retained earnings and cash flows, as the case may be, of it and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Collectively, its foregoing consolidated balance sheets, statements of income, cash flows and stockholders' equity are referred to as its "Financial Statements".

               (v) Its executive officers know of no reason why the allowance for loan and lease losses shown in its balance sheet dated December 31, 1998 included in its Financial Statements was not adequate as of such date to provide for estimable and probable losses, net of recoveries relating to loans previously charged off, inherent in its loan portfolio.

          (h) ASSET CLASSIFICATION. SCHEDULE 4 to this Agreement sets forth a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit and other assets of it and its subsidiaries that have been criticized or classified as of March 31, 1999 by it, separated by category of classification or criticism (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified or criticized as of such date by any representative of any Governmental Entity as "Other Loans Especially Mentioned," "Substandard," "Doubtful," "Loss" or words of similar effect are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by it or its subsidiaries prior to the date hereof.

          (i) ABSENCE OF CERTAIN EVENTS AND CHANGES. Except as disclosed in its Reports prior to the date of this Agreement, since December 31, 1998, it and its subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses and, without giving effect to the second proviso of Section

                                      1-14

     5.2(a) or to Section 5.2(b), there has not been any change or development or combination of changes or developments which, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect with respect to it (as defined in Section 5.2(b)).

          (j) PROPERTIES. Except as disclosed or reserved against in its Reports or in SCHEDULE 5 to this Agreement, it and its subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent) to all of the properties and assets, tangible or intangible, reflected in its Reports as being owned by it or its subsidiaries as of the date thereof. To the knowledge of its executive officers, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or subleases by it or its subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or by general equity principles). SCHEDULE 6 to this Agreement lists all existing branches and offices of the bank subsidiaries of the respective parties and all new branches or offices for which application has been made.

          (k) COMPLIANCE WITH LAWS. Except as disclosed in SCHEDULE 7 to this Agreement, it and each of its subsidiaries:

               (i) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws or other laws relating to discrimination;

               (ii) has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it or such subsidiary to carry on its business as it is presently conducted;

               (iii) has received since January 1, 1998 no notification or communication from any Governmental Entity (including any bank, insurance and securities regulatory authorities) or the staff thereof
          (A) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces; (B) threatening to revoke any license, franchise, permit or governmental authorization; or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance (nor, to the knowledge of its executive officers, do any grounds for any of the foregoing exist); and

                                      1-15

               (iv) is not required to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive.

          (l) LITIGATION. Except as disclosed in its Reports or in SCHEDULE 8, before the date of this Agreement:

               (i) no criminal or administrative investigations or hearings, before or by any Governmental Entity, or civil, criminal or administrative actions, suits, claims or proceedings, before or by any person (including any Governmental Entity) are pending or, to the knowledge of its Executive Officers, threatened, against it (including under the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, or any other fair lending law or other law relating to discrimination); and

               (ii) neither it nor any officer, director, controlling person or property of it is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the FDIC) or the supervision or regulation of it, and it has not been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

          (m) TAXES. For purposes of this Subsection 5.1(m), "Tax" includes any tax or similar governmental charge, impost, or levy (including income taxes, franchise taxes, transfer taxes or fees, stamp taxes, sales taxes, use taxes, excise taxes, ad valorem taxes, withholding taxes, worker's compensation, payroll taxes, unemployment insurance, social security, minimum taxes, or windfall profits taxes), together with any related liabilities, penalties, fines, additions to tax, or interest, imposed by the United States or any state, county, provincial, local or foreign government or subdivision or agency of the United States.

               (i) All federal, state and local Tax returns, including all information returns, it is required to file have been timely filed or requests for extensions have been timely filed. If any extensions were filed, they have been or will be granted by Closing and will not have expired. All filed returns are complete and accurate in all material respects.

               (ii) Except as disclosed in its Financial Statements:

                    (1) all taxes attributable to it that are or were due or payable (without regard to whether such taxes have been assessed)

                                      1-16
                         have been paid in full or have been adequately provided for in its Financial Statements in accordance with GAAP;

                    (2) adequate provision in accordance with GAAP has been made in its Financial Statements relating to all Taxes for the periods covered by such Financial Statements that were not yet due and payable as of the date of this Agreement, regardless of whether the liability for such Taxes is disputed;

                    (3) as of the date of this Agreement and except as disclosed in its Financial Statements, there is no outstanding audit examination, deficiency, refund litigation or outstanding waiver or agreement extending the applicable statute of limitations for the assessment or collection of any Taxes for any period with respect to any of its Taxes;

                    (4) all Taxes with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or have been recorded on its Financial Statements (in accordance with GAAP);

                    (5) it is not a party to a Tax sharing or similar agreement or any agreement under which it has indemnified any other party with respect to Taxes; and

                    (6) the proper and accurate amounts have been withheld from all employees (and timely paid to the appropriate Governmental Entity or set aside in an account for these purposes) for all periods through the Effective Date in compliance with all Tax withholding provisions of applicable federal, state, local and foreign laws (including income, social security and employment tax withholding for all types of compensation).

          (n) INSURANCE. Each of it and its subsidiaries has taken all requisite action (including without limitation, the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Agreement and the transactions contemplated hereby) that are known to it.
     SCHEDULE 9 to this Agreement contains a list of all directors' and officers' liability insurance policies and other material insurance policies maintained by it or its subsidiaries.

          (o) LABOR MATTERS. Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries

                                      1-17
     the subject of any proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving it or any of its subsidiaries pending or, to the knowledge of its executive officers, threatened, nor are its executive officers aware of any activity involving its or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          (p) EMPLOYEE BENEFITS.

               (i) For purposes of this Agreement, "Plan" or "Plans", individually or collectively, means any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, ("ERISA"), as amended, maintained by it. If it is a contributing employer to or sponsor of a multi-employer plan or a single employer plan subject to Title IV of ERISA, such plan is adequately funded and guaranteed.

               (ii) SCHEDULE 10 sets forth a list, as of the date of this Agreement, of (1) all Plans, stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements,
          (2) all other material employee benefit plans that cover employees or former employees of it (its "Compensation Plans"). True and complete copies of the Compensation Plans (and, as applicable, copies of summary plan descriptions, annual reports on Form 5500, actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans) covering current or former employees or directors of it (its "Employees"), including Plans and related amendments, have been made available to the other party.

               (iii) All Plans (other than "multi-employer plans" within the meaning of ERISA Sections 3(37) or 401(a)(3)), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan that is an "employee pension benefit plan" within the meaning of ERISA Section 3(2) ("Pension Plan") and that is intended to be qualified under IRC
          Section 401(a), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No litigation relating to Plans is pending or, to the knowledge of its Executive Officers, threatened. It has not engaged in a transaction with respect to any Plan that could subject it to a Tax or penalty imposed by either IRC Section 4975 or ERISA Section 502(i).

               (iv) All contributions that it is or was required to make under the terms of any Plans have been timely made or have been reflected in its Financial Statements. None of its Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC
          Section 412 or ERISA Section 302. It has not provided, or is required to provide, security to any Pension Plan under IRC Section 401(a)(29), IRC Section 412(f)(3), or ERISA Sections 306 or 307.

                                      1-18

               (v) Except as disclosed in its Financial Statements, it does not have any obligations for retiree health and life benefits.

               (vi) No restrictions exist on its rights to amend or terminate any Plan without incurring liability under the Plan in addition to normal liabilities for benefits.

               (vii) Except as disclosed in its Financial Statements or as provided in a Schedule to this Agreement, the transactions contemplated by this Agreement and the Stock Plans will not result in:
          (1) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (2) any increase in benefits under any Compensation Plan or (3) payment of any severance or similar compensation under any Compensation Plan.

          (q) ENVIRONMENTAL MATTERS.

               (i) For purposes of this Section 5.1(q), the following terms will have the indicated meaning:

                    (A) "Subject Property" with respect to a party means (i) all real property at which the businesses of it has been conducted, and any property where under any Environmental Law it is deemed to be the owner or operator of the property; (ii) any facility in which it participates in the management, including participating in the management of the owner or operator of the property; and
               (iii) all other real property that it, for purposes of any Environmental Law, otherwise could be deemed to be an owner or operator of or as otherwise having control over.

                    (B) "Environmental Laws" means any federal, state, local or foreign law, regulation, agency policy, order, decree, judgment, judicial opinion, or any agreement with any Governmental Entity, presently in effect or subsequently adopted relating to: (i) the manufacture, generation, transport, use, treatment, storage, recycling, disposal, release, threatened release or presence of Hazardous Substances, or (ii) the preservation, restoration or protection of the environment, natural resources or human health.

                    (C) "Hazardous Substances" means any hazardous or toxic
               substance, material or waste that is regulated by any local governmental authority, any state government or the United States Government, including any material or substance that is (a) defined as a "hazardous substance" in 42 USC Section 9601(14),
               (b) defined as a "pollutant or contaminant" in 42 USC Section 9604(a)(2), or (c) defined as a "hazardous waste" in 42 USC
               Section 6903(5).

                                      1-19

                    (D) "Knowledge," with respect to a particular fact, means
               that (i) a person is actually aware of such fact or (ii) a prudent person could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of business.

               (ii) Except as disclosed in SCHEDULE 11 and to the Knowledge of its Executive Officers, it and the Subject Property are, and have been, in compliance with all applicable Environmental Laws, and no circumstances exist that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance with such Environmental Laws.

               (iii) Except as disclosed in SCHEDULE 11 and to the Knowledge of its Executive Officers, none of the following, and no reasonable basis for any of the following, exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving it or any Subject Property, relating to:

                    (A) an asserted liability of it or any prior owner, occupier or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

                    (B) the handling, storage, use, transportation, removal or disposal of Hazardous Substances;

                    (C) the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface or subsurface strata; or

                    (D) personal injuries or damage to property related to or
               arising out of exposure to Hazardous Substances.

               (iv) Except as disclosed in SCHEDULE 11 and to the Knowledge of its Executive Officers, (i) no storage tanks underground or otherwise are present on the Subject Property or, if present, none of such tanks are leaking and each of them is in full compliance with all applicable Environmental Laws; (ii) it does not own, possess or control any PCBs, PCB-contaminated fluids, wastes or equipment, or any material amount of asbestos or asbestos-containing material, and (iii) no Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on any Subject Property, except for those types and quantities of Hazardous Substances typically used in an office environment and that have not created conditions requiring remediation under any applicable Environmental Law.

                                      1-20

               (v) Except as disclosed on SCHEDULE 11 and except for the investigation or monitoring by the Environmental Protection Agency or similar state agencies in the ordinary course, no part of the Subject Property has been or is scheduled for investigation or monitoring under any applicable Environmental Law.

          (r) AGREEMENTS.

               (i) As of the date of this Agreement and except as disclosed on
          Schedule 14, without giving effect to the second proviso of Section 5.2(a) and to Section 5.2(b), except for (A) the Stock Option Agreements, and (B) arrangements made after the date and in accordance with the terms of this Agreement, it and its subsidiaries are not bound by any material contract that is not set forth on a Schedule to this Agreement (for purposes of this section only, as defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to be performed after the date hereof.

               (ii) Neither it nor any of its subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument.

          (s) KNOWLEDGE AS TO CONDITIONS. As of the date of this Agreement, it and its executive officers and directors know of no reason why the Regulatory Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices should not be obtained without the imposition of any condition or restriction described in the proviso to Section 7.1(b) or the opinion of tax counsel referred to in
     Section 7.1(h) cannot be obtained.

          (t) BROKERS AND FINDERS. None of it, its subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated herein, except that Harbor and Pacific have retained Sheshunoff as their respective financial advisors.

          (u) YEAR 2000 COMPLIANCE. It is in full compliance with all applicable regulatory requirements, guidelines and timetables regarding systems assessment, systems testing, third-party assessment, and other matters related to preparation for Year 2000 Compliance. Based on its assessment and testing conducted to date, it is not aware of anything that cause it to believe that (1) it will fail in any material way not to timely achieve Year 2000 Compliance, or (2) expenses related to achieving Year 2000 Compliance will have a material effect on its operations or financial condition. For purposes of this Agreement, "Year 2000 Compliance" means that its Information Technology will be capable of use prior to, during, and after the calendar year 2000 A.D., and that the Information Technology used during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first

                                      1-21
     centuries, including the years 1999 and 2000 and leap year calculations, and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data. For purposes of this Agreement, "Information Technology" includes computer software, computer firmware, computer hardware (whether general or specific purpose) or other similar or related automated or computerized items that are used or relied on by it in the conduct of its business.

          (v) INVESTMENTS. SCHEDULE 12 lists all investments (except investments in securities issued by federal state or local government or any subdivision or agency thereof) made by it in an amount greater than $25,000 or which represent an ownership interest of more than 5% in any corporation, company, partnership, or other entity. All investments comply with all applicable laws and regulations.

     5.2 EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES.

          (a) Each exception set forth in a Schedule to this Agreement or in a Disclosure Letter will be deemed disclosed for purposes of all representations and warranties; PROVIDED, that (i) no such exception is required to be set forth in a Schedule if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2(b) and (ii) the mere inclusion of an exception in a Schedule will not be deemed an admission by a party that such exception represents a material fact, event or circumstance or would result in a Material Adverse Effect.

          (b) No representation or warranty of Harbor or Pacific contained in
     Section 5.1 will be deemed untrue or incorrect, and no party hereto will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all similar facts, circumstances or events, would not, or, in the case of Section 5.1(i), is not reasonably likely to, have a Material Adverse Effect.

          As used in this Agreement, the term "Material Adverse Effect" means an effect which (i) is materially adverse to the business, financial condition, results of operations or prospects of Harbor or Pacific or on the Combined Corporation, as the context may dictate, and its subsidiaries taken as a whole, (ii) significantly and adversely affects the ability of Harbor or Pacific, as the context may dictate, to consummate the transactions contemplated hereby by March 31, 2000 or to perform its material obligations hereunder or (iii) enables any person to prevent the consummation by March 31, 2000 of the transactions contemplated hereby; provided, however, that any effect resulting from (A) actions or omissions of Harbor or Pacific taken with the prior consent of the other party or in contemplation of the transactions provided for herein or (B) circumstances affecting the banking industry in the State of Washington generally will be deemed not to be a Material Adverse Effect.

                                      1-22

                                   ARTICLE VI
                                   COVENANTS

     6.1 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME. Each of Harbor and Pacific agrees as to itself and its subsidiaries that, from and after the date hereof until the Effective Time, except insofar as the other party will otherwise consent in writing (such consent not to be unreasonably withheld) or except as otherwise expressly contemplated (i) by this Agreement, (ii) the Stock Option Agreements, (iii) its Schedules attached to this Agreement, (iv) its Disclosure Letter or (v) in any other agreements or documents referred in to or delivered pursuant to this Agreement.

          (a) The business of it and its subsidiaries will be conducted only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries will use all reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates and to take no action that would (i) materially adversely affect the ability of any of them to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the proviso to Section 7.1(b) or (ii) materially adversely affect its ability to perform its obligations under this Agreement.

          (b) It will not (i) sell or pledge or agree to sell or pledge or permit any Lien to exist on any stock owned by it or any of its material subsidiaries; (ii) amend its articles of incorporation or bylaws; (iii) split, combine or reclassify any outstanding capital stock; (iv) other than as permitted by Section 6.2, declare, set aside or pay any dividend payable in cash, stock or other property with respect to any of its capital stock; or (v) repurchase, redeem or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (other than such capital stock repurchased pursuant to any existing plans, disclosed in SCHEDULE 2 to this Agreement).

          (c) Notwithstanding anything to the contrary contained in Section 6.3, neither it nor any of its subsidiaries will (i) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class, other than pursuant to the Harbor and Pacific Stock Plans; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge or dispose of any other material property or assets or encumber any property or assets other than to a direct or indirect wholly owned subsidiary of it other than in the ordinary and usual course of business; (iii) cancel, release, assign or modify any material amount of indebtedness of any other individual, corporation or other entity (collectively, a "Person") other than in the ordinary and usual course of business; or (iv) authorize capital expenditures other than in the ordinary and usual course of business.

                                      1-23

          (d) Except for internal reorganizations involving existing subsidiaries, neither it nor any of its subsidiaries will make any material acquisition of, or investment in, assets or stock of any other Person not in the ordinary and usual course of business, and will not make application for permission or take any other material steps to opening any new branch or office, except as listed on SCHEDULE 6.

          (e) Other than in the ordinary course of business consistent with past practice, it will not incur or permit any of its subsidiaries to incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or make any loan or advance.

          (f) Except as required by agreements or arrangements disclosed in
     SCHEDULE 10 to this Agreement, neither it nor any of its subsidiaries will, without the consent of the other party, (i) grant any increase in compensation or benefits to its Employees or to its officers, except for normal increases consistent with past practice or as required by law; (ii) pay any bonus except as consistent with past practice; (iii) grant any severance or termination pay to any director, officer or other of its Employees except as consistent with past practice; (iv) enter into or amend any employment or severance agreement with any director, officer or other of its Employees (PROVIDED, that this clause (iv) will not prohibit either party from approving a renewal or other extension of an existing employment or severance agreement in accordance with its terms and in the ordinary course of business); (v) grant any increase in fees or other increases in compensation or other benefits to any of its present or former directors; or (vi) effect any change in retirement benefits for any class of its Employees or officers (unless such change is required by applicable law or, in the written opinion of counsel, is necessary or advisable to maintain the tax qualification of any plan under which the retirement benefits are provided).

          (g) Except as may be required to satisfy contractual obligations existing as of the date hereof and the requirements of applicable law, neither it nor any of its subsidiaries will establish, adopt, enter into or make any new, or amend any existing, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, employee stock ownership, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees.

          (h) Neither it nor any of its subsidiaries will implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles ("GAAP") consistently applied or other than may be required for tax purposes or to take advantage of any beneficial tax or accounting methods.

          (i) Neither it nor any of its subsidiaries will authorize or enter into an agreement to take any of the actions referred to in paragraphs (a) through (h) above.

                                      1-24

     6.2 DIVIDENDS. Each of Harbor and Pacific agrees that, from and after the date hereof until the Effective Time, direct and indirect wholly owned subsidiaries of each of Harbor and Pacific may (to the extent legally and contractually permitted to do so), but will not be obligated to, declare and pay dividends in cash, stock or other property. Unless Harbor and Pacific otherwise agree in writing, neither Harbor nor Pacific will declare or pay any dividend or distribution on shares of their capital stock, whether payable in cash, stock or other property, other than regular annual cash dividends to shareholders of Harbor and Pacific. With respect to Pacific only, such dividends will not exceed by more than three percent (3%) the cash dividend per share paid to shareholders of Pacific in the most recent year immediately preceding execution of this Agreement. Any dividends paid by Pacific consistent with the foregoing sentence will be paid as of record and payment dates that do not result in Pacific shareholders receiving a dividend from both Pacific and the Combined Corporation in the same calendar year.

                                      1-25

     6.3 Acquisition Proposals.

          (a) Each of Harbor and Pacific agrees that neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of its subsidiaries will, and it will direct and use all reasonable efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any substantial part of the assets or any equity securities of, it or any of its subsidiaries, other than (but without in any manner limiting the covenants contained in Sections 6.1(c)(i) and
     (ii)), (i) non-performing assets, (ii) securities of a subsidiary formed for the sole purpose of holding for sale such assets, in either case which are otherwise permitted to be sold hereunder, (iii) securities to be issued in connection with the Harbor and Pacific Stock Plans, or (iv) as disclosed in any Disclosure Letter (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person (hereinafter referred to as a "Third Party") relating to an Acquisition Proposal; PROVIDED, HOWEVER, that the Board of Directors of Harbor or Pacific, on behalf of Harbor or Pacific, respectively, may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if such Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties established under Washington law. Pacific will notify Harbor, and Harbor will notify Pacific, immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

          (b) With respect to Harbor, if (1) an Acquisition Proposal occurs prior to the Harbor Meeting, (2) the approval of the Harbor stockholders contemplated by Section 6.4 is not obtained at the Harbor Meeting, and (3) prior to June 30, 2000 a Third Party acquires control of Harbor or The Bank of Grays Harbor by merger, purchase of assets, acquisition of stock or otherwise, then unless the representations and warranties of Pacific in this Agreement were false in any material respect on the date of the Harbor Meeting or Pacific was in material default of its covenants in this Agreement as of such date, Harbor will promptly pay to Pacific the amount of $1 million.

          (c) With respect to Pacific, if (1) an Acquisition Proposal occurs prior to the Pacific Meeting, (2) the approval of the Pacific stockholders contemplated by Section 6.4 is not obtained at the Pacific Meeting, and (3) prior to June 30, 2000 a Third Party acquires control of Pacific or Bank of the Pacific by merger, purchase of assets, acquisition of stock or otherwise, then unless the representations and warranties of Harbor in this Agreement were false in any material respect on the date of the Pacific

                                      1-26

     Meeting or Harbor was in material default of its covenants in this Agreement as of such date, Pacific will promptly pay to Harbor the amount of $1 million.

     For purposes of Subsections 6.3(b) and (c) of this Agreement, a Third Party will be deemed to have acquired control of Harbor or Pacific, as the case may be, when the Third Party possesses, directly or indirectly, the power to direct or cause the direction of the management and the policies of Harbor or Pacific, as the case may be, whether through ownership of voting interests, by contract, or otherwise.

     6.4 STOCKHOLDER APPROVALS; ELECTION OF DIRECTORS. Each of Harbor and Pacific agrees to take, in accordance with applicable law and its respective articles of incorporation and bylaws, all action necessary to convene a meeting of holders of Harbor Common Stock (the "Harbor Meeting") and Pacific Common Stock (the "Pacific Meeting"), respectively, as promptly as practicable after the Registration Statement (as defined in Section 6.5) is declared effective to consider and vote upon the approval of the plan of merger (within the meaning of RCW Section 23B.11.030) contained in this Agreement. Subject to the next succeeding sentence, the Board of Directors of each of Harbor and Pacific will recommend such approval to their respective stockholders, and each of Harbor and Pacific will take all reasonable lawful action to solicit such approval by its respective stockholders and to obtain written resignations conditioned upon the occurrence of the Merger from each director of Harbor and Pacific who will not serve as a director of the Combined Corporation. The Board of Directors of Harbor or Pacific, acting on behalf of Harbor or Pacific, respectively, may fail to make such a recommendation, or withdraw, modify or change any such recommendation if (i) the affected party fails to receive such "fairness opinion" contemplated by
Section 6.7 of this Agreement or the fairness opinion is withdrawn prior to the date of the Harbor Meeting or Pacific Meeting, as applicable, or (ii) if such Board of Directors, after having consulted with and considered the written advice of outside counsel, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors established under Washington Law.

     6.5 FILINGS; OTHER ACTIONS.

          (a) Each of Harbor and Pacific agrees to cooperate in the preparation of a registration statement on Form S-4 to be filed by Pacific with the SEC in connection with the issuance of New Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of Harbor and Pacific constituting a part thereof (the "Joint Proxy Statement"), the "Registration Statement"). Pacific agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Harbor agrees to furnish all information concerning Harbor and the holders of Harbor capital stock as may be reasonably requested in connection with any such action. Harbor and Pacific will also cooperate in the preparation of any 1934 Act Registration Statement on Form 8-A for the Combined Corporation that may be prepared in connection with the transactions contemplated by this Agreement.

                                      1-27

          (b) Each of Harbor and Pacific agrees to cooperate with the other and, subject to the terms set forth in this Agreement, use reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, including without limitation the Regulatory Approvals. Each of Harbor and Pacific will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

          (c) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement or Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement.

          (d) Each of Harbor and Pacific agrees to consult and cooperate with the other in effecting actions and measures for the purpose of ensuring the orderly consummation of the transactions contemplated hereby and the efficient conduct of the combined businesses of Harbor and Pacific following the Merger. Without limiting the foregoing, each of Harbor and Pacific agrees, to the extent consistent with applicable law, to consult and cooperate with the other in (i) developing a joint business plan for periods beginning at the Effective Time and (ii) taking reasonable steps in an effort to enable the Combined Corporation to achieve the objectives stated in such joint business plan.

     6.6 INFORMATION SUPPLIED. Each of Harbor and Pacific agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement and at the times of the meetings of stockholders of Harbor and Pacific to be held in connection with this Agreement, contain any statement which, in the light of the circumstances under which such statement is made, will be

                                      1-22
false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Neither the Joint Proxy Statement nor the Registration Statement will be filed, and, prior to the termination of this Agreement, no amendment or supplement to the Joint Proxy Statement or the Registration Statement will be filed, by Harbor and Pacific without consultation with the other party and its counsel.

     6.7 ACCOUNTANTS' LETTERS, TAX AND FAIRNESS OPINIONS. Each of Harbor and Pacific agrees to use all reasonable efforts to cause to be delivered to the other party, the Pooling Letter required by Section 7.1(g) from Knight Vale & Gregory, Inc., P.S. ("KVG"), independent auditors, dated as of the Effective Time. In addition, each party agrees to use all reasonable efforts to cause to be delivered at or prior to the filing of the Registration Statement the tax opinion described in Sections 7.2(c) and 7.3(d).
Further, each party agrees to use all reasonable efforts to secure opinions from their investment banker to the effect that the financial terms of the Merger are fair from a financial point of view to its stockholders.

     6.8 ACCESS. Upon reasonable notice, each party agrees to (and will cause each of its subsidiaries to) afford the other party's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period until the Closing Date, to its properties, books, contracts and records and, during such period, such party will (and will cause each of its subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested; PROVIDED, that no investigation pursuant to this Section 6.8 will affect or be deemed to modify any representation or warranty made by the party furnishing such information. Each party will not, and will cause its respective Representatives not to, use any information obtained pursuant to this Section 6.8 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, pending consummation of the transactions herein contemplated, each party conducting an investigation hereunder will keep confidential, and will cause its Representatives to keep confidential, all information and documents obtained from the other party pursuant to this Section 6.8 or during the investigation leading up to the execution of this Agreement. The agreements between Harbor and Pacific regarding the confidentiality of such information in effect at the date hereof (the "Confidentiality Agreements") will continue and survive in full force and effect until the Effective Time or, in the event this Agreement is terminated, will continue in accordance with the terms hereof. Upon any termination of this Agreement, each party will collect and deliver to the other party all nonpublic documents received by it or any of its Representatives from the other party and then in their possession and any copies thereof and destroy or cause to be destroyed all notes, memoranda or other documents in the possession of it or of its Representatives containing or reflecting any nonpublic information obtained from the other party, except to the extent that any such information may be embodied in minutes of the meetings of such party's Board of Directors or in filings, reports or submissions to or with any Governmental Entity.

                                      1-29

     6.9 NOTIFICATION OF CERTAIN MATTERS. Each of Harbor and Pacific will give prompt notice to the other of any fact, event or circumstance known to its executive officers that (i) is reasonably likely to result in any Material Adverse Effect, (ii) would cause or constitute a material breach of any of the representations, warranties, covenants or agreements of such party contained herein or (iii) is reasonably likely to result in the failure of a condition to consummation set forth in Article VII to be satisfied on or prior to March 31, 2000.

     6.10 PUBLICITY. The initial press release announcing the execution of this Agreement will be a joint press release and thereafter Harbor and Pacific will consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity.

     6.11 OPTIONS, WARRANTS AND BENEFIT PLANS.

          (a) OPTIONS. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of an option or warrant, each option or warrant granted by Pacific to purchase shares of Pacific Common Stock (any such option or warrant to purchase shares of Pacific Common Stock being referred to as a "Pacific Option") that is outstanding and unexercised immediately prior thereto (excluding any such option or warrant the holder of which is then entitled to receive cash in satisfaction thereof under the terms of such option or warrant) will be converted into an option or warrant, as the case may be, to purchase shares of New Common Stock on the same terms and conditions as are in effect immediately prior to the Effective Time, adjusted as set forth below. Each such Pacific Option that is converted will be converted into an option or warrant, as the case may be, to purchase such number of shares of New Common Stock at an exercise price determined as provided below (and otherwise having the same duration and other terms as the original Pacific Option):

               (i) the number of shares of New Common Stock to be subject to the new option or warrant will be equal to the product of (A) the number of shares of Pacific Common Stock purchasable upon exercise of the original Pacific Option and (B) the Exchange Ratio (rounded to the nearest whole share, rounding down if the first decimal is four or less and rounding up if the first decimal is five or more); and

               (ii) the exercise price per share of New Common Stock under the new option or warrant will be equal to (A) the exercise price per share of Pacific Common Stock under the original Pacific Option divided by (B) the Exchange Ratio (rounded to two decimals, rounding down if the third decimal is four or less and rounding up if the third decimal is five or more).

     With respect to any Pacific Options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code), the foregoing adjustments will be effected in a manner consistent with Section 424(a) of the Internal Revenue Code. Nothing in this Agreement will affect options or warrants to purchase shares of Harbor Common Stock outstanding immediately prior to the Effective Time.

                                      1-30

          (b) EXECUTIVE COMMITTEE. The Executive Committee will review the existing plans, arrangements and agreements of Harbor and Pacific relating to director compensation and employee compensation and benefits and will recommend for adoption by the Board of Directors of the Combined Corporation as soon as practicable after the Effective Time (subject to shareholder approval if applicable) forms of officer and director compensation and benefit plans, consistent with paragraph (c) of this
     Section 6.11.

          (c) BENEFIT PLANS. It is the intent of the parties that the Banks will continue to maintain separate employee benefit plans for their employees. With regard to any employees of the Combined Corporation who may not be covered by either Bank's existing employee benefit plan, the Continuing Corporation will adopt employee benefit plans substantially commensurate with the Banks' employee benefit plans.

     6.12 EXPENSES. Each of the parties will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment advisors, accountants and counsel, except that Harbor and Pacific each will bear and pay one-half of (i) all fees and disbursements incurred in connection with the preparation (including copying and printing) of the Registration Statement and applications to Governmental Entities for the approval of the Merger; (ii) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC and fees paid for filings with Governmental Entities; and (iii) all fees paid to Sheshunoff.

     6.13 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a) Each of Harbor and Pacific agrees that from and after the Effective Time, the Combined Corporation will indemnify and hold harmless each present and former director and officer of Harbor, Pacific and their respective subsidiaries, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Harbor, Pacific or such subsidiary would have been permitted under Washington law and the articles of incorporation or bylaws of Harbor, Pacific or such subsidiary in effect on the date hereof to indemnify such person (and the Combined Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law; PROVIDED, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

          (b) To the extent that paragraph (a) will not serve to indemnify and hold harmless an Indemnified Party, for a period of six years after the Effective Time, each of Harbor and Pacific agrees that the Combined Corporation will, subject to the terms set

                                      1-31
     forth herein, indemnify and hold harmless, to the fullest extent permitted under applicable law (and the Combined Corporation will also advance expenses as incurred to the fullest extent permitted under applicable law, PROVIDED, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any Costs incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the transactions contemplated by this Agreement. In the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until final disposition of any and all such claims.

          (c) Any Indemnified Party wishing to claim indemnification under
     Section 6.13(a) or (b), upon learning of any such claim, action, suit, proceeding or investigation, will promptly notify the Combined Corporation thereof, but the failure to so notify will not relieve the Combined Corporation of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Combined Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), the Combined Corporation will have the right to assume the defense thereof and the Combined Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that, if the Combined Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Combined Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Combined Corporation will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received. If such indemnity is not available with respect to any Indemnified Party, then the Combined Corporation and the Indemnified Party will contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

     6.14 ANTI-TAKEOVER PROVISIONS. If any "business combination", "control share" or other state anti-takeover statute or regulation (collectively, "Anti-takeover Provisions") may become applicable to the transactions contemplated hereby, each of Harbor and Pacific and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Anti-takeover Provision on any of the transactions contemplated by this Agreement.

     6.15 AFFILIATE AGREEMENTS.

          (a) As soon as practicable after the date hereof, Harbor will identify to Pacific and Pacific will identify to Harbor all persons who are at the date hereof (or at another reasonably proximate date) possible "affiliates" of Harbor or Pacific, respectively, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and/or

                                      1-32

     Accounting Series Releases 130 and 135, as amended, of the SEC ("Affiliates"). Each of Harbor and Pacific will use all reasonable efforts to obtain a written agreement in the form of EXHIBIT 3 from each person who is so identified as a possible Affiliate and will deliver copies of such written agreements to the other party as soon as practicable.

          (b) As soon as practicable after the date of the Harbor Meeting or Pacific Meeting, as applicable, Harbor will identify to Pacific and Pacific will identify to Harbor all persons who were, at the time of the Harbor Meeting or the Pacific Meeting, possible Affiliates of Harbor and Pacific, respectively, and who were not previously identified in accordance with
     Section 6.15(a). Each of Harbor and Pacific will use all reasonable efforts to obtain a written agreement in the form of EXHIBIT 3 from each person who is so identified and will deliver copies of such written agreements to the other party as soon as practicable.

     6.16 EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each of Harbor and Pacific agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable efforts to lift or rescind any injunctive or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     6.17 REPORTS. Each of Harbor and Pacific agrees to file, and to cause its respective subsidiaries to file, all reports required to be filed with all Governmental Entities pursuant to the Securities Laws or Federal or state banking laws between the date of this Agreement and the Effective Time, and to deliver to the other party copies of all such reports promptly after the same are filed.

     6.18 ACCOUNTING AND TAX TREATMENT. Neither Harbor nor Pacific will take, cause or to the best of its ability permit to be taken any action that would adversely affect the qualification of the Merger for pooling-of-interests accounting treatment or the qualification of the Merger as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code.

                                  ARTICLE VII
                                   CONDITIONS

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each of Harbor and Pacific to consummate the Merger is subject to the fulfillment or written waiver by Harbor and Pacific prior to the Effective Time of each of the following conditions:

          (a) STOCKHOLDER APPROVAL. The Plan of Merger contained in this Agreement will have been duly approved by the affirmative vote of the holders of at least a majority of the outstanding shares of Harbor Common Stock and of the holders of at least two-

                                      1-33
     thirds of the outstanding shares of Pacific Common Stock, in each case in accordance with RCW Section 23B.11.030, other applicable law and the articles of incorporation and bylaws of Harbor and Pacific, respectively.

          (b) GOVERNMENTAL AND REGULATORY CONSENTS. The Regulatory Approvals will have been obtained and will be in full force and effect and all related waiting periods will have expired; and all other material approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Entities required for the consummation of the Merger and for the prevention of any termination of any material right, privilege, license or agreement of either Harbor or Pacific or their respective subsidiaries will have been obtained or made and will be in full force and effect and all waiting periods required by law will have expired); PROVIDED, HOWEVER, that none of the preceding will be deemed obtained or made if it will be conditioned or restricted in a manner that would result in a Material Adverse Effect on the Combined Corporation.

          (c) THIRD PARTY CONSENTS. All consents or approvals of all persons (other than Governmental Entities) required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger will have been obtained and will be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Combined Corporation.

          (d) LITIGATION. No United States or state court or other Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

          (e) REGISTRATION STATEMENT. The Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC.

          (f) BLUE SKY APPROVALS. All permits and other authorizations under the Securities Laws and other authorizations necessary to consummate the transactions contemplated hereby and to issue the shares of New Common Stock to be issued in the Merger will have been received and be in full force and effect.

          (g) ACCOUNTANTS' POOLING LETTER. Each of Harbor and Pacific will have received a letter, dated as of the Effective Time, from KVG to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16, if consummated in accordance with this Agreement.

          (h) TAX OPINION. Pacific and Harbor will have received an opinion of Graham & Dunn, dated the Closing Date, for the benefit of Pacific and Harbor and their shareholders, in form and substance reasonably satisfactory to counsel for Pacific, to the

                                      1-34
     effect that (i) the Merger is a "reorganization" within the meaning of
     Section 368(a) of the Internal Revenue Code, (ii) the Merger will not result in the recognition of gain or loss to Harbor or Pacific, (iii) no gain or loss will be recognized by the stockholders of Pacific who exchange their Old Shares solely for shares of New Common Stock (except to the extent of any cash paid in lieu of fractional shares, any cash paid to dissenting shareholders or any state and local transfer taxes paid on behalf of a stockholder), (iii) the adjusted tax basis of shares of New Common Stock received by holders of Old Shares who exchange such Old Shares in the Merger will be the same as the adjusted tax basis of the Old Shares surrendered therefore (reduced by any amount allocable to a fractional share interest for which cash is received), and (iv) the holding period of the shares of New Common Stock received in the Merger will include the period during which the Old Shares exchanged therefor were held, provided such Old Shares were held as capital assets at the Effective Time.

          (i) EXECUTION OF EMPLOYMENT AND DIRECTORS AGREEMENTS. The Shareholder and Directors Agreements in the forms attached to this Agreement as Exhibits 4 and 5 will have been executed by all directors of Harbor and Pacific. All of the Employees listed on SCHEDULE 13 will have executed employment agreements with Harbor, Pacific, The Bank of Grays Harbor or the Bank of the Pacific, as set forth on SCHEDULE 13.

     7.2 CONDITIONS TO OBLIGATION OF PACIFIC. The obligation of Pacific to consummate the Merger is also subject to the fulfillment or written waiver by Pacific prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Harbor set forth in this Agreement will be true and correct (subject to Section 5.2) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date will be true and correct as of such date), and Pacific will have received a certificate, dated the Closing Date, signed on behalf of Harbor by the Chief Executive Officer of Harbor to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF HARBOR. Harbor will have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Pacific will have received a certificate, dated the Closing Date, signed on behalf of Harbor by the Chief Executive Officer of Harbor to such effect.

          (c) ACCOUNTANTS' LETTER. Pacific and its directors and officers who sign the Registration Statement will have received the letter referred to in Section 6.7 from KVG, as Harbor's independent auditors.

          (d) FAIRNESS OPINION. Pacific will have received immediately prior to the mailing of the Joint Proxy Statement contained in the Registration Statement from Sheshunoff the fairness opinion referred to in Section 6.7 of this Agreement.


                                      1-35

     7.3 CONDITIONS TO OBLIGATION OF HARBOR. The obligation of Harbor to consummate the Merger is also subject to the fulfillment or written waiver by Harbor prior to the Effective Time of each of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Pacific set forth in this Agreement will be true and correct (subject to Section 5.2) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date will be true and correct as of such date), and Harbor will have received a certificate, dated the Closing Date, signed on behalf of Pacific by the Chief Executive Officer of Pacific to such effect.

          (b) PERFORMANCE OF OBLIGATION OF PACIFIC. Pacific will have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Pacific will have received a certificate, dated the Closing Date, signed on behalf of Pacific by the Chief Executive Officer of Pacific to such effect.

          (c) ACCOUNTANTS' LETTER. Harbor and its directors and officers who sign the Registration Statement will have received the letter referred to in Section 6.7 from KVG, as Pacific's independent auditors.

          (d) FAIRNESS OPINION. Harbor will have received immediately prior to the mailing of the Joint Proxy Statement contained in the Registration Statement from Sheshunoff the fairness opinion referred to in Section 6.7 of this Agreement.

                                  ARTICLE VIII
                                  TERMINATION

     8.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Harbor and Pacific, respectively, by the mutual consent of Harbor and Pacific, by action of their respective Boards of Directors.

     8.2 TERMINATION BY EITHER HARBOR OR PACIFIC. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Harbor or Pacific if (i) the Merger will not have been consummated by March 31, 2000, (ii) any approval or authorization of any Government Entity, the lack of which would result in the failure to satisfy the closing condition set forth in Section 7.1(b), will have been denied by such Governmental Entity or such Governmental Entity will have requested the withdrawal of any application therefor or indicated an intention to deny, or imposed a condition of a type referred to in the proviso to Section 7.1(b) with respect to, such approval or authorization, or (iii) the approval of the stockholders of Harbor or Pacific referred to in Section 7.1(a) will not have been obtained at the Harbor Meeting or the Pacific Meeting or at any adjournment thereof (PROVIDED, that the terminating party is not then in material breach of its obligations under Section 6.4).

                                    1-36

     8.3 TERMINATION BY PACIFIC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Pacific:

          (a) before or after the approval by stockholders of Pacific to in
     Section 7.1(a), if (i) Harbor will have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy a closing condition set forth in Section 7.2(a) or 7.2(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Harbor of such breach, (ii) the Board of Directors of Harbor will have withdrawn, modified or changed in a manner adverse to Pacific its approval or recommendation of this Agreement, or (iii) the Board of Directors of Harbor will have authorized or engaged in any negotiations as permitted by the proviso to the first sentence of
     Section 6.3; or

          (b) before the adoption and approval by stockholders of Harbor referred to in Section 7.1(a), if the Board of Directors of Harbor will have failed to recommend to its stockholders the approval of the agreement of merger contained in this Agreement, or will have withdrawn, modified or changed such recommendation, in a manner permitted by the last sentence of
     Section 6.4.

     8.4 TERMINATION BY HARBOR. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Harbor:

          (a) before or after the approval by the stockholders of Harbor referred to in Section 7.1(a), if (i) Pacific will have breached any representation, warranty, covenant or agreement contained herein that would result in the failure to satisfy the closing condition set forth in Section 7.3(a) or 7.3(b) and such breach cannot be or has not been cured within 30 days after the giving of a written notice to Pacific of such breach,
     (ii) the Board of Directors of Pacific will have withdrawn, modified or changed in a manner adverse to Harbor its approval or recommendation of this Agreement, or (iii) the Board of Directors of Pacific will have authorized or engaged in any negotiations as permitted by the proviso to the first sentence of Section 6.3; or

          (b) before the approval by stockholders of Pacific referred to in
     Section 7.1(a), if the Board of Directors of Pacific will have failed to recommend to its stockholders the approval of the agreement of merger contained in this Agreement, or will have withdrawn, modified or changed such recommendation, in a manner permitted by the last sentence of Section 6.4.

     8.5 EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement will have any liability or further obligation to any other party hereunder except as set forth in Sections 6.3,
8.6 and 9.1.

                                    1-37

     8.6 TERMINATION FEE. Harbor and Pacific acknowledge that each party to this Agreement has incurred expenses, direct and indirect, in negotiating and executing this Agreement and in taking steps to effect the Merger. Accordingly, subject to 6.3:

          (a) Harbor will pay to Pacific $250,000 if (1) Harbor did not use all reasonable efforts to consummate the Merger in accordance with the terms of this Agreement; (2) Harbor terminates this Agreement for any reason other than the grounds for termination set forth in Subsection 8.3; or (3) Pacific terminates this Agreement under Subsection 8.3. If this termination fee becomes payable, it will be payable on Pacific's demand and must be paid within 3 business days of the date Pacific makes the demand.

          (b) Pacific will pay to Harbor $250,000 if (1) Pacific did not use all reasonable efforts to consummate the Merger in accordance with the terms of this Agreement; (2) Pacific terminates this Agreement for any reason other than the grounds for termination set forth in Subsection 8.3; or (3) Harbor terminates this Agreement under Subsection 8.4. If this termination fee becomes payable, it will be payable on Harbor's demand and must be paid within 3 business days of the date Harbor makes the demand.

                                   ARTICLE IX
                                 MISCELLANEOUS

     9.1 SURVIVAL. Only those agreements and covenants of the parties that by their express terms apply in whole or in part after the Effective Time will survive the Effective Time. All other representations, warranties, agreements and covenants will be deemed only to be conditions of the Merger and will not survive the Effective Time. If the Merger will be abandoned and this Agreement terminated, the provisions of Section 8.5 will apply and the agreements of the parties in Sections 6.8 (excluding the first sentence thereof), 6.10 and 6.12 will survive such abandonment.

     9.2 MODIFICATION OR AMENDMENT.

          (a) Subject to the applicable provisions of Washington law, at any time prior to the Closing Date, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

          (b) At any time prior to the Effective Time, Harbor and Pacific may enter into an amendment to this Agreement in accordance with Section
     9.2(a) in order to modify the structure of the Merger, or the other transactions contemplated hereby, or the manner of effecting such transactions; PROVIDED, that after the approval of the agreement of merger contained in this Agreement by the stockholders of Harbor and Pacific referred to in Section 7.1(a), no such amendment will adversely affect the consideration to be received by the stockholders of Harbor and Pacific, respectively, unless such amendment is approved by such stockholders of Harbor or Pacific, respectively, prior to the Effective Time.

                                    1-38

     9.3 WAIVER OF CONDITIONS. The conditions to each party's obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

     9.4 COUNTERPARTS. For the convenience of each of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

     9.5 GOVERNINg LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Washington applicable to contract made and to be performed within such State.

     9.6 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (i) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (ii) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

          (a) If to Pacific:

                    Pacific Financial Corporation
                    1007 South Pacific
                    P.O. Box 738
                    Long Beach, WA  98631
                    Attention:  Dennis A. Long

               with a copy to:

                    Sandra L. Gallagher-Alford, Esq.
                    Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim 1201 Pacific Avenue, Suite 2200
                    P.O. Box 1157
                    Tacoma, WA  98401

                                    1-39

          (b) If to Harbor:

                    Harbor Bancorp, Inc.
                    300 East Market
                    P.O. Box 1826
                    Aberdeen, WA  98520
                    Attention:  Robert J. Worrell

               with a copy to:

                    Mark C. Lewington, Esq.
                    Graham & Dunn, P.C.
                    1420 Fifth Avenue, 33rd Floor
                    Seattle, WA  98101-2390



     9.7 ENTIRE AGREEMENT AND NON-ASSIGNABILITYhh (a) This Agreement (including its Exhibits and Schedules and any Disclosure Letters), the Stock Option Agreements and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof, and (b) this Agreement will not be assignable by operation of law or otherwise.

     9.8 CAPTIONS. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

     9.9 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties. Prior to the termination of this Agreement in accordance with its terms, the absence of approval by the stockholders of a party hereto will not render invalid or inoperative any provision hereof not required to be contained in the plan of merger to be approved by such stockholders pursuant to RCW Section.23B.11.030 and the articles of incorporation and bylaws of such party.

     9.10 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto, any benefit right or remedies except that the provisions of Section 6.11(a) will inure to the benefit of the holders of stock options and Section 3.2 (subject to the limitations set forth in Section 3.6) and Section 6.13 will inure to the benefit of the persons referred to therein.

                                    1-40

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

PACIFIC FINANCIAL CORPORATION           HARBOR BANCORP, INC.



By:/s/ Dennis Long                      By:/s/ Robert Worrell
   ----------------------------------      -------------------------------------
   Dennis Long                             Robert Worrell
   President and Chief Executive Officer   President and Chief Executive Officer


                                    1-41

                                     EXHIBIT 1


                                AMENDED AND RESTATED

                             ARTICLES OF INCORPORATION

                                         OF

                           PACIFIC FINANCIAL CORPORATION


                               * * * * * * * * * * *

                                     ARTICLE I
                                        NAME


     The name of the corporation is PACIFIC FINANCIAL CORPORATION.


                                     ARTICLE II

                                MAIN OFFICE LOCATION


     The head office and principal place of business of this corporation is located in the City of Aberdeen, County of Grays Harbor, State of Washington.


                                    ARTICLE III

                                   CAPITALIZATION


     3.1 The total number of shares of stock which the corporation is authorized to issue is One Million (1,000,000), of which all shares will be Common Stock with One Dollar ($1.00) par value per share.

     3.2 The Board of Directors of the corporation will determine the preferences, limitations and relative rights of any class of shares before issuance of any shares of that class and may designate one or more series within a class as well as the number of shares within that series, before the issuance of any shares within that series.

                                     ARTICLE IV
                                 BOARD OF DIRECTORS

     4.1 The Board of Directors will consist of not fewer than five (5) or more than twenty (20) persons. The exact number within such minimum and maximum limits will be fixed and determined by resolution of the Board of Directors.

     4.2 The Board of Directors will be divided into three classes: Class 1, Class 2, and Class 3. Each such Class will consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director will serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; PROVIDED, HOWEVER, that each initial director in Class 1 will hold office until the annual meeting of shareholders in 2000; each initial director in Class 2 will hold office until the annual meeting of shareholders in 2001; and each initial director in Class 3 will hold office until the annual meeting of shareholders in the year 2002.

     4.3 If the number of directors is increased or decreased, (i) each director then serving as such will nevertheless continue as a director of the Class in which he or she is a member until the expiration of his or her current term, or his or her earlier resignation, removal from office or death, and (ii) the newly created or eliminated directorships resulting from such increase or decrease will be apportioned by the Board of Directors among the three Classes of directors so as to maintain such Classes as nearly equal as possible.

     4.4 Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder of any outstanding class of stock of the corporation entitled to vote for the election of directors. Nominations, other than those made by the Board of Directors must be made in writing and delivered or mailed to the Chairman of the corporation not less than fourteen
(14) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of directors; provided, however, if less than twenty-one
(21) days' notice of the meeting is given to shareholders, such nominations will be mailed or delivered not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Such notification will contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of the corporation that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; and (e) the number of shares of common stock of the corporation owned by the notifying shareholder. Any nomination not made in accordance with these provisions may, at the discretion of the Chairperson of the meeting, be disregarded.


                                     ARTICLE V
                                 SHAREHOLDER RIGHTS

     5.1 Shareholders will not have a preemptive right to acquire unissued shares of capital stock of the corporation, whether now or hereafter authorized, or to acquire any obligations issued or sold which are convertible into stock of the corporation, other than such rights, if any, as the Board of Directors, in its discretion, may from time to time determine, and at such price as the Board of Directors may from time to time fix.

     5.2 Each share of the capital stock of this corporation will be entitled to one vote at all meetings of shareholders. Each shareholder entitled to vote at any election for directors will have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote, and no shareholder will be entitled to cumulate his votes.

     5.3 At any time, upon the request of any shareholder or shareholders holding in the aggregate more than 25 percent of the voting power of all shareholders, it will be the duty of the Secretary to call a special meeting of the shareholders.


                                     ARTICLE VI
                                FAIR PRICE PROVISION

     6.1  For purposes of this Article:

          (a) An interested shareholder transaction means any transaction between a corporation, or any subsidiary thereof, and an interested shareholder of such corporation or an affiliated person to an interested shareholder, that must be authorized pursuant to applicable law by a vote of the shareholders.

          (b)  An interested shareholder:

               (1) Includes any person or group of affiliated persons who beneficially own twenty percent or more of the outstanding voting shares of a corporation. An affiliated person is any person who either acts jointly or in concert with, or directly or indirectly controls, is controlled by, or is under common control with another person; and

               (2) Excludes any person who, in good faith and not for the purpose of circumventing this Article, is an agent, custodial bank, broker, nominee, or trustee for another person, if such other person is not an interested shareholder under Section 6.1(b)(1) of this Article.

     6.2 Except as provided in Section 6.1 of this Article, an interested shareholder transaction must be approved by the affirmative vote of the holders of two-thirds of the shares entitled to be counted under this Section 6.2, or if any class of shares is entitled to vote thereon as a class, then by the affirmative vote of two-thirds of the shares of each class entitled to be counted under this Section 6.2 and of the total shares entitled to be counted under this Section 6.2. All outstanding shares entitled to vote under applicable law or the Articles of Incorporation will be entitled to be counted under this Section 6.2, except shares owned by or voted under the control of an interested shareholder may not be counted to determine whether shareholders have approved a transaction for purposes of this Section
6.2. The vote of the shares owned by or voted under the control of an interested shareholder, however, will be counted in determining whether a transaction is approved under other provisions of applicable law and for purposes of determining a quorum.

     6.3  This Article will not apply to a transaction:

          (a) Approved by a majority [60%] vote of the board of directors. For such purpose, the vote of directors whose votes are otherwise entitled to be counted under the Articles of Incorporation and applicable law who are directors or officers of, or have a material financial interest in, an interested shareholder, or who were nominated for election as a director as a result of an arrangement with an interested shareholder and first elected as a director within twenty-four months of the proposed transaction, will not be counted in determining whether the transaction is approved by such directors; or

          (b) In which a majority of directors whose votes are entitled to be counted under Section 6.3(a) determines that the fair market value of the consideration to be received by noninterested shareholders for shares of any class of which shares are owned by any interested shareholder is not less than the highest fair market value of the consideration paid by any interested shareholder in acquiring shares of the same class within twenty-four months of the proposed transaction.

     6.4 This Article may be amended or repealed only by the affirmative vote of the holders of two-thirds of the shares entitled to be counted under this
Section 6.4. All outstanding shares entitled to vote under applicable law or the Articles of Incorporation will be entitled to be counted under this Section 6.4, except shares owned by or voted under the control of an interested shareholder may not be counted to determine whether shareholders have voted to approve the amendment or repeal. The vote of the shares owned by or voted under the control of an interested shareholder, however, will be counted in determining whether the amendment or repeal is approved under other provisions of applicable law and for purposes of determining a quorum.

     6.5 The requirements imposed by this Article are to be in addition to, and not in lieu of, requirements imposed on any transaction by any provision of applicable law, or any other provision of the Articles of Incorporation, or the Bylaws or otherwise.

                                    ARTICLE VII
                       CONSIDERATION OF NON-MONETARY FACTORS

     The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the corporation, (b) merge or consolidate the corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, will, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers, and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located.

                                    ARTICLE VIII
                       DIRECTOR LIABILITY AND INDEMNIFICATION

     8.1  DEFINITIONS.  As used in this Article:

          (a) The term "Egregious Conduct" by a person will mean acts or omissions that involve intentional misconduct or a knowing violation of law, conduct violating Section 23B.08.310 of the Revised Code of Washington, as amended, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

          (b) The term "Finally Adjudged" will mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.

          (c) The term "Director" will mean any person who is a director of the corporation and any person who, while a director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and "conduct as a Director" will include conduct while a Director is acting in any of such capacities.

          (d) The term "Officer-Director" will mean any person who is simultaneously both an officer and director of the corporation and any person who, while simultaneously both an officer and director of the corporation, is serving at the request of the corporation as a director, officer, manager, partner, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and "conduct as an Officer-Director" will include conduct while such a person is acting as an officer of the corporation or in any of such other capacities.

          (e) The term "Subsidiary Corporation" will mean any corporation or limited liability company at least eighty percent of the voting interests of which is held beneficially by this corporation.

          (f) The term "Subsidiary Outside Director" will mean any person who, while not principally employed by this corporation or any Subsidiary Corporation, is a director or manager of a Subsidiary Corporation and any such person who, while a director or manager of a Subsidiary Corporation, is serving at the request of such corporation as a director, officer, manager, partner, trustee, employee, or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of such corporation or of any employer in which it has an ownership interest; and "conduct as a Subsidiary Outside Director" will include conduct while such a person is acting in any of such capacities.

     8.2 LIABILITY OF DIRECTORS. No Director, Officer-Director, former Director or former Officer-Director will be personally liable to the corporation or its shareholders for monetary damages for conduct as a Director or Officer-Director occurring after the effective date of this Article unless the conduct is Finally Adjudged to have been Egregious Conduct.

     8.3 LIABILITY OF SUBSIDIARY OUTSIDE DIRECTORS. No Subsidiary Outside Director or former Subsidiary Outside Director will be personally liable in any action brought directly by this corporation as a shareholder of the Subsidiary Corporation or derivatively on behalf of the Subsidiary Corporation (or by any shareholder of this corporation double-derivatively on behalf of this corporation and the Subsidiary Corporation) for monetary damages for conduct as a Subsidiary Outside Director occurring after the effective date of this Article unless the conduct is Finally Adjudged to have been Egregious Conduct.

     8.4  MANDATORY INDEMNIFICATION OF DIRECTORS.  Subject to Sections 8.7 and
8.8 of this Article, the corporation will indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal, and whether by or in the right of the corporation or its shareholders or by any other party, by reason of the fact that the person is or was a Director, Officer-Director, or Subsidiary Outside Director against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the corporation or its shareholders or to a Subsidiary Corporation) and reasonable expenses, including attorneys' fees, actually incurred in connection with such action, suit or proceeding unless the liability and expenses were on account of conduct Finally Adjudged to be Egregious Conduct.

     8.5 ADVANCING EXPENSES. Except as prohibited by Sections 8.7 and 8.8 of this Article, the reasonable expenses, including attorneys' fees, of a Director, Officer-Director, Subsidiary Outside Director, or person formerly serving in any such capacities, incurred in connection with an action, suit or proceeding in which the individual is entitled to indemnification under Section 8.4 will be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such action, suit or proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it will be Finally Adjudged that the person is not eligible for indemnification. All expenses incurred by such person in connection with such action, suit or proceeding will be considered reasonable unless Finally Adjudged to be unreasonable.

     8.6 PROCEDURE. Except as required by Sections 8.7 and 8.8 of this Article, no action by the Board of Directors, the shareholders, independent counsel, or any other person or persons will be necessary or appropriate to the determination of the corporation's indemnification obligation under this Article in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article, nor to the authorization of indemnification in any specific case.

     8.7 EXCEPTION FOR INTERNAL CLAIMS. Notwithstanding anything else in these Articles, the corporation will not be obligated to indemnify any person for any expenses, including attorneys' fees, incurred to assert any claim against the corporation (except a claim to enforce rights to indemnification) or any person related to or associated with it, including any person who would be entitled hereby to indemnification in connection with the claim.

     8.8  EXCEPTION FOR REGULATORY CLAIMS.

          (a) REGULATORY PROCEEDINGS GENERALLY. Notwithstanding anything else in these Articles, indemnification of any Director, Officer-Director or Subsidiary Outside Director, or any person formerly serving in any such capacities, and advancement of expenses in connection with either an administrative proceeding or a civil action instituted by a federal banking agency ("Regulatory Proceedings") will be governed by this Section.

          (b) BANKING REGULATIONS DEFINED. The term "Banking Regulations" will mean any state or federal laws or regulations applicable to the corporation, or any formal policies adopted by a regulatory agency having jurisdiction over the corporation.

          (c) INDEMNIFICATION IN REGULATORY PROCEEDINGS. The corporation will provide indemnification and advancement of expenses in connection with Regulatory Proceedings to the extent permitted, and in the manner prescribed by Banking Regulations. Insurance and other means to ensure payment of costs and expenses in Regulatory Proceedings may be obtained or provided to the extent permitted and in the manner prescribed by Banking Regulations.

          (d) FEDERAL DEPOSIT INSURANCE CORPORATION. Notwithstanding anything else in these Articles, the Articles are subject to the requirements and limitations set forth in state and federal laws, rules, regulations, and orders regarding indemnification and prepayment of legal expenses and liabilities, including Section 18(k) of the Federal Deposit Insurance Act, as amended, and
Part 359 of the Federal Deposit Insurance Corporation's Rules and Regulations or any successor regulations. To the extent of any conflict between state and federal law regarding the interpretation and scope of the Articles, federal law will supercede and control.

     8.9 ENFORCEMENT OF RIGHTS. The corporation will indemnify any person granted indemnification rights under this Article against any reasonable expenses incurred by the person to enforce such rights.

     8.10 SET-OFF OF CLAIMS. Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and will be entitled to have the same tribunal which adjudicates the corporation's claim adjudicate the person's entitlement to indemnification by the corporation.

     8.11 CONTINUATION OF RIGHTS. The indemnification rights provided in this Article will continue as to a person who has ceased to be a Director, Officer-Director, or Subsidiary Outside Director and will inure to the benefit of the heirs, executors, and administrators of such person.

     8.12 EFFECT OF AMENDMENT OR REPEAL. Any amendment or repeal of this Article will not adversely affect any right or protection of a Director, Officer-Director, or Subsidiary Outside Director or person formerly serving in any of such capacities existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.

     8.13 SEVERABILITY OF PROVISIONS. Each of the substantive provisions of this Article is separate and independent of the others, so that if any provision hereof will be held to be invalid or unenforceable for any reason, such invalidity or unenforceability will not affect the validity or enforceability of the other provisions.

                                     ARTICLE IX
                                REPURCHASE OF SHARES

     To the extent authorized by the Washington Director of Financial Institutions and the Federal Deposit Insurance Corporation, as applicable, the corporation may use its unreserved and unrestricted surplus to purchase its own shares which will be held as authorized but unissued shares.

                                     ARTICLE X
                                AMENDMENT TO BYLAWS

     The Board of Directors will have full power to adopt, alter, amend, or repeal the Bylaws or adopt new Bylaws; provided nothing herein will deny the concurrent power of the shareholders to adopt, alter, amend, or repeal the Bylaws so long as any Bylaw is not inconsistent with law or these Articles.

                                     ARTICLE XI
                               AMENDMENT TO ARTICLES


     This corporation reserves the right to amend all or change or repeal any provision contained in its Articles of Incorporation in any manner now or hereafter prescribed or permitted by law. All rights of shareholders of this corporation are granted subject to this reservation.

     Dated: ______________, 1999.
                                          By:
                                             -------------------------------
                                          Its:
                                              -------------------------------

                                      EXHIBIT 2

                                       BYLAWS

                                         OF

                           PACIFIC FINANCIAL CORPORATION






                          DATED ____________________, 1999

                                 TABLE OF CONTENTS



                                                                              PAGE NO.
                                                                              --------

Section 1  SHAREHOLDERS' MEETINGS. . . . . . . . . . . . . . . . . . . . . . . . . .1

     1.1  Place. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2  Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.3  Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.4  Notices of Meetings. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.5  Waiver of Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.6  Adjourned Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.7  Quorum of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.8  Voting of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.9  Action Without Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .2

Section 2  BOARD OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . .3

     2.1  Number and Qualifications. . . . . . . . . . . . . . . . . . . . . . . . .3
     2.2  Election - Term of Office. . . . . . . . . . . . . . . . . . . . . . . . .3
     2.3  Vacancies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.5  Annual Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.6  Regular Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.7  Special Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.8  Notice of Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.9  Waiver of Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.10 Quorum of Directors; Attendance. . . . . . . . . . . . . . . . . . . . . .4
     2.11 Dissent by Directors . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.12 Action Without Meeting . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.13 Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.14 Executive Committee. . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.15 Audit Committee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.16 Other Committees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     2.17 Rules of Procedure . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

Section 3  OFFICERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6

     3.1  Officers Enumerated - Election . . . . . . . . . . . . . . . . . . . . . .6
     3.2  Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.3  Chairperson of the Board . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.4  Vice Chairperson of the Board. . . . . . . . . . . . . . . . . . . . . . .6
     3.5  Chief Executive Officer. . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.6  President. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.7  Vice President . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.8  Secretary. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.9  Treasurer. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.10 Other Officers and Agents. . . . . . . . . . . . . . . . . . . . . . . . .7

                                        i


     3.11 Removal of Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.12 Vacancies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.13 Salaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

Section 4  BUSINESS OF THE CORPORATION . . . . . . . . . . . . . . . . . . . . . . .8

     4.1  Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     4.2  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     4.3  Loans to Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     4.4  Checks and Drafts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

Section 5  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

Section 6  STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

     6.1  Certificate of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .8
     6.2  Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     6.3  Shareholders of Record . . . . . . . . . . . . . . . . . . . . . . . . . .9
     6.4  Loss or Destruction of Certificates. . . . . . . . . . . . . . . . . . . .9
     6.5  Record Date and Transfer Books . . . . . . . . . . . . . . . . . . . . . .9
     6.6  Regulations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     6.7  Preemptive Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

Section 7  BOOKS AND RECORDS . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

     7.1  Records of Corporate Meetings and Share Register . . . . . . . . . . . . 10
     7.2  Reliance on Records. . . . . . . . . . . . . . . . . . . . . . . . . . . 10

Section 8  CORPORATE SEAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

Section 9  AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

     8.1  By the Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     8.2  By the Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . 10

Section 10  FISCAL YEAR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

Section 11  CERTIFICATE OF ADOPTION. . . . . . . . . . . . . . . . . . . . . . . . 11


                                        BYLAWS

                                         OF

                            PACIFIC FINANCIAL CORPORATION


                    (Incorporated Under the Laws of Washington)

              ____________________________________________________


                                     SECTION 1

                               SHAREHOLDERS' MEETINGS


     1.1 PLACE. Shareholders' meetings will be held at the principal office of the corporation, or at any other location within any county in which the corporation has a branch or office, as will be determined by the Board of Directors and stated in the notice of meeting.

     1.2 ANNUAL MEETING. The annual meeting of the shareholders of the corporation for the election of directors to succeed those whose terms then expire and for the transaction of any other business as may properly come before the meeting will be held each year on the date determined by the Board of Directors. Failure to hold an election of directors at the annual meeting of the shareholders, through oversight or otherwise, does not affect the validity of any corporate action, and a meeting of the shareholders may be held at a later date for the election of directors and for the transaction of any other business that may properly come before the meeting. Any election held or other business transacted at a later meeting will be as valid as if done or transacted at the annual meeting of the shareholders. Any later meeting will be called in the same manner as a special meeting of the shareholders, and notice of the time, place, and purpose of the meeting will be given in the same manner as notice of a special meeting of the shareholders.

     1.3 SPECIAL MEETINGS. Special meetings of the shareholders for any purpose or purposes may be called at any time by the President, any member of the Board of Directors, or by the shareholders as set forth in the Articles of Incorporation.

     1.4 NOTICES OF MEETINGS. Written notice stating the date, time, and place of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, will be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, unless a purpose of the meeting is to act on an amendment to the Articles of Incorporation, a plan of merger or share exchange, a proposed sale of all or substantially all of the assets of the corporation, or the dissolution of the corporation, in which case notice will be delivered not less than twenty (20) nor more than sixty (60) days before the date of the meeting. Notice of any shareholders' meeting will be delivered either personally or by mail, by or at the direction of the President, the Secretary, or the person or persons calling the meeting, to each shareholder of record entitled to vote at the meeting and to others as required by law. If mailed, the notice will be deemed to be delivered when deposited in the United States mail with postage prepaid, addressed to the shareholder at his or her address as it appears in the current records of the corporation.

     1.5 WAIVER OF NOTICE. Notice of any shareholders' meeting may be waived at any time, either before or after the meeting, if the waiver is in writing, signed by the shareholders entitled to notice, and delivered to the corporation. A shareholder's attendance at a meeting waives objection to lack of notice or defective notice of the meeting unless the shareholder objects at the beginning of the meeting to holding the meeting or transacting business at the meeting. A shareholder waives objection to consideration of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice unless the shareholder objects to considering the matter when it is presented.

     1.6 ADJOURNED MEETINGS. An adjournment or adjournments of any shareholders' meeting may be taken until the time and place determined by those present, without new notice being given, whether by reason of the failure of a quorum to attend or otherwise. However, any meeting at which directors are to be elected will be adjourned only from day to day until the directors are elected.

     1.7 QUORUM OF SHAREHOLDERS. A majority of the votes in a voting group entitled to vote on a matter represented at a shareholders' meeting in person or by proxy other than solely to object to the meeting or the business to be transacted, having once been in attendance at the meeting, will constitute a quorum for that voting group for action taken during the meeting on that matter. If a quorum is present, action is approved if the votes cast within the voting group favoring the action exceed the votes cast within the voting group opposing the action, unless the vote of a greater number is required by law, the Articles of Incorporation, or these Bylaws. Shareholders may participate in a meeting of the shareholders by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other during the meeting. Participation by such means will constitute presence in person at a meeting.

     1.8 VOTING OF SHARES. All voting at shareholders' meetings will be by voice vote unless any qualified voter demands a vote by ballot. A shareholder may vote either in person or by proxy executed in writing by the shareholder or his or her duly authorized attorney-in-fact. No proxy will be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy. Each outstanding share is entitled to one vote on each matter submitted, and shareholders do not have the right to cumulate their votes with respect to the election of directors.

     1.9 ACTION WITHOUT MEETING. Any action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting if a written consent resolution, setting forth the action taken, is signed by all shareholders entitled to vote on the action and is delivered to the corporation. Once delivered, the consent resolution will have the same force and effect as a unanimous vote of the shareholders.

                                     SECTION 2
                                 BOARD OF DIRECTORS

     2.1 NUMBER AND QUALIFICATIONS. All corporate powers will be exercised by, or under the authority of, and the business and affairs of the corporation will be managed by a board of directors, the members of which need not be shareholders of the corporation or residents of the State of Washington. The range in the number of directors will be as set by the Articles of Incorporation with the exact number of directors to be determined by resolution of the Board of Directors from time to time.

     2.2 ELECTION - TERM OF OFFICE. The directors will be elected by the shareholders as set forth in the Articles of Incorporation.

     2.3  VACANCIES.

          (a) Except as otherwise provided by law and in Section 2.3(b) of these Bylaws, vacancies in the Board of Directors, whether caused by resignation, death, or otherwise, may be filled by the remaining directors, whether constituting a quorum or not, or by the shareholders entitled to vote for the positions vacated. Directors elected to fill vacancies will hold office during the unexpired term of their predecessors and until their successors are elected and qualified.

          (b) Pursuant to the Agreement and Plan of Merger dated June 9, 1999 (the "Agreement") for any annual or special meeting held prior to the first annual meeting of the Effective Time of the Merger, vacancies on the Board will be filled as set forth in the Agreement.

     2.4 COMPENSATION. The directors will receive such reasonable compensation for their attendance at meetings of the Board and for their services as members of any committee appointed by the Board as may be prescribed by the Board of Directors, and may be reimbursed by the corporation for ordinary and reasonable expenses incurred in the performance of their duties.

     2.5 ANNUAL MEETING. The first meeting of each newly elected Board of Directors will be the annual meeting of the Board of Directors and will be held immediately after and at the same place as the annual shareholders' meeting or any later shareholders' meeting at which a Board of Directors is elected.

     2.6 REGULAR MEETINGS. Regular meetings of the Board of Directors will be held on the dates and at the times and places decided by resolution of the Board of Directors.

     2.7 SPECIAL MEETINGS. Special meetings of the Board of Directors may be held at any time and at any place whenever called by the Chairperson, the Chief Executive Officer, the President or any two (2) directors of the corporation.

     2.8 NOTICE OF MEETINGS. Notice of the annual or regular meetings of the Board of Directors is not required. Notice of the date, time, and place of special meetings of the Board of Directors must be given, by or at the direction of the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary, or any person or persons calling the meeting, by mail, facsimile, radio, telegram, or personal communication over the telephone or otherwise, at least three (3) days prior to the day on which the meeting is to be held. No notice need be given if the time and place of the meeting has been fixed by resolution of the Board of Directors and a copy of the resolution has been mailed to every director at least three (3) days before the meeting.

     2.9 WAIVER OF NOTICE. Notice of any meeting of the Board of Directors may be waived at any time, either before or after a meeting, if the waiver is in writing, signed by the director entitled to notice, and delivered to the corporation. Notice is waived by any director attending or participating in a meeting unless the director, at the beginning of the meeting or promptly on the director's arrival, objects to holding the meeting or transacting business at the meeting and does not vote for or assent to any action taken at the meeting.

     2.10 QUORUM OF DIRECTORS; ATTENDANCE. A majority of the number of directors fixed in accordance with the Articles of Incorporation or Bylaws from time to time will constitute a quorum for the transaction of business. Except as provided in Section 3.2 of the Agreement, the act of a majority of the directors present at a meeting at which a quorum is present will be the act of the Board of Directors. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board or committee by means of a conference telephone or similar communication equipment by which all persons participating in the meeting can hear each other at the meeting. Participation by such means will constitute presence in person at a meeting.

     2.11 DISSENT BY DIRECTORS. A director of the corporation who is present at a meeting of its Board of Directors at which action on any corporate matter is taken will be presumed to have assented to the action unless (a) the director objects at the beginning of the meeting, or promptly on his or her arrival, to holding the meeting or transacting business at the meeting;
(b) the director's dissent or abstention from the action taken is entered in the minutes of the meeting, or (c) the director delivers written notice of his or her dissent or abstention to the presiding officer of the meeting before its adjournment or to the corporation within a reasonable time after adjournment. The right of dissent or abstention is not available to a director who votes in favor of the action taken.

     2.12 ACTION WITHOUT MEETING. Any action which may be or is required to be taken at a meeting of the Board of Directors, or any action which may be taken at a meeting of a committee designated by the Board of Directors, may be taken without a meeting if a written consent resolution, setting forth the action taken, is signed by all of the directors or all of the members of the committee, as the case may be, and is delivered to the corporation. The fully signed consent resolution will have the same force and effect as a unanimous vote.

     2.13 REMOVAL OF DIRECTORS. One or more directors may be removed, with or without cause, at a special meeting of shareholders called expressly for that purpose by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Subject to Section 2.3(b) of these Bylaws, any vacancy caused by such removal may be filled by the shareholders at such meeting, and any director elected to fill such vacancy will serve only for the unexpired term of his predecessor in office.

     2.14 EXECUTIVE COMMITTEE. By resolution adopted by a majority of the full Board of Directors, the Board may designate from among its members an Executive Committee of not less than two (2) members, and may designate one of such members as chairperson. Any member of the Board may serve as an alternate member of the Executive Committee in the absence of a regular member or members. The Executive Committee will have and exercise all of the authority of the Board of Directors during intervals between meetings of the Board except that the Executive Committee will not have the authority to: (1) authorize or approve a distribution except according to a general formula or method prescribed by the Board of Directors; (2) approve or propose to shareholders action required to be approved by shareholders; (3) fill vacancies on the Board of Directors or on any of its committees; (4) amend the Articles of Incorporation of the corporation; (5) adopt, amend, or repeal the Bylaws of the corporation; (6) approve a plan of merger not requiring shareholder approval, or (7) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except as authorized by the Board of Directors within limits specifically prescribed by the board.

     2.15 AUDIT COMMITTEE. By resolution adopted by a majority of the full Board of Directors, the Board may appoint from among its members an Audit Committee of two (2) or more directors, none of whom will be active officers of the corporation, and may designate one or more of such members as chairperson of the Committee. The Board may also designate one or more directors as alternates to serve as a member of members of the Committee in the absence of a regular member or members. The Committee will establish and maintain continuing communications between the Board and the corporation's independent auditors, internal auditors, and members of financial management with respect to the audit of the corporation's accounts and financial affairs and the audit of the corporation's controlled subsidiaries. The Committee will have such other powers and perform such other duties as may from time to time be prescribed by the Board of Directors.

     2.16 OTHER COMMITTEES. By resolution adopted by a majority of the full Board of Directors, the board may designate from among its members such other committees as it may deem necessary, each of which will consist of not less than two (2) directors and have such powers and duties as may from time to time be prescribed by the Board.

     2.17 RULES OF PROCEDURE. The majority of the members of any committee may fix its rules of procedure. All actions by any committee will be reported in written minutes available at any reasonable time to any Board member. Such actions will be subject to revision, alteration and approval by the Board of Directors; provided, that no rights or acts of third parties who have relied in good faith on the authority granted herein will be affected by such revision or alteration.

                                   SECTION 3
                                   OFFICERS

     3.1 OFFICERS ENUMERATED - ELECTION. The officers of the corporation may include a Chief Executive Officer, President, Secretary, and Cashier and one or more Vice Presidents, as well as any assistants to the officers as the Board of Directors may determine. The Board of Directors, in its discretion, may also elect a Chairperson of the Board from among the members of the Board. All officers will be elected by the Board of Directors at its annual meeting to hold office until their successors are elected and qualified.

     3.2 QUALIFICATIONS. None of the officers of the corporation need be a director, except the Chairperson of the Board who will serve as a presiding officer. Any two or more offices may be held by the same person.

     3.3 CHAIRPERSON OF THE BOARD. The Chairperson of the Board, if any, will preside over all shareholder and director meetings at which he or she is present and will perform such other duties as may from time to time be assigned by the Board of Directors; PROVIDED, however, that the Chairperson of the Board will not, by reason of his or her office, be considered an executive officer of the corporation or be assigned executive responsibilities or participate in the operational management of the corporation.

     3.4 VICE CHAIRPERSON OF THE BOARD. The Vice Chairperson of the Board, if any, will perform the duties of the Chairman if the Chairman is unable to perform such duties.

     3.5 CHIEF EXECUTIVE OFFICER. The Chief Executive Officer will oversee the management of the corporation, subject to the authority of the Board of Directors. The Chief Executive Officer will submit a report of the operations of the corporation for the preceding year to the shareholders at their annual meeting. If no Chairperson of the Board is elected by the Board of Directors or in the absence of the Chairperson or Vice Chairperson, if any, of the Board, the Chief Executive Officer will preside at all meetings of the shareholders, and of the Board of Directors if he or she is a member of the Board. Any shares of stock of another corporation held by the corporation will be voted by the Chief Executive Officer, subject to direction from the Board of Directors.

     3.6 PRESIDENT. The President will have general day-to-day management of the business of the corporation. Subject to the authority of the Board of Directors and the Chief Executive Officer, the President will have general charge, supervision, and control over the business and affairs of the corporation and will be responsible for its management. The President will perform any other duties assigned to that office from time to time by the Board of Directors and the Chief Executive Officer.

     3.7 VICE PRESIDENT. If the President is absent or disabled, the Vice President will have and may exercise and perform the authority and duties of the President. In addition, the Vice President will perform any other duties assigned to that office by the Board of Directors or President from time to time. If more than one Vice President is elected, the Vice Presidents will have the titles, seniority, and duties established for them by the Board of Directors.

     3.8 SECRETARY. The Secretary will prepare and keep minutes of meetings of shareholders and directors, will be responsible for authenticating records of the corporation, and will exercise the usual authority pertaining to the office of secretary. The Secretary will keep the stock book of the corporation, a record of certificates representing shares of stock issued by the corporation, and a record of transfers of certificates. The Secretary will keep and, when proper, affix the seal of the corporation, if any, and will perform any other duties assigned to that office by the Board of Directors or President from time to time.

     3.9 TREASURER. The Treasurer will, subject to the direction of the President, have general custody of all the property, funds and securities of the corporation and have general supervision of the collection and disbursement of funds of the corporation. The Treasurer will provide for the keeping of proper records of all transactions of the corporation and will perform any other duties assigned to that office by the Board of Directors or President from time to time.

     3.10 OTHER OFFICERS AND AGENTS. The Board of Directors may appoint other officers and agents as it deems necessary or expedient. Such other officers will hold their offices for terms as provided in Subsection 3.1 above, and such other agents will hold their positions for the periods determined from time to time by the Board of Directors. These other officers and agents will exercise the authority and perform the duties prescribed for them by the Board of Directors, which authority and duties may include, in the case of the other officers, one or more of the duties of the named officers of the corporation.

     3.11 REMOVAL OF OFFICERS. Any officer or agent may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served by doing so. Removal will be without prejudice to the contract rights, if any, of the person removed. Election or appointment of an officer or agent will not of itself create contract rights.

     3.12 VACANCIES. Vacancies in any office arising from any cause may be filled by the Board of Directors at any regular or special meeting.

     3.13 SALARIES. Salaries of all officers and agents of the corporation appointed by the Board of Directors will be fixed by the Board of Directors.

                                     SECTION 4
                            BUSINESS OF THE CORPORATION

     4.1 OBLIGATIONS. The President, CEO and Chairperson of the Board, if any (or the Vice President in their absence or disability), will have responsibility for and authority to carry out the normal and regular business affairs of the corporation. Any agreements or other documents requiring Board approval will be valid if approved by the Board and signed by the Chairperson of the Board, the President, or Vice President and attested by the Secretary or an Assistant Secretary.

     4.2 CONTRACTS. The Board of Directors may authorize any officer or agent to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation. This authority may be general or confined to specific instances.

     4.3 LOANS TO CORPORATION. No loans will be contracted on behalf of the corporation, and no evidence of indebtedness will be issued in its name, unless authorized by the Board of Directors. This authority may be general or confined to specific instances.

     4.4 CHECKS AND DRAFTS. All checks, drafts, or other orders for the payment of money, notes, or other evidence of indebtedness issued in the name of the corporation will be signed by the officer(s) or agent(s) of the corporation and in the manner prescribed from time to time by the Board of Directors.

                                     SECTION 5
                                  INDEMNIFICATION

     The corporation may provide indemnification consistent with its Articles of Incorporation and applicable state and federal laws.

                                     SECTION 6
                                       STOCK

     6.1 CERTIFICATE OF STOCK. Certificates of stock will be issued in numerical order. Each shareholder will be entitled to a certificate signed, either manually or in facsimile, by the President or Vice President and the Secretary, or by the Board of Directors. The certificate may be sealed with the corporate seal. Every certificate of stock will state:

          (a) The name of the corporation and the fact that the corporation is incorporated under the laws of the State of Washington;

          (b) The name of the registered holder of the shares represented by the certificate; and

          (c) The number and class of the shares and the designation of the series, if any, represented by the certificate.

     6.2 TRANSFER. Shares of stock may be transferred by delivery of the certificate, accompanied by either an assignment in writing on the back of the certificate or a separate written assignment and power of attorney to transfer the same, which in either event is signed by the record holder of the certificate. No transfer will be valid, except as between the parties to the transfer, until the transfer is made on the books of the corporation. Except as otherwise specifically provided in these Bylaws, no shares of stock will be transferred on the books of the corporation until the outstanding certificate or certificates representing the transferred stock have been surrendered to the corporation.

     6.3 SHAREHOLDERS OF RECORD. The corporation will be entitled to treat the holder of record on the books of the corporation of any share or shares of stock as the holder in fact of those shares for all purposes, including the payment of dividends on and the right to vote the stock, unless provided otherwise by the Board of Directors.

     6.4 LOSS OR DESTRUCTION OF CERTIFICATES. If any certificate of stock is lost or destroyed, another may be issued in its place on proof of loss or destruction and on the giving of a satisfactory bond of indemnity to the corporation. A new certificate may be issued without requiring any bond when, in the judgment of any two officers of the corporation, it is proper to do so.

     6.5 RECORD DATE AND TRANSFER BOOKS. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors will make in advance a record date for any such determination of shareholders. The record date in any case will not be more than seventy (70) days and, in the case of a meeting of shareholders, not less than ten (10) days prior to the date on which the particular action requiring the determination of shareholders is to be taken. If no record date is fixed for these purposes, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring the dividend is adopted, as the case may be, will be the record date for the determination of shareholders.

     6.6 REGULATIONS. The Board of Directors will have the power and authority to make all rules and regulations it deems expedient concerning the issue, transfer, conversion, and registration of certificates for shares of stock of the corporation not inconsistent with these Bylaws, the Articles of Incorporation, or the laws of the United States or the State of Washington.

     6.7 PREEMPTIVE RIGHTS. Shareholders do not have a preemptive right to acquire unissued shares of stock of the corporation.

                                     SECTION 7
                                 BOOKS AND RECORDS


     7.1 RECORDS OF CORPORATE MEETINGS AND SHARE REGISTER. The corporation will keep at either its principal place of business, its registered office, or another place permitted by law, as the Board of Directors may designate,
(a) complete books and records of account and complete minutes or records of all of the proceedings of the Board of Directors, director committees, and shareholders, and (b) a record of shareholders, giving the names of the shareholders in alphabetical order by class of shares and showing their respective addresses and the number and class of shares held by each.

     7.2 RELIANCE ON RECORDS. Any person dealing with the corporation may rely on a copy of any of the records of the proceedings, resolutions, or votes of the Board of Directors, director committees, or shareholders when certified by the President, Vice President, or Secretary.


                                     SECTION 8
                                   CORPORATE SEAL

     The corporation may adopt, but will not be required to adopt, a corporate seal. If a seal is adopted, it will state the name of the corporation, the year of its incorporation, and the words "corporate seal."


                                     SECTION 9
                                     AMENDMENTS

     8.1 BY THE SHAREHOLDERS. These Bylaws may be amended, altered, or repealed at any regular or special meeting of the shareholders if notice of the proposed alteration or amendment is contained in the notice of the meeting.

     8.2 BY THE BOARD OF DIRECTORS. Except as provided in Article II of the Agreement, the Bylaws may be amended, altered, or repealed by the affirmative vote of a majority of the whole Board of Directors at any regular or special meeting of the Board, if notice of the proposed alteration or amendment is contained in the notice of the meeting; provided, however, the Board of Directors will not amend, alter, or repeal any Bylaw in such manner as to affect the qualifications, classifications, term of office or compensation of the directors in any way. Any action of the Board of Directors with respect to the amendment, alteration or repeal of these Bylaws is hereby made expressly subject to change or repeal by the shareholders.


                                     SECTION 10
                                    FISCAL YEAR

     The fiscal year of the corporation will be the calendar year.

                              CERTIFICATE OF ADOPTION


     The undersigned, being the Chief Executive Officer of Pacific Financial Corporation, certifies that these are the Bylaws of the corporation, duly adopted by the Board of Directors.

     DATED this _____ day of _________, 1999.


                                        ______________________________
                                        Robert J. Worrell,
                                        Chief Executive Officer

                                   APPENDIX 2

                  FAIRNESS OPINION OF HARBOR FINANCIAL ADVISOR

                              ALEX SHESHUNOFF & CO.
                               INVESTMENT BANKING

             98 SAN JACINTO BOULEVARD SUITE 1925 AUSTIN, TEXAS 78701
                      PHONE 512-479-8200 FAX 512-472-8953






                                 August 26, 1999

Board of Directors
Harbor Bancorp, Inc.
300 Market Street
Aberdeen, Washington  98520-5244


Board Members:

You have requested an update of our written opinion dated June 9, 1999, as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Harbor Bancorp, Inc. ("Harbor"), Aberdeen, Washington of the exchange ratio in the proposed merger between Harbor and Pacific Financial Corporation ("Pacific"), Long Beach, Washington. Pursuant to the Agreement and Plan of Merger dated June 9, 1999 ("Agreement"), Pacific will be merged with and into Harbor so that Harbor will be the surviving corporation operating under the name Pacific Financial Corporation (the "Combined Corporation"). The outstanding shares of Harbor will remain outstanding as shares of the Combined Corporation. The outstanding shares of Pacific will be exchanged pursuant to the exchange ratio set forth in the Agreement.

Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate, and other purposes.

In connection with our opinion, we have, among other things:

      1. Evaluated Call Report information of Harbor and Pacific for the five-year period ending December 31, 1998 and the consolidated unaudited financial information for the period ending June 30, 1999 of each;
      2.      Conducted conversations with executive management regarding recent and projected financial performance of Harbor and Pacific;
      3.      Compared recent operating results of Harbor and Pacific with those of certain other banks in the United States which have recently engaged in a merger-of-equals transaction;

Board of Directors
Harbor Bancorp, Inc.
August 26, 1999
Page 2

      4. Compared the relative contributions of assets, liabilities, income, and expenses to the Combined Corporation by Harbor and Pacific in the merger to those of certain other banks in the United States which have recently been engaged in a merger-of-equals transaction;

      5. Analyzed the pro-forma results the Combined Corporation could produce through the year 2003 based on assumptions provided by management; and

      6.      Performed such other analyses as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Harbor and Pacific for the purposes of this opinion. In addition, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information.

We have not made an independent evaluation of the assets or liabilities of Harbor or Pacific, nor have we been furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and have assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, this opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of fairness, from a financial point of view, of the exchange ratio is to some extent subjective, based on our experience and judgment, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized above, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying our opinion.

Board of Directors
Harbor Bancorp, Inc.
August 26, 1999
Page 3

Our opinion is limited to the fairness of the exchange ratio, from a financial point of view, to the holders of Harbor and of Pacific common stock, respectively. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the merger or the Agreement. It is understood that this letter is for the information of the Boards of Directors of Harbor and Pacific and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the exchange ratio of .785 pursuant to the merger is fair, from a financial point of view, to the stockholders of Harbor and of Pacific, respectively.

                                                      Very truly yours,

                                                             /s/

                                                    ALEX SHESHUNOFF & CO.
                                                     INVESTMENT BANKING

                                   APPENDIX 3

                  FAIRNESS OPINION OF PACIFIC FINANCIAL ADVISOR

             98 SAN JACINTO BOULEVARD SUITE 1925 AUSTIN, TEXAS 78701
                      PHONE 512-479-8200 FAX 512-472-8953

                              ALEX SHESHUNOFF & CO.
                               INVESTMENT BANKING

                                 August 26, 1999

Board of Directors
Pacific Financial Corporation
1007 South Pacific
Long Beach, Washington  98631-0738


Board Members:

You have requested an update of our written opinion dated June 9, 1999, as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Pacific Financial Corporation. ("Pacific"), Long Beach, Washington of the exchange ratio in the proposed merger between Pacific and Harbor Bancorp, Inc. ("Harbor"), Aberdeen, Washington. Pursuant to the Agreement and Plan of Merger dated June 9, 1999 ("Agreement"), Pacific will be merged with and into Harbor so that Harbor will be the surviving corporation operating under the name Pacific Financial Corporation (the "Combined Corporation"). The outstanding shares of Harbor will remain outstanding as shares of the Combined Corporation. The outstanding shares of Pacific will be exchanged pursuant to the exchange ratio set forth in the Agreement.

Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") is regularly engaged in the valuation of securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate, and other purposes.

In connection with our opinion, we have, among other things:

      1. Evaluated Call Report information of Harbor and Pacific for the five-year period ending December 31, 1998 and the consolidated unaudited financial statements of each for the period ending June 30, 1999;

      2. Conducted conversations with executive management regarding recent and projected financial performance of Harbor and Pacific;

      3. Compared recent operating results of Harbor and Pacific with those of certain other banks in the United States which have recently engaged in a merger-of-equals transaction;

Board of Directors
Pacific Financial Corporation
August 26, 1999
Page 2

      4. Compared the relative contributions of assets, liabilities, income, and expenses to the Combined Corporation by Harbor and Pacific in the merger to those of certain other banks in the United States which have recently been engaged in a merger-of-equals transaction;

      5. Analyzed the pro-forma results the Combined Corporation could produce through the year 2003 based on assumptions provided by management; and

      6.      Performed such other analyses as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Harbor and Pacific for the purposes of this opinion. In addition, where appropriate, we have relied upon publicly available information that we believe to be reliable, accurate and complete; however, we cannot guarantee the reliability, accuracy or completeness of any such publicly available information.

We have not made an independent evaluation of the assets or liabilities of Harbor or Pacific, nor have we been furnished with any such appraisals. We are not experts in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for loan and lease losses and have assumed that such allowances for each of the companies are, in the aggregate, adequate to cover such losses.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.

The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Consequently, this opinion is not readily susceptible to partial analysis of summary description. Moreover, the evaluation of fairness, from a financial point of view, of the exchange ratio is to some extent subjective, based on our experience and judgment, and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized above, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying our opinion.

Board of Directors
Pacific Financial Corporation
August 26, 1999
Page 3

Our opinion is limited to the fairness of the exchange ratio, from a financial point of view, to the holders of Harbor and of Pacific common stock, respectively. Moreover, this letter and the opinion expressed herein do not constitute a recommendation to any stockholder as to any approval of the merger or the Agreement. It is understood that this letter is for the information of the Boards of Directors of Harbor and Pacific and may not be used for any other purpose without our prior written consent.

Based on the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the exchange ratio of .785 pursuant to the merger is fair, from a financial point of view, to the stockholders of Harbor and of Pacific, respectively.

                                                      Very truly yours,

                                                             /s/

                                                    ALEX SHESHUNOFF & CO.
                                                     INVESTMENT BANKING


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                                   APPENDIX 4

                         DISSENTERS' RIGHTS OF APPRAISAL





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                 TITLE 23B. WASHINGTON BUSINESS CORPORATION ACT
                       CHAPTER 23B.13. DISSENTERS' RIGHTS

SECTION 23B.13.010    DEFINITIONS.  As used in this chapter:

         (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

         (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 23B.13.020    RIGHT TO DISSENT.

         (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

                  (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

                  (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

                  (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

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                  (d) An amendment of the articles of incorporation that
materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

                  (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

         (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

                  (a) The proposed corporate action is abandoned or rescinded;

                  (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

                  (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. 1991 c 269 Section. 37; 1989 c 165 Section. 141.

SECTION 23B.13.030    DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

         (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

         (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

                  (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

                  (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.
1989 c 165 Section. 142.

SECTION 23B.13.200    NOTICE OF DISSENTERS' RIGHTS.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

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         (2) If corporate action creating dissenters' rights under RCW
23B.13.020 it taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. 1989 c 165 Section. 143.

SECTION 23B.13.210    NOTICE OF INTENT TO DEMAND PAYMENT.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

         (2) A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter. 1989 c 165 Section. 144.

SECTION 23B.13.220    DISSENTERS' NOTICE.

         (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

         (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

                  (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                  (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                  (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

                  (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

                  (e) Be accompanied by a copy of this chapter.

SECTION 23B.13.230    DUTY TO DEMAND PAYMENT.

         (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

         (2) The shareholder who demands payment and deposits the shareholder's share certificates

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under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

         (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.


SECTION 23B.13.240    SHARE RESTRICTIONS.

         (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

         (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

SECTION 23B.13.250    PAYMENT.

         (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholders' shares, plus accrued interest.

         (2) The payment must be accompanied by:

                  (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                  (b) An explanation of how the corporation estimated the fair value of the shares;

                  (c) An explanation of how the interest was calculated;

                  (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

                  (e) A copy of this chapter.

SECTION 23B.13.260    FAILURE TO TAKE ACTION.

         (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

         (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

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SECTION 23B.13.270    AFTER-ACQUIRED SHARES.

         (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

SECTION 23B.13.280    PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
                      OFFER.

         (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

                  (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

                  (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

                  (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

SECTION 23B.13.300    COURT ACTION.

         (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

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         (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

         (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

SECTION 23B.13.310    COURT COSTS AND COUNSEL FEES.

         (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

         (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

                  (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

                  (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

         (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

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